                                                REGISTRATION NO. 333-65113

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1998
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             VERDANT BRANDS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        MINNESOTA                    2870                    41-0848688
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)


                                                 MARK G. EISENSCHENK
        9555 JAMES AVENUE SOUTH                9555 JAMES AVENUE SOUTH
     BLOOMINGTON, MINNESOTA 55431           BLOOMINGTON, MINNESOTA 55431
            (612) 703-3300                         (612) 703-3300
   (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE,
      TELEPHONE NUMBER, INCLUDING               AND TELEPHONE NUMBER,
 AREA CODE, OF REGISTRANT'S PRINCIPAL     INCLUDING AREA CODE, OF AGENT FOR
          EXECUTIVE OFFICES)                          SERVICE)

                                ---------------
                                  COPIES TO:
            MICHAEL TRUCANO                    MICHAEL W. SHACKELFORD
         DORSEY & WHITNEY LLP                      ATER WYNNE LLP
        PILLSBURY CENTER SOUTH                    222 S.W. COLUMBIA
        220 SOUTH SIXTH STREET                       SUITE 1800
     MINNEAPOLIS, MINNESOTA 55402              PORTLAND, OREGON 97201

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                 PROPOSED       PROPOSED
                                   AMOUNT        MAXIMUM        MAXIMUM
    TITLE OF EACH CLASS OF          TO BE     OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED(1)   REGISTERED     PER SHARE    OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................         10,152,069(2)     $.9375     $9,517,564.69    $2,807.71(3)

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(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Consep, Inc. ("Consep") in connection with the merger as described in the accompanying Joint Proxy Statement-Prospectus (the "Merger").
(2) Based on the maximum number of shares of common stock of Consep that may be outstanding immediately prior to the Merger (10,127,069 shares) and the number of shares issuable to Piper Jaffray Inc., financial advisor to the Registrant, as part of its fee (25,000).

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                     LOGO

                                                          October 26, 1998

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of Verdant Brands, Inc., a Minnesota corporation ("Verdant"), to be held at 11:00 a.m. local time, on December 7, 1998, at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431. At the meeting, you will be asked to vote upon a proposal to approve an Agreement and Plan of Merger dated as of September 8, 1998 (the "Merger Agreement") pursuant to which Consep Acquisition, Inc., an Oregon corporation and wholly-owned subsidiary of Verdant will be merged (the "Merger") with and into Consep, Inc., an Oregon corporation ("Consep"), and Consep will become a wholly-owned subsidiary of Verdant. In connection with the Merger, each outstanding share of Consep common stock will be converted into the right to receive 0.95 of one share of Verdant common stock (the "Exchange Ratio").

  In addition, at the meeting you will be asked to vote upon a proposal to amend the Restated Articles of Incorporation of Verdant to increase the number of authorized shares of Verdant common stock from 25,000,000 to 50,000,000 (the "Charter Amendment").

  Consummation of the Merger is subject to certain conditions, including obtaining the requisite approvals of the Merger Agreement by Verdant's and Consep's shareholders and approval of the Charter Amendment by Verdant's shareholders.

  THE BOARD OF DIRECTORS OF VERDANT HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE CHARTER AMENDMENT AND BELIEVES THAT THESE ACTIONS ARE IN THE BEST INTERESTS OF VERDANT AND ITS SHAREHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL. Verdant's financial advisor, Piper Jaffray Inc., has rendered its written opinion to the Verdant Board of Directors that, as of September 8, 1998, the consideration to be paid by Verdant for the Consep common stock in connection with the Merger was fair to Verdant.

  VERDANT'S SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ACCOMPANYING NOTICE OF VERDANT SPECIAL MEETING AND JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES THERETO, WHICH CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

  Whether or not you personally attend the meeting, it is important that your shares are represented at the Special Meeting. Failure to vote will have the same effect as a vote against the Merger Agreement and may prevent a vote with respect to the Charter Amendment. Please complete, sign, date and return the accompanying proxy card as soon as possible, even if you plan to attend the Special Meeting. This procedure will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

  On behalf of the Verdant's Board of Directors, I thank you for your support and again urge you to vote FOR the approval of the Merger Agreement and approval of the Charter Amendment.

                                          Very truly yours,

                                          /s/ Stanley Goldberg

                                          Stanley Goldberg
                                          Chairman, President and
                                          Chief Executive Officer

                                     LOGO



                                                          October 26, 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of the Shareholders of Consep, Inc., an Oregon corporation ("Consep"), to be held at 9:00 a.m. local time, on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702. At the meeting, Consep's shareholders will be asked to vote on a proposal to approve an Agreement and Plan of Merger dated as of September 8, 1998 (the "Merger Agreement"), pursuant to which Consep Acquisition, Inc., an Oregon corporation and wholly-owned subsidiary of Verdant Brands, Inc., a Minnesota corporation ("Verdant"), will merge (the "Merger") with and into Consep and Consep will become a wholly-owned subsidiary of Verdant. In connection with the Merger, each outstanding share of Consep common stock will be converted into the right to receive 0.95 of one share of Verdant common stock (the "Exchange Ratio").

  THE BOARD OF DIRECTORS OF CONSEP HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND BELIEVES THAT THIS ACTION IS IN THE BEST INTERESTS OF CONSEP SHAREHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL. Consep's financial advisor, Pacific Crest Securities Inc., has rendered its written opinion to the Consep Board of Directors, dated September 8, 1998, that, as of such date, the Exchange Ratio was fair to the holders of Consep Common Stock.

  CONSEP'S SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ACCOMPANYING NOTICE OF CONSEP SPECIAL MEETING AND JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES THERETO, WHICH CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

  Whether or not you personally attend the meeting, it is important that your shares are represented at the Special Meeting. Failure to vote will have the same effect as a vote against the Merger Agreement. Please complete, sign, date and return the accompanying proxy card as soon as possible, even if you plan to attend the Special Meeting. This procedure will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

  On behalf of the Consep Board of Directors, I thank you for your support and again urge you to vote FOR the approval of the Merger Agreement.

                                          Very truly yours,


                                          /s/ Volker G. Oakey

                                          Volker G. Oakey
                                          Chairman, President and
                                          Chief Executive Officer

                             VERDANT BRANDS, INC.

                      9555 JAMES AVENUE SOUTH, SUITE 200
                         BLOOMINGTON, MINNESOTA 55431

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON DECEMBER 7, 1998

  NOTICE IS HEREBY GIVEN that a special meeting (including any adjournments or postponements thereof, the "Verdant Special Meeting") of holders of the common stock, $0.01 par value ("Verdant Common Stock"), of Verdant Brands, Inc. ("Verdant"), will be held at 11:00 a.m. local time, on December 7, 1998, at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431. The Joint Proxy Statement-Prospectus for the Verdant Special Meeting is attached and a Proxy Card is enclosed.

  The Verdant Special Meeting is for the purpose of considering and acting upon the following proposals:

    1. A proposal to approve an Agreement and Plan of Merger, dated as of September 8, 1998 (the "Merger Agreement"), among Consep, Inc., an Oregon corporation ("Consep"), Verdant and Consep Acquisition, Inc., an Oregon corporation and wholly-owned subsidiary of Verdant ("Merger Subsidiary"), providing for the merger (the "Merger") of Merger Subsidiary with and into Consep. After the Merger, each outstanding share of common stock, $0.01 par value ("Consep Common Stock"), of Consep will become the right to receive
  0.95 of one share of Verdant Common Stock and Consep will become a wholly-owned subsidiary of Verdant. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

    2. A proposal to approve an amendment to the Verdant Restated Articles of Incorporation to increase the number of authorized shares of Verdant Common Stock from 25,000,000 to 50,000,000 shares (the "Charter Amendment").

    3. Such other matters as may properly come before the Verdant Special Meeting or any adjournment or postponement thereof.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Verdant Common Stock. Approval of the Charter Amendment requires the affirmative vote of a majority of the shares of Verdant Common Stock represented at the Verdant Special Meeting, provided that a quorum of holders of at least a majority of the outstanding shares is present at the meeting. The approval of the Merger Agreement and the consummation of the Merger are contingent upon approval of the Charter Amendment. The approval of the Charter Amendment is contingent upon consummation of the Merger. The Board of Directors of Verdant is not aware of any other business to come before the Verdant Special Meeting.

  THE BOARD OF DIRECTORS OF VERDANT RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE CHARTER AMENDMENT.

  The close of business on October 15, 1998 has been fixed as the record date for determination of the holders of Verdant Common Stock entitled to notice of and to vote at the Verdant Special Meeting.

  It is important that your shares be represented at the Verdant Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of Verdant, and mail it promptly in the enclosed envelope. All proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. Your proxy will not be used if you attend and vote at the Special Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Stanley Goldberg

                                          Stanley Goldberg
                                          Chairman, President and Chief
                                           Executive Officer

Bloomington, Minnesota

October 26, 1998

  IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU. THE PROMPT RETURN OF PROXIES WILL SAVE VERDANT THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 CONSEP, INC.
                         213 SOUTHWEST COLUMBIA STREET
                              BEND, OREGON 97702

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON DECEMBER 7, 1998

  Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the "Consep Special Meeting") of holders of the common stock, $.01 par value ("Consep Common Stock"), of Consep, Inc., an Oregon corporation ("Consep"), will be held at 9:00 a.m. local time, on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702. The Joint Proxy Statement-Prospectus for the Consep Special Meeting is attached and a Proxy Card is enclosed.

  The Consep Special Meeting is for the purpose of considering and acting upon the following proposals:

    1. A proposal to approve an Agreement and Plan of Merger, dated as of September 8, 1998 (the "Merger Agreement"), among Consep, an Oregon corporation, Verdant Brands, Inc. ("Verdant"), a Minnesota corporation and Consep Acquisition, Inc., an Oregon corporation and wholly-owned subsidiary of Verdant ("Merger Subsidiary"), providing for the merger (the "Merger") of Merger Subsidiary with and into Consep. After the Merger, each outstanding share of Consep Common Stock will become the right to receive
  0.95 of one share of common stock, $.01 par value, of Verdant. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

    2. Such other matters as may properly come before the Consep Special
  Meeting.

  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Consep Common Stock. The Board of Directors of Consep is not aware of any other business to come before the Consep Special Meeting.

  THE BOARD OF DIRECTORS OF CONSEP RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  The close of business on October 15, 1998 has been fixed as the record date for determination of the holders of Consep Common Stock entitled to notice of and to vote at the Consep Special Meeting.

  Holders of Consep Common Stock do not have appraisal rights under the Oregon Business Corporation Act (the "OBCA") with respect to the Merger.

  It is important that your shares be represented at the Consep Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of Consep, and mail it promptly in the enclosed envelope. All proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. Your proxy will not be used if you attend and vote at the Special Meeting in person.

                                          For the Board of Directors,

                                          /s/ Volker G. Oakey

                                          Volker G. Oakey
                                          Chairman, President and Chief
                                           Executive Officer

Bend, Oregon

October 26, 1998

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU. THE PROMPT RETURN OF PROXIES WILL SAVE CONSEP THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                             JOINT PROXY STATEMENT

                                                    CONSEP, INC.
       VERDANT BRANDS, INC.

                                          Special Meeting of Shareholders To be
Special Meeting of Shareholders To          held on December 7, 1998
 be held on December 7, 1998


                               ----------------

                      PROSPECTUS OF VERDANT BRANDS, INC.

                               ----------------

  This Joint Proxy Statement-Prospectus is being furnished to shareholders (the "Verdant Shareholders") of Verdant Brands, Inc., a Minnesota corporation ("Verdant"), in connection with the solicitation of proxies by the Board of Directors of Verdant (the "Verdant Board") for use at a special meeting of shareholders of Verdant (including any adjournment or postponement thereof, the "Verdant Special Meeting") to be held at 11:00 a.m. local time, on December 7, 1998, at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431. At the Verdant Special Meeting, holders of the common stock, $.01 par value ("Verdant Common Stock"), of Verdant are being asked to vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 8, 1998 (the "Merger Agreement"), among Consep, Inc., an Oregon corporation ("Consep"), Verdant and Consep Acquisition, Inc., an Oregon corporation and wholly-owned subsidiary of Verdant ("Merger Subsidiary"), providing for the merger of Merger Subsidiary with and into Consep (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference. Holders of Verdant Common Stock will also vote upon a proposal to amend the Restated Articles of Incorporation of Verdant to increase the number of authorized shares of Verdant Common Stock from 25,000,000 to 50,000,000 (the "Charter Amendment").

  This Joint Proxy Statement-Prospectus also is being furnished to shareholders of Consep (the "Consep Shareholders") in connection with the solicitation of proxies by the Board of Directors of Consep (the "Consep Board") for use at a special meeting of shareholders of Consep (including any adjournment or postponement thereof, the "Consep Special Meeting") to be held at 9:00 a.m. local time, on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702. At the Consep Special Meeting, holders of the common stock, $.01 par value ("Consep Common Stock"), of Consep will vote upon a proposal to approve the Merger Agreement.

  This Joint Proxy Statement-Prospectus also constitutes a prospectus of Verdant with respect to the Verdant Common Stock issuable to holders of Consep Common Stock and to Verdant's financial advisor upon consummation of the Merger.

  Upon consummation of the Merger, Consep will merge with and into Merger Subsidiary, with Consep as the surviving corporation. Each outstanding share of Consep Common Stock will be converted into the right to receive 0.95 of one share of Verdant Common Stock (the "Exchange Ratio").

                                                  (continued on following page)

                               ----------------

  SEE "RISK FACTORS" ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES OF VERDANT COMMON STOCK AND HOLDERS OF SHARES OF CONSEP COMMON STOCK IN CONNECTION WITH EVALUATION OF THE MERGER.

                               ----------------

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Joint Proxy Statement-Prospectus is October 26, 1998.

  Verdant Common Stock is listed on the Nasdaq National Market under the symbol "VERD" and Consep Common Stock is listed on the Nasdaq National Market under the symbol "CSEP." The Verdant Common Stock issued in connection with the Merger will be listed on the Nasdaq National Market under the symbol "VERD." The last reported sale price of Verdant Common Stock as reported by the Nasdaq National Market on September 9, the last trading day before Verdant and Consep publicly announced the execution of the Merger Agreement, was $1.25, and on October 20, 1998, the last trading date prior to the printing of this Joint Proxy Statement-Prospectus, such price was $1.25 per share. The last reported sale price of Consep Common Stock as reported by the Nasdaq National Market on October 20, 1998 was $0.875 per share. Because the Exchange Ratio is fixed, a change in the market price of Verdant Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the Verdant Common Stock to be received in the Merger in exchange for Consep Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE VERDANT COMMON STOCK AT ANY TIME PRIOR TO THE EFFECTIVE TIME OR AT ANY TIME THEREAFTER. Shareholders are urged to obtain current market quotations for Verdant Common Stock and Consep Common Stock.

  Based on (1) the 9,667,357 shares of Consep Common Stock outstanding on October 15, 1998 (the "Consep Record Date"), (2) the 992,716 shares of Consep Common Stock issuable upon the exercise of outstanding stock options and warrants on such date and (3) the Exchange Ratio of 0.95, approximately 10,127,069 shares of Verdant Common Stock are expected to be issued in the Merger or to be issuable following the Merger upon the exercise of the Verdant options and warrants into which outstanding Consep options and warrants will be converted in connection with the Merger.

  This Joint Proxy Statement-Prospectus is first being mailed to holders of Verdant Common Stock ("Verdant Shareholders") and holders of Consep Common Stock ("Consep Shareholders") on or about October 26, 1998.

                             AVAILABLE INFORMATION

  Verdant and Consep are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Verdant and Consep with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The shares of Verdant Common Stock are traded over the counter on the Nasdaq National Market. The shares of Consep Common Stock are also traded over the counter on the Nasdaq National Market. Reports, proxy statements and other information concerning Verdant and Consep may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Joint Proxy Statement-Prospectus is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission by Verdant, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Verdant Common Stock offered hereby. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, to which reference is hereby made for further information with respect to Verdant and Consep and the Verdant Common Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSEP OR VERDANT. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CONSEP OR VERDANT SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. CONSEP HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO CONSEP AND ITS SUBSIDIARIES, AND VERDANT HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO VERDANT AND ITS SUBSIDIARIES.

  THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT COVER ANY RESALES OF SHARES OF VERDANT COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF VERDANT DEEMED TO BE "AFFILIATES" OF VERDANT OR CONSEP UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VERDANT OR CONSEP SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             QUESTIONS AND ANSWERS
                               ABOUT THE MERGER

  THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION FROM THIS DOCUMENT, IS QUALIFIED BY REFERENCE THERETO AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE APPENDICES HERETO. THE SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF MATERIAL INFORMATION RELATING TO THE MERGER AGREEMENT, THE MERGER, OR OTHER MATTERS DISCUSSED IN THIS DOCUMENT.

Q: WHY IS CONSEP PROPOSING TO BE ACQUIRED BY VERDANT?

A: The Consep Board determined to recommend approval of the Merger Agreement and the Merger based on number of factors, including:

  . the Consep Board's belief that a combination of Verdant and Consep would achieve an immediate critical mass of revenues and have a greater chance of continuing to increase revenues and become a self-sufficient operation;

  . the potential for increased sales to existing customers and new customers as a result of offering a larger product line that better satisfies customer needs;

  . the Consep Board's belief that a combination of Verdant and Consep would have greater opportunities to develop strategic partnerships and funding sources needed to fund ongoing liquidity and capital needs;

  . the opportunity to leverage research and development, field development and marketing capabilities and to share technologies;

  . the opportunity to achieve increased marketing strength in the consumer pest control market;

  . the opportunity to achieve lower costs and expenses than the aggregate of the two separate companies through elimination or reduction of duplicative infrastructure and personnel expenses;

  . the absence of any available alternative transactions to fund Consep's liquidity and capital needs, including any that would be likely to offer immediate and long-term economic benefits to Consep Shareholders comparable or superior to the Merger;

  . the terms and provisions of the Merger Agreement and related agreements;

  . the fairness opinion of Consep's financial advisor, Pacific Crest
    Securities Inc.; and

  . historical market prices and recent trading activity of the Consep Common
    Stock.

  The Consep Board also considered certain countervailing factors such as:

  . the risk that the benefits sought in the Merger would not be fully achieved;

  . the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on Consep's sales and operating results;

  . Consep's ability to attract and retain key management, marketing and technical personnel;

  . the risk that the pending governmental action and certain legal proceedings involving subsidiaries of Verdant's wholly-owned subsidiary, Southern Resources, Inc. ("SRI"), relating to environmental contamination discovered on or near the manufacturing site operated by a subsidiary of SRI, could result in material loss to Verdant and its subsidiaries, including SRI, taken as a whole; and

  . other risks described in this Joint Proxy Statement-Prospectus under "Risk Factors."

Q: WHY IS VERDANT PROPOSING TO ACQUIRE CONSEP?

A: The Verdant Board determined to recommend approval of the Merger Agreement and the Merger based on a number of factors, including:

  . the strategic benefits of expanding Verdant's market position in the area of biorational pest control products;

  . the benefits that the critical mass realized from the acquisition will provide to Verdant;

  . the potential for increased sales to existing customers and new customers as a result of offering a larger product line that better satisfies customer needs;

  . the Verdant Board's belief that a combination of Verdant and Consep would have greater opportunities to develop strategic partnerships and funding sources needed to fund ongoing liquidity and capital needs;

  . the opportunity to leverage research and development, field development and marketing capabilities and to share technologies;

  . the opportunity to achieve increased marketing strength in the consumer pest control market;

  . the opportunity to achieve lower costs and expenses than the aggregate of the two separate companies through elimination or reduction of duplicative infrastructure and personnel expenses; and

  . the terms and provisions of the Merger Agreement and related agreements.

  The Verdant Board also considered certain countervailing factors such as:

  . the risk that the benefits sought in the Merger would not be fully achieved;

  . the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on Verdant's sales and operating results; o Verdant's's ability to attract and retain key management, marketing and technical personnel; and

  . Verdant's ability to attract and retain key management, marketing and technical personnel; and

  . other risks described in this Joint Proxy Statement-Prospectus under "Risk Factors."

Q: WHY IS VERDANT PROPOSING TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
   VERDANT COMMON STOCK?

A: The Verdant Board is recommending approval of the Charter Amendment to increase the number of authorized shares of Verdant Common Stock from 25,000,000 shares to 50,000,000 shares. The proposed amendment is intended to create a sufficient number of authorized shares of Verdant Common Stock for issuance to Consep Shareholders in connection with the Merger and to ensure that a sufficient number of shares of Verdant Common Stock remain available for general corporate purposes, including issuances pursuant to employee stock plans, stock dividends, and possible future acquisitions and issuances for the purpose of raising additional capital. There are no present plans, understandings or agreements for issuing a material number of additional shares of Verdant Common Stock. However, if such plans, understandings or agreements were formulated or reached in the future in connection with an action or transaction which would not otherwise require approval by holders of Verdant Common Stock, it could become necessary for the Verdant Board to call a special meeting of shareholders in order to authorize an increase in the number of authorized shares of Verdant Common Stock. The Verdant Board believes that it would not be in shareholders' best interests for Verdant to bear the expense and inconvenience of such a special meeting, and accordingly is recommending that such an increase be approved at the Verdant Special Meeting, which must be held in any event in order to consider and act upon the Merger. Consummation of the Merger is conditioned upon approval of the Charter Amendment.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Joint Proxy Statement-Prospectus, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares of Consep Common Stock or Verdant Common Stock may be represented at the Consep Special Meeting or the Verdant Special Meeting, as the case may be. The Consep Special Meeting will take place at 9:00 a.m., local time, on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702. The Verdant Special Meeting will take place at 11:00 a.m., local time, on December 7, 1998, at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431.

  The Verdant Board recommends that Verdant Shareholders vote FOR the approval of the

  Merger Agreement and FOR the approval of the Charter Amendment. The Consep Board recommends that Consep Shareholders vote FOR the approval of the Merger Agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted. For purposes of voting on the proposed Merger by Consep Shareholders, failure to give instructions will have the same effect as voting against the proposed Merger. In the case of Verdant Shareholders, failure to give instructions could result in preventing a vote from being taken with respect to the Charter Amendment and will have the same effect as a vote against the proposed Merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Consep Special Meeting or the Verdant Special Meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Consep or Verdant, as applicable, at the address on the cover page of this Joint Proxy Statement-Prospectus prior to December 7, 1998. Third, you can attend the Consep Special Meeting or the Verdant Special Meeting, as applicable, and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY CONSEP STOCK CERTIFICATES AT THIS TIME?

A: No. Consep Shareholders should not send in their Consep stock certificates until they receive transmittal materials from the Exchange Agent. This will occur promptly following consummation of the Merger.

Q: WHAT WILL HOLDERS OF CONSEP COMMON STOCK RECEIVE IN THE MERGER?

A: Each outstanding share of Consep Common Stock will be converted into the right to receive 0.95 of one share of Verdant Common Stock. For example, a holder of 100 shares of Consep Common Stock would receive 95 shares of Verdant Common Stock.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible.
   Assuming approval of the Merger and the Charter Amendment, we expect to complete the Merger on December 7, 1998, and in any event prior to December 31, 1998.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The Merger is expected to qualify for federal income tax purposes as a tax-free reorganization. Provided that the Merger does qualify as a tax-free reorganization, the following federal income tax consequences will generally result: (i) no gain or loss will be recognized by Verdant, Consep or Merger Subsidiary as a result of the Merger, (ii) no gain or loss will be recognized by any Consep Shareholder upon the exchange of Consep Common Stock for Verdant Common Stock in the Merger (except to the extent of any cash received in lieu of fractional shares) and (iii) the basis of the Verdant Common Stock received by a Consep Shareholder who exchanges Consep Common Stock for Verdant Common Stock will be the same as the basis of the Consep Common Stock surrendered in exchange therefor reduced by the amount of cash received for fractional shares. See "THE MERGER--Certain Federal Income Tax Consequences."

Q: ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The Merger does involve risks. For a discussion of certain risk factors that should be considered in evaluating the Merger, see "RISK FACTORS."

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: Consep does not expect to ask Consep Shareholders to vote on any matter other than the Merger at the Consep Special Meeting. Verdant does not expect to ask Verdant Shareholders to vote on any matter other than the Merger and the Charter Amendment at the Verdant Special Meeting.

Q: WHO CAN HELP ANSWER YOUR QUESTIONS ABOUT THE MERGER AND PROVIDE ADDITIONAL
   COPIES OF THE JOINT PROXY STATEMENT-PROSPECTUS?

A: With respect to Verdant, please contact:

                              VERDANT BRANDS, INC.
                       9555 James Avenue South, Suite 200
                          Bloomington, Minnesota 55431
                   Attention: Mark G. Eisenschenk, Secretary
                        Telephone Number: (612) 703-3300

                    With respect to Consep, please contact:

                                  CONSEP, INC.
                         213 Southwest Columbia Street
                               Bend, Oregon 97702
                           Attention: Volker G. Oakey
                     President and Chief Executive Officer
                        Telephone Number: (503) 388-3688

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement-Prospectus (including information included or incorporated by reference herein) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements about the financial condition, results of operations, plans, objectives, future performance and business of each of Verdant and Consep. These forward looking statements include, (1) statements relating to the impact on revenues of the Merger; (2) statements relating to the restructuring charges expected to be incurred in connection with the Merger; and (3) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "will likely result," "estimates," or other similar expressions. See "THE MERGER-- Reasons of Consep for the Merger" "--Opinion of Consep's Financial Advisor," "--Reasons of Verdant for the Merger," "--Opinion of Verdant's Financial Advisor," "Management and Operations After the Merger," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VERDANT," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and any statements contained herein regarding the development of possible or assumed future results of operations of Verdant's and Consep's businesses, the markets for Verdant's and Consep's services and products, anticipated capital expenditures, regulatory developments, competition or the effect of the Merger.

  Because such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements, Verdant Shareholders and Consep Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

  All subsequent written and oral forward-looking statements attributable to Verdant or Consep or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Verdant nor Consep undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................   8
SUMMARY....................................................................  11
 General...................................................................  11
 The Companies.............................................................  11
 Verdant Special Meeting and Vote Required.................................  12
 Consep Special Meeting and Vote Required..................................  12
 The Merger................................................................  13
 Conditions to the Merger..................................................  13
 Recommendations of Boards of Directors....................................  13
 Opinions of Financial Advisors............................................  14
 Effective Time of the Merger..............................................  14
 Waiver, Amendment; Termination............................................  14
 Certain Federal Income Tax Consequences...................................  15
 Interests of Certain Persons in the Merger................................  15
 Management and Operations After the Merger................................  16
 Expenses and Termination Fees.............................................  16
 Appraisal Rights..........................................................  16
 Accounting Treatment......................................................  16
 Markets and Market Prices.................................................  16
 Comparative Rights of Shareholders........................................  17
 Comparative Unaudited Per Share Data......................................  17
SELECTED HISTORICAL FINANCIAL DATA.........................................  19
UNAUDITED PRO FORMA SELECTED COMBINED FINANCIAL DATA.......................  21
RISK FACTORS...............................................................  22
VERDANT SPECIAL MEETING....................................................  25
 General...................................................................  25
 Solicitation, Voting and Revocability of Proxies..........................  26
 Recommendation of Verdant Board...........................................  27

CONSEP SPECIAL MEETING......................................................  28
 General....................................................................  28
 Solicitation, Voting and Revocability of Proxies...........................  28
 Recommendation of Consep Board.............................................  29
THE MERGER..................................................................  30
 Description of the Merger..................................................  30
 Background of the Merger...................................................  30
 Reasons of Verdant for the Merger..........................................  32
 Opinion of Verdant's Financial Advisor.....................................  34
 Reasons of Consep for the Merger...........................................  37
 Opinion of Consep's Financial Advisor......................................  39
 Effective Time.............................................................  41
 Exchange of Certificates...................................................  41
 Certain Representations and Warranties.....................................  43
 Covenants and Agreements...................................................  43
 Conditions.................................................................  45
 Termination................................................................  45
 Termination Fees...........................................................  46
 Waiver and Amendment.......................................................  46

                                                                          PAGE
                                                                          ----
 Certain Federal Income Tax Consequences.................................  47
 Interests of Certain Persons in the Merger..............................  48
 Conflicts of Interest...................................................  48
 Accounting Treatment....................................................  49
 Resale of Verdant Common Stock Received by Consep Shareholders..........  49
 Appraisal Rights........................................................  49
MANAGEMENT AND OPERATIONS AFTER THE MERGER...............................  50
 Board of Directors......................................................  50
 Management..............................................................  51
 Operations..............................................................  51
 Costs Incurred in Connection with the Merger............................  52
 Corporate Headquarters..................................................  52
MARKET PRICES AND DIVIDEND INFORMATION...................................  53
 Verdant.................................................................  53
 Consep..................................................................  54
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............  55
BUSINESS OF VERDANT......................................................  59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF VERDANT................................................  67
 Recent Developments.....................................................  67
 Results of Operations...................................................  69
 Liquidity and Capital Resources.........................................  76
 Effects of Inflation....................................................  77
 Year 2000 Concerns......................................................  77
 New Accounting Pronouncements...........................................  78
BUSINESS OF CONSEP.......................................................  79
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF CONSEP.................................................  90
 Overview................................................................  90
 Results of Operations...................................................  91
 Liquidity and Capital Resources.........................................  97
 Year 2000 Issues........................................................  98
 New Accounting Pronouncements...........................................  98

DESCRIPTION OF VERDANT CAPITAL STOCK........................................  99
 General....................................................................  99
 Common Stock...............................................................  99
 Preferred Stock............................................................  99
 Minnesota Business Corporation Act.........................................  99
 Transfer Agent and Registrar............................................... 100
COMPARISON OF SHAREHOLDER RIGHTS............................................ 101
 Number of Directors, Vacancies and Classification of Board................. 101
 Removal of Directors....................................................... 101
 Cumulative Voting.......................................................... 102
 Special Meetings of Shareholders........................................... 102
 Quorums for Shareholder Meetings........................................... 102
 Action by Written Consent of Shareholders.................................. 102
 Amendments to Articles of Incorporation.................................... 103
 Amendments to Bylaws....................................................... 103
 Indemnification............................................................ 103

                                                                           PAGE
                                                                           ----
 Preemptive Rights.......................................................   104
 Mergers, Consolidations and Other Business Combinations.................   104
 Transactions with Related Party.........................................   105
 Shareholders' Dissenters' Rights........................................   105
PROPOSAL TO APPROVE AMENDMENT TO VERDANT RESTATED ARTICLES OF
 INCORPORATION...........................................................   106
OWNERSHIP OF COMMON STOCK................................................   107
 Verdant Common Stock....................................................   107
 Consep Common Stock.....................................................   108
MANAGEMENT OF VERDANT AND CONSEP.........................................   110
 Management of Verdant...................................................   110
 Management of Consep....................................................   111

                                                                           PAGE
                                                                           ----
LEGAL OPINIONS...........................................................   113
EXPERTS..................................................................   113
SHAREHOLDER PROPOSALS....................................................   114
OTHER MATTERS............................................................   114
Appendix A
AGREEMENT AND PLAN OF MERGER.............................................   A-1
Appendix B
OPINION OF PIPER JAFFRAY INC.............................................   B-1
Appendix C
OPINION OF PACIFIC CREST SECURITIES INC..................................   C-1

                                  SUMMARY

  The information below is qualified in its entirety by, and reference is made to, the more detailed information appearing elsewhere in this Joint Proxy Statement-Prospectus, including the accompanying Appendices. Each shareholder is urged to read this Joint Proxy Statement-Prospectus and the Exhibits hereto in their entirety and with care.

GENERAL

  At the Verdant Special Meeting, Verdant Shareholders are being asked to vote upon (1) a proposal to approve a Merger Agreement providing for the merger of Merger Subsidiary with and into Consep and the conversion of each outstanding share of Consep Common Stock into the right to receive 0.95 of one share of Verdant Common Stock and (2) a proposal to amend the Verdant Restated Articles of Incorporation to increase the number of authorized shares of Verdant Common Stock from 25,000,000 to 50,000,000. The approval of the Merger Agreement and the consummation of the Merger are contingent upon approval of the Charter Amendment. The approval of the Charter Amendment is contingent on approval of the Merger Agreement. The Board of Directors of Verdant is not aware of any other business to come before the Verdant Special Meeting.

  At the Consep Special Meeting, Consep Shareholders will vote upon a proposal to approve the Merger Agreement.

THE COMPANIES

  Verdant Brands, Inc. Verdant is a developer, manufacturer and marketer of a variety of nationally-branded lawn, garden, turf, ornamental, structural and specialty agricultural products for the retail consumer and specialty commercial and professional markets. Verdant's product lines include environmentally sensitive patented, proprietary pesticides and fertilizers sold under the Safer(R) and Ringer(R) brand names, as well as traditional pesticides sold under the Dexol(R), Black Leaf(R), AllPro(R) and various private label brand names. Sales for the fiscal year ended September 30, 1997 were approximately $18.5 million and are expected to be approximately $45 to $50 million for its fiscal year ending December 31, 1998.

  The principal executive office of Verdant is located at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431, and Verdant's telephone number is (612) 703-3300.

  For further information concerning Verdant, see "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF VERDANT" AND "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF VERDANT" herein.

  Consep, Inc. Consep develops, manufactures and markets environmentally sensitive pest control products for the commercial agriculture and consumer home, lawn and garden markets. Consep also owns and operates full-line agrichemical distributors located principally in California. Products manufactured by Consep employ proprietary controlled release technologies to enhance the effectiveness and duration of biorational pest control products, which use naturally occurring agents and biochemicals, such as pheromones, to control pest populations. Specifically, Consep develops, manufactures and markets three lines of non-toxic pest control products: (i) pheromone-based mating disruption products, marketed under the CheckMate(R) label, used to control insect populations in commercial agriculture; (ii) pheromone-based traps, marketed under the BioLure(R) label, used to monitor and trap insects in commercial agriculture; and (iii) consumer products, marketed under the SureFire(TM) and Insectigone(R) labels, used to trap or otherwise control pests in homes, lawns and gardens. Unlike most conventional toxic insecticides, Consep's products are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not disrupt beneficial insect populations. Consep also sells a line of insect repellent products based on natural oils, which are manufactured by, and are the proprietary products of, a third party, and are being marketed on an exclusive basis in the United States under the Blocker(TM) label.

  The principal executive offices of Consep are located at 213 Southwest Columbia Street, Bend, Oregon 97702, and Consep's telephone number is (541) 388-3688.

  For further information concerning Consep, see "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF CONSEP" and "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF CONSEP" herein.

VERDANT SPECIAL MEETING AND VOTE REQUIRED

  The Verdant Special Meeting will be held at 11:00 a.m. local time, on December 7, 1998, at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington Minnesota 55431, at which time the Verdant Shareholders will be asked to vote to approve the Merger Agreement and the Charter Amendment. The approval of the Merger Agreement and the consummation of the Merger are contingent upon approval of the Charter Amendment. The approval of the Charter Amendment is contingent on approval of the Merger Agreement.

  Only the record holders of Verdant Common Stock at the close of business on October 15, 1998 (the "Verdant Record Date") are entitled to notice of and to vote at the Verdant Special Meeting. On the Verdant Record Date, there were 228 holders of record of Verdant Common Stock and 16,705,261 shares of Verdant Common Stock outstanding. Each share of Verdant Common Stock entitles its holder to one vote.

  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Verdant Common Stock. Approval of the Charter Amendment requires the affirmative vote of a majority of the shares of Verdant Common Stock represented at the Verdant Special Meeting, provided that a quorum of holders of at least a majority of the outstanding shares is present or represented by proxy at the meeting. As of the Verdant Record Date, directors and executive officers of Verdant beneficially owned and were entitled to vote 2,596,866 shares of Verdant Common Stock, or approximately 15.55% of the shares entitled to vote at the Verdant Special Meeting. It is currently expected that each such director and executive officer of Verdant will vote the shares of Verdant Common Stock he or she is entitled to vote for approval and adoption of the Merger Agreement and the other proposals described above. As of the Verdant Record Date, directors and executive officers of Consep did not beneficially own any shares of Verdant Common Stock. See "VERDANT SPECIAL MEETING."

CONSEP SPECIAL MEETING AND VOTE REQUIRED

  The Consep Special Meeting will be held at 9:00 a.m. local time, on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702, at which time the Consep Shareholders will be asked to approve the Merger Agreement. Only the record holders of Consep Common Stock at the close of business on October 15, 1998 (the "Consep Record Date") are entitled to notice of and to vote at the Consep Special Meeting. On the Consep Record Date, there were 171 holders of record of Consep Common Stock and 9,667,357 shares of Consep Common Stock outstanding.

  The affirmative vote of the holders of a majority of the outstanding shares of Consep Common Stock entitled to vote is required to approve the Merger Agreement. As of the Consep Record Date, directors and executive officers of Consep beneficially owned and were entitled to vote 729,270 shares of Consep Common Stock, or approximately 7.54% of the shares entitled to vote at the Consep Special Meeting. It is currently expected that each such director and executive officer of Consep will vote the shares of Consep Common Stock he or she is entitled to vote for approval of the Merger Agreement. As of the Consep Record Date, directors and executive officers of Verdant did not beneficially own any shares of Consep Common Stock. See "CONSEP SPECIAL MEETING."

THE MERGER

  The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Consep, Consep will continue as the surviving corporation, and the separate existence of Merger Subsidiary will cease. Following the Merger, Consep will be a wholly-owned subsidiary of Verdant. Pursuant to the Merger Agreement, each share of Consep Common Stock issued and outstanding at the Effective Time will be converted into 0.95 of one validly issued, fully paid and nonassessable share of Verdant Common Stock, with cash to be paid in lieu of any fractional shares of Verdant Common Stock. Each share of Verdant Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time. Holders of Verdant Common Stock immediately prior to the Merger as a group will own approximately 65%, and holders of Consep Common Stock immediately prior to the Merger as a group will own approximately 35%, of the Verdant Common Stock to be outstanding immediately following the Effective Time, based on shares outstanding as of the respective Record Dates. The shares of Verdant Common Stock issued to Consep Shareholders in connection with the Merger are sometimes referred to herein as the "Merger Consideration."

  Upon consummation of the Merger, each option or warrant to purchase shares of Consep Common Stock issued by Consep pursuant to any of its stock option plans, currently outstanding stock purchase warrants or otherwise (each, a "Consep Stock Option") that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into an option or warrant, as the case may be, to purchase shares of Verdant Common Stock. The number of shares of Verdant Common Stock purchasable upon the exercise of such Consep Stock Options will be equal to the product of the number of shares of Consep Common Stock underlying the Consep Stock Options multiplied by the Exchange Ratio and rounded down to the nearest whole share, and the exercise price per share of Verdant Common Stock under each such Consep Stock Option will be adjusted by dividing the per share exercise price of each such Consep Stock Option by the Exchange Ratio and rounding upward to the nearest full cent. See "THE MERGER--Description of the Merger."

CONDITIONS TO THE MERGER

  The Merger is subject to the satisfaction of certain conditions, including among others, the approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Consep Common Stock entitled to vote at the Consep Special Meeting, the approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Verdant Common Stock entitled to vote at the Verdant Special Meeting, the approval of the Charter Amendment by a majority of the shares of Verdant Common Stock represented at the Verdant Special Meeting, provided that a quorum of at least a majority of the votes entitled to be cast at the meeting is present, and the receipt of applicable authorizations, consents, orders or approvals from third parties. See "THE MERGER--Conditions to the Merger."

  For additional information relating to the Merger, see "THE MERGER."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

  THE BOARD OF DIRECTORS OF VERDANT HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THE CHARTER AMENDMENT. THE VERDANT BOARD BELIEVES THAT THE MERGER AND THE CHARTER AMENDMENT ARE IN THE BEST INTERESTS OF VERDANT AND ITS SHAREHOLDERS AND RECOMMENDS THAT VERDANT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE CHARTER AMENDMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE VERDANT BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF VERDANT FOR THE MERGER."

  THE BOARD OF DIRECTORS OF CONSEP (THE "CONSEP BOARD") HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE CONSEP BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CONSEP SHAREHOLDERS AND RECOMMENDS THAT CONSEP SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE CONSEP BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF CONSEP FOR THE MERGER."

OPINIONS OF FINANCIAL ADVISORS

  Piper Jaffray Inc. ("Piper") is the financial advisor to Verdant. Piper rendered to the Verdant Board a written opinion, dated September 30, 1998 to the effect that, as of September 8, 1998, and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Verdant for the Consep Common Stock in connection with the Merger is fair to Verdant from a financial point of view. A copy of the opinion of Piper is attached hereto as Appendix B and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion is directed to the Verdant Board and relates only to the fairness from a financial point of view, of the consideration to be paid by Verdant for the Consep Common Stock and does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Verdant Special Meeting. See "THE MERGER--Opinion of Verdant's Financial Advisor."

  Pacific Crest Securities Inc. ("PCS") is the financial advisor to Consep. PCS rendered to the Consep Board a written opinion, dated September 8, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of Consep Common Stock from a financial point of view. A copy of the opinion of PCS is attached hereto as Appendix C and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of PCS is directed to the Consep Board, and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Consep Special Meeting. See "THE MERGER--Opinion of Consep's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

  As soon as practicable after satisfaction or, to the extent permitted in the Merger Agreement, waiver of all conditions set forth below, the parties will cause the Merger to be consummated by filing the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Oregon and make all other filings or recordings required by Oregon Law in connection with the Merger and the transactions contemplated by the Merger Agreement. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the "Effective Time"). See "THE MERGER--Effective Time."

WAIVER, AMENDMENT; TERMINATION

  The Merger Agreement may be changed or modified by the parties only by action taken by or on behalf of the respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement and the Merger by the shareholders of Consep, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Consep Common Stock will be converted upon consummation of the Merger. See "THE MERGER--Waiver and Amendment."

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the Merger by the shareholders of Consep or of Verdant:
(1) by mutual written consent of each of Verdant, Merger Subsidiary and Consep;
(2) by either Verdant, Merger Subsidiary or Consep if either (a) the Effective Time has not occurred on or before December 31, 1998 (except that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or (b) there is a law that makes consummation of the Merger illegal or otherwise prohibited or if any court or governmental entity shall have issued an order, decree, ruling, or has taken any action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; (3) by either Verdant or Merger Subsidiary if the board of directors of Consep withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Verdant or Merger Subsidiary, for any reason other than the occurrence of an event or the discovery of a falsity of a representation or warranty relating to Verdant that has a Parent Material Adverse Effect (as defined in the Merger Agreement) or recommends to the shareholders of Consep any competing transaction, or resolves to do so; (4) by Consep if the Verdant Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Consep, for any reason other than the occurrence of an event or the discovery of a falsity of a representation or warranty relating to Consep that has a Company Material Adverse Effect (as defined in the Merger Agreement) or resolves to do so; (5) by either Verdant, Merger Subsidiary or Consep if the shareholders of Consep fail to approve the Merger Agreement or the Merger; (6) by either Verdant, Merger Subsidiary or Consep, if shareholders of Verdant fail to approve the Merger Agreement, the Merger or the Charter Amendment; (7) by Consep, in the event of a material breach by Verdant or Merger Subsidiary of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Verdant or Merger Subsidiary due to the occurrence of a Parent Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998; or (8) by Verdant, in the event of a material breach by Consep of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Consep due to the occurrence of a Company Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998. See "THE MERGER--Termination" and "-- Termination Fees."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is expected to qualify for federal income tax purposes as a tax-free reorganization. Consep has received an opinion from Ater Wynne LLP, counsel to Consep, to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code, as amended (the "Code"), subject to customary assumptions and representations. Consummation of the Merger by Consep is conditioned upon such opinion not having been withdrawn or modified in any material respect prior to such consummation. Such opinion is not, however, binding on the Internal Revenue Service. If the Merger qualifies as a tax-free reorganization, holders of the Consep Common Stock will generally recognize no gain or loss for federal income tax purposes as a result of the exchange of their shares of Consep Common Stock for shares of Verdant Common Stock. Each Consep Shareholder is urged to consult his or her own tax advisor concerning the federal income tax consequences of the Merger, as well as any applicable state, local, foreign or other tax consequences, based on such shareholder's own particular facts and circumstances. See "THE MERGER--Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Each of Volker G. Oakey, Steven R. Hartmeier and Kenneth C. Rymer, officers and managers of Consep, as well as eight other manager level employees of Consep, are parties to change of control agreements that could provide them with certain benefits in the event of involuntary termination or voluntary termination preceded by changes in their current job responsibilities, their job titles, their reporting relationships or their job locations after the Merger. In addition, the Merger Agreement provides for indemnification arrangements for Consep directors and officers. See "THE MERGER--Interests of Certain Persons in the Merger. "

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Management officials of Consep are expected to be retained, and the Verdant Chief Executive Officer, Chief Financial Officer and Vice President and General Manager-Retail Sales are expected to continue in their current capacities with Verdant. Consep will become a wholly-owned subsidiary of Verdant with a board of directors consisting of Stanley Goldberg, Volker G. Oakey and Mark G. Eisenschenk. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

EXPENSES AND TERMINATION FEES

  The Merger Agreement provides that if the Merger Agreement is terminated because (1) Consep withdraws, modifies, or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Verdant or Merger Subsidiary or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event or the discovery of a falsity or a representation or warranty relating to Verdant that has a Parent Material Adverse Effect or the Consep Board shall have recommended to its shareholders any Competing Transaction (as defined in the Merger Agreement) or resolved to do so, (2) Consep's shareholders shall have failed to approve the Merger Agreement and the Merger at the Consep Special Meeting (including any adjournment or postponement thereof) and a Competing Transaction exists on the date of the Consep Special Meeting, or (3) there exists a material breach by Consep of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Consep due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998, and the breach giving rise to such termination is a result of a Competing Transaction, Consep shall pay Verdant a fee of $1,000,000 and shall reimburse Verdant and Merger Subsidiary for all of its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement (such fee and expenses being referred to herein as the "Termination Fee").

  Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except for the Termination Fee described above and except that printing, mailing and filing expenses related to the Registration Statement and the Joint Proxy Statement--Prospectus will be shared equally between Consep and Verdant.

APPRAISAL RIGHTS

  Holders of Verdant Common Stock do not have appraisal rights under the Minnesota Business Corporation Act (the "MBCA") with respect to the Merger. Holders of Consep Common Stock do not have appraisal rights under the Oregon Business Corporation Act (the "OBCA") with respect to the Merger. See "THE MERGER--No Appraisal Rights."

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for as a "purchase" under generally accepted accounting principles ("GAAP"). See "THE MERGER--Accounting Treatment."

MARKETS AND MARKET PRICES

  The Verdant Common Stock is listed on the Nasdaq National Market under the symbol "VERD" and the Consep Common Stock is traded on the Nasdaq National Market under the symbol "CSEP." See "MARKET PRICES AND DIVIDEND INFORMATION-- Verdant" and "--Consep." The following table sets forth the closing price per share of Verdant Common Stock and the closing price per share of Consep Common Stock as reported on the Nasdaq National Market and the "equivalent per share price" (as defined below) of Consep Common Stock as of September 9, 1998, the last trading day before Verdant and Consep publicly announced the execution of the Merger Agreement, and on October 20, 1998, the last trading day prior to the printing of this Joint Proxy Statement-Prospectus. The "equivalent per share price" of Consep Common Stock as of each such date equals the closing price per share of Verdant Common Stock on such date multiplied by the Exchange Ratio.

                                                        MARKET PRICE PER SHARE
                                                       -------------------------
                                                       VERDANT CONSEP EQUIVALENT
                                                       COMMON  COMMON PER SHARE
                                                        STOCK  STOCK    PRICE
                                                       ------- ------ ----------
   September 9, 1998..................................  $1.25  $0.875   $1.187
   October 20, 1998...................................  $1.25  $0.875   $1.187

  Verdant Shareholders and Consep Shareholders are urged to obtain current market quotations for Verdant Common Stock and Consep Common Stock. Because the Exchange Ratio is fixed, a change in the market price of Verdant Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the Verdant Common Stock to be received in the Merger in exchange for Consep Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF VERDANT COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE OR AT ANY TIME FOLLOWING THE EXCHANGE OF CONSEP COMMON STOCK FOR VERDANT COMMON STOCK PURSUANT TO THE MERGER.

COMPARATIVE RIGHTS OF SHAREHOLDERS

  Upon consummation of the Merger, holders of Consep Common Stock will become holders of Verdant Common Stock. Consep is organized under the OBCA and the laws of the State of Oregon, while Verdant is organized under the MBCA and laws of the State of Minnesota. Because of differences between the OBCA and the MBCA and between the provisions that are included in their charter documents, there are differences in the rights of the holders of Consep Common Stock, on one hand, and the holders of Verdant Common Stock, on the other. For a discussion of certain similarities and differences between the rights of holders of Consep Common Stock and the rights of holders of Verdant Common Stock, see "COMPARISON OF SHAREHOLDER RIGHTS."

COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth selected comparative unaudited basic and diluted per share data for Verdant on a historical and pro forma combined basis, and for Consep on a historical and pro forma equivalent basis, giving effect to the Merger using the purchase method of accounting. For a description of the effect of purchase accounting on the historical financial statements of Verdant, see "THE MERGER--Accounting Treatment." The information set forth below is based on and derived from the consolidated historical financial statements of Verdant and Consep and the unaudited pro forma condensed combined financial statements, including the respective notes thereto appearing elsewhere in this Joint Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and pro forma financial statements and the related notes thereto. See "AVAILABLE INFORMATION," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS."

  The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of Verdant that would have been achieved had the Merger been consummated as of the dates or for the periods indicated.

  While no assurance can be given, Verdant and Consep expect that, following the Merger, the combined operations will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the pro forma comparative unaudited per share data do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of Verdant and Consep, and therefore, do not purport to be indicative of the results of future operations of Verdant following the Merger.

                                      VERDANT                   CONSEP
                                  COMMON STOCK(1)            COMMON STOCK
BASIC                          ----------------------  ------------------------
                                           PRO FORMA                PRO FORMA
                               HISTORICAL COMBINED(3)  HISTORICAL EQUIVALENT(3)
BOOK VALUE:(2)                 ---------- -----------  ---------- -------------
June 30, 1998................    $ 0.91     $ 1.03(2)    $ 1.58      $0.58(2)
INCOME (LOSS) FROM OPERATIONS
 (3):
Six Months Ended June 30,
 1998........................    $ 0.09     $ 0.06       $ 0.01      $  0.00
October 1, 1997 to December
 31, 1997....................    $(0.09)    $(0.22)      $(0.22)     $ (0.08)
Year Ended:
September 30, 1997 (Verdant);
 December 31, 1997 (Consep)..    $(0.05)    $(0.15)      $(0.19)     $ (0.07)
                                      VERDANT                   CONSEP
                                    COMMON STOCK             COMMON STOCK
DILUTED                        ----------------------  ------------------------
                                           PRO FORMA                PRO FORMA
                               HISTORICAL COMBINED(3)  HISTORICAL EQUIVALENT(3)
BOOK VALUE:(2)                 ---------- -----------  ---------- -------------
June 30, 1998................    $ 0.90     $ 1.02(2)    $ 1.57      $  0.58(2)
INCOME (LOSS) FROM OPERATIONS
 (3):
Six Months Ended June 30,
 1998........................    $ 0.09     $ 0.06       $ 0.01      $  0.00
October 1, 1997 to December
 31, 1997....................    $(0.09)    $(0.22)      $(0.22)     $ (0.08)
Year Ended:
September 30, 1997 (Verdant);
 December 31, 1997 (Consep)..    $(0.05)    $(0.15)      $(0.19)     $ (0.07)

--------
(1) In February 1998, management of Verdant announced the decision to change Verdant's fiscal year end from September 30 to December 31. In connection therewith, Verdant filed a Transition Report on Form 10-Q for the period from October 1, 1997 through December 31, 1997 to transition to the beginning of its new fiscal year which began on January 1, 1998.

(2) The pro forma combined book value per share of Verdant Common Stock is based upon the pro forma total common equity for Verdant and Consep, divided by the total pro forma shares of Verdant Common Stock assuming conversion of Consep Common Stock at the Exchange Ratio of 0.95 of one share of Verdant Common Stock for each share of Consep Common Stock. The pro forma equivalent book value per share of Consep Common Stock was determined by dividing the historical shareholders' equity of Consep by the total pro forma shares of Verdant Common Stock assuming conversion of Consep Common Stock at the Exchange Ratio. See "THE MERGER--Description of the Merger."

(3) The pro forma combined income (loss) per share from continuing operations is computed based on the average number of outstanding shares and common equivalent shares of Verdant, and the average number of outstanding shares and common equivalent shares of Consep, adjusted for the Exchange Ratio. The pro forma equivalent income per share of Consep stock represents the pro forma combined income per share divided by the average number of outstanding shares and common equivalent shares of Verdant, and the average number of outstanding shares and common equivalent shares of Consep, adjusted for the Exchange Ratio. See "THE MERGER--Description of the Merger."

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth certain selected historical consolidated financial data for Verdant and Consep. The interim financial data is unaudited; however, in the opinion of each of the companies, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The selected historical financial data of Verdant for the years ended September 30, 1995 through 1997 and the selected historical financial data of Consep for the years ended December 31, 1995 through 1997 were derived from the audited consolidated historical financial statements of Verdant and Consep, respectively. The selected historical financial data for the six months ended June 30, 1998 and 1997, for the three month period from October 1 to December 31, 1997 and 1996 of Verdant and the selected historical financial data for the six months ended June 30, 1998 and 1997 of Consep were derived from the unaudited historical financial statements of Verdant and Consep, respectively. The selected historical financial data for Verdant and Consep as of December 31, 1998 was derived from audited consolidated historical financial information which is not included herein. This information should be read in conjunction with the audited consolidated historical financial statements of Verdant and Consep, the pro forma selected historical financial data, and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "PRO FORMA SELECTED HISTORICAL FINANCIAL DATA," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS."

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                              VERDANT BRANDS, INC.
                      (in thousands except per share data)

                           SIX MONTHS       OCTOBER 1 TO
                         ENDED JUNE 30,     DECEMBER 31,     YEAR ENDED SEPTEMBER 30,
                         ----------------  ---------------  ----------------------------
                          1998     1997     1997     1996     1997      1996      1995
                         -------  -------  -------  ------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $31,745  $12,197  $ 4,767  $3,481  $ 18,821  $ 14,673  $ 14,194
Gross profit............  11,696    5,686    1,636   1,774     8,565     7,025     7,204
Operating expenses......   9,596    5,488    2,768   1,748     9,090     7,371     9,503
                         -------  -------  -------  ------  --------  --------  --------
Income (loss) before
 other income (loss)....   2,100      198   (1,132)     26      (525)     (346)   (2,300)
Other income (expense),
 net....................    (586)     (68)     (65)     33       (21)     (222)      127
                         -------  -------  -------  ------  --------  --------  --------
Net (loss) income....... $ 1,514  $   130  $(1,197) $   60  $   (546) $   (568) $ (2,173)
                         =======  =======  =======  ======  ========  ========  ========
Income (loss) per
 share--basic........... $   .09  $   .01  $  (.09) $ (.01) $   (.05) $   (.05) $   (.20)
                         =======  =======  =======  ======  ========  ========  ========
Income (loss) per
 share--diluted......... $   .09  $   .00  $  (.09) $ (.01) $   (.05) $   (.05) $   (.20)
                         =======  =======  =======  ======  ========  ========  ========
Shares uses in
 calculating basic
 income (loss) per
 share..................  16,689   11,526   13,313  10,922    11,541    10,922    10,898
                         =======  =======  =======  ======  ========  ========  ========
Shares used in
 calculating diluted
 income (loss) per
 share..................  16,870   11,555   13,313  10,922    11,541    10,922    10,898
                         =======  =======  =======  ======  ========  ========  ========
                            JUNE 30,        DECEMBER 31,          SEPTEMBER 30,
                         ----------------  ---------------  ----------------------------
                          1998     1997     1997     1996     1997      1996      1995
BALANCE SHEET DATA:      -------  -------  -------  ------  --------  --------  --------
Cash and cash
 equivalents............ $   159  $ 1,614  $   423  $1,391  $  3,264  $  3,289  $  2,756
Accounts receivable.....  14,702    4,354    4,437   3,543     1,153       992     1,200
Inventories.............  11,069    3,530    8,804   1,834     2,806     1,520     2,027
Total current assets....  26,678    9,743   14,845   7,038     7,444     5,934     6,116
Total assets............  42,737   17,051   31,423  12,520    14,615    11,470    11,999
Current liabilities.....  20,359    3,828   14,344   2,526     2,385     1,531     1,478
Long-term debt..........   7,123    1,451    3,307       0     1,459         0         0
Shareholders' equity....  15,255   11,771   13,773   9,995    10,772     9,939    10,520

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                                  CONSEP, INC.
                      (in thousands except per share data)

                                   SIX MONTHS ENDED
                                       JUNE 30,      YEAR ENDED DECEMBER 31,
                                   ----------------- -------------------------
                                     1998     1997    1997     1996     1995
                                   -------- -------- -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $ 22,778 $ 24,606 $39,204  $33,229  $30,844
Net income (loss)................        61      914  (1,822)  (2,483)  (1,286)
Net income (loss) per share
 (basic and diluted).............      0.01     0.10   (0.19)   (0.31)   (0.19)
                                       JUNE 30,           DECEMBER 31,
                                   ----------------- -------------------------
                                     1998     1997    1997     1996     1995
                                   -------- -------- -------  -------  -------
BALANCE SHEET DATA:
Working capital..................  $  8,063 $ 11,118 $ 8,272  $10,433  $ 8,785
Total assets.....................    30,541   33,237  25,678   23,411   21,559
Long-term debt, excluding current
 maturities......................     2,062    2,395   2,168    1,191      951
Shareholders' equity.............    15,147   17,946  15,217   17,010   14,681

              UNAUDITED PRO FORMA SELECTED COMBINED FINANCIAL DATA
         REFLECTING THE MERGER OF VERDANT BRANDS, INC. AND CONSEP, INC.
                      (in thousands except per share data)

  The following unaudited pro forma selected combined financial data gives effect to the merger of Verdant and Consep, accounted for as a purchase. The unaudited pro forma condensed combined balance sheet data is based upon combining the balance sheet of Verdant as of June 30, 1998 with the balance sheet of Consep as of June 30, 1998. The unaudited pro forma condensed combined statement of operations data give effect to the proposed merger of Verdant and Consep by combining the results of operations of Verdant for the six months ended June 30, 1998 with the results of operations of Consep for the six months ended June 30, 1998, by reflecting the results of operations of Verdant for the three month period from October 1 to December 31, 1997, with the historical operations of Consep for the three month period from October 1, 1997 through December 31, 1997, and by combining the results of operations of Verdant for the year ended September 30, 1997 with the results of operations of Consep for the year ended December 31, 1997. Consep's operations for the three month period from October 1, 1997 to December 31, 1997 are included in the pro forma selected condensed combined financial data in both the three month period from October 1, 1997 to December 31, 1997 and the fiscal year ended September 30, 1997. The unaudited pro forma selected combined financial data should be read in conjunction with the historical financial statements and notes thereto of Verdant and Consep. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS."

  The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of future financial position or results of operations. The pro forma statement of operations items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the Merger.

                                       SIX MONTHS   OCTOBER 1 TO  YEAR ENDED
                                     ENDED JUNE 30, DECEMBER 31, SEPTEMBER 30,
                                          1998          1997         1997
                                     -------------- ------------ -------------
STATEMENT OF OPERATIONS DATA:
Revenues............................    $54,523       $11,062       $85,964
Gross margin........................     17,551         1,620        23,172
Operating expenses..................     15,184         7,210        26,051
                                        -------       -------       -------
Income (loss) from operations.......      2,367        (5,590)       (2,879)
Other income (expense)..............       (793)         (313)         (963)
                                        -------       -------       -------
  Income (loss) before taxes........      1,574        (5,903)       (3,842)
  Provision for taxes...............        --            --            --
                                        -------       -------       -------
  Income (loss) from operations
   after taxes......................    $ 1,574       $(5,903)      $(3,842)
                                        =======       =======       =======
Income (loss) per share--basic and
 diluted............................    $  0.06       $ (0.22)      $ (0.15)
                                        =======       =======       =======
Shares used in calculating basic
 income (loss) per share............     25,873        26,997        25,225
                                        =======       =======       =======
Shares used in calculating diluted
 income (loss) per share............     26,124        26,997        25,225
                                        =======       =======       =======

                                                                   JUNE 30, 1998
                                                                   -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $   665
Accounts receivable...............................................     24,628
Inventory.........................................................     20,907
Total current assets..............................................     47,821
Total assets......................................................     71,070
Current liabilities...............................................     35,151
Long-term debt....................................................      7,123
Shareholders' equity..............................................     26,374

                                 RISK FACTORS

  The following factors should be considered carefully by Verdant Shareholders and Consep Shareholders in connection with voting on the Merger. These factors should be considered in conjunction with the other information included elsewhere in this Joint Proxy Statement-Prospectus. The statements contained in this Joint Proxy Statement-Prospectus concerning Verdant include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following discussion contains cautionary statements regarding Verdant's business and results of operations. See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

  Absence of Profitable Operations. Verdant has reported losses during each year since it became a public company in 1990. As of June 30, 1998, Verdant reported an accumulated deficit of $22,295,666. Losses may continue if Verdant is unable to achieve its projected sales, gross margins and expense levels.

  Seasonality; Weather Conditions. Verdant's business is highly seasonal, with over 65% of sales occurring in the first and second fiscal quarters. Unexpected production or transportation difficulties occurring at the time of peak production could cause sales losses which could not readily be reversed. In addition, Verdant's business is affected by the weather. Poor weather has resulted in the past and may in the future result in reduced purchases of Verdant's products.

  Manufacturing. Verdant relies upon third parties for a significant portion of its product manufacturing, formulation and packaging. Although Verdant believes that most of its manufacturing does not require specialized technical expertise and that it currently has arrangements with suppliers adequate for its requirements, failure of a third party supplier to perform could cause short-term supply interruptions. Such supply interruptions could adversely affect Verdant's ability to deliver product and, during a period of peak production, could adversely affect results of operations.

  Market Acceptance. Verdant's business has historically been based on environmentally sensitive fertilizers and pesticides. Recently, Verdant has expanded its strategic objectives to include the acquisition of traditional synthetic pesticide product lines. While Verdant intends to utilize its acquired synthetic product lines as vehicles to develop, manufacture and market products based upon its patented, hybrid fatty acid/traditional pesticide technologies, its future success depends upon its ability to successfully develop and manufacture products incorporating such technologies and upon market acceptance of such hybrid products. Verdant's success is also dependent upon its ability to successfully market the synthetic pesticide product lines it has acquired or may acquire in the future as well as its environmentally sensitive lines of pesticides and fertilizers.

  Competition. Verdant faces significant competition from numerous manufacturers and marketers participating in the pesticide and fertilizer industries, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than Verdant. Verdant's environmentally sensitive products generally cost more than those of their conventional chemical counterparts and, therefore, Verdant is generally not able to compete on pricing alone.

  Acquisition Strategy. Verdant has in the past and intends to continue in the future to pursue acquisitions of companies with related or complementary product lines. Future acquisitions by Verdant may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect Verdant's results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired company, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company.

  Management of Growth. If Verdant is successful in further executing its acquisition strategy, Verdant may experience rapid growth which may place a significant strain on Verdant's limited personnel and other resources. Verdant's ability to manage its growth effectively will require it to continue to improve its operational, financial and management systems, and to successfully train, motivate and manage its employees. If Verdant's management is unable to manage growth effectively, Verdant's financial condition could be adversely affected.

  Government Regulation; Product Approval. Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of pesticides and, to a lesser extent, fertilizers. To develop and sell a pesticide product, federal and state product registration must be obtained for each pest and plant for which the product is used. In the United States, pesticides are regulated by the EPA under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"), which requires extensive efficacy, toxicology and environmental testing to substantiate product performance and safety prior to registration. In addition, many states have additional registration requirements that go beyond FIFRA. There can be no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that Verdant resources will be adequate to meet the costs of regulatory compliance. Any or all of those approvals may be the subject of disputes that could postpone or prevent research, development, production and/or marketing of Verdant's products. Verdant cannot predict the effect of future legislation and regulation on Verdant's operations.

  In addition, some states have laws imposing liability on certain parties for the release of pesticides and/or fertilizers into the environment in a manner or in concentrations not permitted by law. The Comprehensive Environment Response, Compensation and Liability Act, commonly known as the federal Superfund law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and pesticides under certain circumstances. There can be no assurance that Verdant will not be subject to claims under such statutes. See "Environmental Matters" below.

  Environmental Matters. Owners of property in the vicinity of the Fort Valley, Georgia offices of Verdant's wholly owned subsidiary, Southern Resources, Inc. ("SRI"), initiated civil actions against, among others, SRI's subsidiaries, SureCo, Inc. and Peach County Property, Inc., alleging bodily injury and property damage arising out of chemical formulation activities conducted on or about the site prior to Peach County Property, Inc.'s purchase of the property from Canadyne-Georgia Corporation (formerly Woolfolk Chemical Works, Inc.). Certain cases relating to this matter have been settled, with Canadyne-Georgia Corporation agreeing to pay all settlement amounts to the plaintiffs. Verdant believes the actions are without merit as they relate to SRI and its subsidiaries since the environmental claims relate to circumstances caused by the prior owner of the property. Accordingly, SRI's subsidiaries are vigorously defending the lawsuits, but there can be no assurance that liability will not be imposed on SRI or Verdant as a result of such lawsuits.

  In addition, the United States Environmental Protection Agency ("EPA") has issued a Unilateral Administrative Order regarding certain environmental matters associated with the Fort Valley site in which it outlined the course of action that should be undertaken to remediate the site. The EPA has named, among others, SureCo, Inc. and Peach County Property, Inc. as potentially responsible parties for contamination of the site. However, Canadyne-Georgia Corporation, in a 1986 agreement covering the sale of the property, agreed to provide SRI's subsidiaries indemnification for environmentally related losses that might arise with respect to the site. There is no assurance that Verdant will not be subjected to material liabilities in connection with remediation at the site. The EPA estimates that the total present value of remediating the site is $9,570,000.

  All of the former shareholders of SRI, in a separate 1993 agreement between the SRI shareholders and SRI, and in separate agreement entered into on December 8, 1997 in connection with the merger of SRI with Verdant, have agreed to indemnify SRI and Verdant for any losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses), resulting from litigation relating to environmental matters on and near the real property on which SRI's subsidiary's manufacturing facility is located or any other property alleged to be affected in connection with environmental matter relating to the property. The indemnity provided by the former shareholders of SRI is not limited in dollar amount and Verdant will permit the indemnity to terminate only when litigation has terminated and cleanup of the property has been approved by the Environmental Protection Agency.

  Advertising Regulation. The labeling, packaging and advertising of all products is subject to regulation by individual states and by the Federal Trade Commission ("FTC"). The EPA restricts the use of such terms as

"non-toxic," "biodegradable," "natural," "safe" and others covering product safety and the FTC more generally supervises these and other claims to make certain advertising is not misleading. Such restrictions and regulation may affect the manner in which Verdant markets its pest control products. While Verdant's pest control product labels have been accepted by the EPA and Verdant believes the efficacy claims in its advertising materials are consistent with EPA guidelines and FTC regulation, there can be no assurance that EPA or FTC regulations or interpretations may not change in the future or that the EPA, the FTC, other regulatory bodies or competitors of Verdant will not challenge Verdant's advertising claims.

  Patent Protection. Verdant's success depends in part on its ability to protect its patents and other intellectual property rights. Verdant owns over 30 patents, which expire at various times during the years 2006 through 2014 and also licenses two patents. There can be no assurance that Verdant's existing or any future patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to Verdant. Verdant may be subject to or may initiate interference proceedings in the patent office or may be made a party to, or may initiate, litigation or other disputes regarding intellectual property rights, which can demand significant financial and management resources. After the expiration of Verdant's patents, competitors may be subject to fewer restrictions on duplicating its technology. Verdant is not aware of any issued patents that would prohibit the use of any technology Verdant currently has under development, but cannot be certain that its products do not infringe upon proprietary rights held by others.

  Reliance on Commodities. Many of Verdant's fertilizer products contain materials, such as feather, blood and bone meal, which may be subject to price fluctuation or supply shortages and are generally not traded in established commodities markets. There can be no assurance that price fluctuations, weather or other factors will not adversely affect the ability of Verdant to obtain these materials on a favorable basis.

  Product Liability. Like most producers of consumer goods, Verdant faces the risk of exposure to product liability claims and unfavorable publicity in the event the use of its products results in adverse effects. Although Verdant has not been subject to any material claims for products liability, and although it believes that its products do not represent any significant risk if used as directed, there can be no assurance that it will be able to avoid product liability exposure. Although Verdant believes that it has adequate products liability insurance, there can be no assurance that such insurance will be adequate to cover potential future claims.

  Possible Volatility of Stock Price. Verdant believes factors such as new product announcements by Verdant or its competitors, announcements of acquisitions, and quarter-to-quarter variances in financial results could cause the market price of the Verdant Common Stock to fluctuate substantially. In addition, the stock market in general has experienced significant price and volume fluctuations. These fluctuations have often been unrelated to the operating performance of individual companies. Broad market fluctuations as well as general economic or political conditions may adversely affect the market price of the Verdant Common Stock.

  Nasdaq Stock Listing. Shares of Verdant Common Stock are listed for trading on the Nasdaq National Market System, and are currently in compliance with the requirements for such listing, including the requirement that stock trade at a minimum bid price of $1.00. If the Verdant Common Stock were to fail to comply with the minimum bid price requirement, and did not regain compliance within the time alloted by Nasdaq, it is possible it would be delisted from the Nasdaq Stock Market, in which event trading in Verdant Common Stock would occur on the Over The Counter Bulletin Board and be subject to certain "Penny Stock Rules." Under Exchange Act Rule 15g-9, broker-dealers must take certain steps prior to selling a "penny stock," including: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; (iii) providing the investor a written identification of the shares being offered and in what quantity; and (iv) delivering to the investor a written statement setting forth the basis on which the broker-dealer approved the investor's account for the transaction. Accordingly, delisting from the Nasdaq Stock Market and the application of the foregoing Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's securities. In addition, purchasers of the Company's securities may have difficulty in selling such securities in the future in secondary trading markets and the price of such securities may be reduced.

  Integration of Operations following the Merger. The financial performance of Verdant following the Merger will depend in part on Verdant's ability to integrate the operations of Consep with those of Verdant and to realize the synergies and cost savings anticipated from the Merger. The operations to be integrated include the corporate, management marketing, and other functions, as well as Verdant's and Consep's information systems. Cost savings anticipated from the Merger are expected to result from the elimination of duplicative functions, personnel and facilities as operations are integrated.

  Verdant expects to incur non-operating costs of approximately $1.2 million in connection with the Merger, including Merger-related costs and the estimated expenses and charges associated with the elimination of duplicative functions, personnel and facilities. These costs will be incurred in the period in which the Merger is consummated. If unforeseen difficulties or expenses were to arise in connection with the integration of Verdant's and Consep's operations, these costs could be exceeded and could result in additional Merger-related costs being expensed in subsequent periods.

  Verdant has estimated that the annual cost savings resulting from the integration of Consep's operations with Verdant will be approximately $1.1 million and that a portion of these annual savings will begin to be realized in 1999. If unforeseen difficulties were to arise in connection with the integration of Verdant's and Consep's operations, realization of the cost savings anticipated from the Merger could be delayed, or such cost savings might not be realized in full. Such unforeseen difficulties also could have a disruptive effect on the ability of the combined companies to service their current business and to pursue new opportunities.

  Although Verdant has integrated the operations of other acquired companies in the past, there is no assurance that significant unforeseen difficulties or expenses will not arise in connection with its integration of Consep's operations following the Merger. For the reasons set forth above, such difficulties or expenses could have a material adverse effect on Verdant's revenues and results of operations following the Merger.

  Capital Adequacy and Liquidity. Funding of Verdant's business activities is highly dependent upon financial resources provided by its lending sources and trade creditors. If Verdant is unable to obtain continued financing from these sources or from other sources, Verdant's operations and financial condition could be significantly and adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VERDANT-- Liquidity and Capital Resources."

  Year 2000. Verdant and Consep are aware of the issues associated with the programming of existing computer systems as the year 2000 approaches. The issue is whether computer systems will properly recognize data-sensitive information when the year changes to 2000. Verdant and Consep believe that any costs incurred related to year 2000 compliance will not have a material impact on its or the combined company's business, operations or financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VERDANT--Year 2000" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP--Year 2000"

                            VERDANT SPECIAL MEETING

GENERAL

  This Joint Proxy Statement-Prospectus is being furnished to holders of Verdant Common Stock as part of the solicitation of proxies by the Verdant Board for use at the Verdant Special Meeting to be held at 11:00 a.m., local time, on December 7, 1998 at the offices of Verdant at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of Verdant Common Stock on or about October 26, 1998.

  The purpose of the Verdant Special Meeting is to vote upon (i) a proposal to approve the Merger Agreement and (ii) a proposal to amend the Restated Articles of Incorporation of Verdant to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

  The Merger is subject to a number of conditions, including the receipt of shareholder approvals. See "THE MERGER--Conditions."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  Holders of Verdant Common Stock as of the Verdant Record Date are entitled to notice of and to vote at the Verdant Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Verdant Common Stock at the close of business on such date will be entitled to vote at the Verdant Special Meeting and any adjournments or postponements thereof, with each share entitling its owner to one vote on all matters properly presented at the Verdant Special Meeting and any adjournments or postponements thereof. On the Verdant Record Date, there were 228 holders of record of the 16,705,261 shares of Verdant Common Stock then outstanding. Under Minnesota law, the Merger Agreement must be approved by the holders of a majority of outstanding shares of Verdant Common Stock. A majority of the shares of Verdant Common Stock represented at the Verdant Special Meeting may approve the Charter Amendment, provided that a quorum of at least a majority of the votes entitled to be cast at the meeting is present.

  If an executed Proxy Card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the Verdant Special Meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on matters other than the election of directors without specific instructions from such customers. Given that the MBCA requires the affirmative vote of the holders of a majority of the outstanding shares of Verdant Common Stock entitled to vote on the proposal to approve the Merger Agreement, if such customers fail to provide specific instructions with respect to their shares of Verdant Common Stock to their broker or such shareholders explicitly abstain from voting on the proposals, the effect will be the same as a vote against the approval of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE VERDANT SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND MAY PREVENT A VOTE WITH RESPECT TO THE CHARTER AMENDMENT.

  It is currently expected that all of the shares of Verdant Common Stock which the directors and executive officers of Verdant beneficially owned and were entitled to vote as of the Verdant Record Date ( 15.55% of the total number of outstanding shares of Verdant Common Stock as of such date) will be voted for approval of the Merger Agreement. As of the Verdant Record Date, directors and executive officers of Consep did not beneficially own any shares of Verdant Common Stock entitled to be voted at the Verdant Special Meeting.

  If the accompanying Proxy Card is properly executed and returned to Verdant in time to be voted at the Verdant Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE CHARTER AMENDMENT. The Verdant Board does not know of any matters other than those described in the notice of the Verdant Special Meeting that are to come before the Verdant Special Meeting. If any other matters are properly brought before the Verdant Special Meeting, including, among other things, a motion to adjourn or postpone the Verdant Special Meeting to another time or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement and the Charter Amendment or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the Verdant Special Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement or the Charter Amendment will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

  The presence of a shareholder at the Verdant Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of Verdant at any time before it is voted, by delivering to Verdant a duly executed, later-dated proxy, by delivering to any other person a duly executed, later dated proxy that such other person uses to vote at the Verdant Special Meeting or by attending the Verdant Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of Verdant proxies should be addressed to Mark G. Eisenschenk, Secretary, Verdant Brands, Inc., 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431-2543.

  The cost of soliciting proxies for the Verdant Special Meeting will be borne by Verdant, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except legal and accounting fees, which will be borne by the respective parties) will be borne equally by Verdant and Consep. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by directors, officers and employees of Verdant, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Verdant also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Verdant will reimburse such persons for their reasonable expenses incurred in that connection.

RECOMMENDATION OF VERDANT BOARD

  The Verdant Board has approved the Merger Agreement and the transactions contemplated thereby and the Charter Amendment. The Verdant Board believes that the Merger Agreement and the Charter Amendment are in the best interests of Verdant and its shareholders and recommends that Verdant Shareholders vote "FOR" approval of the Merger Agreement and the Charter Amendment. See "THE MERGER--Reasons of Verdant for the Merger" and "PROPOSAL TO APPROVE AMENDMENT TO VERDANT RESTATED ARTICLES OF INCORPORATION."

                            CONSEP SPECIAL MEETING

GENERAL

  This Joint Proxy Statement-Prospectus is being furnished to holders of Consep Common Stock as part of the solicitation of proxies by the Consep Board for use at the Consep Special Meeting to be held at 9:00 a.m., on December 7, 1998, at the offices of Consep at 213 Southwest Columbia Street, Bend, Oregon 97702. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of Consep Common Stock on or about October 26, 1998.

  The purpose of the Consep Special Meeting is to vote upon a proposal to approve the Merger Agreement.

  The Merger is subject to a number of conditions, including the receipt of shareholder approvals. See "THE MERGER--Conditions."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  Consep Shareholders as of the Consep Record Date are entitled to notice of and to vote at the Consep Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of shares of Consep Common Stock at the close of business on such date will be entitled to vote at the Consep Special Meeting and any adjournment or postponement thereof, with each share entitling its owner to one vote on all matters properly presented at the Consep Special Meeting and any adjournment or postponement thereof. On the Consep Record Date, there were 171 holders of record of the 9,667,357 shares of Consep Common Stock then outstanding.

  Under Oregon law, the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Consep Common Stock.

  If an executed Proxy Card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the Consep Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Under the rules of the Nasdaq National Market, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers without specific instructions from such customers. Given that the OBCA requires the affirmative vote of the holders of a majority of the outstanding shares of Consep Common Stock to approve the Merger Agreement, any abstention and any failure of such customers to provide specific instructions with respect to their shares of Consep Common Stock to their broker will have the same effect as a vote against the approval of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE CONSEP SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

  It is currently expected that all of the 729,270 shares of Consep Common Stock which the directors and executive officers of Consep beneficially owned and were entitled to vote as of the Consep Record Date (7.54% of the total number of outstanding shares of Consep Common Stock as of such date) will be voted for approval of the Merger Agreement. As of the Consep Record Date, directors and executive officers of Verdant did not beneficially own any shares of Consep Common Stock entitled to be voted at the Consep Meeting.

  If the accompanying Proxy Card is properly executed and returned to Consep in time to be voted at the Consep Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. The Consep Board does not know of any matters other than those described in the notice of the Consep Special Meeting that are to come before the Consep Special Meeting. If any other matters are properly brought before the Consep Special Meeting, including, among other things, a motion to adjourn or postpone the Consep Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the Consep Special Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

  The presence of a shareholder at the Consep Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of Consep at any time before it is voted, by delivering to Consep a duly executed, later-dated proxy or by attending the Consep Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of Consep proxies should be addressed to Volker G. Oakey, Secretary, Consep, Inc., 213 Southwest Columbia Street, Bend, Oregon 97702.

  The cost of soliciting proxies for the Consep Special Meeting will be borne by Consep, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except legal and accounting fees, which will be borne by the respective parties) will be borne equally by Verdant and Consep. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by directors, officers and employees of Consep, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Consep will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Consep will reimburse such persons for their reasonable expenses incurred in that connection.

RECOMMENDATION OF CONSEP BOARD

  The Consep Board has approved the Merger Agreement and the transactions contemplated thereby. The Consep Board believes that the Merger is in the best interests of Consep shareholders and recommends that Consep Shareholders vote "FOR" approval of the Merger Agreement. See "THE MERGER--Reasons of Consep for the Merger."

                                  THE MERGER

  The following summary of certain terms and provisions of the Merger Agreement, which describes all material terms and provisions thereof, is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy Statement-Prospectus including the Appendices hereto. A copy of the Merger Agreement (excluding the Exhibits and Schedules thereto) is set forth in Appendix A to this Joint Proxy Statement-Prospectus and is incorporated herein by reference, and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read the Merger Agreement and each of the other Appendices hereto carefully.

DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Consep, Consep will continue as the surviving corporation, and the separate existence of Merger Subsidiary will cease. Pursuant to the Merger Agreement, (1) each share of Consep Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.95 of one share of Verdant Common Stock; (2) each share of Consep Common Stock issued and outstanding immediately prior to the Effective Time and owned by Verdant, Merger Subsidiary or Consep or any direct or indirect subsidiary of Verdant, Merger Subsidiary or Consep will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto; and (3) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of the surviving corporation.

BACKGROUND OF THE MERGER

  Verdant regularly reviews candidates for potential merger, acquisition and other strategic purposes. During the summer of 1995, Stanley Goldberg, President and Chief Executive Officer of Verdant contacted Volker Oakey, President and Chief Executive Officer of Consep to discuss strategic business opportunities. Stanley Goldberg and Mark Eisenschenk, Executive Vice President and Chief Financial Officer of Verdant, met with Volker Oakey and Howard Allred, former Chief Financial Officer of Consep, at Consep's offices and discussed a variety of business possibilities, including proceeding toward a merger of the two companies. Mr. Goldberg made a presentation to Verdant's Board of Directors describing Consep and the potential benefits of merging with Consep. Mr. Oakey later met with Verdant management and its directors in Minneapolis. After additional meetings and telephonic conversations, Verdant and Consep determined they were unable to reach agreement regarding relative valuations for their respective companies and regarding certain organizational structure issues. As a result, each of Consep and Verdant decided at that time to discontinue merger discussions and to continue to carry on their respective business activities in the ordinary course. Business relations between the companies remained positive thereafter.

  In May 1998, David Vansant, Executive Vice President of Corporate Development for Verdant, contacted Volker Oakey to discuss the potential for strategic business opportunities. On June 9 and 10, 1998, Mr. Vansant met with Mr. Oakey and Larry Katz, former Consep Chief Financial Officer, and discussed the possibility of Verdant acquiring Consep's Canadian business or merging Verdant and Consep. They agreed there were important strategic and financial reasons for completing a merger of Verdant and Consep. Telephonic conversations ensued between Mr. Vansant, Stanley Goldberg, Mark Eisenschenk and Messrs. Oakey and Katz which lead to a formal meeting at Consep's offices to further discuss more detailed merger possibilities.

  On June 29 and 30, 1998, Stanley Goldberg, David Vansant and Mark Eisenschenk met with Volker Oakey and Larry Katz at Consep's offices. They each made extensive presentations regarding the backgrounds and current status of each company's respective business. The representatives of Verdant and Consep discussed strategic business opportunities and clarified the reasons for potentially combining the two companies. They reviewed historical financial results, possible synergistic benefits resulting from a business combination, potential cost savings, possible organizational structures, historical and current stock prices and potential ranges of relative business valuation. It was generally agreed that, given a variety of factors, the parties would be willing to continue their merger discussions, assuming a merger were completed on a one-for-one stock swap basis.

  Telephonic conversations between the parties continued on July 1, 1998 regarding the potential merger. On July 2, 1998, a meeting of the Board of Directors of Verdant was held in Minneapolis, Minnesota. Mark Eisenschenk and Stanley Goldberg presented an overview and update of Consep, including financial information, benefits arising from a business combination, organizational structure matters, historical stock values, potential cost savings and the proposed transaction structure, which would include exchanging one share of Verdant common stock for each share of Consep common stock outstanding and provide for adding Volker Oakey and Walter C. Babcock to Verdant's board of directors. Verdant's board of directors authorized management to issue a letter of intent to Consep incorporating these basic terms.

  A letter of intent regarding a proposed merger of Verdant and Consep was prepared by Verdant and delivered to Consep on July 6, 1998.

  On July 8, 1998, the Consep Board held a special meeting to review and discuss the proposed letter of intent prepared by Verdant to enter into negotiations between the two companies with a view towards executing a definitive merger agreement. During the meeting, Volker Oakey made a brief presentation to the Consep Board regarding the strategic and market potential of the combination with Verdant. Based upon this presentation, and following a review and discussion of the terms of the proposed letter of intent with Verdant, the Consep Board authorized Volker Oakey to execute the letter of intent with Verdant.

  On July 9 and 10, 1998, William DeMare, Vice President of Technology and Professional Products Division of Verdant and Patrick McGinnity, Vice President of Product Development for Verdant, met with Volker Oakey and key employees in Consep's technology, agricultural products and regulatory groups to better understand the relevance, opportunities and organizational capabilities of each company's respective technologies. They also exchanged detailed information regarding each company's operating activities.

  A letter of intent to acquire all outstanding stock of Consep in a one-for-one stock exchange was executed on July 10, 1998 and Consep retained Pacific Crest Securities Inc. to act as its financial advisor for the proposed transaction. Both parties then issued press releases on July 14, 1998 announcing their intent to merge.

  A definitive Agreement and Plan of Merger to merge Verdant and Consep was drafted by Verdant and presented to Consep on July 14, 1998. Between July 16, 1998 and September 3, 1998, several meetings and telephone calls between Volker Oakey, Stanley Goldberg and their respective advisors resulted in agreement on the terms of the Merger Agreement.

  Detailed due diligence activities began on July 16, 1998 and continued through September 3, 1998. Verdant's due diligence investigation was performed by Verdant employees responsible for finance, accounting, sales, marketing, technology and operations. The investigation included, among other things, onsite reviews at Consep's headquarters in Bend, Oregon, visits to Consep's distribution facilities in California, onsite reviews of Consep's Canadian subsidiary's operations and meetings with Consep's key vendors and customers. Verdant also engaged Deloitte & Touche, LLP to review certain of Consep's external auditor's workpapers, to make certain due diligence inquiries of Consep personnel and to document certain accounting policies and financial statement components. In addition, Verdant engaged GE Capital Services to perform audits of significant portions of Consep's assets. During this same period of time, management personnel of Consep obtained confidential information regarding financial, employment, legal and general operational matters of Verdant. A meeting of Verdant's Board of Directors was held on August 4, 1998 at which the board of directors was provided an update on the due diligence review.

  On August 11, 1998, as part of a regularly scheduled meeting of the Consep Board, Volker Oakey presented alternative strategies, the risks and benefits of continued operations as an independent company, and the strategic and market potential of a combination with Verdant. In addition, Consep's financial advisor presented its financial analysis of the terms and conditions of the Merger, and at the conclusion of its presentation, the financial advisor delivered to the Consep Board its opinion as to the fairness, as of such date, from a financial point of view, to Consep's shareholders of the consideration to be paid pursuant to the Merger. Based on the information provided by Verdant, a review by Consep management of the strategic considerations of a combination, the presentation and oral opinion of Consep's financial advisor, and other information, the Consep Board authorized Mr. Oakey to continue due diligence and negotiations regarding a merger with Verdant. Subsequently, members of Consep's management team met with their Verdant counterparts to perform further due diligence work in their respective areas of responsibility and exchanged relevant documents and other information.

  On August 31, 1998, at a special meeting of the Consep Board, Volker Oakey and Consep's legal counsel made further presentations to the Consep Board regarding the results of their continuing due diligence investigation, including Verdant's financial condition, operational status, legal affairs and future prospects. Based on the information provided by Mr. Oakey and Consep's legal counsel, the Consep Board authorized Mr. Oakey to continue due diligence and negotiations regarding a merger with Verdant.

  In the course of Verdant's due diligence review, certain issues relating to contingencies and inventory-related valuation matters were addressed with Volker Oakey. As a result, Verdant and Consep renegotiated the exchange ratio from one share of Verdant common stock for each share of Consep common stock to 0.95 of one share of Verdant common stock for each share of Consep common stock.

  A meeting of the Board of Directors of Verdant was held on September 8, 1998 to obtain an update on matters relating to Consep merger, its renegotiated terms and key provisions of the merger agreement. The directors reviewed and discussed a variety of factors regarding the amount of consideration Verdant would provide to consummate the Merger. It reviewed historical and current market prices of Consep common stock. It reviewed the purchase prices of Verdant's previous transactions as a percentage of the acquired company's sales, as well as similar statistics for other transactions in the industry. The directors also reviewed the net book value of Consep and its net tangible book value in relation to the consideration being provided by Verdant, as well as the expected combined financial performance if the Merger is completed. The Board of Directors then authorized Verdant officers to execute the merger agreement and indicated it would recommend to the Verdant shareholders that they vote for completion of the merger. The Verdant Board also directed management to retain the services of a qualified financial advisor to Verdant, and to obtain from such financial advisor and opinion as to whether, as of the date of the meeting, the terms of the Merger were fair to Verdant.

  On September 8, 1998, a special meeting of the Consep Board was held with Consep's legal advisors to consider approval of the Merger Agreement. Consep's financial advisor, Pacific Crest Securities Inc., presented its updated financial analysis of the terms and conditions of the Merger, and at the conclusion of its presentation, the financial advisor delivered to the Consep Board its oral opinion, confirmed by a subsequent written opinion dated September 8, 1998, as to the fairness, as of such date, from a financial point of view, to Consep's shareholders of the consideration to be paid pursuant to the Merger. See "Opinion of Consep's Financial Advisor." Following the presentation of Consep's financial advisor, the Consep Board approved the Merger Agreement and the Merger.

  A press release was issued on September 9, 1998 to announce that the Merger Agreement had been signed by both Verdant and Consep.

REASONS OF VERDANT FOR THE MERGER

  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby and to recommend that the Verdant Shareholders approve the Merger Agreement and the Charter Amendment, the Verdant Board considered a variety of factors, including the following:

  Terms of Merger Agreement. The Verdant Board took into consideration the terms of the Merger Agreement and the transactions contemplated thereby. See "--Covenants and Agreements" and "--Interests of Certain Persons in the Merger."

  Due Diligence Review. The Verdant Board considered its knowledge and review of the financial condition, results of operations and business operations and prospects of Verdant and Consep, as well as the results of Verdant's due diligence review of Consep.

  Directors and Management of Verdant after the Merger. The Verdant Board took into account that the new Verdant Board would initially consist of eight of the current directors of Verdant and two of the current board members of Consep, and that the current management of Verdant would have a significant influence in the management of the combined company, with Stanley Goldberg continuing as Chief Executive Officer and President of the combined entity. See "--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

  Tax and Accounting Treatment of the Merger. The Verdant Board considered that the Merger was expected to be tax-free to Verdant and its shareholders for federal income tax purposes and be accounted for under the purchase method of accounting. See "--Accounting Treatment" and "--Certain Federal Income Tax Consequences."

  Other. Certain other key reasons for the Merger are as follows:

  (i) The potential for increased sales to existing customers and to new customers as a result of a larger product line that better satisfies customer needs for integrated pest management across a broader spectrum of pest control.

  (ii) The opportunity to leverage research, field development and marketing capabilities and to share technology and technological expertise.

  (iii) The opportunity to achieve lower costs and expenses than the aggregate costs and expenses of Verdant and Consep if they were to continue to operate separately through elimination of duplicate facilities and infrastructure, reductions in staff and consolidation of research and development expenditures.

  (iv) Improved potential for the combined companies to raise additional capital through debt or equity financing and thereby satisfy the funding needs of Verdant and Consep.

  Charter Amendment. The proposed Charter Amendment is intended to create a sufficient number of authorized shares of Verdant Common Stock for issuance to Consep Shareholders in connection with the Merger and to ensure that a sufficient number of shares of Verdant Common Stock remain available for general corporate purposes, including issuances pursuant to employee stock plans, stock dividends, and possible future acquisitions and issuances for the purpose of raising additional capital. There are no present plans, understandings or agreements for issuing a material number of additional shares of Verdant Common Stock. However, if such plans, understandings or agreements were formulated or reached in the future in connection with an action or transaction which would not otherwise require approval by holders of Verdant Common Stock, it could become necessary for the Verdant Board to call a special meeting of shareholders in order to authorize an increase in the number of authorized shares of Verdant Common Stock. The Verdant Board believes that it would not be in shareholders' best interests for Verdant to bear the expense and inconvenience of such a special meeting, and accordingly is recommending that such an increase be approved at the Verdant Special Meeting, which must be held in any event in order to consider and act upon the Merger. Consummation of the Merger is conditioned upon approval of the Charter Amendment.

  The foregoing discussion of the information and factors considered by the Verdant Board is not intended to be exhaustive but is believed to include all material factors considered by the Verdant Board. In reaching its determination to approve the Merger and the transactions contemplated thereby and the Charter Amendment, the Verdant Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the Verdant Board approved the Merger Agreement and the transactions contemplated thereby as being fair to, and in the best interests of, Verdant and its shareholders. There is no guarantee that the combined company will achieve or receive any of the benefits, cost savings or synergies described above. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

  BASED ON THE FOREGOING, THE VERDANT BOARD RECOMMENDS THAT VERDANT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

OPINION OF VERDANT'S FINANCIAL ADVISOR

  At the request of the Verdant Board at its September 8, 1998 meeting, at which the Merger Agreement was approved, management of Verdant retained Piper Jaffray Inc. ("Piper") on September 22, 1998 to render an opinion as to the fairness to Verdant, from a financial point of view, of the consideration to be paid by Verdant for the Consep Common Stock in connection with the Merger.

  Piper was selected by Verdant on the basis of its experience in valuing securities in connection with mergers and acquisitions, its knowledge of Verdant and other manufacturers and marketers of lawn, garden and turf products and its expertise in transactions involving such companies. Piper is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Piper has from time to time issued research reports and recommendations on Verdant Common Stock, and in the ordinary course of business makes a market in Verdant Common Stock. In the course of its market making and other trading activities, Piper may, from time to time, have a long or short position in, and buy and sell securities of, Verdant. Piper also periodically publishes research reports regarding other companies that develop, manufacture and market lawn, garden and turf products.

  On September 30, 1998, Piper delivered to Verdant its written opinion to the Verdant Board to the effect that, as of September 8, 1998, based upon and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to the holders of outstanding Consep Common Stock in the Merger was fair, from a financial point of view, to Verdant. A copy of the opinion of Piper is attached as Appendix B to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. The Verdant Shareholders are urged to read the attached opinion in its entirety.

  Piper was not requested to, and did not, make any recommendation to the Verdant Board as to the form or amount of the consideration to be paid in the Merger, which was determined through negotiations between Verdant and Consep. The opinion was rendered to the Verdant Board and does not constitute a recommendation to any Verdant Shareholder as to how such Verdant Shareholder should vote at the Verdant Special Meeting. The opinion does not address Verdant's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Piper reviewed (i) the Merger Agreement, (ii) certain information relative to the business, financial condition and operations of Consep, (iii) certain internal financial planning information of Consep, (iv) certain financial and securities data relating to Consep and companies deemed similar to Consep or representative of the business sector in which Consep operates, (v) to the extent publicly available, the financial terms of certain acquisition transactions deemed comparable to the Merger,
(vi) certain publicly available information relative to the business, financial condition and operations of Verdant, (vii) certain publicly available financial and securities data relating to Verdant and companies deemed similar to Verdant or representative of the business sector in which Verdant operates and (viii) certain internal financial information of Verdant on a stand-alone basis and as consolidated with Consep prepared for financial planning purposes. In addition, Piper engaged in discussions with members of management of Verdant and Consep concerning the respective financial conditions, current operating results and business outlook of Verdant and Consep and the plans and business outlook for the companies on a consolidated basis following the Merger.

  Analysis of Selected Publicly Traded Companies. Piper compared Consep's financial and stock market information to similar information for certain publicly traded companies that develop, manufacture and/or market lawn, garden and turf products. Companies reviewed by Piper included AgriBioTech, Inc., U.S. Home and Garden, Inc., Ecogen, Inc., Central Garden & Pet Co., Scotts Company, Eco Soil Systems, Inc., and Verdant Brands Inc. (the "Comparable Companies"). Of the companies that produce these items, the Comparable Companies were those public companies determined by Piper to be most comparable to Consep based on a number of criteria. These criteria included, but were not limited to, product offerings, size, sales growth rate, relative profitability and earnings growth rates.

  Piper calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating income, net income for the latest twelve month ("LTM") periods, and projected net income for both the current and following fiscal years. The projections for net income were based upon consensus earnings estimates for the Comparable Companies prepared by research analysts from various investment firms.

  After (i) examining the historical and expected performance for Consep and the Comparable Companies and (ii) noting that Consep was not profitable for the LTM period ended June 30, 1998 at the operating income, EBITDA or net income levels, Piper determined that only LTM sales multiples were applicable for valuing Consep Common Stock under this approach. For the Comparable Companies, LTM sales multiples ranged from a high of 2.6 to a low of 0.6, with a mean and median of 1.4 and 1.0, respectively. Based on the closing price of Verdant common stock on September 8, 1998, the Exchange Ratio and Consep's estimated permanent debt and cash totals as of June 30, 1998, Piper calculated that the LTM sales multiple for the Merger (the "Merger LTM Sales Multiple") was approximately equal to 0.4.

  Analysis of Selected Merger and Acquisition Transactions. Piper reviewed numerous acquisitions involving target companies engaged in the manufacturing and/or marketing of agricultural and consumer lawn, garden and turf products and summarized the terms of ten selected acquisitions. The following table lists the transactions that Piper summarized (the "Comparable Acquisitions"):

   EFFECTIVE DATE
   OF TRANSACTION        ACQUIRING COMPANY               ACQUIRED COMPANY
   --------------        -----------------               ----------------
   12/22/97......   IMC Global, Inc.             Freeport-McMoRan, Inc.
   12/16/97......   Ringer Corporation           Southern Resources, Inc.
   3/6/97........   Potash Corp. of Saskatchewan Arcadian Corp.
   1/20/97.......   Thermo Ecotek                Biosys
   8/21/96.......   Crompton & Knowles Corp.     Uniroyal Chemical Co.
   3/1/96........   IMC Global, Inc.             Vigoro Corp.
   11/15/95......   Agrium Inc.                  Nu-West Industries, Inc.
   8/9/95........   Arcadian Corp.               Arcadian Partners L.P.
   4/21/95.......   Freeport-McMoRan, Inc.       Freeport-McMoRan Resource Ptnrs.
   3/31/95.......   Biosys                       Crop Genetics International

  The Comparable Acquisitions were selected on the basis of the comparability of the acquired companies to Consep with respect to several factors. These factors included, but were not limited to, sales attributable to the development, manufacture and/or marketing of agricultural and consumer lawn, garden and turf products. In addition, Piper concentrated on transactions that occurred since January 1, 1994, and those for which relevant financial data were available.

  For purposes of evaluating the Merger, valuation ratios were calculated for each of the Comparable Acquisitions based upon several variables, including sales, EBITDA, operating income and net income. Based upon a review of the Comparable Acquisitions and Consep's historical financial performance, Piper determined that, as with the Analysis of Selected Publicly Traded Companies, only the Comparable Acquisitions' LTM sales multiples were applicable to the valuation of Consep Common Stock under this approach. For the Comparable Acquisitions, LTM sales multiples ranged from a high of 3.2 to a low of 0.1, with a mean and median of 1.5 and

1.4, respectively. As noted previously, Piper calculated a Merger LTM Sales Multiple equal to approximately 0.4.

  Discounted Cash Flow Analysis. Piper assessed the present values of future cash flows that Consep's business activities could be expected to generate over a defined time period and the residual value of Consep at the end of the projected period (the "DCF Analysis"). In preparing the DCF Analysis, Piper used a set of projections prepared by Verdant and Consep management for calendar years 1999 through 2003. These five-year projections (the "Projections") formed the basis of the DCF Analysis.

  The Projections were evaluated with respect to various assumptions regarding discount rates and terminal operating income multiples used to calculate the residual value of Consep following the projection period. The discount rates that were considered ranged from 19% to 21% and the terminal operating income multiples that were considered ranged from 5 to 7 times. The projected cash flows and residual value were discounted to the present and adjusted for Consep's estimated permanent debt and cash as of June 30, 1998 to determine a range of values for Consep Common Stock. This range of values corresponded to LTM sales multiples ranging from approximately 0.4 to 0.6.

  Analysis of Merger & Acquisition Control Premiums. Piper also reviewed certain data to determine premiums paid for the acquisition of public companies in relation to their respective share prices prior to the announcement of an acquisition. According to Securities Data Corporation, average premiums for selected merger and acquisition transactions between January 1, 1997 and the current date involving public companies and transaction sizes between $10 million and $100 million were 31%, 37% and 47% based on the acquired companies' share prices as of one day, one week and four weeks prior to the acquisition announcements. This range of premiums was used by Piper to calculate implicit values of Consep's common stock (based on the last sale price of Consep common stock on July 14, 1998, the last trading day prior to the announcement that Consep had entered into a letter of intent to merge with Verdant) and corresponding LTM sales multiples, which ranged from
0.6 to 0.7.

  Accretion and Dilution Analysis. Piper also calculated the expected incremental earnings per share Verdant could expect to earn on the shares to be issued to the Consep Shareholders in the Merger and compared the pro forma combined results with Verdant's expectations for the future earnings on Verdant Common Stock. Specifically, Piper utilized the Projections and Verdant management's projections of (i) Verdant's own expected performance and (ii) the cost synergies it expects to realize as a result of the Merger, and determined that the Merger will be accretive to Verdant's earnings in both 1999 and 2000 if all of the estimated cost synergies are realized and both Consep and Verdant achieve their expected stand-alone earnings. If none of the expected synergies are realized but both companies' expected stand-alone earnings are achieved, the Merger will be dilutive to Verdant's 1999 earnings per share and approximately breakeven with respect to its fiscal year 2000 earnings per share.

  Contribution Analysis. Piper analyzed the ownership percentage of the Consep Shareholders in the consolidated entity post-transaction and compared such percentage with the proportion of future sales and EBITDA expected to be contributed to the consolidated entity by Consep. Based on this analysis, Consep Shareholders will own approximately 35% of the consolidated entity following the transaction, and Consep will be expected to contribute 45% of fiscal 1999 sales and 38% of fiscal 1999 EBITDA (excluding anticipated cost synergies) and 47% of fiscal 1999 EBITDA (including anticipated cost synergies).

  In reaching its conclusion as to the fairness of the consideration to be paid by Verdant for the Consep Common Stock in the Merger, Piper did not rely on any single analysis or factor described herein, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. The analyses of Piper are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Verdant, Consep or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the comparable companies and other factors that could effect the public trading value of the Comparable Companies to which Verdant and Consep were compared.

  For purposes of its opinion, Piper relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility independently to verify such information. Piper relied upon the assurances of the respective managements of Verdant and Consep that the information provided by Verdant and Consep had a reasonable basis and, with respect to financial planning data, products and technologies under development and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper incomplete or misleading. Financial planning data was prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions; and actual results could vary significantly from those set forth in such financial planning data.

  In arriving at its opinion, Piper did not perform and was not provided any appraisal or valuation of specific assets or liabilities (contingent or otherwise) of Verdant or Consep and expressed no opinion regarding the liquidation value of any entity. Piper did not make any physical inspection of the properties or assets of Verdant or Consep. Piper expressed no opinion as to the price at which shares of Verdant common stock have traded or at which shares of Verdant common stock may trade at any future time. Piper's opinion is based upon information available to Piper and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing the opinion.

  Verdant will pay Piper a fixed fee of $75,000 in cash and 25,000 shares of freely tradable Verdant common stock for the delivery of its written opinion that is included in this Joint Proxy Statement-Prospectus. No portion of this fee is contingent upon the consummation of the Merger. To date, Verdant has paid Piper $25,000 of the above cash fee. Verdant has also agreed to reimburse Piper for its reasonable out-of-pocket expenses and to indemnify Piper against certain liabilities, including those arising under securities laws.

REASONS OF CONSEP FOR THE MERGER

  In reaching its decision to approve the Merger Agreement and related transactions, and to recommend that the Consep Shareholders approve the Merger Agreement, the Consep Board considered several factors, including, but not limited to the following benefits of the Merger which the Consep Board believes will contribute to the success of the combined company:

  (i) The potential for increased sales to existing customers and to new customers as a result of a larger product line that better satisfies customer needs for integrated pest management across a broader spectrum of pest control.

  (ii) The opportunity to leverage research, field development and marketing capabilities and to share technology and technological expertise.

  (iii) The opportunity to achieve lower costs and expenses than the aggregate costs and expenses of Verdant and Consep if they were to continue to operate separately through elimination of duplicate facilities and infrastructure, reductions in staff and consolidation of research and development expenditures.

  (iv) Improved potential for the combined company to raise additional capital through debt or equity financing and thereby satisfy the funding needs of Verdant and Consep.

  In addition to the potential benefits summarized above, the Consep Board believes that additional reasons for shareholders of Consep to vote for approval of the Merger Agreement and the Merger include the absence of available alternative transactions including any that appear likely to offer the Consep Shareholders immediate or long-term economic benefits comparable or superior to the Merger.

  In particular, the Consep Board was influenced by a belief that a combination of Verdant and Consep would achieve an immediate critical mass of revenues from broader product offerings and have a greater chance of continuing to increase revenues and become a self-sufficient operation, and also had greater opportunities in the near-term to develop strategic partnerships and funding sources needed to satisfy ongoing cash and funding needs. The Consep Board also believes that the Merger will provide Consep with the opportunity to achieve increased marketing strength in the consumer pest control market.

  The Consep Board also considered negative factors relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on Consep's sales and operating results; (iii) Consep's ability to attract and retain key management, marketing and technical personnel; (iv) the risk that the pending governmental action and certain legal proceedings involving Verdant's wholly-owned subsidiary, Southern Resources, Inc. ("SRI"), and its subsidiaries relating to environmental contamination discovered on or near the manufacturing site operated by a subsidiary of SRI could result in material loss to Verdant and its subsidiaries, including SRI, taken as a whole; and (v) other risks described above under "Risk Factors." The Consep Board believed that these risks were outweighed by the potential benefits of the Merger.

  In the course of its deliberations during Board meetings held on August 11, August 31 and September 8, 1998, the Consep Board reviewed with Consep management a number of additional factors relevant to the Merger, including the strategic overview and prospects for Consep, its products and its finances. The Consep Board also considered, among other factors (i) information concerning Consep's and Verdant's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operation and businesses of Consep and Verdant before, and after, giving effect to the Merger; and (iii) current financial market conditions and historical market prices, volatility and trading information with respect to the Verdant Common Stock and Consep Common Stock. In addition, the directors reviewed the consideration to be received by Consep shareholders in the Merger and the relationship between the market value of Verdant Common Stock to be issued in exchange for each share of Consep Common Stock and the market value of Consep Common Stock and certain other measures. The Consep Board also considered the terms of the proposed Merger Agreement regarding Consep's rights to consider and negotiate other acquisition proposals in certain circumstances as well as the possible effects of the provisions regarding termination fees payable to Verdant. In addition, the Consep Board noted that the Merger is expected to be accounted for as a purchase transaction. The Consep Board considered financial presentations by its financial advisor, PCS, including the oral opinion of PCS delivered at the August 11, 1998 meeting of the Consep Board and the updated oral opinion of PCS delivered at the September 8, 1998 meeting of the Consep Board and the opinion of PCS dated September 8, 1998, which concluded that, as of such date, the aggregate merger consideration to be received by the shareholders of Consep as a whole was fair from a financial point of view. The opinion of PCS and the analysis underlying its opinion are summarized below, and a copy of the opinion dated September 8, 1998, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by PCS, is attached hereto as Appendix C. See "--Opinion of Consep's Financial Advisor."

  The foregoing discussion of the information and factors considered by the Consep Board is not intended to be exhaustive but is believed to include all materials factors considered by the Consep Board. In reaching its determination to approve the Merger and the transactions contemplated thereby, the Consep Board did not assign any relative or specific weights to the foregoing factors, and the individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement and considering, among other things, the matters discussed above, the Consep Board approved the Merger Agreement and the transactions contemplated thereby as being fair to, and in the best interests of, Consep and the Consep shareholders. There is no guarantee that the combined company will achieve or receive any of the benefits, cost savings or synergies described above.
See: "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

  BASED ON THE FOREGOING, THE CONSEP BOARD RECOMMENDS THAT CONSEP SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF CONSEP'S FINANCIAL ADVISOR

  Pacific Crest Securities, Inc. was retained by Consep to, among other things, render an opinion as to the fairness, from a financial point of view, to Consep Shareholders of the Exchange Ratio. On August 11, 1998, PCS presented its financial analysis of the terms and conditions of the Merger, and at the conclusion of its presentation, PCS delivered its oral opinion to the Consep Board to the effect that, as of such date and based upon and subject to the assumptions, objectives and qualifications stated in its opinion, the Exchange Ratio was fair to Consep Shareholders from a financial point of view. PCS subsequently updated and confirmed such oral opinion by delivering a written opinion dated September 8, 1998 to the same effect.

  A copy of PCS's opinion dated September 8, 1998 is attached hereto as Appendix C. Consep Shareholders are urged to read PCS's opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by PCS.

  PCS's opinion was prepared for the Consep Board and is directed only to the fairness of the Exchange Ratio to the shareholders of Consep from a financial point of view and does not constitute a recommendation to any Consep Shareholder as to how such shareholder should vote at the Consep Special Meeting. PCS was not retained as an advisor or agent to Consep Shareholders or any other person, other than as an advisor to the Consep Board. PCS's opinion does not constitute an opinion as to the price at which Verdant Common Stock will actually trade at any time. The Exchange Ratio was determined in arm's-length negotiations between Consep and Verdant. No restrictions or limitations were imposed by Consep upon PCS with respect to the investigations made or the procedures followed by PCS in rendering its opinion.

  PCS relied upon, and assumed the accuracy and completeness of, all of the financial and other information that was available to PCS from public sources, or that was provided to PCS by Consep, Verdant, or their respective representatives, or that was otherwise reviewed by PCS. PCS assumed also that the financial projections supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Consep and Verdant. PCS did not make an independent evaluation of any assets or liabilities or any independent verification of any of the information it reviewed. PCS also assumed that the Merger shall be accounted for using the purchase method of accounting, and that the conversion of shares pursuant to the Merger will take place as a tax-free exchange.

  PCS's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available as of, the date of the opinion. PCS undertook no obligation to update the opinion.

  PCS, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwriting; sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. PCS has performed investment banking and other services for Consep, including co-managing Consep's follow-on public offering on September 13, 1995.

  Consep paid PCS $65,000 for its services in providing the fairness opinions, which payment is not contingent upon the closing of the Merger. Consep also will provide PCS with reimbursement for PCS's out-of-pocket expenses, including reasonable fees and disbursements of counsel. Consep has agreed to indemnify PCS and its affiliates, and the directors, officers, agents, and employees of PCS and its affiliates, against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

  In conjunction with preparing its presentation to the Consep Board on August 11, 1998, and its written opinion dated September 8, 1998, PCS performed a variety of financial and comparative analyses as summarized below:

  Analysis of Comparable Publicly Traded Companies. PCS compared and projected selected historical and projected earnings and historical operating and financial ratios for both Consep and Verdant to corresponding data and ratios of five broad categories including large agriculture chemical companies, natural pesticide manufacturers, inorganic lawn and garden care products manufacturers, specialty chemical consumer product manufacturers, and specialty chemical distributors whose securities are publicly traded. In conducting its analysis, PCS compared the ratios implied by the Exchange Ratio based on closing market prices on August 31, 1998 and September 8, 1998 to the ratios implied from the market valuation of publicly traded companies selected by PCS for Consep and Verdant based upon qualitative factors which PCS deemed relevant. Data and ratios considered included: the ratio of enterprise value to last 12 months ("LTM") revenues, EBITDA and EBIT; and the ratio of market price to fiscal 1997, 1998 and 1999 projected earnings per share ("EPS").

  PCS obtained all projected information for the comparable companies from IBES which summarizes the estimates made by analysts employed by several investment banking firms and from the published reports of research analysts employed by investment banking firms, including analysts employed by PCS. No company utilized in this analysis is identical to Consep or Verdant. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies, compared to Consep or Verdant, as well as other factors that could affect the public trading value of the comparable group.

  Comparable Merger and Acquisition Analysis. PCS reviewed the implied valuation multiples of 25 selected merger and acquisition transactions in the comparable group. PCS compared the value implied by the Exchange Ratio based on closing market prices to certain ratios implied by the mean of certain ratios relating to the Transactions. The ratios were enterprise value implied by the purchase price as a multiple of the LTM revenues at the time of announcement or closing, the ratio of enterprise value to LTM EBITDA at the time of announcement or closing, and the ratio of enterprise value to LTM EBIT at the time of announcement or closing. No transaction utilized in this analysis is identical to the Merger. Accordingly an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Consep and the companies involved in the comparable group and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable transactions data.

  Discount Cash Flow Analysis. Discounted cash flow analysis derives the enterprise value for a company by computing the net present value of a company's future cash flows. For purposes of this analysis, PCS relied on projected and historical data as provided by Consep. In addition PCS relied on ratios from the comparable company analysis. From this analysis, PCS was able to arrive at a range of values that are based on various sales and terminal value growth rate scenarios.

  Accretion/Dilution Analysis. PCS analyzed Verdant and Consep's current and estimated income statements in order to determine whether the Merger would be accretive or dilutive to the existing Consep Shareholders In conducting the analysis, PCS considered two scenarios. In the first scenario PCS considered slight revenue growth and operating expense savings as a result of savings from the merger. In the second scenario PCS considered more aggressive revenue growth along with the same cost savings. In both scenarios PCS assumed that the Merger occurred in January 1998.

  Relative Contribution Analysis. For the relative contribution analysis, PCS determined what contributions Verdant and Consep have made and will make to the newly combined company on an enterprise value, equity, revenue and total asset basis. PCS then compared its results with the post-acquisition allocation of shares between Verdant and Consep after the Merger so as to determine fairness of the stock allocation. PCS's analysis of the Exchange Ratio based on closing market prices on August 31, 1998 and September 4, 1988 using relative contribution analysis was based upon determining the average implied Exchange Ratio based upon Consep's respective EPS for 1997, 1998 and 1999. In this case, PCS relied on the average earnings estimates for 1998 and 1999 using IBES and conservative-case internal management estimates for Consep.

  Stock Trading Price History. PCS reviewed the history of the trading prices for Consep Common Stock over the 52 weeks prior to the announcement of the Merger. The Consep Common Stock traded between $.625 and $2.125 per share and had a high price of $2.125 on October 15, 1997. Over the 90 days prior to the announcement of the Merger, the Consep Common Stock traded between $.625 and $1.8125 per share.

  The summary set forth above does not purport to be a complete description of the analyses performed by PCS, but describes, in summary form, the material elements of the presentations made by PCS to the Consep Board in connection with rendering its written opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by PCS was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. PCS did not attribute any particular weight to any analysis or factor considered by it, but rather considered the results of the analysis in light of each other and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, PCS believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. The analyses performed by PCS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

EFFECTIVE TIME

  As soon as practicable after satisfaction or, to the extent permitted in the Merger Agreement, waiver of all conditions set forth below, the parties will cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Oregon and make all other filings or recordings required by Oregon Law in connection with the Merger and the transactions contemplated by the Merger Agreement. The Merger will become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Oregon or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger.

EXCHANGE OF CERTIFICATES

  As of the Effective Time, Verdant will deposit with Norwest Bank Minnesota, National Association or such other bank or trust company as may be designated by Verdant and as is reasonably acceptable to Consep (the "Exchange Agent") certificates representing the shares of Verdant Common Stock issuable for the Merger Consideration (such shares of Verdant Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will hold the Exchange Fund for the benefit of holders of shares of Consep Common Stock. The Exchange Agent will distribute the Exchange Fund pursuant to provisions for the conversion of the securities in exchange for outstanding shares of Consep Common Stock. Except as contemplated by provisions for termination of the Exchange Fund, the Exchange Fund will not be used for any other purpose.

  As promptly as practicable after the Effective Time, Verdant will cause the Exchange Agent to mail to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Consep Common Stock (the "Certificates") a letter of transmittal in customary form. The letter of transmittal will specify that delivery of Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent. The Exchange Agent will accompany the letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Verdant Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Verdant Common Stock which such holder has the right to receive pursuant to such provisions of the Merger Agreement (after taking into account all the shares of Consep Common Stock then held by such holder under all such Certificates so surrendered), and any dividends or other distributions to which such holder is entitled. If there is a transfer of Share ownership which is not registered in the transfer records of Consep, a certificate representing the proper number of shares of Verdant Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the issuance of shares of Verdant Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Verdant that such tax has been paid or is not applicable. Subject to certain exceptions, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Certificate representing shares of Verdant Common Stock, cash in lieu of any fractional shares of Verdant Common Stock, and any dividends or other distributions to which such holder is entitled.

  No fractional shares of Verdant Common Stock will be issued upon the surrender of Certificates. Each holder of shares of Consep Common Stock exchanged for shares of Verdant Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Verdant Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Verdant Common Stock multiplied by the closing price of Verdant Common Stock on the closing date of the Merger.

  Verdant will not pay dividends or other distributions to the holder of any unsurrendered Certificate, and Verdant will not make any cash payment for fractional shares to any such holder until the holder of record of such Certificate surrenders such Certificate. Such payments will be made, without interest, only when the Certificate is surrendered.

  The Exchange Agent will deliver any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for two years after the Effective Time to Verdant, upon demand. After that time, any holders of the Certificates who have not complied with the provisions for exchange of Certificates will be required to look only to Verdant for payment of their claim for Verdant Common Stock, any cash in lieu of fractional shares of Verdant Common Stock, and any dividends or distributions with respect to Verdant Common Stock.

  None of Verdant, Merger Subsidiary, Consep or the Exchange Agent will be liable to any person in respect of any shares of Verdant Common Stock (or dividends or distributions with respect thereto) or cash in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  The Exchange Agent will invest any cash included in the Exchange Fund in deposit accounts, as directed by Verdant, on a daily basis. The Exchange Agent will pay any interest and other income resulting from such investments to Verdant.

  If any Certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the surviving corporation, upon the delivery to the Exchange Agent of a bond in such sum as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of Verdant Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Verdant Common Stock deliverable in respect thereof, pursuant to this Agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Verdant, Merger Subsidiary and Consep, (which representations and warranties are subject, in certain cases, to specified exceptions) to: (1) its organization, existence and good standing; (2) its subsidiaries and their corporate organization and existence; (3) its corporate power to consummate the transactions contemplated by the Merger Agreement; (4) required governmental or regulatory approvals to consummate the Merger; (5) the lack of any conflict between the Merger and the charter, bylaw, laws or assets of the parties; (6) its capitalization; (7) its compliance with securities law filing requirements; (8) the absence of certain adverse events, occurrences or developments; (9) its title to properties; (10) its accounts receivable; (11) its inventory; (12) the filing of all tax returns and payment of all required taxes; (13) its performance of material obligations in connection with disclosed contracts and commitments; (14) its intellectual property rights;
(15) the absence of pending or threatened litigation; (16) its outstanding claims, pending or threatened for breach of warranties and product warranties;
(17) its employees; (18) its employee benefit plans; (19) its insurance; (20) the absence of certain affiliate transactions; (21) its customers and suppliers; (22) its former distributors that were terminated; (23) its officers and directors and the existence of bank accounts; (24) the absence of any collective bargaining agreements or other labor union contract applicable to persons employed by any of the parties; (25) its compliance with laws; (26) except for fees payable to PCS by Consep, the absence of any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement; (27) tax treatment of the Merger; (28) the absence of certain illegal activities; (29) certain contract matters; (30) its compliance with environmental laws; (31) absence of liens; and (32) the absence of any untrue statement of a material fact or omission of a material fact with regard to the various representations and warranties contained in the Merger Agreement.

COVENANTS AND AGREEMENTS

  Pursuant to the Merger Agreement, each of Verdant, Merger Subsidiary and Consep have agreed that, prior to the Effective Time, they will, among other things, conduct their respective businesses in the ordinary course consistent with past practice and use reasonable efforts to preserve intact their business organizations and relationships with third parties. Prior to the Effective Time, neither Consep nor any of its subsidiaries, without prior written approval of Verdant, will (1) amend its articles of incorporation, bylaws or other comparable charter documents; (2) (a) declare or pay dividends, (b) split, combine or reclassify any of their capital stock, or issue or authorize the issuance of any other securities, or (c) purchase, redeem or otherwise acquire any shares of capital stock; (3) issue, grant, award, sell, pledge or otherwise encumber any shares of their capital stock or any other voting securities; (4) acquire or agree to acquire by merger, consolidation, asset purchase or any other manner (a) any corporation, partnership, joint venture, association or other business organization, or (b) any assets that are material to Consep, except purchases of inventory in the ordinary course of business; (5) sell, lease, license, mortgage, subject to lien or otherwise dispose of any of its assets that are material individually or in the aggregate, except sales of inventory in the ordinary course of business; (6) incur any indebtedness or make any loans, advances or capital contributions to any other person other than to Consep or its subsidiaries or to employees consistent with past practice; (7) make or agree to make any new capital expenditure or expenditures which individually is in excess of $5,000 or in the aggregate are in excess of $25,000; (8) make any tax election or settle or compromise any tax liability, or make any change in any method of accounting for taxes or accounting policy or practice with respect to taxes;
(9) pay, discharge, settle or satisfy any material claims, liabilities or obligations other than payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice; (10) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Consep is a party or waive, release or assign any material rights or claims; (11) enter into any contract or agreement with sales representative or distributor; (12) except as required by law or in the ordinary course of business, change any bonus plan, compensation, fringe benefit or grant any awards or take any action to fund any employee plan, agreement or arrangement; (13) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; (14) take any action that without regard to any action taken by Consep or any of its affiliates that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (15) pay any fees of any legal or tax advisor retained in connection with the Merger calculated on a basis other than an hourly basis at the maximum agreed rates per hour (16) enter into any written employment agreement with any employee or any verbal agreement providing for benefits not equivalent to employees of similar position in Consep; (17) accelerate the vesting of any of Consep's options; or (18) authorize any of, or commit or agree to take any of, the foregoing actions. Neither Verdant nor any of its subsidiaries, without the prior written approval of Consep, will (1) except for the Charter Amendment, amend its articles of incorporation, bylaws or other comparable charter or organizational documents; (2) (a) declare or pay dividends, (b) split, combine or reclassify any of their capital stock, or issue or authorize the issuance of any other securities, or (c) purchase, redeem or otherwise acquire any shares of capital stock; (3) issue more than 2,500,000 shares of Verdant Common Stock any other voting securities, or any securities convertible into or any rights, warranties or options to acquire such shares, voting securities or convertible securities, at a price equivalent that is less than 75% of the market price of the Parent Common Stock on the date of issuance; (4) make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement; (5) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (6) authorize any of, or commit or agree to take any of, the foregoing actions.

  Consep has covenanted that it will not, prior to the Effective Time, participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person concerning any Competing Transaction, or permit or authorize any of their respective directors, officers, employees, shareholders or representatives (including, without limitation, any financial advisor, attorney or accountant) or any of their subsidiaries to take any such action. Consep is required to provide Verdant notice of any inquiries, proposals or requests for information concerning any Competing Transaction. For such purposes, a "Competing Transaction" shall mean any of the following involving Consep (1) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Verdant or Consep, as the case may be, or any proposal or offer to acquire in any manner 20% or more of their voting equity securities in a single transaction or series of related transactions;
(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of their assets in a single transaction or a series of related transactions; or (3) any agreement to, or public announcement of a proposal, plan or intention to do any of the foregoing. Notwithstanding the foregoing, nothing contained in the Merger Agreement shall prevent Consep or Consep's Board from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal or inquiry concerning a Competing Transaction by such person or entity or recommending an unsolicited bona fide written proposal concerning a Competing Transaction to the Consep Shareholders if and only to the extent that (i) the Consep Board believes in good faith that such Competing Transaction would, if consummated, result in a transaction more favorable to Consep's shareholders from a financial point of view than the transaction contemplated by the Merger Agreement and the Consep Board determines in good faith after consultation with outside legal counsel that such action is necessary for Consep to comply with its fiduciary duties to Consep's Shareholders under applicable law, and (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Consep Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated June 30, 1998, between Verdant and Consep.

  Verdant and Consep have also agreed to take certain other actions, including: (1) all actions necessary to convene meetings of shareholders to vote on approval of the Merger Agreement, the Merger, the Charter Amendment and certain other matters outlined in the Merger Agreement; (2) to cooperate in the preparation of a registration statement on Form S-4 to be filed by Verdant in connection with the issuance of Verdant Common Stock in the Merger;
(3) to provide to each other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than the information and documents that in the opinion of such other party's legal counsel may not be disclosed under applicable law; (4) to comply with all of their respective obligations under the Confidentiality Agreement; (5) to consult with each other before issuing any press release or making any public statement; (6) to use reasonable efforts to (a) take all appropriate action necessary under applicable law or required to be taken by any governmental entity to consummate the Merger, (b) obtain appropriate licenses, waivers or approvals from any governmental entities, (c) give any notices to non-governmental entities and obtain necessary third party consents, and (iv) make necessary filings under the securities laws and any other applicable law;
(7) to indemnify, defend and hold harmless the present and former officers and directors of Consep against certain losses and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the extent permitted or required as of the Agreement Date (as defined in the Merger Agreement) under the Consep Articles and the Consep Bylaws; (8) to deliver certain information necessary to comply with Rule 145 under the Securities Act; (9) to prepare and submit certain listing applications;(10) to file all tax returns; and (11) to cause Volker G. Oakey and Walter C. Babcock to be appointed and later nominated to the Verdant Board.

CONDITIONS

  The respective obligations of Consep, Verdant and Merger Subsidiary to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions: (1) the holders of a majority of shares of outstanding Verdant Common Stock and Consep Common Stock must approve the Merger Agreement in accordance with state law, and their respective charters and bylaws; (2) all filings and approvals from governmental entities necessary for the consummation of the transactions contemplated by the Merger Agreement must have been filed and all applicable waiting periods must have run or obtained; (3) the Form S-4 must have become effective under the Securities Act, without stop orders or proceedings commenced or threatened by the Commission; (4) there must be no legal restraint or prohibition preventing the consummation of the Merger; and (5) the Charter Amendment must be approved by the Verdant Shareholders and shall have been filed with the Secretary of State of the State of Minnesota.

  The obligations of Verdant and Merger Subsidiary to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions unless waived by Verdant: (1) the accuracy of the representations and warranties of Consep as of the Closing Date; (2) the performance by Consep of the obligations and covenants required to be performed by it prior to or as of the Closing Date; (3) the receipt of certain consents, approvals and authorizations; and (4) receipt of executed copies of affiliate letters.

  The obligation of Consep to effect the Merger is subject to the satisfaction prior to or upon the closing of the following conditions, unless waived by
Consep: (1) the accuracy of the representations and warranties of Verdant and Merger Subsidiary as of the Closing Date; (2) the performance of all obligations and covenants required to be performed by Verdant and Merger Subsidiary prior to or as of the Closing Date; (3) the receipt of certain consents, approvals and authorizations; (4) the listing of shares of Verdant Common Stock constituting the Merger Consideration on the Nasdaq National Market and (5) the receipt by Consep of an opinion in form and substance satisfactory to Consep of Ater Wynne LLP as to certain tax matters.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the Merger by the shareholders of Consep or of
Verdant: (1) by mutual written consent of each of Verdant, Merger Subsidiary and Consep; (2) by either Verdant, Merger Subsidiary or Consep if either (a) the Effective Time has not occurred on or before December 31, 1998 (except that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or (b) there is a law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, ruling, or taken any action restraining, enjoining or otherwise prohibiting the Merger that has become final and unappealable; (3) by either Verdant or Merger Subsidiary if the Consep Board of Directors changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Verdant or Merger Subsidiary or shall have resolved to do so or, recommends to the shareholders of Consep any Competing Transaction, or resolved to do so; (4) by Consep if the Verdant Board withdraws, modifies, or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Consep or resolved to do so; (5) by either Verdant, Merger Subsidiary or Consep if the shareholders of Consep fail to approve the Merger Agreement and the Merger;
(6) by either Verdant, Merger Subsidiary or Consep, if shareholders of Verdant fail to approve the Merger Agreement, the Merger or the Charter Amendment; (7) by Consep, in the event of a material breach by Verdant or Merger Subsidiary of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Verdant or Merger Subsidiary due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998; or (8) by Verdant, in the event of a material breach by Consep of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Consep due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998.

  In the event of termination of the Merger Agreement pursuant to the termination provisions, the Merger Agreement will forthwith become void, there will be no liability under the Merger Agreement on the part of Verdant, Merger Subsidiary or Consep or any of their respective officers or directors and all rights and obligations of any party will cease, subject to the provision for Termination Fees.

TERMINATION FEES

  The Merger Agreement provides that if the Merger Agreement is terminated because (1) Consep withdraws, modifies, or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Verdant or Merger Subsidiary or shall have resolved to do any of the foregoing or, the Consep Board shall have recommended to the Consep Shareholders any Competing Transaction or resolved to do so, for any reason other than the occurrence of an event or the discovery of a falsity or a representation or warranty relating to Verdant that has a Parent Material Adverse Effect, (2) Consep's Shareholders shall have failed to approve the Merger Agreement and the Merger at the Consep Special Meeting (including any adjournment or postponement thereof) and a Competing Transaction exists on the date of the Consep Special Meeting, or (3) of a material breach by Consep of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach Consep due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998 and the breach giving rise to such termination is a result of a Competing Transaction, then Consep shall pay Verdant a fee of $1,000,000 and shall reimburse Verdant and Merger Subsidiary for all of their out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement (such fee and expenses being referred to herein as the "Termination Fee"). Such Termination Fee shall be due and payable within thirty (30) days of termination of the Merger Agreement; provided that, in no event shall Consep be required to pay the Termination Fee to Verdant if, immediately prior to the termination of the Merger Agreement, Verdant was in breach of any of its material obligations under the Merger Agreement. In the event that Consep shall fail to pay the Termination Fee when due, there shall also be paid the costs and expenses actually incurred or accrued by Verdant or Merger Subsidiary (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of the Termination Fee, together with interest on such unpaid Termination Fee, commencing on the date that such Termination Fee becomes due, at a rate equal to the prime rate of interest published in the Wall Street Journal plus 2%.

WAIVER AND AMENDMENT

  The Merger Agreement may be changed or modified by the parties only by action taken by or on behalf of their respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement by the Consep Shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Consep Common Stock will be converted upon consummation of the Merger.

  At any time prior to the Effective Time, any party may (1) extend the time for the performance of any obligation or other act of any other party, (2) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant the Merger Agreement, and (3) waive compliance with any agreement or condition contained in the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consep and Verdant expect that the Merger will constitute a reorganization within the meaning of Section 386(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Consep Shareholders upon the receipt solely of Verdant Common Stock for Consep Common Stock pursuant to the Merger. The Internal Revenue Service (the "Service") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, Consep will rely on the opinion of Ater Wynne LLP, legal counsel to Consep, dated October 21, 1998, as to certain federal income tax consequences of the Merger. Such opinion is based upon facts described therein and upon certain assumptions and certain representations made by Consep and Verdant. The opinion of Ater Wynne LLP is based on the Code, the Regulations promulgated thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the opinion will be upheld by the courts if challenged by the Service. Each holder of Consep Common Stock is urged to consult his or her own tax and financial advisors as to the federal income tax consequences of the Merger under such shareholder's own particular facts and circumstances and also as to any state, local, foreign or other tax consequences arising out of the Merger.

  The opinion of Ater Wynne LLP, which is based upon facts and representations provided to such firm, and subject to various assumptions, provides that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that the following material federal income tax consequences will result from the Merger:

    (a) Verdant, Merger Subsidiary and Consep will each be a party to that reorganization within the meaning of Code Section 368(b);

    (b) No income, gain or loss will be recognized for federal income tax purposes by Consep as a result of the consummation of the Merger; and

    (c) No income, gain or loss will be recognized for federal income tax purposes by the Consep Shareholders upon the exchange in the Merger of shares of Consep Common Stock solely for shares of Verdant Common Stock (except to the extent of any cash received in lieu of fractional shares).

  The obligation of Consep to consummate the Merger is conditioned upon the opinion of Ater Wynne LLP not having been withdrawn or modified in any material respect prior to such consummation.

  Provided that the Merger does qualify as a "reorganization," the tax basis of Verdant Common Stock received by a Consep Shareholder who exchanges all of such shareholder's Consep Common Stock solely for Verdant Common Stock in the Merger will be the same as the tax basis of the Consep Common Stock surrendered therefor reduced by the amount of cash received for fractional shares.

  Holders of warrants to purchase shares of Consep Common Stock should not recognize taxable income, gain or loss as a result of the assumption of such warrants by Verdant pursuant to the terms of the Merger Agreement. Holders of options to acquire Consep Common Stock under Consep's 1992 Stock Incentive Plan, 1993 Stock Incentive Plan, 1993 Stock Option Plan for Nonemployee Directors, or 1997 Stock Incentive Plan, each as amended (the "Option Plans") should not recognize income, gain or loss as a result of the assumption of the Option Plans by Verdant pursuant to the terms of the Merger Agreement.

  The foregoing is only a summary description of the material anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of each Consep Shareholder. It does not discuss all of the consequences that may be relevant to Consep Shareholders entitled to special treatment under the Code (such as banks, insurance companies, dealers in securities, exempt organizations or foreign persons or entities) or to Consep Shareholders who acquired their Consep Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself, and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision of whether to vote in favor of the Merger. No information is provided herein with respect to the tax consequences, if any, of the Merger or the exchange of shares pursuant thereto under state, local, foreign or other tax laws.

  A successful challenge by the Service to the "reorganization" status of the Merger would result in a Consep Shareholder recognizing gain or loss with respect to each share of Consep Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, at the Effective Time, of the Verdant Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Verdant Common Stock so received would equal its fair market value, and the holding period for such stock would begin the day after consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Each of Volker G. Oakey, Steven R. Hartmeier and Kenneth C. Rymer, officers and managers of Consep, as well as eight other manager level employees of Consep (the "Consep Executives"), is a party to a Control Change Agreement with Consep. Each Control Change Agreement provides that each of the Consep Executives may receive certain severance benefits if the employment of such Consep Executive is terminated, whether voluntarily or involuntarily, within two (2) years after a "Change of Control" of Consep and a "Material Adverse Change in Employment" with respect to Messrs. Oakey, Hartmeier and Rymer, and within one year after a "Change of Control" of Consep and a "Material Adverse Change in Employment" of the eight other manager level employees of Consep. The Merger will constitute a Change of Control of Consep for purposes of such agreements. A "Material Adverse Change in Employment" means, without the employee's consent, a material adverse change in the employee's duties, reporting responsibilities or title, any removal or failure to reelect or reappoint the employee other than for cause or upon death, disability or retirement, any reduction of the employee's base salary or a relocation of the employee away from the principal executive offices of Consep. The severance benefits include salary continuation benefits, plus continued life insurance, health insurance, dental insurance and disability insurance benefits for a period of two years after termination with respect to Messrs. Oakey, Hartmeier and Rymer, and for a period of one year after termination with respect to the eight other manager level employees of Consep.

  Consep, and from and after the Effective Time, Verdant and Consep will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Time, a director or officer of Consep or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts there paid in settlement with the approval of Verdant in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement). Such indemnification is given in each case to the full extent a corporation is permitted to do so under the Oregon Business Corporation Act and Consep's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

CONFLICTS OF INTEREST

  As of the Consep Record Date, non-employee members of the Consep Board beneficially owned an aggregate of 351,389 shares of Consep Common Stock and held options to acquire an aggregate of 26,250 shares of Consep Common Stock exercisable at prices ranging from $4.625 to $1.313 per share. See "OWNERSHIP OF CONSEP COMMON STOCK." Assuming a closing price per share of Verdant Common Stock on the Closing Date (as defined in the Merger Agreement) of $1.1875, the aggregate dollar value of Verdant Common Stock to be received by these non-employee directors in respect of issued and outstanding shares of Consep Common Stock would be approximately $396,411, representing approximately 3.6% of the aggregate consideration to be received by all holders of Consep Common Stock. Pursuant to the Merger Agreement, all outstanding options to purchase shares of Consep Common Stock, including those held by the non-employee directors of Consep, would be assumed by Verdant and automatically converted into options to purchase shares of Verdant Common Stock. Assuming a closing price per share of Verdant Common Stock on the Closing Date of $1.1875, the options to purchase shares of Verdant Common Stock to be received by these non-employee directors in respect of outstanding options to purchase Consep Common Stock would initially have no value since the exercise price of such options to purchase Verdant Common Stock would be greater than the assumed closing price of $1.1875 per share.

  As of the Consep Record Date, the executive officers of Consep beneficially owned an aggregate of 335,951 shares of Consep Common Stock and held options to purchase an aggregate of 278,858 shares of Consep Common Stock exercisable at prices ranging from $3.25 to $0.50 per share. See "OWNERSHIP OF CONSEP COMMON STOCK." Assuming a closing price per share of Verdant Common Stock on the Closing Date of $1.1875, the aggregate dollar value of Verdant Common Stock to be received by these executive officers in respect of issued and outstanding shares of Consep Common Stock would be approximately $378,995, representing approximately 3.5% of the aggregate consideration to be received by all holders of Consep Common Stock. Pursuant to the Merger Agreement, all outstanding options to purchase shares of Consep Common Stock, including those held by the executive officers of Consep, would be assumed by Verdant and automatically converted into options to purchase shares of Verdant Common Stock. Assuming a closing price of Verdant Common Stock on the Closing Date of $1.1875, the aggregate dollar value of options to purchase Verdant Common Stock to be received by these executive officers in respect of outstanding options to purchase Consep Common Stock would be approximately $25,126, representing approximately 80% of the aggregate consideration to be received by all holders of options to purchase shares of Consep Common Stock.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Verdant under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. Income of the combined company will not include income or loss of Consep prior to the Effective Date.

RESALE OF VERDANT COMMON STOCK RECEIVED BY CONSEP SHAREHOLDERS

  The shares of Verdant Common Stock issuable to Consep Shareholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of Verdant or Consep, as that term is defined in rules promulgated under the Securities Act.

  Shares of Verdant Common Stock received by those Consep Shareholders who are deemed to be "affiliates" of Consep at the time of the Consep Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

  Consep has agreed in the Merger Agreement to use its reasonable best efforts to obtain and deliver to the other party, on or prior to the date of mailing of this Joint Proxy Statement-Prospectus, signed representation letters from each director, executive officer and other person who may reasonably be deemed to be an "affiliate" of Consep to the effect that such persons will not, among other things, offer to sell, transfer or otherwise dispose of any of the shares of Verdant Common Stock distributed to them pursuant to the Merger except, in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to Verdant, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. This Joint Proxy Statement-Prospectus does not cover resales of Verdant Common Stock received by persons who are deemed to be "affiliates" of Consep. No person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resales.

APPRAISAL RIGHTS

  No Appraisal Rights for Verdant Shareholders. Under the MBCA, holders of Verdant Common Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

  No Appraisal Rights for Consep Shareholders. Under the OBCA, holders of Consep Common Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

BOARD OF DIRECTORS

  Immediately after the Effective Time, Verdant will cause Volker Oakey and Walter C. Babcock to be appointed to the Verdant Board, and thereafter at the next annual meeting of Verdant, the Verdant Shareholders will cause Volker Oakey and Walter C. Babcock to be nominated and will use their best efforts to cause them to be elected as directors of Verdant. In the event that the Merger Agreement is not approved, each of the following directors, except Volker Oakey and Walter C. Babcock, will remain and be continuing directors of Verdant.

                             DIRECTOR              PRINCIPAL OCCUPATION AND
         NAME            AGE   SINCE        BUSINESS EXPERIENCE FOR PAST FIVE YEARS
         ----            --- ---------      ---------------------------------------
Stanley Goldberg          51   1992    Chairman of the Board of Directors of Verdant
                             (Verdant) since 1997; Chief Executive Officer of Verdant
                                       since 1993, President of Verdant since September
                                       1992. Vice President and General Manager of
                                       Thomson, S.A., World Wide Audio Division, a
                                       defense and electronics company from 1990 to
                                       1992; General Manager of Thomson S.A., Audio
                                       Americas Operations from 1988 to 1990; Manager of
                                       Product Development for General Electric Company,
                                       a consumer and industrial products and defense
                                       company, from 1986 to 1988. Director of Destron-
                                       Fearing Corporation.
Gordon F. Stofer          50   1985    President of Cherry Tree Investments, Inc. and
                             (Verdant) Managing General Partner of Cherry Tree Ventures
                                       venture capital partnerships since 1980. Chairman
                                       of the Board of Directors of Verdant from 1986 to
                                       1997. Director of Coda Music Technology, Inc.,
                                       Insignia Systems Incorporated and Harmony Brook,
                                       Inc.
Robert W. Fischer         79   1981    President of R.W. Fischer & Company, Inc., a
                             (Verdant) corporate development and investment banking
                                       services company, since 1979. Director of Apertus
                                       Technologies Incorporated.
Donald E. Lovness         73   1965    Former Senior Scientist of Verdant until his
                             (Verdant) retirement in December 1988.
Franklin Pass, M.D.       61   1990    Chairman and Chief Executive Officer of Medi-Ject
                             (Verdant) Corporation, a manufacturer of needle-free
                                       injection devices, since 1992; President of
                                       International Agricultural Investments, Ltd., an
                                       agricultural and consulting partnership from 1990
                                       to 1993; Chairman and Chief Executive Officer of
                                       Bioseeds International, Inc., an agricultural
                                       seed company, from 1987 to 1990.
Frederick F. Yanni, Jr.   55   1993    President and Chief Executive Officer of Health
                             (Verdant) Services Medical Corporation of Central New York,
                                       Inc., a network health maintenance organization,
                                       since 1976; President and Chief Executive Officer
                                       of Health Services Association, a provider of
                                       ambulatory care, since 1972.
John F. Hetterick         52   1993    Independent consultant in the consumer products
                             (Verdant) industry since 1997; President and Chief
                                       Executive Officer of Rollerblade, Inc., a
                                       manufacturer of in-line skates, from 1992 to
                                       1997; President of Tonka International, a
                                       division of Tonka, Corporation, a toy
                                       manufacturer, from 1989 to 1991; Vice President--
                                       Marketing of Pepsi-Cola International, a
                                       manufacturer and distributor of soft drinks from
                                       1986 to 1989.

                              DIRECTOR              PRINCIPAL OCCUPATION AND
        NAME              AGE   SINCE        BUSINESS EXPERIENCE FOR PAST FIVE YEARS
        ----              --- ---------      ---------------------------------------
Richard Mayo               57   1987    President of Richard Mayo and Associates, a
                              (Verdant) consulting firm specializing in the lawn and
                                        garden industry, since 1991; President of The
                                        Chas. H. Lilly Company, a marketer of consumer
                                        lawn and garden pesticides, fertilizers and
                                        seeds, from 1990 to 1991; Executive Vice
                                        President and Chief Operating Officer of the
                                        Chas. H. Lilly Company from 1987 to 1990.
David K. Vansant           53   1998    Executive Vice President--Corporate Development
                              (Verdant) of the Verdant since 1997. Chairman and Chief
                                        Executive Officer of Southern Resources, Inc.
                                        from 1986 until Southern Resources, Inc. was
                                        acquired by Verdant in 1997.
Volker G. Oakey            57   1984    Mr. Oakey has been a director of Consep since
                              (Consep)  1984 and was appointed President and Chief
                                        Executive Officer of Consep in 1988. Mr. Oakey
                                        was appointed Chief Financial Officer and
                                        Secretary of Consep in September 1998. From 1986
                                        to 1988, Mr. Oakey was a Manager with the
                                        investment banking firm of Brown Brothers
                                        Harriman. Prior to that, Mr. Oakey spent fifteen
                                        years at Bethlehem Steel Corporation, serving
                                        most recently as Assistant Treasurer of that
                                        Company. Mr. Oakey is a member of the Board of
                                        Directors of Bend Research, Inc. Mr. Oakey holds
                                        an M.B.A. from The Wharton School of Business at
                                        the University of Pennsylvania and a B.A. in
                                        Economics from the University of Maryland.
Walter C. Babcock, Ph.D.   50   1984    Dr. Babcock has been a director of Consep since
                              (Consep)  it was formed in 1984 and was appointed to the
                                        Compensation Committee of the Board of Directors
                                        of Consep in September 1996. Dr. Babcock is
                                        President, Chief Executive Officer and Chairman
                                        of the Board of Directors of Bend Research, Inc.,
                                        where he has been employed since 1976. Dr.
                                        Babcock holds a Ph.D. in Physical Chemistry from
                                        the University of Oregon.

MANAGEMENT

  The executive officers of Verdant after the Merger will be comprised of current members of Verdant's senior management. Specifically, it is expected that Stanley Goldberg will continue to be President and Chief Executive Officer of Verdant and, Mark G. Eisenschenk, David K. Vansant, William DeMare and Scott Glatstein, each of Verdant, will remain Executive Vice President, Chief Financial Officer and Secretary, Executive Vice President of Corporate Development, Vice President of Technology and Commercial Products, and Vice President and General Manager--Retail Sales, respectively, of Verdant. In addition, it is expected that Volker G. Oakey will continue to be President, Chief Executive Officer and Chief Financial Officer of Consep and, Kenneth C. Rymer and Steven R. Hartmeier, each of Consep, will remain Vice President, Consumer Products and Vice President, Commercial Agriculture Products, respectively, of Consep. See "THE MERGER--Interests of Certain Persons in the Merger."

OPERATIONS

  Verdant and Consep expect to ultimately realize annual pre-tax cost savings of approximately $1.1 million as a result of the Merger. Such cost savings are expected to be realized by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or corporate overhead expenses. No adjustment has been included in the unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement-Prospectus for the anticipated cost savings.

  The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Verdant or Consep, including regulatory factors, economic conditions, and unanticipated changes in business conditions. Therefore, no assurances can be given with respect to the ultimate level of cost savings, if any, to be realized, or that such savings will be realized in the time frame currently anticipated. See "SUMMARY--Selected Historical Financial Data," "SUMMARY--Pro Forma Selected Historical Financial Data," "FINANCIAL STATEMENTS--Unaudited Pro Forma Condensed Combined Financial Statements" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

COSTS INCURRED IN CONNECTION WITH THE MERGER

  Verdant and Consep also anticipate that they will incur Merger-related expenses and restructuring charges in connection with the Merger, which costs are estimated to be approximately $1.0 million (pre-tax) in the aggregate. These items principally result from expenses to be incurred in connection with the integration of operations and systems, elimination of redundancies, and staff reductions and officer and employee retention arrangements. It is anticipated that substantially all of these expenses and charges will be incurred in the first year following the Merger.

  The expenses and charges to be incurred in connection with the Merger are dependent upon various factors beyond the control of Verdant and Consep. No assurance can be given that such expenses and charges will not exceed the amounts described above. See "SUMMARY--Selected Historical Financial Data," "SUMMARY--Pro Forma Selected Historical Financial Data," "FINANCIAL STATEMENTS--Unaudited Pro Forma Condensed Combined Financial Statements" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

CORPORATE HEADQUARTERS

  Verdant's corporate headquarters will remain in Bloomington, Minnesota. In addition, it is expected that Verdant will continue to operate key portions of its businesses from Consep's offices in Bend, Oregon.

  For additional information regarding management and operations of the combined company, see "BUSINESS OF VERDANT," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND, RESULTS OF OPERATIONS OF VERDANT," "BUSINESS OF CONSEP" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP.

                    MARKET PRICES AND DIVIDEND INFORMATION

VERDANT

  The Verdant Common Stock is traded on the Nasdaq National Market under the symbol "VERD." The following table sets forth the range of high and low sales prices as reported by the Nasdaq National Market during the periods indicated.

                                                                   PRICE RANGE
                                                                  -------------
   QUARTER                                                         HIGH   LOW
   -------                                                        ------ ------
   Fiscal Year Ended September 30, 1996:
     First....................................................... $2.125 $1.375
     Second......................................................  2.000  1.625
     Third.......................................................  2.750  1.375
     Fourth......................................................  2.325  1.375
   Fiscal Year Ended September 30, 1997:
     First....................................................... $2.125 $1.250
     Second......................................................  1.688  1.031
     Third.......................................................  1.750  1.000
     Fourth......................................................  1.813  1.063
   Transition Period:
     October 31, 1997 to December 31, 1997.......................  2.125  1.125
   Fiscal Year Ending December 31, 1998:
     First.......................................................  2.125  1.250
     Second......................................................  2.938  1.750
     Third.......................................................  2.500  1.063
     Fourth (through October 20, 1998)...........................  1.250  0.875

  On September 9, 1998, the last trading day before Verdant and Consep publicly announced the execution of the Merger Agreement, the closing price per share of Verdant Common Stock was $1.25. On October 20, 1998, the last trading day prior to the printing of this Joint Proxy Statement-Prospectus, such price was $1.25. Past price performance is not necessarily indicative of likely future price performance. Holders of Verdant Common Stock and Consep Common Stock are urged to obtain current market quotations for shares of Verdant Common Stock.

  Verdant has never declared or paid cash dividends on the Verdant Common Stock and does not anticipate declaring or paying any such dividend in the foreseeable future. The Credit Agreement restricts payment of dividends by Verdant during the foreseeable future.

CONSEP

  Consep Common Stock is listed on the Nasdaq National Market under the symbol "CSEP." The following table sets forth the range of high and low sales prices as reported on the Nasdaq National Market during the periods indicated.

                                                                  PRICE RANGE
                                                                 --------------
   QUARTER                                                        HIGH    LOW
   -------                                                       ------- ------
   Fiscal Year Ended December 31, 1996:
     First Quarter.............................................. $3.750  $2.625
     Second Quarter.............................................  5.125   2.375
     Third Quarter..............................................  4.000   2.625
     Fourth Quarter.............................................  3.875   3.250
   Fiscal Year Ended December 31, 1997:
     First Quarter.............................................. $3.625  $2.875
     Second Quarter.............................................  3.250   2.375
     Third Quarter..............................................  2.938   2.000
     Fourth Quarter.............................................  2.125   1.313
   Fiscal Year Ending December 31, 1998:
     First Quarter.............................................. $1.875  $1.375
     Second Quarter.............................................  1.5625  1.000
     Third Quarter..............................................  1.875   0.625
     Fourth Quarter (through October 20, 1998)..................  1.063   0.656

  On September 9, 1998, the last trading day before Verdant and Consep publicly announced the execution of the Merger Agreement, the closing price per share of Consep Common Stock on the Nasdaq National Market was $0.875. On October 20, 1998, the last trading day prior to the printing of this Joint Proxy Statement- Prospectus, such price was $0.875. Past price performance is not necessarily indicative of likely future price performance. Holders of Consep Common Stock are urged to obtain current market quotations for shares of Consep Common Stock.

  Consep has been notified by the Nasdaq Stock Market that Consep's Common Stock has failed to maintain the required closing minimum bid price for a period of thirty consecutive trading days. Consep's Common Stock has 90 calendar days commencing October 7, 1998, in which to regain compliance with the Nasdaq Stock Market's closing minimum bid price requirement, which would be achieved if Consep's Common Stock trades at or above the minimum closing bid requirement of $1.00 per share for at least ten consecutive trading days during the period ending January 6, 1999. If Consep's Common Stock does not regain compliance within such 90-day period, the Nasdaq Stock Market has notified Consep that its Common Stock would be delisted from the Nasdaq Stock Market at the opening of business on January 8, 1999, unless Consep requests a hearing on the matter prior to January 6, 1999. If Consep's Common Stock is delisted from the Nasdaq Stock Market, trading in Consep's Common Stock would be expected to occur thereafter on the Over The Counter Bulletin Board and be subject to certain "Penny Stock Rules." Under Exchange Act Rule 15g-9, broker-dealers must take certain steps prior to selling a "Penny Stock," including:
(i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; (iii) providing the investor a written identification of the shares being offered and in what quantity; and (iv) delivering to the investor a written statement setting forth the basis on which the broker-dealer approved the investor's account for the transaction. Accordingly, delisting from the Nasdaq Stock Market and the application of the foregoing Penny Stock Rules may make it more difficult for broker-dealers to sell Consep's Common Stock. In addition, purchasers of Consep's Common Stock may have difficulty in selling such securities in the future and the price of Consep's Common Stock may be reduced.

  Consep has never declared or paid any cash dividends on Consep Common Stock. Consep currently intends to retain any earnings for future growth and, therefore, does not anticipate declaring or paying any cash dividends in the foreseeable future.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined balance sheet as of June 30, 1998, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1998 and the three month transition period ended December 31, 1997, combine the historical amounts of Verdant and Consep for the periods after giving effect to certain adjustments described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 1997 include the historical statement of operations of Verdant for the twelve months ended September 30, 1997 and the historical statement of operations of Consep for the twelve months ended December 31, 1997. The unaudited pro forma condensed combined financial information presents the combined results of operations of Verdant and Consep as if the Merger had been effective at the beginning of the earliest period presented.

  The unaudited pro forma condensed combined financial information and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price is allocated to each asset purchased and liability assumed based on the respective estimated fair market values of each such asset and liability.

  The unaudited pro forma condensed combined financial information also reflects:

    (i) The merger of Verdant with Southern Resources, Inc. ("SRI"), a manufacturer and marketer of consumer pesticides. The merger, completed in December 1997, was accounted for as a purchase. The operating results of SRI are included in Verdant's historical amounts beginning December 1, 1997. The pro forma information for fiscal 1997 below includes the operations of SRI prior to December 1, 1997 as if the acquisition had occurred on October 1, 1996, and is based in part on the historical financial statements of SRI for the year ended October 3, 1997 included elsewhere in this joint Proxy Statement-Prospectus.

    (ii) The acquisition by Verdant of substantially all of the assets of Dexol Industries, Inc. ("Dexol"), a manufacturer and marketer of consumer pesticides. The acquisition, completed in March 1997, was accounted for as a purchase. The operating results of Dexol are included in Verdant's historical amounts beginning March 1, 1997. The pro forma information for fiscal 1997 below includes the operations of Dexol prior to March 1, 1997 as if the acquisition had occurred on October 1, 1996, and is based on internal unaudited financial statements of Dexol for the period from October 1, 1996 to February 28, 1997.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the date indicated, nor is it necessarily indicative of future operating results or financial position.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              AS OF JUNE 30, 1998
                    (in thousands, except per share amounts)

                                  VERDANT     CONSEP    PRO FORMA    PRO FORMA
                                 HISTORICAL HISTORICAL ADJUSTMENTS   COMBINED
                                 ---------- ---------- -----------   ---------
Cash............................  $   159    $   438     $   --       $   597
Investments.....................      --          68                       68
Accounts receivable.............   14,702      9,926                   24,628
Inventories, net................   11,069      9,988        (150)(d)   20,907
Other current assets............      747        974        (100)(c)    1,621
                                  -------    -------     -------      -------
                                   26,677     21,394        (250)      47,821
Assets held for sale............    2,113        --                     2,113
Property, net...................      596      5,681                    6,277
Intangibles, net................   13,200      1,447                   14,647
Goodwill, net...................      --       1,958      (1,958)(b)      --
                                                             --  (f)
Other assets....................      151         61                      212
                                  -------    -------     -------      -------
                                  $42,737    $30,541     $(2,208)     $71,070
                                  =======    =======     =======      =======
Accounts payable................  $10,133    $ 7,324     $   --       $17,457
Accrued expenses................    2,315      1,365       1,460(e)     5,140
Bank line of credit.............    7,609      3,975                   11,584
Current maturities..............      302        496                      798
Other current liabilities.......      --         172                      172
                                  -------    -------     -------      -------
  Total current liabilities.....   20,359     13,332       1,460       35,151
Long-term debt..................    7,123        --                     7,123
Notes payable...................      --       2,042                    2,042
Warrant obligation..............      --          20                       20
Common stock....................      167         96          (5)(a)      258
Additional paid in capital......   37,620     44,227     (32,839)(a)   49,008
Cumulative translation
 adjustment.....................     (236)       (59)         59 (a)     (236)
                                                          29,117
Accumulated deficit.............  (22,296)   (29,117)       --  (a)   (22,296)
                                  -------    -------     -------      -------
  Total shareholders' equity....   15,255     15,147      (3,668)      26,734
                                  -------    -------     -------      -------
                                  $42,737    $30,541     $(2,208)     $71,070
                                  =======    =======     =======      =======

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                    (in thousands, except per share amounts)

                                     VERDANT     CONSEP    PRO FORMA  PRO FORMA
                                    HISTORICAL HISTORICAL ADJUSTMENTS COMBINED
                                    ---------- ---------- ----------- ---------
Revenues...........................  $31,745    $22,778      $ --      $54,523
Cost of revenues...................   20,049     16,923                 36,972
                                     -------    -------      -----     -------
Gross margin.......................   11,696      5,855                 17,551
Operating expenses.................    9,596      5,588        -- (g)   15,184
                                     -------    -------      -----     -------
Income from operations.............    2,100        267        --        2,367
Other expenses.....................     (586)      (207)                  (793)
                                     -------    -------      -----     -------
Income before taxes................    1,514         60        --        1,574
Provision for taxes................      --         --                     --
                                     -------    -------      -----     -------
Net income.........................  $ 1,514    $    60                $ 1,574
                                     =======    =======      =====     =======
Earnings per share--basic..........  $  0.09    $  0.01                $  0.06
                                     =======    =======                =======
Earnings per share--diluted........  $  0.09    $  0.01                $  0.06
                                     =======    =======                =======
Weighted average shares--basic.....   16,689      9,607      9,184(a)   25,873
                                     =======    =======      =====     =======
Weighted average shares--diluted...   16,940      9,640      9,184(a)   26,124
                                     =======    =======      =====     =======

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED DECEMBER 31, 1997
                    (in thousands, except per share amounts)

                           VERDANT      SRI      PRO FORMA   VERDANT     CONSEP    PRO FORMA  PRO FORMA
                          HISTORICAL HISTORICAL ADJUSTMENTS  ADJUSTED  HISTORICAL ADJUSTMENTS COMBINED
                          ---------- ---------- -----------  --------  ---------- ----------- ---------
                                                                          (M)
Revenues................   $ 4,767    $ 1,411      $ (67)(h)  $6,111    $ 4,951      $ --      $11,062
Cost of revenues........     3,131      1,936        (67)(h)   5,000      4,442                  9,442
                           -------    -------      -----     -------    -------      -----     -------
Gross margins...........     1,636       (525)       --        1,111        509        --        1,620
Operating expenses......     2,768      1,862         59(i)    4,689      2,521        -- (g)    7,210
                           -------    -------      -----     -------    -------      -----     -------
Income (loss) from
 operations.............    (1,132)    (2,387)       (59)     (3,578)    (2,012)       --       (5,590)
Other income (expense)..       (65)      (215)       --         (280)       (33)                  (313)
                           -------    -------      -----     -------    -------      -----     -------
Income (loss) before
 taxes..................    (1,197)    (2,602)       (59)     (3,858)    (2,045)       --       (5,903)
Provision (benefit) for
 taxes..................       --         --         --          --         --         --          --
                           -------    -------      -----     -------    -------      -----     -------
Net income (loss).......   $(1,197)   $(2,602)     $ (59)    $(3,858)   $(2,045)     $ --      $(5,903)
                           =======    =======      =====     =======    =======      =====     =======
Earnings (loss) per
 share--basic...........   $ (0.09)                          $ (0.22)   $ (0.22)               $ (0.22)
                           =======                           =======    =======                =======
Earnings (loss) per
 share--diluted.........   $ (0.09)                          $ (0.22)   $ (0.22)               $ (0.22)
                           =======                           =======    =======                =======
Weighted Average
 Shares--basic..........    13,313                 4,500      17,813      9,451      9,184      26,997
                           =======                 =====     =======    =======      =====     =======
Weighted Average
 Shares--diluted........    13,313                 4,500      17,813      9,451      9,184      26,997
                           =======                 =====     =======    =======      =====     =======

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                   (in thousands, except per share amounts)

                                                             PRO                             PRO
                                                            FORMA                12/31/97   FORMA      PRO
                           VERDANT     DEXOL       SRI     ADJUST-    VERDANT     CONSEP   ADJUST-    FORMA
                          HISTORICAL HISTORICAL HISTORICAL  MENTS     ADJUSTED  HISTORICAL  MENTS    COMBINED
                          ---------- ---------- ---------- -------    --------  ---------- -------   --------
Revenues................   $18,820     $2,973    $25,034    $ (67)(h) $46,760    $39,204    $ --     $85,964
Cost of revenues........    10,255      2,030     20,787      (67)(h)  33,005     29,787              62,792
                           -------     ------    -------    -----     -------    -------    -----    -------
Gross margin............     8,565        943      4,247      --       13,755      9,417      --      23,172
                                                              (42)(j)
Operating expenses......     9,090      1,486      3,847      389 (i)  14,770     11,281      -- (g)  26,051
                           -------     ------    -------    -----     -------    -------    -----    -------
Income (loss) from oper-
 ations.................      (525)      (543)       400     (347)     (1,015)    (1,864)     --      (2,879)
Interest income (ex-
 pense), net............       (80)       (78)      (927)      28 (k)  (1,057)      (267)     --      (1,324)
Other income (expense)..        59        --          (7)     --           52        309                 361
                           -------     ------    -------    -----     -------    -------    -----    -------
Loss before taxes.......      (546)      (621)      (534)    (319)     (2,020)    (1,822)     --      (3,842)
Provision benefit for
 taxes..................       --         --        (125)     125 (1)     --         --       --         --
                           -------     ------    -------    -----     -------    -------    -----    -------
Net Loss................   $  (546)    $ (621)   $  (409)   $(444)    $(2,020)   $(1,822)   $ --     $(3,842)
                           =======     ======    =======    =====     =======    =======    =====    =======
Loss per share--basic...   $ (0.05)                                   $ (0.13)   $ (0.19)            $ (0.15)
                           =======                                    =======    =======             =======
Loss per share--
 diluted................   $ (0.05)                                   $ (0.13)   $ (0.19)            $ (0.15)
                           =======                                    =======    =======             =======
Weighted average
 shares--
 basic..................    11,541                                     16,041      9,451    9,184(a)  25,225
                           =======                                    =======    =======    =====    =======
Weighted average
 shares--
 diluted................    11,541                                     16,041      9,451    9,184(a)  25,225
                           =======                                    =======    =======    =====    =======

NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS:

(a) Issuance of Verdant Common Stock and retirement of Consep Common Stock at time of Merger.
(b) Elimination of Consep goodwill not acquired.
(c) To adjust receivable to fair value.

(d) To adjust inventory to fair value and establish a valuation reserve for products that will be discontinued.
(e) Accrue estimated direct costs of Merger ($1,210,000) and record adjustments referred to in notes (c) and (d).
(f) Excess of purchase price over the fair value of net assets acquired at time of Merger (less than $1,000).
(g) Amortization over 20 years of the excess of purchase price over the net assets acquired in the Merger (less than $1,000).
(h) Elimination of sales to Verdant by SRI for the three month transition period ended December 31, 1997 and fiscal year ended September 30, 1997.
(i) Amortization of excess of purchase price over net assets acquired in the SRI merger and Dexol acquisition and amortization of intangible assets valued at the time of the SRI merger for the three month transition period ended December 31, 1997 and fiscal year ended September 30, 1997.
(j) Elimination of portion of Dexol business not acquired.
(k) Reduction in interest expense on notes to Dexol shareholders not assumed by Verdant.
(l) Elimination of income tax benefit.
(m) The historical results of operations of Consep for the three month period ended December 31, 1997 have also been included in the historical results of Consep contained in the unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 1997.

                              BUSINESS OF VERDANT

  General. At its April 15, 1998 Annual Shareholders Meeting, Verdant Shareholders approved a proposal to change its name from Ringer Corporation to Verdant Brands, Inc. The name change occurred in July 1998 when an official announcement was made. In connection with the name change, Verdant adopted the new trading symbol of "VERD" for its shares traded on the NASDAQ National Market System.

  Verdant is a developer and marketer of lawn, garden and turf products for consumer, specialty commercial and professional markets. Verdant's product lines include proprietary and non-proprietary pest control products and lawn and garden fertilizers.

  Verdant was founded by C. Judd Ringer and incorporated in 1961. Until 1986, Verdant was operated as a regionally-based, closely-held provider of lawn and garden products. In 1986, Verdant was sold to new venture capital investors who reorganized Verdant under new management and expanded its distribution channels into national lawn, garden and turf care markets.

  Since 1986, Verdant has raised approximately $27 million in capital through private equity offerings to venture capital organizations and individuals, and through public offerings of common stock in 1990 and 1992. The capital raised was used by Verdant to acquire pest control product lines, to fund programs for advertising, promotion, product development and product package redesign and to increase working capital. Verdant's current pest control product lines were acquired in 1991 through the acquisition of Safer, Inc., a wholly-owned subsidiary of Verdant, and in 1997 through the purchase of substantially all of the assets of Dexol Industries, Inc.

  Verdant's products are sold primarily in the consumer lawn and garden and the commercial golf course turf management markets. Product lines are composed of environmentally-oriented pest control products, traditional pesticides, granular fertilizers and water soluble fertilizers.

  Verdant's environmentally-oriented pest control products, sold under the Safer(R) brand name, use microbial, botanical and mechanical technologies to effectively control insects, weeds and fungal diseases. These products are designed to work on targeted pests without harming beneficial insect populations or leaving harmful residues on turf and garden plants and are developed to provide premium performance using available technologies with the lowest environment impact.

  Verdant's traditional pesticides, sold under the Dexol(R) and Black Leaf(R) brand names and various private label brands, use synthetic chemical pesticide compounds commonly used in the lawn and garden industry for the control of insects, rodents, weeds and fungal diseases. Verdant's line of traditional pesticides was acquired in March 1997 with the acquisition of the assets of Dexol Industries, Inc.

  Verdant's granular fertilizer products use proprietary microbially-based delivery systems that control release of nutrients for extended uniform plant feeding and are marketed under the Restore(R) and Supreme Garden Fertilizers brand names.

  Verdant's water soluble fertilizer products use proprietary oxygen releasing compounds that enhance root growth and function to promote more vigorous and healthy plants. Water soluble fertilizers were added to Verdant's product lines in December 1994 through the acquisition of the assets of Plant Research Laboratories. These products were marketed by Verdant under the Oxygen Plus(R) brand name in fiscal 1995 and under the Safer(R) brand name beginning in fiscal 1996.

  Verdant's products are directed toward wholesale fertilizer and pesticide markets which exceed $1 billion in annual sales according to the 1991 Kline & Company industry survey report. Verdant anticipates that future growth in its share of these markets will be derived from increased sales of its existing products, from sales of future products developed by Verdant or licensed from others, and from the acquisition of additional product lines or companies with additional product lines.

  Southern Resources, Inc. On December 9, 1997, Verdant completed a merger with Southern Resources, Inc. ("SRI"), a previously privately-owned Georgia-based holding company, with annual consolidated sales of approximately $25 million. SRI manufactures and markets traditional pesticides, through its subsidiary, SureCo, Inc., under a variety of proprietary and private label brand names to commercial and consumer markets throughout North America. The merger was accounted for using the purchase method of accounting.

  Dexol Industries, Inc. In March 1997, Verdant acquired substantially all of the assets of Dexol Industries, Inc. (the "Dexol acquisition"), a California based manufacturer and marketer of pesticides to the retail consumer with annual sales of approximately $10 million. The pesticide products acquired use non-proprietary traditional chemical technology commonly available in the lawn and garden industry. The acquisition was accounted for using the purchase method of accounting.

  Sales and Marketing. Verdant's products are marketed in the United States through both retail and commercial distribution channels. Retail channels consist principally of mass merchants, specialty lawn and garden stores and hardware cooperatives. Commercial channels consist of specialty distributors who sell products to turf management professionals primarily in the golf course industry. In fiscal 1997, U.S. retail and commercial markets accounted for 87% and 3%, respectively, of Verdant's sales. The remaining 10% is attributable to foreign retail and commercial market sales, primarily in Canada.

  Retail sales in the United States are conducted through a variety of retail outlets in all fifty states. These outlets consist of mass merchandisers and several lawn and garden wholesale distributors who, in turn, resell to retail garden centers, nurseries and hardware and home center stores. National retailers selling Verdant's products include The Home Depot, Menards, Target, Tru-Serve and Frank's Nursery & Crafts, although some of these retailers currently carry only limited selections of Verdant's products or only carry them in certain regions of the country.

  Verdant's retail sales efforts in the United States are managed by a vice president of sales located in Verdant's main office, and by six regional sales managers located in Maryland, Georgia, Illinois, Indiana, Washington and California. Verdant uses a combination of direct sales personnel and independent manufacturers' representatives to market its products. The direct sales personnel and independent representatives, who report to the regional managers, are assigned territories that cover all 50 states. In addition, Verdant uses its wholesalers' sales and merchandising personnel and other merchandising service organizations to contact and service some of the larger retail outlets who sell Verdant's products.

  Most of Verdant's distribution and marketing activities are concentrated in the United States and Canada, however, a level of international overseas business has been maintained for a number of years. Verdant currently sells certain pest control products to foreign manufacturers and distributors and has sold products to customers in Germany, Switzerland and other European markets for over ten years. International sales are currently managed by Safer, Ltd., Verdant's subsidiary in Toronto, Ontario, Canada. Safer, Ltd. maintains its own sales and marketing organization, its own product development operation and most of its own sources of supply and manufacturing. Although management believes there are significant future international market opportunities, management expects to concentrate Verdant's marketing efforts in the United States and Canada for the foreseeable future while Verdant focuses on establishing profitable operations in these primary market areas.

  Verdant's commercial sales are supervised by a manager of commercial sales. Approximately 30 professional turf distributors, with several locations throughout the U.S. and Canada, buy products from Verdant for sale primarily to golf courses with some sales going to lawn service operators, specialty landscapers and government landscape services. The commercial product line includes several microbial fertilizer formulations specifically designed for the needs of professional turf managers.

  In recent years, Verdant has used various forms of advertising and promotion to market its products. These forms primarily consist of cooperative advertising programs, point-of-purchase marketing materials and radio and print advertising.

  In fiscal 1997, 1996 and 1995, Verdant spent approximately $3.8 million, $3.3 million and $4.8 million, respectively, on sales and marketing expenses.

  Distribution and Transportation. Verdant relies primarily on common carrier transportation, leased warehouse facilities and public warehouse services to distribute its products nationwide. Verdant's distribution and freight costs tend to be significant as a percentage of sales. This is due to the relatively heavy weight and bulky nature of Verdant's products and the substantial shipping distances from distribution locations to some of Verdant's major market areas.

  Freight costs are particularly significant for granular fertilizer products. Some fertilizer competitors located in closer proximity to some of Verdant's major market areas incur lower freight costs which can be an advantage when competing against Verdant's fertilizer products. Consequently, Verdant's relatively high distribution and freight costs can hinder fertilizer sales growth in some markets.

  In fiscal years 1997, 1996 and 1995, Verdant spent approximately $2.2 million, $1.6 million and $1.9 million, respectively, on product transportation and warehousing costs.

  Verdant's Technologies. Verdant applies four major areas of technology to its products. First, biological and botanical pest control technologies which focus on a broad spectrum of plant pests including insects, weeds and fungal diseases. Second, synthetic chemical technologies common to the lawn and garden industry which are used for the control of various insects, rodents, weeds and fungal diseases. Third, granular microbially-activated fertilizer systems which have been developed for specific lawn, garden and commercial turf uses. Fourth, oxygen-releasing water soluble fertilizer technology which is used in Verdant's water soluble fertilizer products for use on indoor plants, outdoor container plants, and other lawn and garden uses.

  Verdant's biological and botanical pest control technology is based on fatty-acid compounds, naturally occurring plant extracts and microorganisms, and mechanical traps to control unwanted pests. Verdant holds numerous patents for fatty-acid based pest control products and products using fatty-acids as synergists in combination with both natural and synthetic pesticides.

  Verdant's synthetic chemical pesticide technologies are based on non-proprietary synthetic chemical pesticides common to the lawn and garden industry. These include various forms of chemical insecticides, herbicides, fungicides and rodenticides which are obtained primarily from large national and international chemical companies who supply the agricultural, horticultural and lawn and garden markets.

  Verdant's granular fertilizer technologies are based on the use of naturally occurring soil microbes in combination with plant nutrients and high energy carbohydrate sources to produce a superior controlled release fertilizer system. These fertilizers promote natural soil microbial activity which helps make nutrients available to plants and promotes plant health and vigor. Healthy microbial activity also plays an important role in regulating some plant diseases.

  Verdant's water soluble fertilizer technologies use a patented oxygen releasing compound ("ORC") in combination with high quality plant nutrients. This fertilizer technology overcomes plant growth problems associated with oxygen deficient soils caused by physical compaction, heavy clay content, over watering and flooding. Through the use of ORC, Verdant's water soluble fertilizers help to reduce oxygen deficient conditions and promote a heathy growing environment by providing a reliable supply of timed-release oxygen and other beneficial plant nutrients directly to the plant root system.

  Verdant performs extensive product performance tests through contract research and development facilities.

  To assist the process of investigating new product opportunities, Verdant consults, from time to time, with knowledgeable scientists and other experts regarding trends and technologies in fertilizers, pesticides and turf management.

  Products. Verdant's four major product categories are environmentally-oriented pest control products, traditional pesticides, microbial fertilizers and water soluble fertilizers.

  Environmentally Oriented Pest Controls. Verdant's environmentally oriented pest control products, sold under the Safer(R) brand name, are based on naturally occurring microbial and botanical derivatives and synthesized versions of naturally occurring botanical derivatives. These active ingredients, used alone or in combinations, have been developed to control specific insects, weeds and fungal diseases. The active ingredients include fatty-acids, pyrethrum (a derivative of a certain chrysanthemum flower), pyrethroids (synthetic variations of pyrethrum), neem (a derivative of the tropical Neem tree), bacterium strains with toxicity specific to certain insects, and elemental sulfur. Verdant's environmentally-oriented pest controls bio-degrade more rapidly and have a lower mammalian toxicity rating than most traditional pesticides.

  Verdant's environmentally-oriented pest control products accounted for 48%, 70% and 63% of sales in fiscal 1997, 1996 and 1995, respectively.

  Traditional Pesticides. Verdant acquired its line of traditional pesticide products in March 1997 with the purchase of substantially all of the assets of Dexol Industries, Inc. See "--Dexol Industries, Inc." above.

  Verdant's traditional pesticide products, sold under the Dexol(R) brand name and various private label brand names, use synthetic chemical pesticides common to the lawn and garden industry and include insecticides based on organophosphates (such as Diazinon and Malathion) and carbamates (such as Carbaryl or Sevin), herbicides based on phenoxy-herbicides and dicamba compounds, and fungicides based on sulfur or chlorthalonil.

  Verdant's traditional pesticides accounted for 33% of sales in fiscal 1997 since the acquisition of these products in March 1997. There were no sales of these products in prior years.

  Microbial Fertilizers. Verdant offers three types of proprietary microbial fertilizer products which use, in varying degrees, naturally occurring soil microorganisms to slowly break down materials into nitrogen and other nutrients usable by the plant. These include all-natural fertilizers marketed under the Restore(R) brand name, natural and synthetic hybrid fertilizers marketed under the Supreme Garden Fertilizers and Safer(R) brand names. Hybrid fertilizers, including garden fertilizers and low phosphate lawn fertilizers, using a natural nutrient component with synthetic nutrients. These microbial fertilizers provide high performance, non-burning, slow-release fertilization programs for improved plant growth and extended feeding. Natural fertilizer components include commodity feed-grade materials, including a high protein source (such as feather or leather meal), high carbohydrate ingredients, and natural soil microorganisms. Synthetic materials include synthetic nitrogen sources such as urea, coated urea and dicyanodiamide. Verdant's microbial fertilizer products accounted for 18%, 26% and 31% of sales in fiscal 1997, 1996 and 1995, respectively.

  Water Soluble Fertilizers. Verdant offered water soluble fertilizers for the first time in fiscal 1995 which were acquired from Plant Research Laboratories in December 1994. Verdant's water soluble fertilizers are marketed in both liquid and powdered formulas under the Safer(R) brand name. Safer(R) water soluble fertilizers use macro nutrients in combination with a patented oxygen releasing compound ("ORC"). ORC was developed to overcome plant growth problems caused by oxygen deficient soil due to heavy clay content, physical compaction, over watering or flooding. ORC utilizes the plant's own soil as an organic catalyst to provide the plant time-released oxygen, activated by water, for an optimal balance of soil, water, air and nutrients. Verdant's water soluble fertilizer products accounted for 2%, 3% and 4% of sales in fiscal 1997, 1996 and 1995, respectively.

  Product Development. Verdant conducts ongoing product development efforts to enhance existing products and develop new products. Current efforts include product development using Verdant's patented pesticide and herbicide technology which uses fatty-acids as a synergist in combination with traditional synthetic chemicals. Management believes that the technology will enable Verdant to develop effective pesticides and herbicides that use much less chemical active ingredient, thus making traditional chemical herbicides and pesticides more environmentally friendly. Most of Verdant's product development, research and testing is conducted by university and government researchers unaffiliated with Verdant.

  In fiscal 1997, 1996 and 1995, Verdant spent $972,360, $748,932 and
$981,495, respectively, on research and development expenditures.

  Manufacturing. Verdant has a leased manufacturing facility in Torrance, California where it manufactures much of its traditional pesticide products. The manufacturing facility was acquired with the Dexol acquisition in March 1997. In addition, subsidiaries of one of Verdant's subsidiaries own a manufacturing facility in Fort Valley, Georgia. Verdant also uses outside subcontract manufacturers to produce the remainder of its products.

  Verdant's microbial fertilizers and water soluble fertilizers are produced pursuant to short-term manufacturing agreements with two subcontractors. Verdant's environmentally oriented pest control products and certain traditional pesticides fertilizers are manufactured by subcontract companies located in Minnesota, Missouri and California.

  Verdant believes that its manufacturing facilities and its subcontractors have sufficient available manufacturing capacity to satisfy Verdant's needs for the foreseeable future. Products for Canada and overseas markets are manufactured by subcontractors in Canada, Europe and the United States. Verdant believes that adequate alternative subcontractors are available, if needed.

  Verdant believes that its fertilizers and composting products and its pest control products are manufactured using generally available raw materials and processes common to the industry. Verdant does not anticipate any shortages of such raw materials or manufacturing capacity which would materially affect the supply of finished goods, although price fluctuations may affect total product costs.

  Government Regulation and Product Registration. Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of pesticides and, to a lesser extent, fertilizers. To develop and sell a pesticide product, federal and state product registration must be obtained for each pest and plant for which the product is used. In the United States, pesticides are regulated by the Environmental Protection Agency ("EPA") under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"), which requires extensive efficacy, toxicology and environmental testing to substantiate product performance and safety prior to registration. In addition, many states have additional registration requirements that go beyond FIFRA.

  Under FIFRA, field efficacy testing may be conducted on a small scale in certain instances. To conduct large-scale field tests, a company must obtain an experimental use permit ("EUP"), which generally requires satisfactory completion of certain toxicology and environmental studies. Initial EPA registration for a new pesticide may therefore be a lengthy and expensive process. In addition, the U.S. Congress has mandated that the EPA require that all pesticide products registered prior to 1984 be re-registered by 1997 using today's stricter testing protocols. Registration applicants also must submit their proposed labeling for EPA approval. FIFRA creates a complex and detailed scheme for pesticide labeling. After a pesticide is registered, it must be sold with labeling and claims exactly as approved by the EPA.

  To regulate the development and use of biological pest controls, including those based on naturally occurring microorganisms, the EPA established special guidelines for their registration which are set forth in Subdivision M of the EPA's Pesticide Assessment Guidelines. Biological pest controls currently are subject to a three-tier toxicology testing procedure and a four-tier environmental testing procedure. A biological pest control product that satisfactorily completes both the toxicology and environmental Tier I tests is not required to go through the tests specified in subsequent tiers. Should questions arise during any tier of testing, additional tests may be required. The cost of registering biological pest control products is generally substantially lower than that for chemical pesticides. Most of Verdant's products have only required Tier I testing. Stricter registration requirements apply to products based on genetically engineered organisms. Verdant does not currently use any genetically modified organisms. Based on current EPA regulations, management believes that biological pest control product registrations can be obtained at a reasonable cost to Verdant.

  The fertilizer products produced and marketed by Verdant are currently regulated by individual state departments of agriculture. Requirements for obtaining registrations to sell fertilizers vary from state to state. Every fertilizer product must be registered and licensed in each state where it is sold, and a registration or license fee to maintain this registration must be paid on an annual basis.

  Verdant's product performance claims for its fertilizers are more extensive than those typical of traditional fertilizers, and include claims that the products improve soil and minimize conditions that promote certain diseases. As part of the registration process, research data in support of these claims must be submitted to the appropriate state agencies. This research must be independently generated, preferably at the university level. Verdant's fertilizer products have been tested at several state universities across the country, as well as in a leading independent turf research facility in Europe.

  Verdant's fertilizer products are currently registered in most states under a national label which makes certain performance claims. Several states object to certain claims made on the packaging or require claims specific to a state. Verdant, where possible, has designed special packaging, citing limited claims, to permit as wide of registration and sale as possible. Verdant continues to work with all states to improve registration status nationwide, and to substantiate the performance claims through studies conducted at universities.

  Verdant's products will also be subject to regulation by agencies of foreign countries in which the products are tested, sold or used. Verdant's activities may be subject to regulation under various other federal and international laws, regulations and guidelines, and state and local regulatory requirements, including approvals prior to shipping the products into a country, state or locality for either experimental or commercial purposes. Verdant currently maintains product registrations in 11 foreign countries and has registrations pending in three additional foreign countries. Verdant cannot predict the effect of future legislation and regulation on Verdant's operations.

  There can be no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that Verdant's resources will be adequate to meet the costs of regulatory compliance. Any or all of those approvals may be the subject of disputes that could postpone or prevent research, development, production and/or marketing of Verdant's products.

  Some states have laws imposing liability on certain parties for the release of pesticides and/or fertilizers into the environment in a manner or in concentrations not permitted by law. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the Comprehensive Environment Response, Compensation and Liability Act, commonly known as the federal Superfund law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and pesticides under certain circumstances. The federal Superfund law has been interpreted to impose liability on a producer of pesticides for cleaning up environmental damage resulting from the release of its products into the environment during their manufacture. Verdant has not been subject to any claims for responsibility relating to impermissible releases of pesticides under such federal or state statutes. However, there can be no assurance that Verdant will not be subject to claims under such statutes at some time in the future. Verdant believes that it does not need, and it does not maintain, insurance for any environmental claims which might result from the release of its products into the environment in a manner or in concentrations not permitted by law. See "RISK FACTORS--Environmental Matters."

  Competition. Verdant faces significant competition in the fertilizer and pesticide industries from numerous manufacturers and suppliers, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than Verdant. The principal competitive factors in Verdant's markets are efficacy, ease of application, price, health and environmental compatibility and name recognition. Many of Verdant's products generally cost more than those of their conventional chemical counterparts, and therefore Verdant is generally not able to compete on pricing alone.

  Verdant believes that it has three categories of competitors in the pesticides market: large chemical pesticide companies, companies with existing bio-pesticide product lines, and companies developing new bio-pesticide products. The pesticide industry is dominated by large chemical companies located in the United States and Europe. These companies generally operate throughout the world and have the capability to manufacture chemical pesticides very efficiently.

  Verdant's principal competitors in the consumer chemical pesticide market are Solaris (Ortho) and Spectracide. There are several companies which manufacture and market bio-pesticides for agricultural use, including Abbott Laboratories and Novartis. Many of the large chemical pesticide companies are currently conducting research on biological pest control technology. In addition, Verdant is aware that at least one dominant chemical pesticide manufacturer has introduced a limited line of alternative pest control products. There are also small biotechnology companies which are conducting research in the biological pest control area. These companies may represent significant competition in the future.

  Verdant's principal competitor in the consumer fertilizer market is The Scotts-Miracle Grow Company. Other significant competitors include Lebanon (Greenview), Milwaukee Sewer Improvement District (Milorganite) and Estech (Vigoro). Freight cost involved in shipping bulk fertilizer products across the country are a significant factor in national competition. In addition to national competitors, Verdant has many regional and local competitors who incur lower freight costs and are therefore more price competitive in regional and local markets. Verdant estimates that approximately 35% of the market share is held by smaller regional and local fertilizer manufacturers.

  Products developed by Verdant may also be subject to competition from products developed by companies using other technologies. One potential source of competition in the future may come from plant science technology, including development of pest-resistant plants by genetic engineering and other methods.

  Seasonality. Sales of Verdant's products are highly seasonal, with Verdant shipments of fertilizers and pest controls being heavily concentrated in the winter (first fiscal quarter) and spring (second fiscal quarter). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VERDANT--Quarterly Performance."

  Patents and Proprietary Technologies. Verdant uses proprietary and non-proprietary technologies in its products. Non-proprietary technologies are use in Verdant's traditional pesticide products sold under the Dexol(R) and Black Leaf(R) brand names and various private label brands. Proprietary technologies are used in many of Verdant's environmentally-oriented pest control products, microbial fertilizers and water soluble fertilizers.

  Verdant seeks to protect its proprietary product technologies through a variety of means including patents, licenses, trade secrets, proprietary know-how, technological innovation and customer education.

  Verdant relies on the use of proprietary processes in the formulation of its microbial fertilizer products to protect them against duplication by competitors. Verdant acknowledges that there can be no assurance that such proprietary processes will provide sufficient protection.

  Verdant owns patents covering the herbicidal soap and the soap synergized pyrethrum (SAP) technology. These patents expire in the years 2008 and 2007, respectively. Also, in connection with the December 1994 acquisition from Plant Research Laboratories of a water soluble fertilizer product line, marketed under the Oxygen Plus(R) brand name, Verdant acquired an exclusive worldwide license to practice patents relating to oxygen releasing technology in the horticultural, agricultural and lawn and garden markets. The license covers currently existing patents and any further patents on the technology that may be issued in the future. The current patents on oxygen releasing technology expire in the year 2011.

  As of December 1997, Verdant owned 39 patents, including 20 U.S. patents, and licensed two additional U.S. patents, which expire at various times during the year from 2006 through 2012. Verdant acknowledges that there can be no assurances that its owned or licensed patents will provide sufficient protection for its products or be of commercial benefit to Verdant.

  Verdant obtains confidentiality agreements from current Verdant employees, scientific consultants and potential strategic corporate partners prior to disclosing Verdant trade secrets and know-how. There can be no assurance that these confidentiality agreements will be honored or that such proprietary know-how or trade secrets will not be independently created by third parties.

  Employees. As of June 30, 1998, Verdant had 146 employees, all of whom are full-time, located in the U.S. and Canada. Of these employees, 65 were engaged in manufacturing, two were engaged in product development, 22 were engaged in sales and marketing, 25 were engaged in distribution and material control and 22 were in general administration. Verdant plans to hire additional personnel as required by the needs of its business. Verdant does not currently anticipate difficulties in attracting sufficient numbers of qualified employees. None of the employees are covered by collective bargaining agreements, and Verdant has experienced no work stoppages. Verdant believes that its employee relations are good.

  Description of Property. Verdant leases approximately 6,000 square feet of office facilities located in Bloomington, Minnesota. In addition, Verdant leases approximately 26,000 square feet of warehouse and office space in Eagan, Minnesota and approximately 32,500 square feet of office, warehouse and production facilities in Torrance, California. Verdant's corporate office lease and its warehouse lease expire in September 1999 and December 2001, respectively. Its California facility lease is month to month with a six month notice requirement. A subsidiary of Verdant leases approximately 13,600 square feet of office and warehouse space in a suburb of Toronto, Canada. The lease for the subsidiary's office and warehouse space expires in fiscal 2000. Verdant anticipates that it will be able to renew such leases or enter into new leases on substantially similar terms. In addition, subsidiaries of one of Verdant's subsidiaries own a facility with approximately 100,000 square feet of production, distribution and office space in Fort Valley, Georgia. Verdant believes that the properties are adequately covered by insurance.

  Legal Proceedings. Subsidiaries of Verdant's wholly-owned subsidiary, SRI, are parties to a governmental action and certain legal proceedings in Superior Court of Fulton County, Georgia, brought by or on behalf of property owners in the area of SRI's subsidiaries' Fort Valley, Georgia, manufacturing site, relating to contamination discovered on or near the site. Management believes that the contamination arose prior to the purchase of the plant site by SRI's subsidiaries from an unaffiliated predecessor owner. The former owner has been cooperating with governmental authorities and has initiated remedial activities on the site. Management believes that the governmental and legal actions relating to the property will not result in a material loss to SRI or Verdant. See "RISK FACTORS--Environmental Matters."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF VERDANT

  Financial amounts discussed below in this management discussion and analysis and presented in the Selected Consolidated Financial Data included therein have been extracted from Verdant's unaudited condensed consolidated financial statements for the six months ended June 30, 1998 and 1997 and for the period from October 1 to December 31, 1997 and 1996, included elsewhere in this Joint Proxy Statement--Prospectus and Verdant's audited consolidated financial statements for fiscal years ended September 30, 1997, 1996 and 1995 also included elsewhere in this Joint Proxy Statement-Prospectus. The selected consolidated financial data as of September 30, 1995 was derived from Verdant's audited historical financial statements, which are not included herein.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands except per share data)

                            SIX MONTHS       OCTOBER 1 TO
                          ENDED JUNE 30,     DECEMBER 31,     YEAR ENDED SEPTEMBER 30,
                          ----------------  ---------------- ----------------------------
                           1998     1997     1997     1996     1997      1996      1995
                          -------  -------  -------  ------- --------  --------  --------
CONDENSED STATEMENT OF
 OPERATIONS INFORMATION:
Net Sales...............  $31,745  $12,197  $ 4,767  $ 3,481 $ 18,821  $ 14,673  $ 14,194
Gross Profit............   11,696    5,686    1,636    1,744    8,565     7,025     7,204
Operating expenses:
 Distribution and
  warehousing...........    3,050    1,315      512      387    2,200     1,556     1,887
 Sales and marketing....    3,527    2,414    1,032      818    3,814     3,332     4,812
 General and
  administrative........    1,928    1,111    1,045      419    2,105     1,734     1,824
 Product development and
  registration..........    1,091      648      179      125      972       749       981
                          -------  -------  -------  ------- --------  --------  --------
 Total operating
  expenses..............    9,596    5,488    2,768    1,748    9,090     7,371     9,503
                          -------  -------  -------  ------- --------  --------  --------
Income (loss) before
 other income (loss)....    2,100      198   (1,132)      26     (525)     (346)   (2,300)
Other income (expense),
 net....................     (586)     (68)      65       33        9        (2)        4
                          -------  -------  -------  ------- --------  --------  --------
Income (loss) before
 income taxes...........    1,514      130   (1,197)      60      (21)     (222)      127
Income taxes............        0        0        0        0        0         0         0
                          -------  -------  -------  ------- --------  --------  --------
Net income (loss).......  $ 1,514  $   130  $(1,297) $    60 $   (546) $   (568) $ (2,173)
                          =======  =======  =======  ======= ========  ========  ========
Net income (loss) per
 share--basic and
 diluted................  $  0.09  $  0.01  $ (0.09) $ (0.05)  $(0.05) $  (0.05) $  (0.20)
                          =======  =======  =======  ======= ========  ========  ========
CONDENSED BALANCE SHEET
 INFORMATION:
Cash and cash
 equivalents............  $   159  $ 1,614  $   423  $ 1,391 $  3,264  $  3,289  $  2,756
Accounts receivable.....   14,702    4,354    4,437    3,543    1,153       992     1,200
Inventories.............   11,069    3,530    8,804    1,834    2,806     1,520     2,027
Prepaid assets..........      747      245    1,180      269      221       134       133
                          -------  -------  -------  ------- --------  --------  --------
 Total current assets...   26,678    9,743   14,845    7,038    7,444     5,934     6,116
Property and equipment
 (net)..................      596      415      631      268      430       238       299
Assets held for sale....    2,113      --     2,273      --       --        --        --
Intangible assets
 (net)..................   13,200    6,892   13,470    5,214    6,654     5,297     5,583
                          -------  -------  -------  ------- --------  --------  --------
Total assets............  $42,737  $17,051  $31,423  $12,520 $ 14,615  $ 11,470  $ 11,999
                          =======  =======  =======  ======= ========  ========  ========
Current liabilities.....  $20,359  $ 3,828  $14,344  $ 2,526 $  2,385  $  1,531  $  1,478
Long-term debt..........    7,123    1,451    3,307        0    1,459         0         0
                          -------  -------  -------  ------- --------  --------  --------
Shareholders' equity....   15,255   11,771   13,773    9,995   10,772     9,939    10,520
                          -------  -------  -------  ------- --------  --------  --------
Total liabilities and
 shareholders' equity...  $42,737  $17,051  $31,423  $12,520 $ 14,615  $ 11,470  $ 11,999
                          =======  =======  =======  ======= ========  ========  ========

RECENT DEVELOPMENTS

  Name Change To Verdant Brands, Inc. At Verdant's 1998 Annual Shareholders Meeting, the shareholders approved a proposal to change Verdant's name from Ringer Corporation to Verdant Brands, Inc. Verdant announced its intent to change its name in its first quarter earnings press release on April 30, 1998. The name change occurred on July 20, 1998. In connection with the name change, Verdant adopted the new trading symbol of "VERD" for its shares traded on the NASDAQ National Market System.

  Merger with Southern Resources, Inc. On December 8, 1997, a subsidiary of Verdant Brands, Inc. (the "Company") merged with Southern Resources, Inc. ("SRI") which, on that date, became a wholly-owned subsidiary of Verdant. Prior to the merger, SRI was privately held. SRI is a Fort Valley, Georgia-based corporation with annual consolidated sales in 1997 of approximately $25 million, which, through its wholly-owned subsidiary, SureCo, Inc., manufactures and markets traditional liquid and granular pesticides. Its products are sold under a variety of proprietary and private label brand names to commercial and consumer retail markets throughout North America. Commercial pesticides are sold principally under the AllPro (R) brand to specialty agricultural, turf ornamental and professional pest control distributors. Consumer products are sold into the consumer retail market principally under the Rigo/Black Leaf (R) brand as well as under various private label store brands. Verdant is currently operating SRI as a stand-alone subsidiary.

  Verdant acquired all of the outstanding stock of SRI in exchange for 4,500,000 shares of Verdant's restricted common stock with an aggregate valuation of $4,218,750. The SRI acquisition was accounted for using the purchase method of accounting rather than the pooling-of-interest method as originally announced. The change in accounting methods was required because of management's post-merger decision to dispose of certain assets and discontinue certain activities of the combined business entities. Such a desision precludes the pooling of interest method of accounting. Verdant has not yet finalized its analysis of the full financial impact associated with its disposal plans. However, it has reflected in its balance sheet as of June 30, 1998 the Fort Valley, Georgia manufacturing facility acquired in the acquisition as "Assets held for Sale".

  The SRI purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values. The excess of purchase price over the estimated fair market values of assets acquired and liabilities assumed ("goodwill") totals approximately $2,072,000. Goodwill is being amortized on a straight-line basis over 20 years. SRI's operations are included in Verdant's consolidated statements of operations subsequent to the effective date of the acquisition which, for accounting purposes, is December 1, 1997. Verdant is completing the process of establishing fair values of assets acquired and liabilities assumed. As part of this process, during the three months ended March 31, 1998, Verdant reallocated $4,950,000 of the purchase price from goodwill to product registrations and trademarks, which are being amortized over twenty years. Since Verdant has not formally completed the valuation process, further adjustments to the allocation of purchase price based on a final determination of fair values may occur.

  Acquisition of the Assets of Dexol Industries, Inc. In March 1997, Verdant completed the acquisition of substantially all of the assets of Dexol Industries, Inc. ("Dexol"), a California based manufacturer and marketer of home and garden pesticides sold under the Dexol (R) and various private label brand names, for an aggregate purchase price of approximately $3,012,790 (the "Dexol Acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of Verdant's restricted common stock valued at $1,397,005, the issuance of a promissory note to Dexol with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785.

  The Dexol Acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,840,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, Verdant has operated the acquired business as its Dexol division and has continued marketing Dexol products. Dexol division operations are included in Verdant's consolidated statements of operations from the effective date of the acquisition which, for accounting purposes, is March 1, 1997.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of Verdant as a percentage of net sales:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Net sales................................................    100.0%    100.0%
   Cost of sales............................................     63.2      53.4
                                                             --------  --------
     Gross profit...........................................     36.8      46.6
   Operating Expenses:
     Distribution...........................................      9.6      10.8
     Sales & Marketing......................................     11.1      19.8
     General & Administrative...............................      6.1       9.1
     Product Development & Registration.....................      3.4       5.3
                                                             --------  --------
                                                                 30.2      45.0
                                                             --------  --------
   Income before other expense..............................      6.6       1.6
   Other expense, net.......................................     (1.8)      (.5)
                                                             --------  --------
   Net income...............................................      4.8%      1.1%
                                                             ========  ========

  The following table sets forth the percentage of net sales represented by each of Verdant's major product categories:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Pest control.............................................     89.6%     80.9%
   Fertilizers and composting...............................     10.4      19.1
                                                             --------  --------
                                                                100.0%    100.0%
                                                             ========  ========

 Seasonal Factors Affecting Sales and Results of Operations

  Sales during the year are very seasonal. First quarter sales normally consist of sales on initial orders from direct customers and reorders from distributors who made their initial purchases for the season in the final quarter of the preceding year. Second and third quarter sales consist largely of reorders from direct-ship customers and sales of in-season promotion products. Fourth quarter sales consist primarily of shipments on early season orders from distributors who are stocking warehouses for the upcoming spring selling season. Most of Verdant's sales occur during the months of December through June of each year. The level of sales for the fiscal year depends largely upon the level of retail sales of Verdant's products to home owner consumers and the level of unsold retail inventory of Verdant's products remaining in retail and wholesale distribution channels carried over from the previous year. Retail sales to consumers are affected by numerous outside circumstances such as weather, competitors' products and sales and marketing programs, as well as new product introductions. Each of these factors can fluctuate substantially from year to year and from quarter to quarter. Total year sales cannot be accurately projected with any degree of certainty based on results for the three months and six months ended June 30.

 Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

  Net Sales. Net sales increased $19,548,129 or 160.3% to $31,745,288 in the six months ended June 30, 1998 compared to $12,197,159 for the six months ended June 30, 1997. The increase was due primarily to additional sales generated from the Dexol and SRI acquisitions. Net sales for the six months ended June 30, 1998 contained approximately $15.9 million in SRI net sales compared to no SRI net sales for the six months ended June 30, 1997. In addition, the six month period ended June 30, 1998 included six months of Dexol product sales totaling approximately $6.8 million compared to only four months of Dexol product sales totaling $4.8 million included in the six months ended June 30, 1997. Increased sales of Verdant's Safer(R) brand pesticides contributed to the remaining increase in net sales.

  Gross Margins. Gross margins as a percent of sales decreased to 36.8% for the six months ended June 30, 1998 compared to 46.6% for the six months ended June 30, 1997. The decrease was the result of the SRI product sales added in 1998 which shifted product mix to an increased proportion of traditional chemical pesticide sales which carry lower average gross margins compared to the sales mix in 1997. Verdent expects that gross margin will continue to be adversely affected by changes in sales mix. In addition, in the six months ended June 30, 1998 unfavorable manufacturing efficiency variances incurred at the SRI plant caused by certain material and packaging shortages, down time associated with manufacturing equipment repair and other factors, further contributed to the decrease in gross margins as a percent of sales.

  Operating Expenses. Distribution expenses increased in absolute dollars by $1,734,781 or 131.9% to $3,049,607 for the six months ended June 30, 1998 from
$1,314,826 for the three months ended June 30, 1997, but decreased as a percentage of sales to 9.6% for the six months ended June 30, 1998 from 10.8% for the six months ended June 30, 1997. The increase in distribution expenses in absolute dollars in 1998 compared to 1997 was primarily due to incremental distribution expenses incurred on increased sales in 1998 compared to 1997. The decrease in distribution expenses as a percentage of sales reflects lower average freight cost on SRI shipments due to closer proximity to customer locations.

  Sales and marketing expenses in absolute dollars increased $1,112,778 or 46.1% to $3,526,982 for the six months ended June 30, 1998 from $2,414,204 for the three months ended June 30, 1997, but decreased as a percentage of sales to 11.1% for the six months ended June 30, 1998 compared to 19.8% for the same period in 1997. The increase in sales and marketing expenses was largely due to increased variable selling expenses associated with higher sales levels, offset in part by the reversal of $195,000 in estimated co-op advertising accruals originally recorded in 1997, and the addition of the SRI sales and marketing organizations for the six months ended June 30, 1998. The decrease in sales and marketing expenses as a percentage of sales for the three months ended June 30, 1998 compared to the same period in 1997 was largely the result of synergies experienced from combining the various sales and marketing organizations and eliminating redundant expenses and unnecessary overhead.

  General and administrative costs increased $816,556 or 73.5% to $1,927,579 for the six months ended June 30, 1998 from $1,111,023 for the six months ended June 30, 1997. The increase was primarily due to the addition of SRI general and administrative expenses and increased amortization of intangible assets associated with the SRI acquisition.

  Product development and registration expenses increased $443,881 or 68.5% to $1,091,432 for the six months ended June 30, 1998 compared to $647,551 for the three months ended June 30, 1997. The increase was due primarily to increased product registration costs for products added in the SRI acquisitions.

  Other Expense, Net. Net other expense increased by $518,648 to $586,223 for the six months ended June 30, 1998 compared to net other expense of $67,575 for the six months ended June 30, 1997. The increase in net other expense was mainly due to additional interest expense on increased borrowings on Verdant's lines of credit and interest expense incurred on long-term and short-term debt assumed in the SRI acquisitions.

 Comparison of the Three Months Ended December 31, 1997 to the Three Months Ended December 31, 1996

  The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of Verdant as a percentage of net sales:

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                DECEMBER 31,
                                                                ---------------
                                                                 1997     1996
                                                                ------   ------
   Net sales...................................................  100.0 %  100.0%
   Cost of sales...............................................   65.7     49.0
                                                                ------   ------
     Gross profit..............................................   34.3     51.0
   Operating Expenses:
     Distribution..............................................   10.7     11.1
     Sales & Marketing.........................................   21.6     23.5
     General & Administrative..................................   18.8      9.3
     Research & Development....................................    3.8      3.6
     Amortization of intangibles...............................    3.1      2.7
                                                                ------   ------
                                                                  58.0     50.2
   Income (loss) before other income...........................  (23.7)      .8
   Other income, net...........................................   (1.4)      .9
                                                                ------   ------
     Net income (loss).........................................  (25.1)%    1.7%
                                                                ======   ======

  The following table sets forth the percentage of net sales represented by each of Verdant's major product categories:

                                                               THREE MONTHS
                                                                   ENDED
                                                               DECEMBER 31,
                                                               ---------------
                                                                1997     1996
                                                               ------   ------
   Pest control...............................................     91%      76%
   Fertilizers and composting.................................      9       24
                                                               ------   ------
                                                                  100%     100%
                                                               ======   ======

  Net Sales. Net sales increased $1,286,502 or 36.7% to $4,767,233 in the three months ended December 31, 1997 compared to $3,480,731 for the same three months ended December 31, 1996. The increase was due to the addition of approximately $2 million in 1997 sales from acquired businesses and product lines added as a result of the 1997 Dexol and SRI acquisitions, partially offset by lower sales of various products mainly caused by timing of shipments.

  Gross Margins. Gross margins decreased to 34.3% in the three months ended December 31, 1997 compared to 51.0% in the three months ended December 31, 1996. The decrease was due primarily to a shift in product mix to a higher percentage of lower-margin traditional chemical pesticides and to high levels of manufacturing overhead at SRI for the month December 1997, the first month of inclusion in Verdant's financial statements.

  Operating Expenses. Distribution expenses increased $124,616, or 32.2%, to $511,727 in the three months ended December 31, 1997 from $387,111 in the same three months ended December 31, 1996, due primarily to increased variable distribution costs on higher sales and the first-time inclusion of SRI distribution operations for the month of December 1997. Sales and marketing expenses increased $214,471 or 26.2%, to $1,032,010 for the three months ended December 31, 1997 from $817,539 for the three months ended December 31, 1996. The increase in sales and marketing expenses was largely due to the addition of the SRI sales and marketing organization for the month of December 1997. Increased variable selling expenses due to higher sales levels for the three months ended December 31, 1997 compared to the three months ended December 31, 1996 also added to the increase. General and administrative costs increased $572,612 or 176% to $897,685 for the three months ended December 31, from $325,073 for the three months ended December 31, 1996. The increase was primarily the result of additional administrative and corporate operating costs incurred related to the addition and integration of the Dexol and SRI businesses, a significant portion of which were eliminated effective December 31, 1997 as a result of headcount reductions at Dexol and SRI. Research and development expenses increased $54,296 or 43.6% to $178,913 for the three months ended December 31, 1997 compared to $124,617 for the three months ended December 31, 1996. The increase was due primarily to increased product registration costs for products added in the Dexol acquisition.

  Other Income, Net. Net other income (expense) decreased to net other expense of $65,065 for the three months ended December 31, 1997 compared to net other income of $33,456 for the three months ended December 31, 1996. The increase in net other expense was mainly due to increased interest expense on increased borrowings on Verdant's line of credit and interest expense incurred on long-term and short-term debt assumed in the Dexol and SRI acquisitions. In addition, the increase in net other expense was unfavorably impacted by reduced royalty income on international licencing agreements.

 Comparison of Fiscal Year Ended September 30, 1997 to Fiscal Year Ended September 30, 1996

  The following table sets forth selected information derived from Verdant's consolidated statements of operations:

                                    PERCENTAGE OF NET SALES
                                 FOR YEARS ENDED SEPTEMBER 30,
                                 ---------------------------------
                                   1997        1996        1995
                                 ---------   ---------   ---------
   Net sales...................      100.0 %     100.0 %     100.0 %
   Cost of sales...............       54.5        52.1        49.2
                                 ---------   ---------   ---------
   Gross margin................       45.5        47.9        50.8
   Operating expenses:
     Distribution and
      warehousing..............       11.7        10.6        13.3
     Sales and marketing.......       20.2        22.7        33.9
     General and
      administrative...........        8.8         9.1        10.2
     Research and development..        5.2         5.1         6.9
     Amortization of
      intangibles..............        2.4         2.7         2.7
                                 ---------   ---------   ---------
       Total operating
        expenses...............       48.3        50.2        67.0
                                 ---------   ---------   ---------
   Loss before other (expense)
    income.....................       (2.8)       (2.3)      (16.2)
     Other (expense) income....        (.1)       (1.6)         .9
                                 ---------   ---------   ---------
   Net loss....................       (2.9)%      (3.9)%     (15.3)%
                                 =========   =========   =========

  The following table sets forth the percentage of net sales represented by each of Verdant's major product categories:

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ------------------------------
                                                    1997       1996       1995
                                                  --------   --------   --------
   Pest control..................................       80%        70%        63%
   Fertilizer....................................       20%        30%        37%
                                                  --------   --------   --------
                                                       100%       100%       100%
                                                  ========   ========   ========

  Net Sales. Net sales for the fiscal year ended September 30, 1997 increased by $4,147,841 or 28.3% to $18,820,625 from $14,672,784 for the previous fiscal year ended September 30, 1996. The sales increase for fiscal 1997 was primarily due to the Dexol acquisition and the inclusion of $6,187,190 in sales from the new Dexol division beginning March 1, 1997, offset by a decline of $2,039,349 in sales for Verdant's base business, principally as a result of a decline in Verdant's fertilzer sales (See "Dexol Industries, Inc" and "Acquisition Activities" above.)

  Gross Margin. Gross margins as a percent of sales decreased to 45.5% in fiscal 1997 compared to 47.9% in fiscal 1996. The decline in gross margin as a percent of sales was caused by the 1997 addition of Dexol products which carry a lower average gross margin compared to Verdant's other products.

  Operating Expenses. Distribution and warehousing expenses increased $643,689, or 41.4%, to $2,199,586 in fiscal 1997 compared to $1,55 5,897 in fiscal 1996 and increased as a percentage of sales in fiscal 1997 to 11.7% compared to 10.6% in fiscal 1996. The increase was due to the addition of the Dexol division warehousing function and additional direct distribution costs associated with increased sales. Sales and marketing expenses increased $481,462 or 14.4%, to $3,813,795 in fiscal 1997 compared to $3,332,333 in fiscal 1996. The increase in sales expenses was due primarily to the addition of the Dexol sales organization and increased direct selling costs associated with Dexol sales. In addition, sales and marketing expenses were favorably impacted by the reversal in fiscal 1997 of approximately $227,000 in estimated co-operative advertising expenses, which were accrued in fiscal 1996, resulting from a change in estimate based on actual utilization of co-op advertising allowances. Fiscal 1996 sales and marketing expenses were favorably impacted by the reversal of approximately $198,000 in estimated co-operative advertising expenses, which were accrued in fiscal 1995.

  General and administrative expenses increased $325,730 or 24.5% to $1,656,996 in fiscal 1997 compared to $1,331,266 in fiscal 1996. The increase was due largely to the addition of Dexol division offices and administrative functions. Research and development expenses increased $223,428 or 29.8% to $972,360 in fiscal 1997 from $748,932 in fiscal 1996 primarily as a result of increased product registration and development activity related to the Dexol acquisition.

  Amortization of intangible assets increased to $447,498 in fiscal 1997 compared to $402,778 in fiscal 1996. The increase was due primarily to the amortization of the additional goodwill associated with the Dexol acquisition.

  Other Income and Expense. Interest income decreased slightly to $72,247 in fiscal 1997 from $73,866 in fiscal 1996 due primarily to a small decline in the amount of average excess cash investments. Interest expense increased to $152,729 in fiscal 1997 from $68,250 in fiscal 1996. The increase in interest expense was due primarily to additional interest expense incurred on a long-term note payable added in 1997 in connection with the Dexol acquisition. Net royalty income decreased to $50,885 in fiscal 1997 from $87,136 in fiscal 1996 due largely to decreased royalty income on sales to foreign licensees.

 Comparison of Fiscal Year Ended September 30, 1996 to Fiscal Year Ended September 30, 1995

  Net Sales. Net sales for the fiscal year ended September 30, 1996 increased by $478,886, or 3.4%, to $14,672,784 from $14,193,898 for the previous fiscal year ended September 30, 1995. The sales increase for fiscal 1996 was primarily due to increased sales of Safer (R) brand pesticide products which were partially offset by lower sales of fertilizer products. Increased pesticide sales was partially due to increased retail distribution and to new product sales. Decreased fertilizer sales were largely due to microbial fertilizer sales.

  Gross Margin. Gross margins as a percent of sales decreased to 47.9% in fiscal 1996 compared to 50.8% in fiscal 1995. The decline in gross margin as a percent of sales was caused primarily by a continuing change in product mix to a higher proportion of newer products and new promotional combination packs which carry lower average gross margins.

  Operating Expenses. Distribution and warehousing expenses decreased $330,873, or 17.5%, to $1,555,897 in fiscal 1996 compared to $1,886,770 in fiscal 1995 and decreased as a percentage of sales in fiscal 1996 to

10.6% compared to 13.3% in fiscal 1995. The decrease as a percentage of sales in fiscal 1996 compared to fiscal 1995 was primarily due to lower freight and outside distribution costs resulting from consolidation of distribution processes and reduced freight rates. Sales and marketing expenses decreased $1,478,315, or 30.7%, to $3,332,333 in fiscal 1996 compared to $4,810,648 in fiscal 1995 and decreased as a percentage of sales to 22.7% in fiscal 1996 from 33.9% in fiscal 1995. The decrease in sales expenses was due largely to staffing reductions, offset in part by increased commissions incurred from expanded utilization of manufacturer representative organizations and to lower advertising expenses. In addition, sales and marketing expenses were favorably impacted by the reversal in fiscal 1996 of approximately $198,000 in estimated co-operative advertising expenses, which were accrued in fiscal 1995, resulting from a change in estimate based on actual utilization of co-op advertising allowances. General and administrative expenses decreased $113,844, or 7.9%, to $1,331,266 in fiscal 1996 compared to $1,445,110 in fiscal 1995 and decreased as a percentage of sales to 9.1% in fiscal 1996 from 10.2% in fiscal 1995. The decrease was due largely to reduced facility rental costs resulting from the sublease of approximately half of Verdant's former office facility. Research and development expenses decreased $232,563, or 23.7% to $748,932 in fiscal 1996 from $981,495 in fiscal 1995. The decrease was largely due to lower product registration costs resulting from discontinued registrations on certain products no longer being sold. Amortization of intangible assets increased to $402,778 in fiscal 1996 compared to $379,358 in fiscal 1995. The increase was due primarily to multi-year foreign product registrations obtained in fiscal 1996 which are being amortized over the life of the registrations.

  Other Income and Expense. Other income and expense includes a fourth quarter charge of $312,771 for expenses associated with an election not to proceed with a previously announced acquisition. (See "Merger and Acquisition Activities" above.) Interest income decreased $9,164, or 11.0%, to $73,866 in fiscal 1996 compared to $83,030 in fiscal 1995. The decrease in interest income was largely due to declining interest rates on investments. Interest expense increased to $68,250 in fiscal 1996 from $66,690 in fiscal 1995. The increase in interest expense was due primarily to increased average borrowings in fiscal 1996 compared to fiscal 1995. Net royalty income decreased to $87,136 in fiscal 1996 from $106,352 in fiscal 1995. The decrease in net royalty income was primarily caused by additional royalty expenses incurred by Verdant in fiscal 1996 in connection with licensed technology used in Verdant's water soluble fertilizer line.

 Income Taxes

  Income tax benefits of net deferred tax assets have been offset by valuation allowances for the years ended September 30, 1997, 1996 and 1995 because it is more likely than not that the tax benefits, which can not be carried back, could not be realized in future periods.

  At September 30, 1997, Verdant has approximately $23.2 million in combined U.S. net operating loss carryforwards for federal income tax purposes. These loss carry forwards expire between 1998 and 2013. Of the total, approximately $4.1 million are U.S. net operating loss carryforwards of Safer, Inc., Verdant's wholly owned subsidiary. The use of the unexpired net operating loss carryforwards of Verdant which were generated prior to September 1990, totaling approximately $10.2 million, are restricted to $2,025,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from Verdant's initial public offering. The use of net operating loss carryforwards of Verdant generated after the ownership change are not restricted. The use of the net operating losses of Safer, Inc. are limited to approximately $700,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from Verdant's acquisition of Safer, Inc. in January 1991. At September 30, 1997, Verdant has approximately $565,000 of net operating loss carryforwards in Canada which expire between 1999 and 2002.

 Quarterly Performance

  The following table sets forth a summary of quarterly results for the past two fiscal years in order to show the highly seasonal pattern of Verdant's business and quarterly fluctuations in sales and earnings or losses. This information is unaudited but contains all adjustments, consisting of normal recurring accruals, which Verdant believes are necessary for a fair presentation.

                                                                                                                 FISCAL 1998
                                    FISCAL 1996                        FISCAL 1997                THREE MONTH       THREE
                                 THREE MONTHS ENDED                 THREE MONTHS ENDED            TRANSITION    MONTHS ENDED
                          ---------------------------------  ----------------------------------  PERIOD ENDED  ----------------
                          DEC. 31  MAR. 31 JUNE 30 SEPT. 30  DEC. 31 MAR. 31  JUNE 30  SEPT. 30  DEC. 31, 1997 MAR. 31  JUNE 30
                          -------  ------- ------- --------  ------- -------  -------  --------  ------------- -------  -------
                                                (IN THOUSANDS, EXCEPT INCOME (LOSS) PER SHARE DATA)
Net sales............     $ 3,636  $ 5,613 $ 4,005 $ 1,419   $3,481  $ 4,839  $ 7,358  $ 3,143      $ 4,767    $15,859  $15,887
Gross profit.........       1,850    2,878   1,709     588    1,774    2,243    3,443    1,105        1,636      5,666    6,030
Operating expenses...       1,921    2,383   1,619   1,448    1,748    2,283    3,205    1,854        2,568      4,591    5,005
Income (loss) before
other income (expense)..      (71)     495      90    (860)      26      (40)     238     (749)        (932)     1,075    1,025
Other income (expense)..       19       12      14    (267)      34      (14)     (54)      13         (265)      (265)    (321)
Net income (loss)....     $   (52) $   507 $   104 $(1,127)  $   60      (54) $   184  $  (736)     $(1,197)   $   810  $   704
Income (loss) per
share--basic and
diluted..............     $   .00  $   .05 $   .01 $  (.10)  $  .01  $   .00  $   .02  $  (.06)     $  (.09)   $   .05  $   .04
Shares used to
calculate basic
income (loss) per
share................      10,922   10,922  10,922  10,922   10,922   10,934   12,118   12,181       13,313     16,688   16,689
Shares used to
calculate diluted
income (loss) per
share................      10,922   10,923  10,931  10,922   10,922   10,934   12,175   12,182       13,313     16,801   16,940

LIQUIDITY AND CAPITAL RESOURCES

  Verdant's operations and cash needs are highly seasonal. During the three months ended December 31 of each year, Verdant usually solicits and ships early orders and expands production to build inventory needed for its major selling season. During the three months ended March 31, Verdant's shipments consist of initial sales to direct mass merchant customers and reorder sales to certain distribution customers. Most of Verdant's seasonal shipments and therefore most of the billings that result in revenue recognition and in receivables, occur during the months of December through June of each year. Accordingly, Verdant typically consumes significant cash in operating activities during the periods from October through June from year to year as it finances increases in its inventory, primarily during the periods from October through April, and increases in receivables, primarily during the period from late December through the end of May. Verdant has historically relied upon bank lines of credit to fund seasonal cash needs.

  Verdant relies on bank financing in the form of working capital lines of credit to fund seasonal increases in receivables and inventory. Verdant currently has in place a three-year $25,000,000 credit facility with GE Capital Services that expires in May 2000, which funds working capital needs of the parent company and its wholly owned subsidiaries, Safer, Inc. and SRI. Borrowings under the line of credit are limited to an aggregate borrowing base calculated using 85% of qualified accounts receivable and 60% to 65% of qualified inventory. The credit facility is intended to finance Verdant's seasonal working capital needs and to provide working capital financing for future acquisitions. Verdant's wholly-owned subsidiary, SRI, previously had in place an $8,000,000 working capital credit facility with a commercial finance corporation which matured on April 22, 1998. In April 1998, Verdant consolidated this line into its GE Capital Services line. Outstanding borrowings on the GE Capital Services line of credit at June 30, 1998 totaled $11,609,641 of which $4,000,000 is classified as long-term debt. Outstanding borrowings on the GE Capital Services line of credit at December 31, 1997 totaled $3,024,910. In 1997, Verdant's maximum borrowings from its bank line of credit were $2,436,527 compared to maximum borrowings of $3,405,417 in fiscal 1996.

  Verdant has experienced higher than expected cash demands caused by unusually slow collection of certain accounts receivable, by relatively higher inventory levels, by the funding of SRI's operating expenses and by the retirement of SRI debt. As a result, Verdant has extended its accounts payable significantly beyond normal payment terms in order to maintain its line of credit borrowings within bank lending limits. Furthermore, production and distribution activities are being negatively affected by credit restrictions imposed by certain vendors, which is causing delays in receiving various materials needed for product production and shipment. As of September 30, 1998, Verdant's available borrowing limit under terms of its bank line of credit was $8.7 million. Its actual borrowings on that date were $8.1 million. Verdant believes that collection of past due accounts receivable would satisfy most of Verdant's cash needs for the remainder of the fourth quarter of 1998 and, accordingly, is aggressively pursuing such collections. In addition, Verdant is taking steps to reduce its excess inventories. Verdant intends to fund the remaining cash needs for the fourth quarter of 1998 and for fiscal 1999 through additional borrowings on its line of credit using Consep's accounts receivable and inventory collateral which will be available to Verdant upon completion of the Merger. Verdant believes that the addition of Consep's accounts receivable and inventory collateral to Verdant's line of credit facility will provide up to $3,000,000 in borrowing availability over and above amounts funded by Consep's previous lender. If Verdant is unsuccessful in completing the Merger, Verdant will need to obtain additional financing from other sources. Verdant believes that such financing is available, however, there is no assurance that Verdant will be successful in obtaining such financing.

  For the six months ended June 30, 1998, cash decreased by $264,157, consistent with seasonal fluctuations. The decrease in cash reflects the following: cash of $7,236,240 consumed in operating activities, primarily to finance increased receivables and inventory which was offset in part by cash provided by increased accounts payable, cash of $170,711 consumed in investing activities to purchase equipment and intangible assets, and cash provided from financing activities of $7,150,952 consisting of $8,584,731 in borrowings against Verdant's bank lines of credit, $16,012 proceeds from the sale of common stock, offset by principal payments on long-term debt of $1,449,791.

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

  For the three months ended December 31, 1997, cash decreased by $2,841,022. The decrease in cash reflects the following: cash of $2,309,057 consumed in operating activities, primarily to finance increased receivables, inventory and product registration prepayments, and cash of $453,440 consumed in investing activities to purchase office equipment and intangible assets and to pay acquisition related costs.

  In fiscal 1997, cash and cash equivalents decreased $24,487 to $3,264,294 from $3,288,781 at September 30, 1996. The decrease resulted primarily from cash used in investing activities of $255,863 which was largely offset by cash provided from operating activities of $116,605 and cash provided from financing activities of $111,905. Cash used in investing activities was primarily used to purchase property and equipment of $140,008, to pay expenses relating the Dexol acquisition of $82,343 and to invest in patent and trademark applications and other intangible assets of $42,401, partially offset by proceeds from the sale of fixed assets of $8,889. The $116,605 provided by operating activities was primarily the result of reductions to receivables and inventory of $1,605,348 and $873,900, respectively, offset in part by reductions in accounts payable and accrued expenses of $2,150,758 and 195,638, respectively. The cash provided by financing activities was primarily the result of cash received in the Dexol acquisition of $124,073 partially offset by payments of $12,168 on long-term debt.

  In fiscal 1996, cash and cash equivalents increased $532,404 to $3,288,781 at September 30, 1996. The increase resulted primarily from cash provided by operating activities of $699,044, partially offset by cash used in investing activities of $158,506. The $699,044 provided by operating activities was primarily the result of decreased inventory and receivables of $502,224 and $205,861, respectively, and increased accrued expenses of $249,746, which was partially offset by cash used to fund the net operating loss of $568,119, less net non-cash expenses of $511,896, and a reduction in accounts payable of $194,464. Cash used in investing activities was primarily used to purchase property and equipment of $60,861 and to invest in patent and trademark applications and other intangible assets of $118,674, partially offset by proceeds from the sale of fixed assets of $20,849.

  In fiscal 1995, cash and cash equivalents decreased $2,091,246 to $2,756,377 at September 30, 1995. The decline resulted primarily from cash used in operating activities of $1,640,482, cash used in investing activities of $440,526 and cash used in financing activities of $2,063. The $1,640,482 used in operating activities was used primarily to fund the net loss of $2,173,104 and increases in inventory of $748,040, which was partially offset by decreases in accounts receivable and prepaid expenses of $313,494 and $90,174, respectively, and increases in accounts payable of $331,887. Cash used in investing activities was primarily used to acquire substantially all the assets of Plant Research Laboratories (see Item 1. Business, "Plant Research Laboratories"), to purchase property and equipment of $101,536 and to invest in patent and trademark applications and other intangible assets of $106,288. Cash used in financing activities resulted from final payments on capital lease obligations of $3,667 partially offset by cash of $1,604 received from the exercise of employee incentive stock options.

  There are no commitments for capital expenditures in fiscal 1998. Verdant's bank line of credit agreement limits Verdant to capital asset purchases to not more than $300,000 per year during the term of the credit agreement ending May 2, 2000.

EFFECTS OF INFLATION

  Verdant believes that, during the periods discussed above, inflation has not had a material impact on Verdant's business.

YEAR 2000 CONCERNS

  Verdant has completed an upgrade of its computer systems which brings the systems into year 2000 compliance. Verdant invested approximately $250,000 over the last two years in these upgrades. Verdant is in the process of evaluating other computer related administrative systems to determine year 2000 compliance and expects to be completed with this review by December 31, 1998. Costs to bring these systems into compliance are not expected to be material to Verdant. Verdant has also begun to survey major customers, vendors and suppliers to determine year 2000 compliance issues and the potential financial impact of non-compliance by outside parties on Verdant. Verdant expects to have this review completed by December 31, 1998.

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

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. Verdant will adopt the Statement for its year ended December 31, 1998. Management has not fully determined the impact of this Statement.


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

                              BUSINESS OF CONSEP

  General. Consep develops, manufactures and markets environmentally sensitive pest control products for the commercial agriculture and consumer home, lawn and garden markets. Consep's products employ proprietary controlled-release technologies to enhance the effectiveness and duration of biorational pest control agents by protecting them from natural degradation and by controlling their release over planned periods of time. Biorational pest control products use naturally occurring agents and biochemicals, such as pheromones, to control pest populations. Consep's principal commercial agriculture products, marketed under the CheckMate label, release synthetic pheromones to suppress population levels of insects by disrupting their mating. Unlike most conventional insecticides, Consep's products are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not disrupt beneficial insect populations.

  The majority of Consep's commercial agriculture products are sold through independent distributors. In addition, Consep owns and operates full-line agrichemical distributors in major agricultural regions of California and in the Connecticut River Valley. In addition to selling Consep's commercial agriculture products, Consep's distributors sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies. Consep also sells a broad line of non-toxic consumer pest control products under its SureFire and Insectigone labels through a network of cooperative buying groups and distributors who in turn resell to lawn and garden centers, hardware stores and retail chains. Consep also sells a line of insect repellent products based on natural oils, which are manufactured by, and are the proprietary products of, a third party, and are being marketed on an exclusive basis in the United States under Consep's Blocker label.

  Consep was incorporated in Oregon in 1984. Its principal executive offices are located at 213 S.W. Columbia Street, Bend, Oregon 97702 (telephone number
(541) 388-3688).

  Markets. Although conventional toxic insecticides dominate the worldwide market for insecticides used in commercial agriculture, the demand for alternative insect control products has increased, based in part on regulatory limitations on the use of, growing concern over the safety and effectiveness of and an increase in insect resistance to toxic insecticides.

  Biorational insect control products have significant advantages over conventional toxic insecticides in several important areas. The comparative advantages of biorational insect control products, and the corresponding problems associated with the use of toxic insecticides, include the following:

    Regulatory. Under federal law, all insecticide products registered prior to November 1984 were required to be re-registered with the EPA by 1997. The cost of re-registration is high and entails the risk that new testing will lead to adverse results and mandatory withdrawal of toxic insecticides from the market. As a result, Consep believes many insecticides were not re-registered for application in specialty crops such as fruits and vegetables. In contrast to toxic chemicals, biorational products can be registered with the EPA in less time and at substantially lower costs due to the reduced level of toxicity testing required. In addition, in 1994, the EPA established its Biopesticides and Pollution Prevention Division, whereby companies developing safer and less-toxic alternatives to conventional pesticides are able to have new products reviewed and registered by a staff dedicated to this new division. The Food Quality Protection Act ("FQPA"), passed in 1996, may further restrict the use of toxic pesticides in that FQPA requires the EPA to consider establishing new risk standards on U.S. registered pesticides.

    Residues. Public concern over the adverse environmental and health consequences of toxic insecticides continues to grow. These chemicals can leave unacceptable levels of residues in food and can contaminate soil and groundwater. Biorational insect control products use naturally produced or occurring compounds and do not leave toxic residues in treated crops, soil or groundwater.

    Resistance. One of the limitations of toxic insecticides is the tendency of insects to develop resistance to the active compound. Over 500 insect species have developed resistance to one or more classes of toxic chemical insecticides. When resistance occurs, growers are forced to increase the amount of toxic insecticide

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

  necessary to control the target insects, which increases environmental and health risks and reduces the economic viability of the toxic chemical. Insects are less likely to develop resistance to biorational products, particularly behavior-modifying pheromone-based products such as those produced by Consep.

    Resurgence. Toxic insecticides often destroy beneficial insects which help to naturally control primary and secondary insect populations. As beneficial insect populations are suppressed, there are fewer natural enemies against primary and secondary pests and growers must use escalating dosages and more frequent applications of toxic insecticides. This increased application exacerbates environmental and health risks and decreases the cost-effectiveness of the toxic insecticides. Biorational products target specific insects and do not adversely affect beneficial insect populations. As a result, beneficial insects remain in the field and continue to help control detrimental insect populations.

  In response to concerns regarding conventional toxic insecticides, commercial growers are increasingly adopting more sophisticated and environmentally safer methods of pest control which focus on ecosystem management, collectively identified as Integrated Pest Management ("IPM"), to control insects in their fields. IPM involves the use of a combination of crop selection, cultivation practices and biorational pest control measures to reduce or eliminate toxic chemical applications. Consep's primary focus is on fruits, nuts, vegetables and selected row crops where growers are generally more concerned with residues in harvested products or resistance of insects to chemical insecticides and are thus more likely to adopt biorational insect control as an alternative to conventional toxic chemicals. Consep's products are ideally suited to IPM practices. Consep believes that IPM and crop protection professionals, such as pest control advisers ("PCAs"), have become key factors in promoting the introduction and distribution of insect control products to the commercial agriculture market. This trend is most developed in California where state licensed PCAs are the only individuals who are authorized to recommend the application of any pesticide, including insect control products.

  Management estimates the market in which its consumer pest control products compete in the United States and Canada to be approximately $1 billion. Consep believes that, although biorational products currently represent less than 30% of this market, consumers are becoming increasingly aware of the health risks associated with many of the conventional toxic products used to control pests in and around the home and that non-toxic products will represent an increasing portion of the consumer pest control market.

  Strategy. Management believes that regulatory limitations on the use of, and increasing insect resistance to, conventional toxic pesticides, together with growing concern over the safety of those products, have created substantial opportunities to expand the use of Consep's alternative biorational pest control products. The key components of Consep's strategy are set forth below.

  Continue to Develop and Acquire Proprietary Biorational Pest Control Products, Technologies or Businesses. Consep's strategy includes continuing to develop new products and technologies through both its own research and development efforts and its ongoing research and development relationships with other outside organizations and governmental agencies. Consep also intends to meet this objective by continuing to acquire complementary product lines, technologies or businesses to further expand Consep's product lines both in the commercial agriculture and consumer markets. During the past eight years, Consep has completed eight acquisitions of complementary businesses and product lines. Management believes such acquisition opportunities will continue.

  Focus Commercial Agriculture Products on High-Value Crops. Consep's primary focus is on selected high-value fruit, nut and vegetable crops where growers are generally more concerned with residues in harvested products and where resistance to conventional pesticides is developing and are thus more likely to adopt biorational insect control as an alternative to conventional toxic chemicals. Additionally, given the high cost of re-registering conventional toxic chemicals with the EPA, Consep believes market opportunities will expand for biorational products as agrichemical companies have found it uneconomical to re-register their products for these selected crop markets.


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

  Utilize Distributors Owned by Consep to Introduce and Promote Consep's Products. Consep believes that owning and operating agrichemical distributors accelerates the market acceptance and penetration of its proprietary agricultural products, provides direct access to growers and field research personnel and facilitates rapid evaluation and introduction of new products. Consep may acquire additional agrichemical distributors in strategic locations to facilitate grower adoption of IPM practices and biorational pest control products.

  Expand Presence and Distribution in Selected International Markets. Consep believes it has the opportunity to significantly expand its international presence. Management's strategy is to control the registration, introduction and distribution of its products in selected international markets and, as a result, has retained control over worldwide manufacturing and marketing rights to its products. To effectively market its products abroad, Consep is staffing an international sales and registration organization to support the introduction of its products through established distributors in key international markets.

  Expand Presence and Distribution Channels in Consumer Markets. Consep is focused on expanding its consumer product distribution channels by increasing its retail account base and penetrating additional locations in existing accounts. Through a combination of trade show attendance, promoting relationships with independent manufacturers' representatives and direct sales, Consep anticipates expanding into additional co-operative buying groups, distributors and retail chains, including grocery and drug store chains. Consep also is focusing on increasing the range of products sold within the existing retail base through a combination of special display advertising and co-operative promotional programs. Consep will continue its efforts to expand its product line through product development, acquisitions and distribution of biorational products manufactured by other manufacturers.

  Technology. Consep believes it is well positioned to take advantage of opportunities for biorational pest control products as a result of its proprietary controlled release technologies. Consep's principal commercial agricultural products combine proprietary controlled release delivery systems with synthesized pheromones to provide effective biorational pest control. Consep has devoted considerable resources to investigating the chemical makeup of pheromones, their reaction with Consep's delivery systems and their behavior in a variety of environmental conditions.

  Pheromones are natural compounds produced by insects, which, when released and detected by other insects of the same species, will elicit a specific response. Over 1,600 insect pheromones have been identified in the scientific literature and identification of additional insect pheromones continues to occur. Consep has focused its efforts on one class of pheromones, sex pheromones, most of which are produced by female insects in order to attract males of the same species. Males are able to locate the females by using sensors on their antennae to follow the pheromone trail to its source. These compounds can be used to control specific insect populations if released in sufficient quantities to overwhelm the males so that they are unable to locate females. This system of control, called "mating disruption," produces a substantial population drop of the target insect. The crop is thereby protected from feeding larvae, which are the primary source of crop damage.

  The key to an efficacious and economically feasible trapping or mating disruption product is to determine the optimum release rate and to successfully store, protect, and control the release of pheromones. Most pheromones are highly unstable compounds which break down quickly when exposed to normal environmental conditions. The proprietary controlled release systems used in Consep's products protect the pheromones from the environment and delay their degradation. Consep designs these devices to release pheromones at a planned rate over periods ranging from a few weeks to a few months, depending on the targeted pest and crop. Consep believes that by providing a steady rate of release over time, Consep's controlled release technologies allow Consep to use lower quantities of pheromones in its products, as compared to competitive pheromone products, to achieve the same degree of pest control. The controlled release technologies used in Consep's products include membrane-based reservoirs, micro porous beads and dispersed (flowable) microcapsules.


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

  Membrane-Based Reservoir System. The patented, membrane-based reservoir system used in certain of Consep's products consists of a reservoir containing the active ingredient, a rate-controlling membrane through which the active ingredient diffuses and a protective impermeable backing. By varying the surface area, membrane thickness and type of membrane materials, Consep is able to adapt this technology to a variety of applications. Membrane-based reservoir systems are used in the CheckMate and BioLure product lines and in certain products within the SureFire product line.

  Microporous Bead System. A microporous bead is a polymeric bead with an internal pore structure encased in a rate-controlling outer surface. The microporous nature of the beads permits a high loading of active ingredient, with up to 80% of the bead weight consisting of biorational agents. By comparison, only 5% to 30% of the weight of conventional micro-encapsulated systems is represented by biorational agents. The microporous beads are compatible with a wide range of active ingredients and can be readily mixed with water and applied by ground or aerial spray equipment. By controlling the size of the beads and their microporous structure, optimum rates of release can be achieved. Microporous bead systems are used in current and development-stage CheckMate products.

  Dispersed (Flowable) Microcapsule System. A dispersed (flowable) microcapsule system is a method of encapsulating biorational agents by polymerizing a protective wall around the colloidal size particles of the active agent. The release rate of the active biorational product is adjusted by controlling the size of the microcapsule as well as the degree of polymer crosslinking in the capsule wall. Dispersed (flowable) microcapsule systems are used in certain current and development-stage CheckMate products.

  Products. Consep develops, manufactures and markets three lines of non-toxic pest control products: (i) pheromone-based mating disruption products used to control insect populations in commercial agriculture; (ii) pheromone-based traps used to monitor and trap insects in commercial agriculture; and (iii) consumer products used to trap or otherwise control pests in homes, lawns and gardens. Consep also sells a line of insect repellent products based on natural oils, which are manufactured by, and are the proprietary products of, a third party, and are being marketed on an exclusive basis in the United States under the Blocker label.

  Commercial Mating Disruption Products. Consep's commercial mating disruption products, marketed under the CheckMate label, are used to suppress population levels of insects by disrupting their mating cycles. CheckMate products employ either microporous or microcapsule beads, which are applied by aerial or ground spray equipment, or membrane-based reservoir dispensers, which are attached by hand to the branches or stems of plants in crops which they protect. As of December 31, 1997, Consep offers mating disruption products for six species of insects. Revenues from the sale of Consep's commercial mating disruption products for the years ended December 31, 1997, 1996 and 1995 were $4.1 million, $3.0 million and $2.9 million, or 10.4%, 9.1% and 9.5% of Consep's total revenues for such periods, respectively.

  Commercial Monitoring and Trapping Products. Consep's monitoring and trapping products for the commercial agriculture market are sold under the BioLure label. A monitoring product typically consists of a trap and a lure loaded with either pheromones or food bait to attract the target insect species. Growers use monitoring products to identify the emergence of target species, pinpoint infestation levels, and project insect population size and crop damage, thereby facilitating more efficient control measures. The monitoring systems are used in conjunction with pest control products to correctly time the application of these control products and to monitor the effectiveness of insect control programs. The system used in most of Consep's monitoring and trapping products is a pheromone-based lure which incorporates Consep's controlled release membrane-based technology to provide for uniform release of the active ingredient over a longer period of time than competitors' products. Monitoring and trapping systems which do not incorporate a lure use food bait or a color spectrum as the attractant. Consep currently offers trapping and monitoring systems for over 25 species of insects. Revenues from the sale of Consep's monitoring and trapping products for the years ended December 31, 1997, 1996 and 1995 were $983,000, $833,000 and $621,000, or 2.5%, 2.5% and 2.0% of Consep's total revenues for such periods, respectively.


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  Consumer Products. Consep's consumer product line, marketed under the
SureFire and Insectigone labels, is comprised of a broad group of non-toxic products which trap or otherwise control pests found in and around the home. In addition, Consep markets, under its SureFire label, hummingbird and butterfly feeders. Products in Consep's consumer product line generally incorporate Consep's proprietary technologies, which include the controlled release of attractants that lure insects into traps, and insecticide powders composed of patented baits and diatomaceous earth, which kill crawling insects coming into contact with products incorporating this technology. Consep currently offers pest control products for over 20 species of household and garden pests. Consep also distributes a line of consumer products, based on natural oils, to repel biting insects. These insect repellent products, which are manufactured by, and are the proprietary products of, a third party, are being marketed on an exclusive basis in the United States under Consep's Blocker label. Consep holds exclusive distribution rights to these insect repellent products in the United States, Canada and Mexico, subject to certain performance requirements. Revenues from the sale of Consep's consumer products for the years ended December 31, 1997, 1996 and 1995 were $6.9 million, $5.3 million and $4.6 million, or 17.6%, 15.8% and 15.0% of Consep's total revenues for such periods, respectively.

  Specialty Chemicals. In February 1995, Consep acquired Farchan Laboratories, Inc. ("Farchan"), a Florida-based specialty chemicals manufacturer. Prior to its primary manufacturing facility being destroyed by fire in October 1996, Farchan supplied certain pheromones to Consep for use in certain of its mating disruption products. In addition, Farchan supplied high quality specialty chemicals, including organic acetylenes, to research organizations, pharmaceutical companies and the agricultural industry. Revenues from Farchan's operations (excluding pheromone sales to Consep) for the years ended December 31, 1997, 1996 and 1995 were $1.0 million, $1.3 million and $1.2 million, or 2.6%, 3.9% and 3.9% of Consep's total revenues for such periods, respectively. Farchan's primary manufacturing facility was destroyed by fire in October 1996, and Consep has decided to discontinue its specialty chemicals operations at the Farchan location, and has indefinitely postponed any significant production of pheromones or other specialty chemicals at its facility in Bend, Oregon. See "--Manufacturing," "--Properties" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP--Liquidity and Capital Resources."

  Distribution Operations. Consep owns and operates full-line agrichemical distributors which, in addition to selling Consep's commercial agriculture products, also sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies. Revenues from Consep's distribution operations (which exclude sales of Consep's proprietary commercial agriculture products through these distribution operations) for the years ended December 31, 1997, 1996 and 1995 were $26.2 million, $22.8 million and $21.5 million, or 66.9%, 68.6% and 69.6% of Consep's total revenues for such periods, respectively.

  Sales, Marketing and Distribution. Consep's sales, marketing and distribution strategies differ for each of the major markets in which its products are sold.

  Consep's sales in the commercial agriculture market are made principally through agrichemical distributors. These distributors employ crop protection professionals who consult for growers and recommend appropriate insect control programs. Consep believes that IPM and crop protection professionals, such as pest control advisers ("PCAs"), have become key factors in promoting the introduction and distribution of insect control products to the commercial agriculture market. This trend is most developed in California, where state licensed PCAs are the only individuals who are authorized to recommend the application of any pesticide, including insect control products. Consep's strategy focuses on improving the PCAs' and growers' understanding of IPM and how Consep's proprietary products can be integrated into insect control programs. Consep markets its insect control products to this group through Consep's 10-person technical sales organization.

  As part of Consep's strategy to use distributors owned by Consep to introduce and promote its products, Consep has acquired agrichemical distribution subsidiaries in strategic market locations. These acquisitions, which took place in 1990 and 1994, have allowed Consep to employ crop protection professionals, including PCAs, and obtain direct access to growers in order to facilitate the exchange of information and more effectively introduce IPM practices in general, and Consep's products in particular. Consep currently operates agrichemical

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

distribution outlets in five locations in the Central Valley of California and in one location in the Connecticut River Valley. Consep believes these distribution operations, and the 24 PCAs which they employ, provide a continuous source of valuable information with respect to new product needs, performance of products in the field and the competitive position of those products.

  Consep supports the sales efforts of the independent and subsidiary agrichemical distributors through the organization of grower meetings, direct grower contact and education of other influential groups such as university pest management specialists and researchers, government agricultural personnel and independent PCAs. Consep's CheckMate and BioLure product lines are promoted through the dissemination of brochures, corporate communications and an on-line Web page, in addition to direct contact with influential groups including distributors, retailers, PCAs and growers. Agricultural trade shows and certain industry conferences, such as the California Agricultural Production Consultants Conference, are other venues for promotion of Consep's CheckMate and BioLure product lines.

  Consep sells its SureFire, Insectigone and Blocker products through a network of cooperative buying groups and distributors who in turn resell to lawn and garden centers, hardware stores and retail chains including drug and grocery stores. These products are also sold directly to retailers and through mail-order catalogs. Promotion of Consep's consumer products is achieved primarily by co-operative advertising, media participation and trade shows. In addition, Consep uses limited television advertising to promote its Blocker product line. Consep works directly with over 70 independent sales representatives who are engaged in various sales and marketing activities related to Consep's consumer product lines. These independent sales representatives are overseen by Consep's 6-person consumer sales group. Consep's sales and marketing efforts for its consumer products are directed towards increasing the number of new retail and distribution accounts and increasing the range of products carried by certain existing retail accounts.

  Consep's commercial agriculture and consumer products are also sold through independent distributors in certain international markets. In addition, Consep has established joint testing and marketing programs with these distributors to introduce and sell its commercial agriculture products in certain international markets. Consep also manufactures and sells products on a private label basis to customers in the industrial pest control market. Consep's revenue attributable to export sales and sales occurring outside of the United States of both commercial agriculture and consumer products for the years ended December 31, 1997, 1996 and 1995 were $3,332,346, $2,522,164 and
$2,217,266, respectively. Consep also sells certain BioLure products to the United States Department of Agriculture (the "USDA") and various state and international departments of agriculture.

  Consep's business is highly seasonal, with its highest revenues being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. In addition, many of Consep's products, and the products sold by its wholly-owned distributors, are dependent upon the emergence of certain pests in the crops they are designed to protect. To the extent adverse weather conditions prevent or otherwise interfere with the growth of certain crops or the emergence of certain pests, the results of Consep's operations could be adversely impacted. From time to time, secondary pest infestations may occur within specific crops or geographic markets causing affected growers to alter their customary pest control practices. Such events may cause growers to temporarily increase their use of conventional toxic insecticides and reduce or suspend the use of biorational products, such as those sold by Consep, which could have a material adverse effect on Consep's results of operations.

  Manufacturing. Consep manufactures the membrane-based reservoir dispensers, microporous beads and dispersed (flowable) microcapsules used in its products at its facility in Bend, Oregon. Products containing diatomaceous earth are manufactured at Consep's wholly-owned subsidiary located in Kirkland, Quebec, Canada. Prior to its primary manufacturing facility in Gainesville, Florida being destroyed by fire in October 1996, Farchan produced pheromones used in certain of Consep's commercial agriculture products. As previously reported, Consep has partially completed the first phase of an addition to its headquarters and manufacturing facility in Bend, Oregon for the purpose of producing pheromones and other specialty chemicals. Consep has re-evaluated its plans for the completion of the addition as well as its plans to produce significant quantities of pheromones and other specialty chemicals at the Bend, Oregon facility. At the present time, Consep has indefinitely postponed any additional capital expenditures for the completion of the addition as well as any significant production of pheromones or other specialty chemicals. In addition, after completion of the investigation and analysis of the cost feasibility for producing pheromones using intermediate materials purchased from third parties, Consep has determined that it will continue to purchase substantially all of its pheromones from its current suppliers for the foreseeable future. See "--Properties" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP--Liquidity and Capital Resources." As of June 30, 1998, Consep employed 23 people in manufacturing and quality control relating to the production of its proprietary products.

  Active ingredients, including pheromones and food baits, are purchased from specialty chemical supply companies or are produced by Consep. Consep has historically relied upon on a limited number of suppliers to provide pheromones for its products. During February 1995, Consep acquired Farchan, a Florida-based specialty chemicals manufacturer, in order to reduce the cost of certain pheromones, provide assurance of consistent quality, and provide a stable supply of these materials. This facility was destroyed by fire in October 1996, and Consep has decided to discontinue its specialty chemicals operations. The interruption of certain sources of supply or the failure of suppliers, to adapt their products to Consep's changing technological requirements could result in delays in product shipments, adversely affecting Consep's financial condition and results of operations.

  Consep has no current plans to expand its manufacturing facilities or equipment and believes that it has adequate production capacity to meet its foreseeable needs.

  Research and Development. Consep believes that considerable investment in new product development will continue to be necessary to remain competitive in the biorational pest control market. Consep's product development projects generally begin with the identification of major insect infestation problems which Consep believes can be addressed with biorational agents and which provide sufficient market opportunity. Once a potential product is identified, Consep's research and development personnel study the intended biorational agent and make a determination as to whether Consep's existing controlled release technologies are likely to work with the biorational agent. If it appears that the controlled release technologies may need to be modified to work effectively with the intended biorational agent, Consep's research and development personnel work to adapt the existing controlled release technologies to suit the requirements of the particular biorational agent. Once the controlled release technology has been selected and the active ingredient has been tentatively formulated, the development effort continues with laboratory studies and eventual field testing of prototypes in order to arrive at the final form of the product. Field testing of products is generally conducted on a collaborative basis with academic, governmental and corporate entities in the United States, including the USDA and numerous universities. In international markets, field testing is generally conducted in collaboration with Consep's international distributors and government researchers. Through these collaborative efforts, Consep gains access to individuals within the collaborating organization who have particular expertise in dealing with the targeted pest and crop and whose opinions are generally widely accepted. Collaborative field testing also provides independent verification of product efficacy which is critical to convincing commercial growers to adopt new biorational products.

  Pursuant to a license agreement with Bend Research, Consep is able to participate in joint funding with various government agencies to develop improvements to existing technologies. The license agreement also provides Consep with license rights to agricultural applications of Bend Research technologies, including technologies which are developed by Bend Research pursuant to third party funded research and development efforts. See "-- Proprietary Rights." The license agreement also obligates Consep to request Bend Research to perform research and development services budgeted at not less than $600,000 a year, at least $400,000 of which must be directed towards development of biorational products. For 1996 and 1997, the annual commitment under the license agreement was reduced from $600,000 to $191,500 and $125,000, respectively. For 1998, the annual commitment under the license agreement has been waived with no minimum requirement. For years subsequent to 1998, the $600,000 annual commitment will be reinstated. The license agreement continues until the later of

2012 or the expiration of the last patent licensed under it. Consep may terminate the license agreement on sixty days' notice. The license agreement provides that if it were to be terminated for any reason, Consep would retain rights to all Bend Research technologies incorporated in then current products and in products then under development. If Consep were to lose the services of Bend Research for any reason, Consep may experience delays in the development and introduction of new products and would be required to make alternative arrangements for the services performed by Bend Research. Any such alternative arrangements could delay development efforts, could substantially increase the cost of Consep's research and development efforts and could adversely affect Consep's results of operations.

  Consep is currently developing and expanding its CheckMate line of insect control products. Field testing for the products under development is in various stages of completion. Consep also plans to develop and introduce additional products for its SureFire and Insectigone lines of consumer pest control products. Additions to the consumer product lines will occur through new product development and possible acquisitions of compatible product lines, technologies or businesses.

  Government Regulation and Product Registration. The pesticide industry is heavily regulated worldwide. In the United States, the EPA regulates pesticide products under FIFRA and more recently under FQPA. Pesticides are also subject to state and foreign regulations. Some states, such as California, have their own extensive registration requirements, as do certain foreign governments. To develop and commercialize a pesticide product, detailed and complex procedures must be completed prior to obtaining approvals through FIFRA, state and foreign regulatory agencies. Small scale field testing usually can be conducted prior to product registration to evaluate product efficacy. Unusual weather conditions during field tests may require additional field testing requirements in subsequent growing seasons, resulting in delays in product registration submissions and approvals. In addition, failure to receive regulatory approval prior to the growing season could delay market introduction of a new product by up to a year. Significant delays in new product development or commercialization would have a material adverse effect on Consep's results of operations.

  Chemical pesticides require extensive toxicology and environmental testing to substantiate product safety prior to obtaining a product registration. Commercial sale of a pesticide requires a product registration for each pest and crop for which the product is used. Initial EPA registration for a new chemical pesticide can take seven years or longer, and can cost $10 million or more. In contrast to conventional toxic chemicals, biorational products have fewer regulatory requirements before commercial use is permitted. For example, substantially fewer toxicity studies are required for biorational insect control products than for conventional toxic insecticides. Due to such differences, registration costs for biorational insect control products are significantly less than for toxic insecticides, and registration of biorational products requires considerably less time to complete. However, there can be no assurance that additional requirements will not be added by the EPA which could make registration procedures more time-consuming and costly or require further testing and review of previously registered products. Furthermore, even without any such additional regulatory requirements, the process of obtaining regulatory approvals can be time-consuming and costly, and there can be no assurance that such approvals can be obtained in a timely manner.

  Government regulations have been enacted in recent years to encourage the development and introduction of non-toxic alternatives to conventional insecticides, including the streamlined registration of alternative pest control products under the EPA's "Safer Pesticide Policy." In September 1993, the EPA, the FDA and the USDA released a joint summary of the principles guiding their legislative and regulatory agenda including: (i) a firm commitment to reducing risks to people and the environment that may be associated with toxic pesticides while ensuring the availability of cost-effective pest management techniques; (ii) recognition of the need to work with growers to develop and implement improved means of pest control, reduce use of higher-risk toxic pesticides and promote greater use of IPM techniques; and (iii) implementation of regulatory reforms and incentives for the development of pesticides that will eliminate or reduce health and environmental risks. Further, in 1994, the EPA established its Biopesticides and Pollution Prevention Division, whereby companies developing safer and less-toxic alternatives to conventional pesticides are able to have new products reviewed and registered by a staff dedicated to this new division. Such product reviews and registrations are generally completed over a shorter time period and at less expense than conventional insecticide reviews and registrations. In addition, in 1996, Congress passed FQPA which requires the EPA to perform a new type of risk assessment for the total exposure from pesticides. Based upon the above actions, coupled with cost and timing advantages of registering biorational products relative to conventional toxic chemicals, Consep believes biorational products have significant advantages in the commercial agriculture insect control market. Field testing, manufacture and sale of Consep's products outside the United States may be subject to regulatory approval by other jurisdictions which may be more or less rigorous than in the United States.

  Competition. The pest control industry is highly competitive and is dominated by multinational chemical companies that have financial, technical and marketing resources substantially greater than those of Consep. Currently, biorational products account for only a small fraction of aggregate sales of pest control products, and can require insect control practices, such as timing and method of application, which are different from those typically associated with toxic chemical products. As a result, in order for biorational products to successfully compete with toxic chemicals, they must not only be cost competitive but must also provide other advantages over conventional pesticides. Consep believes that its products are cost competitive with conventional toxic insecticides and, because they are non-toxic and leave no harmful residue in food, soil or groundwater, provide sufficient advantages over conventional toxic insecticides to compete effectively against such products.

  Consep believes that many of the large chemical pesticide companies are developing chemical pesticides which are less-toxic to humans and the environment, as well as new products based upon biorational agents. While Consep believes that the emphasis of these companies has been on genetic engineering of micro-organisms and insect-resistant plants and has been primarily directed towards commodity crops such as wheat, corn, cotton and soybeans, there can be no assurance that these companies will not direct significant resources to either biorational products or less-toxic chemical products that would compete directly with those of Consep.

  In addition to the large chemical pesticide companies, Consep is aware of at least five other companies using biorational control agents, including pheromones, to produce alternative insect control products. Consep believes that other companies are currently developing biorational insect control products. Consep believes that none of these competing companies has delivery systems that perform as effectively and efficiently as the proprietary controlled release membrane-based reservoir, dispersed (flowable) microcapsule and microporous bead systems used in Consep's CheckMate products and that Consep is therefore in a strong competitive position with respect to these companies.

  Consep expects competition within the biorational pest control segment to intensify as regulatory pressures on conventional toxic pesticides increase and as advances in the field are made and become more widely known. There can be no assurance that Consep will be able to compete successfully against its current competitors or that these competitors or new market entrants will not develop products that compete directly with Consep's products and are more effective, less expensive or more widely accepted than those of Consep.

  Proprietary Rights. Proprietary protection of Consep's products is important to its business. Consep relies upon patents, trade secrets, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. Consep maintains a policy of seeking patents on its inventions, acquiring licenses under selected patents or patent applications from third parties and entering into invention and proprietary information agreements with its key employees and consultants with respect to technology which it considers important to its business.

  As more specifically described below, Consep has obtained manufacturing and marketing rights in agriculture to certain proprietary rights of Bend Research, including patents, patent applications, trade secrets and unpatented know-how which relate to existing and development-stage technologies and products. In addition, Consep has filed patent applications with respect to its own inventions which relate to existing and development-stage technologies and products. There can be no assurance that patents will issue from any pending or future patent applications or, if patents are issued, that they will be of sufficient scope or strength to provide meaningful protection of Consep's technologies. In addition, there can be no assurance that any of the current patents issued or licensed to Consep or future patents issued or licensed to Consep will not be challenged or circumvented by competitors, or be found to be invalid or non-infringed in judicial or administrative proceedings should a dispute arise. Moreover, notwithstanding the scope of the patent protection available to Consep, there can be no assurance that such patent rights will provide commercial advantage to Consep as competitors could develop controlled release technologies which are not covered by Consep's issued or licensed patents or future patents issued or licensed to Consep.

  Pursuant to an agreement with Bend Research, Consep has obtained a license to all agricultural applications of technologies developed by Bend Research, other than certain animal health and agricultural applications unrelated to Consep's current or contemplated products. The license includes rights to certain patents, patent applications, trade secrets and unpatented know-how owned by Bend Research, and covers aspects of Consep's membrane-based reservoir system, microporous bead system and dispersed (flowable) microcapsule system technologies. The license agreement provides Consep with exclusive worldwide rights to all agricultural applications (except as noted above) of the licensed patents, patent applications, trade secrets and know-how. The membrane-based reservoir system technology used in many of Consep's CheckMate, BioLure and SureFire products is the subject of a United States patent owned by Bend Research expiring in 2002. Such technology is not patented outside the United States, other than in Japan where the patent is held by a third party. Neither Consep nor Bend Research has rights with respect to the Japanese patent. The microporous bead system technology used in certain current and development-stage CheckMate products is the subject of a pending United States patent application owned by Bend Research. The license agreement provides Consep exclusive, worldwide rights to agricultural applications (except as noted above) of the microporous bead system technology. The dispersed (flowable) microcapsule system technology used in certain current and development-stage CheckMate products is not patented in any country. The license agreement provides Consep exclusive, worldwide rights to agriculture applications (except as noted above) of the dispersed (flowable) microcapsule system technology.

  The foregoing licenses are royalty-free as to certain of Consep's existing controlled-release products. Certain existing products are, and products resulting from existing and future development efforts may be, royalty bearing at rates ranging from 2.5% to 5.0% of Consep's direct gross margin, as defined in the license agreement, on such products. During January 1995, royalties related to certain products incorporating technology provided by Bend Research for the term of the license agreement were prepaid by Consep. Such prepaid royalties totaled $121,000 and are being amortized as the related products are sold by Consep. The license agreement continues until the later of 2012 or the expiration of the last patent licensed under it. Consep may terminate the license agreement on sixty days' notice. The license agreement provides that if it were to be terminated for any reason, Consep would retain rights to all Bend Research technologies incorporated in then current products and any products then under development.

  Consep's technology relating to its diatomaceous earth products includes a patented bait formulation. These patents provide protection in Canada and Australia.

  Much of Consep's technology and many of its processes are dependent upon the knowledge, experience and skills of certain scientific and technical personnel. To protect its rights to its proprietary information and technology, Consep requires key employees, consultants, advisors and collaborators to enter into confidentiality agreements which prohibit the disclosure of confidential information to persons unaffiliated with Consep and require disclosure and assignment to Consep of ideas, developments, discoveries and inventions made by such persons. There can be no assurance that these agreements will prevent disclosure of Consep's confidential information or will provide meaningful protection for Consep's confidential information if there is an unauthorized use or disclosure. In the absence of patent protection, Consep's business may be adversely affected by competitors who develop substantially equivalent technology.

  Proprietary rights litigation, which could result in substantial cost to and diversion of effort by Consep, may be necessary to enforce patents issued or licensed to Consep, to protect trade secrets or know-how owned by Consep or to defend Consep against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of Consep and others. Adverse determinations in litigation could subject Consep to significant liabilities to third parties, could require Consep to seek licenses from third parties and could prevent Consep from manufacturing, selling or using its products, any of which could have a material adverse effect on Consep's business, financial condition and results of operations. Consep is not currently a party to any patent litigation or other litigation regarding intellectual property rights and is not aware of any challenge to its patents or proprietary rights.

  Employees. As of June 30, 1998, Consep had 134 employees, with 16 involved in sales of proprietary products, 24 employed as PCAs in its distribution subsidiaries, 9 involved in product development and registration, 23 involved in manufacturing and quality control of proprietary products, 15 involved in finance and administration and 47 involved in operations at its distribution subsidiaries.

  Properties. Consep is headquartered in Bend, Oregon where it owns a 28,800 square foot facility purchased in 1997 for $1.495 million. In addition to administrative offices, the headquarters facility contains research and development, manufacturing, warehouse and sales operations for certain of Consep's proprietary products. In addition, Consep, through its Chemfree subsidiary, leases an office, manufacturing, sales and warehousing facility in Kirkland, Quebec, Canada on a month-to-month basis. Consep believes it could replace this facility in a timely manner, if required to do so. Total lease expenditures related to all of Consep's proprietary product-related facilities in 1997, 1996 and 1995 were $111,159, $147,407 and $150,461, respectively.

  As of August 31, 1998, Consep also owned, through its Farchan subsidiary, one building located in Gainesville, Florida, and one building located in Alachua, Florida, with a combined capacity of approximately 8,000 square feet used for this subsidiary's manufacturing, sales, research and development and warehousing functions. In October 1996, one of Farchan's two buildings then located in Gainesville, Florida with a capacity of approximately 3,000 square feet, which was used as a manufacturing facility, was destroyed by fire. As an indirect result of the fire at the Farchan facility, Consep decided it was not feasible to proceed with plans to finish and occupy its proposed plant in Alachua, Florida. Consep has removed all of its equipment from the Alachua facility and is attempting to sell the land and building. Consep has also decided not to rebuild the manufacturing facility at its Gainesville site and is attempting to sell the property. As previously reported, Consep has partially completed the first phase of an addition to its headquarters and manufacturing facility in Bend, Oregon for the purpose of producing pheromones and other specialty chemicals. Consep has re-evaluated its plans for the completion of the addition as well as its plans to produce significant quantities of pheromones and other specialty chemicals at the Bend, Oregon facility. At the present time, Consep has indefinitely postponed any additional capital expenditures for the completion of the addition as well as any significant production of pheromones or other specialty chemicals. In addition, after completion of the investigation and analysis of the cost feasibility for producing pheromones using intermediate materials purchased from third parties, Consep has determined that it will continue to purchase substantially all of its pheromones from its current suppliers for the foreseeable future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS LIQUIDITY OF CONSEP."

  Consep, through certain of its distribution subsidiaries, also owns office and warehousing facilities for its agrichemical distribution operations in Sacramento, Fresno, and Patterson, California. Consep's distribution operations also lease sales and distribution facilities in Livingston and Escalon, California, under leases which expire on December 31, 1999 and 2001, respectively. Consep's distribution operations also lease sales and distribution facilities in Worcester and Chicopee, Massachusetts on a month-to-month basis. Consep believes that it could replace these facilities in a timely manner, if required to do so. Total lease expenditures related to all of Consep's distribution facilities in 1997, 1996 and 1995 were $89,940, $93,820 and $83,340, respectively.

  Consep believes that its existing facilities will be adequate to serve its needs at least through 1999.

  Legal Proceedings. Consep is not a party to any legal proceedings other than various claims and lawsuits which Consep believes are not individually or collectively material to its business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONSEP

  Financial amounts discussed below in this management discussion and analysis and presented in the Selected Consolidated Financial Data included therein have been extracted from Consep's unaudited condensed consolidated financial statements for the six months ended June 30, 1998 and 1997 included elsewhere in this Joint Proxy Statement-Prospectus and Consep's audited consolidated financial statements for fiscal years ended September 30, 1997, 1996 and 1995 also included elsewhere in this Joint Proxy Statement-Prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                        (in thousands except per share)

                                   SIX MONTHS ENDED
                                       JUNE 30,      YEAR ENDED DECEMBER 31,
                                   ----------------- -------------------------
                                     1998     1997    1997     1996     1995
                                   -------- -------- -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $ 22,778 $ 24,606 $39,204  $33,229  $30,844
Net income (loss)................        61      914  (1,822)  (2,483)  (1,286)
Net income (loss) per share--
 basic and diluted...............      0.01     0.10   (0.19)   (0.31)   (0.19)
                                       JUNE 30,       DECEMBER 31,
                                   ----------------- ----------------
                                     1998     1997    1997     1996
                                   -------- -------- -------  -------
BALANCE SHEET DATA:
Working capital..................  $  8,063 $ 11,118 $ 8,272  $10,433
Total assets.....................    30,541   33,237  25,678   23,411
Long-term debt, excluding current
 maturities......................     2,062    2,395   2,168    1,191
Shareholders' equity.............    15,147   17,946  15,217   17,010

OVERVIEW

  Consep derives its revenues from the sale of its proprietary products to the commercial agriculture and consumer home, lawn and garden markets and from sales by its distribution subsidiaries of products produced by other manufacturers, including both biorational insect control products and conventional toxic pesticides as well as fertilizers and farm supplies. Consep's primary focus is the development of proprietary products and expansion of the markets for those products. A significant element of Consep's strategy for the commercialization of its proprietary commercial agriculture products has been to acquire distribution operations in key agricultural regions and to introduce its proprietary products through those operations.

  Continued growth in both proprietary and distribution revenues contributed to a smaller loss in 1997 than incurred by Consep in 1996. The growth in proprietary product revenues was primarily attributable to higher revenues from increased sales of Consep's commercial agriculture products and to the introduction of Consep's new insect repellent line. These increased revenues were partially offset by higher overall operating expenses.

  Since its inception, Consep has funded its growth primarily through equity financings. Funds from these financings have allowed Consep to build its organization, develop and register proprietary products for both the commercial agriculture and consumer home, lawn and garden markets, acquire distribution operations for the introduction of its commercial agriculture products and expand its sales efforts through both domestic and international channels of distribution.

  Consep has incurred annual operating losses since its inception in 1984. Consep believes its future annual profitability is dependent upon continued revenue growth, maintained or strengthened gross margins, and controlled growth of operating expenses. There can be no assurance that Consep will become profitable on an annual basis.

  Consep's business is seasonal with its highest revenues historically being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. Consep anticipates this seasonal profile will continue with a slight shift to third and fourth quarter revenues as sales to international markets increase. In contrast to revenues, many of Consep's operating expenses are largely independent of the quarterly selling cycles. As a result, operating expenses will generally represent a higher percentage of revenues in the third and fourth quarters as compared to the first two quarters, and Consep may experience a loss in the third and fourth quarters of an otherwise profitable year.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of net revenues of certain items in Consep's Consolidated Financial Statements. The table and the discussion below should be read in conjunction with the historical financial statements and notes thereto of Consep. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Index to Financial Statements."

                                   PERCENTAGE OF NET REVENUES
                           --------------------------------------------------
                             SIX MONTHS
                           ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                           -----------------   ------------------------------
                            1998      1997       1997       1996       1995
                           -------   -------   --------   --------   --------
Revenues
  Proprietary products....    32.6 %    38.2 %     33.1 %     31.4 %     30.4 %
  Distribution............    67.4      61.8       66.9       68.6       69.6
                           -------   -------   --------   --------   --------
    Total revenues........   100.0     100.0      100.0      100.0      100.0
                           -------   -------   --------   --------   --------
Cost of revenues
  Proprietary products....    21.0      21.9       21.1       20.1       17.8
  Distribution............    53.3      50.2       54.9       55.9       57.1
                           -------   -------   --------   --------   --------
    Total cost of
     revenues.............    74.3      72.1       76.0       76.0       74.9
                           -------   -------   --------   --------   --------
Gross margin..............    25.7      27.9       24.0       24.0       25.1
Operating expenses
  Research and development
   (1)....................     3.6       2.5        3.1        4.4        3.4
  Selling, general and
   administrative (1).....    11.3      14.6       16.0       17.1       15.0
  Distribution (2)........     9.6       7.5        9.7       10.1       10.9
                           -------   -------   --------   --------   --------
    Total operating
     expenses.............    24.5      24.6       28.8       31.6       29.3
                           -------   -------   --------   --------   --------
Operating income (loss)...     1.2       3.3       (4.8)      (7.6)      (4.2)
Other income (expense),
 net......................    (0.9)      0.4        0.2        0.1        0.0
Net income (loss)
  Proprietary products....    (4.6)     (0.6)      (7.0)      (9.9)      (5.6)
  Distribution............     4.9       4.3        2.4        2.4        1.4
                           -------   -------   --------   --------   --------
    Total net income
     (loss)...............     0.3 %     3.7 %     (4.6)%     (7.5)%     (4.2)%
                           =======   =======   ========   ========   ========

--------
(1) Research and development and selling, general and administrative expenses are allocated to Consep's proprietary product operations.
(2) Distribution expenses consist entirely of selling, general and administrative expenses of Consep's distribution operations.

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenues. Total revenues for the six months ended June 30, 1998 decreased 7.4% to $22.8 million from $24.6 million in the corresponding period of 1997. Revenues from the sale of proprietary products decreased 21.0% during the six months ended June 30, 1998 to $7.4 million from $9.4 million in the corresponding period of 1997. Revenues from Consep's distribution operations increased 1.0% during the six months ended June 30, 1998 to $15.4 million from $15.2 million in the corresponding period of 1997.

  The decrease in proprietary product revenues for the six months ended June 30, 1998 was attributable to decreases in revenues for Consep's consumer products, commercial agriculture products and specialty chemicals.

  Revenues from the sale of commercial agriculture products decreased $582,000, or 18.5%, for the six months ended June 30, 1998 as compared to the corresponding period of 1997. The decrease was primarily attributable to i) cooler and wetter weather conditions in California, Florida and Mexico that resulted in lower insect populations in those regions and ii) a 75% reduction in revenues from the sale of Consep's products to control pink bollworm in cotton ("CheckMate PBW" and "CheckMate PBW-F") as a result of the same cooler weather conditions in the southwest United States and Mexico. In addition to the cooler weather, sales of Consep's product to control peach twig borer ("CheckMate PTB") were lower in the six months ended June 30, 1998 as compared to the corresponding period in 1997, as a result of a shortage in the supply of pheromone for this product. The pheromone supply shortage was due to production delays related to the process scale-up in Consep's initial production of this pheromone by a contract manufacturer using a new proprietary synthesis route.

  Revenues from the sale of consumer products from Consep's SureFire and Blocker line of products in the United States and Chemfree products in Canada decreased by $1.0 million, or 17.3%, for the six months ended June 30, 1998 as compared to the corresponding period of 1997. The decrease in consumer product revenues in the six months ended June 30, 1998 was primarily attributable to a decrease in revenues for Consep's Blocker line of products of 60.2% as compared to the corresponding period in 1997. The decrease in Blocker revenues was primarily a result of i) inventory carried over from 1997, the introductory year, by distributors and retailers; ii) a change in the sales program which requires that Consep partially reserve against revenues for potential product returns and iii) a 25% reduction in the selling price. Revenues from the sale of Consep's SureFire products in the United States and Chemfree products in Canada increased 13.1% in the six month period ended June 30, 1998 as compared to the corresponding period of 1997. The increase in these revenues was primarily the result of more favorable weather conditions in certain regions of the United States and Canada as well as lower initial inventories at the retail level as compared to 1997.

  Specialty chemical sales decreased to $46,000 in the six months ended June 30, 1998 from $422,000 in the corresponding period of 1997. The decrease is the result of winding down business operations at Consep's Farchan facility, which process was completed in early 1998.

  The revenue increase of 1.0% from Consep's distribution operations during the six months ended June 30, 1998 as compared to the corresponding period of 1997 was primarily the result of the addition of a new sales and warehousing location for Consep's Massachusetts distribution operation. This increase was partially offset by lower revenues in Consep's California distribution operations as a result of the cooler and wetter weather conditions in California discussed above.

  Gross Margin. The consolidated gross margin for Consep decreased to 25.7% in the six months ended June 30, 1998 from 27.9% in the corresponding period of 1997. The gross margin on the sale of proprietary products during the six months ended June 30, 1998 decreased to 35.5% from the 42.6% gross margin achieved on proprietary product revenues in the corresponding period of 1997. Distribution gross margins increased in the six month period ended June 30, 1998 to 21.0%, from 18.8% in the corresponding period of 1997.

  The gross margin on commercial agriculture proprietary product sales for the six month period ended June 30, 1998 decreased to 32.7% from 35.4% in the corresponding period of 1997. The decrease was primarily attributable to i) the accrual of $320,000 for estimated insurance recoveries for the additional pheromone expenses incurred in the six months ended June 30, 1997 due to the October 1996 fire that destroyed Consep's specialty chemicals manufacturing facility and ii) the change in product mix as a result of decreased sales for Consep's higher margin CheckMate PBW and CheckMate PBW-F products. The one-time insurance accrual reduced the cost of revenues by $320,000 for the six month period ended June 30, 1997 and positively impacted the gross margin percentage in 1997 on agriculture proprietary product sales by 10.2%. Approximately $220,000 of this accrual was reversed in the fourth quarter of 1997 after settlement discussions were terminated and

Consep filed a lawsuit against its insurance carrier. As a result of the decreased sales for the CheckMate PBW and CheckMate PBW-F products, proprietary commercial agriculture gross margin percentages were decreased by 1.8% for the six month period ended June 30, 1998 as compared to the corresponding period in 1997.

  The gross margin on proprietary consumer product sales for the and six months ended June 30, 1998 decreased to 41.6% from 49.0% in the corresponding period of 1997. The decrease in gross margin was primarily attributable to a 25% price reduction on the Blocker line of products which decreased the gross margin for this product line to 46.9% from 58.7% for the and six month period ended June 30, 1998 as compared to the corresponding period of 1997. In order to make the Blocker products more competitive in the marketplace, Consep reduced its selling price for the 1998 season which will continue to have a negative impact on gross margin as compared to 1997.

  The gross margin from distribution revenues increased to 21.0% from 18.8% for the six month period ended June 30, 1998 as compared to the corresponding period of 1997. The increase was primarily attributable to differences in the product sales mix for distribution operations.

  Research and Development. Research and development costs during the six months ended June 30, 1998 increased $211,000, or 34.3%, as compared to the corresponding period of 1997. The increase was primarily attributable to approximately $327,000 in scale-up and development costs related to the initial production of pheromone for Consep's CheckMate PTB and CheckMate SF products by a contract manufacturer using a new proprietary synthesis route.

  Selling, General and Administrative. In the six months ended June 30, 1998, selling, general and administrative costs associated with Consep's proprietary product operations decreased 28.2% from the corresponding period of 1997. The decrease was primarily attributable to i) a reduction in advertising costs associated with Consep's Blocker line of insect repellent products in the amount of $558,000 and ii) a reduction in expenses as a result of winding down business operations at Consep's Farchan facility in the amount of $314,000.

  Distribution. During the six months ended June 30, 1998, operating expenses related to Consep's distribution operations increased $348,000, or 19.0%, as compared to the corresponding period of 1997. The increase was primarily attributable to i) the increased personnel required to meet the needs of anticipated sales growth and ii) a reduction of bad debt reserves in 1997 that did not occur in 1998.

  Other Income and Expense. During the six months ended June 30, 1998, Consep recorded net other expense of $207,000 compared to net other income of $89,000 in the corresponding period of 1997. This decrease was primarily attributable to i) the recognition of $195,000 in business interruption insurance proceeds in the first six months of 1997 that did not occur in 1998 and ii) an increase of $121,000 for the six month period ended June 30, 1998 in interest expense as a result of increased average borrowings outstanding as compared to the corresponding period of 1997.

 Comparison of Fiscal Years Ended December 31, 1997, 1996 and 1995

  Revenues. Total revenues increased to $39.2 million in 1997 from $33.2 million in 1996 and $30.8 million in 1995. Revenues from Consep's proprietary products increased to $13.0 million in 1997 from $10.4 million in 1996 and $9.4 million in 1995, while revenues from distribution operations increased to $26.2 million in 1997 from $22.8 million in 1996 and $21.5 million in 1995.

  The growth in proprietary product revenues for the year ended December 31, 1997 was attributable to growth in sales of Consep's consumer products and commercial agriculture products. These increases were offset by decreased sales of specialty chemicals to third parties by Consep's Farchan subsidiary as a result of a fire in October 1996 that destroyed Farchan's primary manufacturing facility.

  In 1997, revenues from the sale of commercial agriculture products increased $1.2 million or 33.8%, as compared to 1996. The increase in sales of commercial agriculture products was primarily attributable to a 34.5% increase in sales of Consep's CheckMate line of products. The increase in revenues from the sales of CheckMate products was primarily attributable to (i) the introduction of a new combination product to control both peach twig borer and oriental fruit moth ("CheckMate SF"), (ii) increased sales of the product to control tomato pinworm ("CheckMate TPW") as a result of Consep's strengthening its sales organization in Mexico, (iii) increased sales of the product to control codling moth ("CheckMate CM") into markets in the southern hemisphere and (iv) sales of the new CheckMate flowable product to control tomato pinworm ("CheckMate TPW-F"). These increases were partially offset by a decrease in Company's CheckMate products to control pink bollworm in cotton ("CheckMate PBW" and "CheckMate PBW-F"). The combined decrease in CheckMate PBW and PBW-F revenues was primarily attributable to cooler weather conditions that led to significantly reduced pink bollworm populations. In addition to the cooler weather, the decrease in cotton product sales was also a result of the increased use by growers of transgenic Bt cotton seed, a genetically engineered insect resistant cotton.

  Revenues from the sale of commercial agriculture products increased $157,000, or 4.8%, in 1996 as compared to 1995. The increase in sales of commercial agriculture products was primarily attributable to the introduction of newly registered formulations of products for which registration approvals were obtained during the year. In 1996, Consep received registration approval for CheckMate PBW-F, its new flowable micro-encapsulated product, which contributed to a 118.4% growth in revenues from the sale of CheckMate PBW products. Also contributing to the increase in commercial agriculture product revenues were increased sales of other CheckMate PBW products in Mexico and increased international sales of CheckMate CM and the product to control oriental fruit moth ("CheckMate OFM"). These revenue increases were offset by
(i) a reduction in revenues in Mexico from the sale of Consep's CheckMate TPW product, and (ii) a reduction in revenues in California from the sale of Consep's CheckMate CM product. Consep believes the decrease in revenues in Mexico from the sale of CheckMate TPW was due to increased competition in Mexico and responded by strengthening its sales organization in that market. Consep believes the decrease in revenues in California from the sale of CheckMate CM was due to a delay in receiving registration of a new warm weather formulation of CheckMate CM from the State of California which caused Consep to sell its cool weather formulation that did not perform adequately in the hotter weather experienced in the spring of 1996. As a result, many growers used alternatives to Consep's cool weather formulation of CheckMate CM. Applications of Consep's new warm weather formulation of CheckMate CM were made after registration was received and performed as expected.

  In 1997, revenues from the sale of consumer products from Consep's SureFire and Blocker line of products in the United States and Chemfree products in Canada increased by $1.7 million, or 29.3%, as compared to 1996. This growth in consumer product revenue was primarily attributable to the introduction of Consep's new Blocker line of insect repellent products. These Blocker product revenues were partially offset by a 17.1% decrease in revenues from sales of Consep's SureFire line of products in the United States as compared to 1996. Consep believes the decrease in SureFire revenues was the result of excess inventory at the retail level carried over from 1996 which reduced the amount of new orders placed in 1997. In addition, significantly cooler than normal weather in the late spring, which reduced insect populations, was a major contributor to the reduction in consumer product sales for 1997. Revenues from the sale of consumer products increased 15.5%, or $765,000, in 1996 compared to 1995 levels. This growth in consumer product revenues was generated by Consep's continued efforts to increase the number of retail outlets through which its products are sold while also increasing the number of products carried by the individual retail operations.

  Specialty chemical sales by Farchan decreased 21.4% in 1997 as compared to 1996. The decrease in sales was primarily the result of the fire in October 1996 that destroyed its primary manufacturing facility in Gainesville, Florida. Partially offsetting the decrease in specialty chemical sales, Farchan recognized revenues in 1997 from the sale of its research chemicals catalog business and related inventory to GFS Chemicals, Inc. of Powell, Ohio. In 1996, Farchan contributed $111,000 to the growth in proprietary product revenues as compared to 1995. The increase in specialty chemical sales was primarily attributable to an increase in the number of products offered by Farchan and the inclusion of only eleven months of results in 1995. Partially offsetting this increase was a significant reduction in sales in the fourth quarter of 1996 as a result of the fire.

  Distribution revenues increased $3.4 million, or 15.0%, during the year ended December 31, 1997 as compared to 1996. In 1996, distribution revenues increased $1.4 million, or 6.3%, as compared to 1995. These increases were primarily attributable to continued growth of Consep's California-based subsidiaries as well as to favorable weather conditions in the Central Valley of California, Consep's principal distribution market.

  Gross Margin. The consolidated gross margin for Consep remained at 24.0% in 1997 compared to 24.0% in 1996. In 1996 the consolidated gross margin decreased to 24.0% from the 25.1% gross margin in 1995. The decrease in gross margin in 1996 was primarily attributable to lower gross margins on Consep's commercial agriculture products.

  Proprietary gross margins increased to 36.0% in 1997 from 35.8% in 1996. The gross margin percentage for Consep's commercial agriculture products increased to 28.2% in 1997 from 27.9% in 1996. This increase in margin percentage was primarily attributable to differences in product sales mix and increases in the overall sales and production volumes allowing manufacturing costs to be allocated over a larger base of products. Substantially offsetting these increases were decreases primarily as a result of (i) lower margins on Consep's CheckMate product to control codling moth due to flexible pricing to introduce the product into Europe and to recover lost markets in the United States as a result of previously reported performance problems encountered in 1996, (ii) higher pheromone costs as a result of the fire that destroyed the Farchan facility and (iii) additional manufacturing costs in the first quarter primarily associated with the late arrival of production equipment, overtime incurred to meet unexpected demand and the re-work of inventory carried over from prior years. The gross margin on commercial agriculture proprietary products includes an accrual of approximately $100,000 for estimated insurance recoveries for additional pheromone expenses incurred in 1997 due to the October 1996 fire that destroyed Consep's specialty chemicals manufacturing facility. This accrual reduced cost of revenues by approximately $100,000 and positively impacted the gross margin percentage on commercial agriculture product sales by 2.2% in 1997. To date, Consep has not reached a final settlement with its former insurance carrier for the claim. The investigation by the insurance carrier has been completed, but settlement discussions have reached an impasse and Consep has filed a lawsuit against its former insurance carrier, MSI Insurance Company, in the Federal District Court in Portland, Oregon to recover its claims. Although Consep intends to vigorously pursue full recovery of its claims in the pending legal proceedings, there can be no assurance that Consep will prevail in the litigation or that Consep will recover its claims in full.

  Proprietary gross margins decreased to 35.8% in 1996 from 41.6% in 1995. The gross margin percentage for Consep's commercial agriculture products decreased to 27.9% in 1996 from 43.7% in 1995. This decrease in margin percentage was primarily attributable to differences in product sales mix and higher than expected production and raw material costs incurred in connection with the introduction of Consep's new warm weather CheckMate CM formulation. In addition, the CheckMate CM product was redesigned for the 1997 season. As a result of the new design of the CheckMate CM product, approximately $260,000 of CheckMate CM product was written off in the fourth quarter of 1996. This inventory write-off lowered the gross margin percentage on commercial agriculture products by 7.6%.

  The gross margins on proprietary consumer product sales for 1997 increased to 44.6% from 37.5% in 1996. The increase is primarily attributable to the 53.3% gross margin realized on sales of the new Blocker product line. In order to make the Blocker products more competitive in the marketplace, Consep has reduced its selling price for the 1998 season by 25% which will negatively impact 1998 gross margins. Sales of consumer products during 1996 resulted in a gross margin of 37.5%, the same percentage achieved in 1995.

  Sales of specialty chemicals produced a gross margin of 9.1% in 1997 down from the 49.0% gross margin reported in 1996. The decrease in gross margin percentage for specialty chemical sales was the direct result of the October 1996 fire that destroyed Farchan's primary manufacturing facility in Gainesville, Florida, which prevented Farchan from manufacturing higher margin specialty chemical products during 1997. Proprietary product margins on specialty chemical sales by Farchan in 1996 decreased to 49.0% from 53.0% in 1995. The decrease was primarily the result of differences in the product sales mix for specialty chemicals.

  The gross margins from distribution revenues for 1997 decreased to 18.1% from 18.6% as compared to 1996. The decrease was primarily attributable to differences in the product sales mix for the distribution operations. The distribution operations' margin was 18.6% for 1996, compared to 17.9% in 1995. During the second quarter of 1996 Consep changed the timing for recognition of manufacturers' rebates for purchases of bulk chemicals. Rather than recognizing these rebates when received, typically in the fourth and first quarters of each year, Consep determined that recognition should occur at the time the rebates are earned. This change improved distribution margins by 0.8% in 1996.

  Research and Development. Research and development costs decreased $251,000, or 17.2%, from 1996 to 1997. This decrease was primarily attributable to a 84% decrease in development costs incurred by Consep's Farchan subsidiary as a result of the October 1996 fire. In addition, costs associated with the development of the CheckMate flowable products was reduced as the time required to develop new flowable processes were reduced. During 1996, research and development costs increased $395,000, or 37.3%, from the level incurred during 1995. This increase was primarily attributable to (i) increased costs associated with the development of new, lower cost synthesis routes to be used in the production of pheromones by Consep's Farchan subsidiary; (ii) costs associated with the development of Consep's new dispersed (flowable) microcapsule products; (iii) increased amortization relating to technology purchased from Bend Research in 1995; and (iv) additional costs associated with the development of other new products.

  Selling, General and Administrative. In 1997, selling, general and administrative costs associated with Consep's proprietary product operations increased 10.5% over 1996. The increase was primarily attributable to selling and marketing expenses related to Consep's new Blocker line of insect repellent products and a write down of $200,000 to adjust the carrying value of the unfinished specialty chemicals facility in Alachua, Florida to its estimated fair market value. Consep has decided to sell the facility in Alachua and estimates its fair market value to be less than its carrying value. See "--Liquidity and Capital Resources." In 1996, selling, general and administrative costs associated with Consep's proprietary product operations increased 22.8% from 1995. The principal sources of this increase were (i) sales and marketing costs associated with both proprietary consumer products and commercial agriculture products increased due to increased personnel, increased commissions on higher sales of consumer products and expanded international operations for commercial agriculture products; (ii) additional marketing costs related to the introduction of Consep's Blocker line of insect repellent products; (iii) additional expenses for complimentary product given to growers in California who encountered difficulties with the CheckMate CM product described above and (iv) 1996 results included a full twelve months of Farchan operations while 1995 included only eleven months of operating expense for that subsidiary acquired in February 1995.

  Distribution. During 1997, total operating costs related to Consep's distribution operations increased 12.7% as compared to 1996. The increase is primarily attributable to (i) increased selling and delivery expenses as a result of greater sales volume and (ii) a reduction in bad debt reserves in 1996 that did not occur in 1997. Operating costs related to Consep's distribution operations remained approximately the same in 1996 as in 1995. Although selling and administrative costs increased 5.6% in 1996, Consep was able to offset these increases with a reduction in bad debt reserves as a result of improved collections.

  Other Income and Expense. During 1997, Consep recorded net other income of $42,000 compared to $35,000 of net other income in 1996. The increase is primarily attributable to approximately $338,000 in business interruption coverage reimbursements from Consep's insurance carrier in 1997 relating to the Farchan fire. Substantially offsetting this increase in net other income was a decrease relating to greater interest expense in 1997 as compared to 1996 as a result of higher outstanding borrowings during the year. For the year ended December 31, 1996, Consep recorded net other income of $35,000 compared to approximately $20,000 in 1995. The increase was primarily attributable to (i) a $227,000 gain relating to the insurance proceeds exceeding the book value of the property destroyed at the Farchan subsidiary and (ii) a $63,000 estimated reimbursement from the insurance company for the business interruption coverage in 1996 relating to the Farchan fire. These increases were substantially offset by (i) increased interest expense; (ii) reduced interest income; (iii) increased foreign currency exchange losses relating to Consep's Canadian subsidiary and (iv) the reversal of an accrued contingent liability and the gain on the sale of property, both of which had a positive impact on the 1995 results.

  Quarterly Results of Operations. The following table sets forth unaudited consolidated statements of operations data for each of Consep's last eight quarters. This quarterly financial data has been prepared on the same basis as the annual financial information presented elsewhere in this Joint Proxy Statement--Prospectus and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for each such quarter. The operating results for any quarter are not necessarily indicative of the results which may be expected for any future period.

                           THREE MONTHS
                              ENDED                 THREE MONTHS ENDED                   THREE MONTHS ENDED
                         -----------------  ------------------------------------ -------------------------------------
                         JUNE 30,  MAR. 31  DEC. 31,  SEP. 30, JUNE 30, MAR. 31, DEC. 31,  SEP. 30, JUNE 30,  MAR. 31,
                           1998     1998      1997      1997     1997     1997     1996      1996     1996      1996
                         --------  -------  --------  -------- -------- -------- --------  -------- --------  --------
                                                              (IN THOUSANDS)
REVENUES:
Proprietary products.... $ 3,778   $3,642   $   805    $2,770  $ 4,600  $ 4,788  $   895    $2,226  $ 3,723    $3,575
Distribution............   9,377    5,981     4,146     6,877    9,180    6,038    3,073     6,142    7,961     5,634
                         -------   ------   -------    ------  -------  -------  -------    ------  -------    ------
Total revenues..........  13,155    9,623     4,951     9,647   13,780   10,826    3,968     8,368   11,684     9,209
Cost of revenues........   9,946    6,977     4,442     7,605   10,045    7,695    3,531     6,515    8,744     6,452
                         -------   ------   -------    ------  -------  -------  -------    ------  -------    ------
Gross margin............   3,209    2,646       509     2,042    3,735    3,131      437     1,853    2,940     2,757
Operating expenses......   2,812    2,776     2,521     2,719    3,474    2,567    2,787     2,578    2,749     2,391
                         -------   ------   -------    ------  -------  -------  -------    ------  -------    ------
Operating income
 (loss).................     397     (130)   (2,012)     (677)     261      564   (2,350)     (725)     191       366
Other income (expense),
 net....................    (147)     (60)      (33)      (14)      50       39      205       (73)     (85)      (12)
                         -------   ------   -------    ------  -------  -------  -------    ------  -------    ------
Net income (loss)....... $   250   $ (190)  $(2,045)   $ (691) $   311  $   603  $(2,145)   $ (798) $   106    $  354
                         =======   ======   =======    ======  =======  =======  =======    ======  =======    ======

  Consep's business is seasonal, with its highest revenues being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. Consep anticipates this seasonal profile to continue with a slight shift to third and fourth quarter revenues as sales to international markets increase. In contrast to revenues, operating expenses tend to be largely independent of the quarterly selling cycles. As a result, operating expenses will generally represent a higher percentage of revenues in the third and fourth quarters as compared to the first two quarters of the year, and Consep may experience a loss in the third and fourth quarters of an otherwise profitable year.

  In addition, many of Consep's products, and the products sold by its wholly-owned distributors, are dependent upon the emergence of certain pests in the crops they are designed to protect. To the extent adverse weather conditions prevent or otherwise interfere with the growth of certain crops or the emergence of certain pests, the results of Consep's operations could be adversely impacted. From time to time, secondary pest infestations may occur within specific crops or geographic markets causing affected growers to alter their customary pest control practices. Such events may cause growers to temporarily increase their use of conventional toxic insecticides and reduce or suspend the use of biorational products, such as those sold by Consep, which could have a material adverse effect on Consep's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, Consep has used funds generated from operations, equity financings and bank borrowings to fund its research and development, marketing, acquisition of capital equipment, acquisitions of other business operations and working capital requirements. Through June 30, 1998, Consep has raised approximately $44.3 million of equity. In addition to equity financings, Consep has operated under a line of credit from Silicon Valley Bank (the "Bank") pursuant to an Amended and Restated Loan and Security

Agreement (the "Loan Agreement") with a maximum borrowing capacity of $7.5 million to support the working capital requirements of both Consep's principal proprietary product and distribution operations. This line of credit matures December 10, 1998 and is secured by substantially all of Consep's current assets. Under the terms of the Loan Agreement, Consep is required to maintain certain financial ratios and other financial conditions. At June 30, 1998, Consep was not in compliance with certain covenants under the Loan Agreement including the tangible net worth, debt to tangible net worth ratio and quick ratio covenants, but has subsequently obtained the Bank's waiver with respect to such non-compliance for the quarter ended June 30, 1998. In connection with the Bank's waiver, the borrowing capacity has been reduced to $5.0 million from the $7.5 million originally available. Consep does not expect the decrease in the maximum borrowing capacity to materially affect its financial condition since Consep does not expect to be able to borrow more than $5.0 million during the remaining term of the Loan Agreement.

  At June 30, 1998, Consep had cash, cash equivalents and short-term investments of approximately $506,000 and working capital of approximately $8.1 million. Borrowings under the Bank line of credit discussed above were approximately $4.0 million. Consep believes that cash and cash equivalents at June 30, 1998, funds generated from operations and funds available from existing bank lines of credit will be sufficient to fund Consep's operations through at least 1998. Consep's capital needs may increase depending upon several factors, including Consep's ability to comply with covenants under the Loan Agreement for the three months ending September 30, 1998, future acquisitions, changes to planned research and development activities, expanded manufacturing and commercialization programs, additional technological, regulatory and competitive developments and the timing of regulatory approvals for new products. As a result, Consep may need to raise additional funds. There can be no assurance that additional financing would be available and, if available, that the terms would be acceptable to Consep or that the additional financing could be obtained in a timely manner.

  As previously reported, Consep has partially completed the first phase of an addition to its headquarters and manufacturing facility in Bend, Oregon for the purpose of producing pheromones and other specialty chemicals. Consep has re-evaluated its plans for the completion of the addition as well as its plans to produce significant quantities of pheromones and other specialty chemicals at the Bend, Oregon facility. At the present time, Consep has indefinitely postponed any additional capital expenditures for the completion of the addition as well as any significant production of pheromones or other specialty chemicals. In addition, after completion of the investigation and analysis of the cost feasibility for producing pheromones using intermediate materials purchased from third parties, Consep has determined that it will continue to purchase substantially all of its pheromones from its current suppliers in the foreseeable future. However, Consep still believes that, long term, the greatest cost-savings will be achieved through the production of its own pheromones.

YEAR 2000 ISSUES

  Consep has reviewed its internal electronic information systems with respect to any potential adverse impact of the upcoming change in the century on the operation of such systems ("Year 2000 Issues") and believes that it will not have any material internal Year 2000 Issues. Although Consep intends to inquire as to whether its key suppliers, customers, creditors, independent distributors and financial service organizations ("Consep's Business Constituents") project any Year 2000 Issues with respect to their respective business operations that may adversely impact Consep, Consep has not yet commenced such inquiries. As a result, Consep has not determined whether any of Consep's Business Constituents project any Year 2000 Issues for their respective business operations that could have a material adverse impact on Consep's future operating results or financial condition. Consep intends to commence a program of contacting Consep's Business Constituents over the remainder of 1998 to inquire as to their respective Year 2000 Issues.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. Consep will adopt the statement for the year ended December 31, 1998.

                     DESCRIPTION OF VERDANT CAPITAL STOCK

  The following description of the Capital Stock of Verdant does not purport to be complete and is subject, in all respects, to applicable Minnesota law and to the provisions of the Restated Articles of Incorporation of Verdant. The following description is qualified by reference to the Restated Articles of Incorporation of Verdant, which are incorporated by reference as Exhibits to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part.

GENERAL

  The authorized capital stock of Verdant currently consists of 25,000,000 shares of Verdant Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, not designated as to terms and preferences.

COMMON STOCK

  There were 16,705,261 shares of Verdant Common Stock issued and outstanding as of October 15, 1998. In addition, Verdant had reserved a total of 969,747 shares of Verdant Common Stock for issuance upon exercise of options granted or to be granted under the Verdant Brands, Inc. 1996 Incentive and Stock Option Plan.

  The holders of Verdant Common Stock: (a) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Verdant Board; (b) are entitled to share ratably in all of the assets of Verdant available for distribution to holders of Verdant Common Stock upon liquidation, dissolution or winding up of the affairs of Verdant; (c) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (d) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of Verdant Common Stock now outstanding are fully paid and nonassessable.

  The holders of Verdant Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Verdant to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Verdant's directors.

  The payment by Verdant of dividends, if any, in the future rests within the discretion of the Verdant Board and will depend, among other things, upon Verdant's earnings, its capital requirements and its financial condition, as well as other relevant factors. Due to its anticipated financial needs and future plans, Verdant does not contemplate paying any dividends upon the Verdant Common Stock in the foreseeable future.

PREFERRED STOCK

  The Verdant Board is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, the Verdant Board may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Verdant Common Stock and may have the effect of delaying, deferring or preventing a change in control of Verdant.

MINNESOTA BUSINESS CORPORATION ACT

  Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of Verdant (from a person other than Verdant, and other than in connection with certain mergers and exchanges to which Verdant is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of Verdant prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Verdant within 30 days after the acquiring person has failed to give a timely information statement to Verdant or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by Verdant, or any subsidiary of Verdant, with any shareholder which purchases 10% or more of Verdant's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Verdant Board before the interested shareholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar with respect to Verdant Common Stock is Norwest Bank Minnesota, National Association.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The rights of the shareholders of Consep are governed by the Minnesota Business Corporation Act (the "MBCA"), the Articles of Incorporation of Verdant (the "Verdant Articles") and the Bylaws of Verdant (the "Verdant Bylaws"). The rights of Consep shareholders are governed by the Oregon Business Corporation Act (the "OBCA"), the Articles of Incorporation of Consep (the "Consep Articles") and the Bylaws of Consep (the "Consep Bylaws"). The following is a summary of certain material differences between the rights of shareholders of Verdant and the rights of shareholders of Consep, as contained in provisions of the MBCA and the OBCA, the Verdant Articles and the Verdant Bylaws, and the Consep Articles and the Consep Bylaws. It does not purport to be a complete statement of the rights of Verdant shareholders as compared with the rights of Consep shareholders, and the identification of certain specific differences is not meant to indicate that other equally or more significant differences to not exist.

NUMBER OF DIRECTORS, VACANCIES AND CLASSIFICATION OF BOARD

  Under the MBCA, the minimum number of directors is one. The actual number of directors may be fixed by the articles of incorporation or bylaws, and the number of directors may be increased or decreased by the shareholders or the board as permitted by the articles of incorporation or bylaws. The Verdant Bylaws provide that the number of directors can be increased or decreased by resolution of the shareholders or, to the extent permitted by law, the Board of Directors.

  The MBCA states that, unless the articles of incorporation or bylaws provide otherwise, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may elect a new director to fill a vacancy that is created by the removal of a director by the shareholders. The Verdant Bylaws provide that vacancies in the Board of Directors occurring by reason of death, resignation, removal or disqualification will be filled for the unexpired term by a majority of the remaining members of the Directors of the Board.

  The MBCA permits, but does not require, a classified board of directors, with the terms of any such classes to be provided for in the articles of incorporation or bylaws. Neither the Verdant Articles nor the Verdant Bylaws provide for the classification of the Board.

  Under the OBCA, the number of directors is specified or fixed in accordance with the articles of incorporation or bylaws. The Consep Articles provide that the number of directors shall not be less than six nor more than twelve, with the exact number to be fixed by the Board of Directors.

  Vacancies on the Consep Board, however occurring, may be filled by the shareholders or the Board of Directors (even if the remaining directors constitute fewer than a quorum). A director elected to fill a vacancy in the Board of Directors is duly elected until the next shareholders' meeting at which directors are elected.

  The OBCA allows, but does not require, the classification of the board into classes provided that the articles of incorporation or bylaws provide for at least six directors. The board may be divided into two or three classes, with each class to be a nearly equal in number as possible. The Consep Bylaws provide for the division of Board of Directors into three classes.

REMOVAL OF DIRECTORS

  Under the MBCA, the shareholders may remove one or more director with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The Verdant Bylaws permit any or all directors to be removed at any time, with or without cause, by a majority vote of the shareholders entitled to vote at an election of directors.

  The OBCA also permits shareholders to remove one or more director with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Shareholders may remove directors only at a meeting called for that purpose. The Consep Articles provide that all or any number of directors may be removed only for cause, at a meeting of shareholders called expressly for that purpose, and by at least 75% of the votes entitled to be cast for the election of directors. The Consep Articles also provide that at any meeting of shareholders at which directors are removed, a majority vote may fill the vacancy created by such removal.

CUMULATIVE VOTING

  The MBCA provides for cumulative voting by shareholders unless the articles of incorporation provide otherwise. The Verdant Articles expressly opt out of cumulative voting.

  The OBCA provides that the articles of incorporation may allow cumulative voting by shareholders. The Consep Articles do not provide for cumulative voting.

SPECIAL MEETINGS OF SHAREHOLDERS

  The Verdant Bylaws provide that a special meeting can be called for any purpose at any time by the President, Treasurer, any two directors or a shareholder or shareholders holding 10% or more of the shares entitled to vote at the meeting. Under the MBCA, a special meeting for the purpose of any business combination must be called by 25% or more of the voting power.

  The Consep Bylaws provide that special meetings of shareholders may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than 10% of all the outstanding shares of the corporation entitled to vote at the meeting.

QUORUMS FOR SHAREHOLDER MEETINGS

  Under the MBCA, the holders of majority of the voting power constitutes a quorum unless the articles of incorporation or the bylaws provide otherwise. The Verdant Bylaws provide that the holders of a majority of the shares entitled to vote constitute a quorum for the transaction of business at any regular or special meeting.

  The OBCA provides that holders of a majority of the voting power constitute a quorum, although the articles of incorporation may provide for a lesser or greater quorum requirement. However, in no event may a quorum consist of less than one-third of the votes entitled to be cast on any matter by the shareholders. Any amendment to the articles of incorporation that changes the quorum or voting requirements must meet the quorum requirement and be adopted by the vote of the shareholders required to take such action immediately prior to the change. The Consep Bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

  Under the MBCA, any action required or permitted to be taken in a shareholder meeting may be taken without a meeting by a written action signed by all of the shareholders. The Verdant Articles provide that any action that may be taken at a meeting of shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

  Both the OBCA and the Consep bylaws provide that actions required or permitted to be taken at a shareholder's meeting may be taken by all the shareholders entitled to vote on such actions if the action is evidenced by one or more written consents describing the actions taken, signed by all of the shareholders entitled to vote on such action and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Action taken in this manner are effective when the shareholders signs the consent, unless the consent specifies otherwise.

AMENDMENTS TO ARTICLES OF INCORPORATION

  Under the MBCA, the articles of incorporation may be amended only by the shareholders, subject to limited exceptions. The MBCA also entitles holders of shares of a class or series to vote as a class or series on any amendment that would change the number of authorized shares of such class or series, change or adversely affect the rights and preferences of such class or series, create a new class or series of shares with rights and preferences prior and superior to such class or series, or increase the rights and preferences of any class or series with rights and preferences prior and superior to such class or series. The Verdant Articles do not provide specific provisions on amendments to the of Articles of Incorporation.

  The OBCA authorizes a corporation's board of directors to adopt certain limited amendments to the corporation's Articles of Incorporation without shareholder action, including, but not limited to, deleting the names and addresses of the initial directors or the initial registered agent. The board of directors may propose other amendments to the shareholders for approval. Under the OBCA, unless Oregon law or the corporation's Articles of Incorporation require a greater vote, an amendment to the Articles of Incorporation requiring shareholder approval is approved if, upon approval by the board of directors and referral to the shareholders, a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Furthermore, certain amendments to the Articles of Incorporation that particularly affect one class of shares, such as amendments that change the rights, preferences, privileges or restrictions of that class, must be approved by the holders of a majority of the outstanding shares of that class. The Consep Articles do not contain specific provisions regarding amendments to the Articles of Incorporation.

AMENDMENTS TO BYLAWS

  The MBCA states that the bylaws may be adopted or amended by the board of directors, unless the power is reserved exclusively for shareholders in the articles of incorporation, and subject to certain instances in which shareholders approval is required. After initial bylaws are adopted, the board may not, without shareholder approval, adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office except that the board may adopt or amend a bylaw to increase the number of directors. The MBCA also allows holders of three percent or more of the voting power to call for the adoption, amendment or repeal of a bylaw. The Verdant Bylaws provide for the amendment and repeal of the Bylaws by a majority vote of the Board of Directors, subject to the statutory power of the shareholders to change or repeal such Bylaws by a majority vote.

  Under the OBCA, the board of directors may amend or repeal the bylaws unless either the articles of incorporation reserve the power exclusively to the shareholders, or the shareholders in amending a particular bylaw provide expressively that the board of directors may not amend that bylaw. The Consep Articles do not contain specific provisions on the amendment of the Bylaws. The Consep Bylaws grant the board of directors the authority to alter, amend or repeal, and adopt new Bylaws, subject to repeal or change by action of the shareholders.

INDEMNIFICATION

  The MBCA requires a corporation to indemnify persons acting within their official capacity against judgments, penalties, fines, excise taxes, settlements and reasonable expenses incurred in the proceeding. The articles or the bylaws may prohibit indemnification or impose conditions on indemnification, provided the prohibition or conditions apply equally to all persons or to all persons within a given class. The Verdant Bylaws provide for indemnification in accordance with the MBCA.

  The OBCA provides that a corporation may indemnify directors, officers or others against liability if the conduct of the individual was in good faith, the individual reasonably believed that the conduct was not opposed to the best interest of the corporation and, in the case of a criminal proceeding, the individual did not have a reasonable cause to believe the conduct was unlawful. The Consep Articles provide for indemnification to the fullest extent allowed by the OBCA.

PREEMPTIVE RIGHTS

  Both the MBCA and the OBCA provide that shareholders have preemptive rights to subscribe for securities of the corporation, unless such rights are denied or limited in the articles of incorporation. Both the Verdant Articles and the Consep Articles deny such preemptive rights.

MERGERS, CONSOLIDATIONS AND OTHER BUSINESS COMBINATIONS

  The MBCA requires that, unless such rights are denied or limited in the articles of incorporation, the disinterested shareholders must approve any "control share acquisition" of stock of an "issuing public corporation" if an acquirer exceeds specified levels of ownership (20%, 33 1/3% and 50%) of the stock of the target corporation. This provision essentially requires a proxy contest to approve such share acquisitions and delays the acquirer's purchase up to 55 days while a special shareholders' meeting is held to vote on the acquisition. The definition of "control share acquisition" excludes cash tender offers for all outstanding shares if the offer has been approved in advance by the board of directors of the target corporation and acquisitions by employee benefit plans. The Verdant Articles expressly reject the application of the control share acquisition provisions of the MBCA.

  The MBCA also restricts transactions with an "interested shareholder" acquiring 10% or more of the shares of a publicly-held "issuing public corporation" unless the share acquisition or the transaction has been approved by the corporation's board of directors prior to the acquisition of the 10% interest. An "issuing public corporation" is a corporation which has at least 50 shareholders. For four years after the 10% threshold is exceeded (absent prior board approval), the corporation cannot have a merger, sale of substantial assets, loan, substantial issuance of stock, plan of liquidation or reincorporation involving the interested stockholder or its affiliates. The Verdant Articles expressly reject the application such business combination provisions of the MBCA.

  The Oregon Business Combination Statute contains provisions regulating a broad range of business combinations, such as a mergers or consolidations, between a "resident domestic corporation" and "interested shareholders" (defined as any owner of 15% or more of the corporation's stock), or an affiliate or associate of the interested shareholder, for three years after the date on which such shareholder became an interested shareholder. These provisions apply unless the acquisition that caused the person to become an interested shareholder, or the business combination, was approved in advance by the corporation's board of directors, the business combination was approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock not owned by the interested shareholder or, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares). The Consep Articles do not address this statutory provision.

  The provisions of the Oregon Control Share Act effectively deny voting rights to shares of an Oregon corporation acquired in "control share acquisitions" unless a resolution granting such voting rights is approved at a meeting of shareholders by a majority vote of all outstanding shares entitled to vote at such meeting by class if required by the terms of such shares, and excluding all interested shares. A control share acquisition is one in which a purchasing shareholder acquires more than 20%, 33 1/3% and 50%, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is an Oregon corporation with one hundred or more shareholders, its principal place of business, principal office or substantial assets in Oregon, and either more than 10% of its shareholders reside in Oregon, more than 10% of its shares are owned by Oregon residents, or 10,000 shareholders reside in Oregon. The OBCA permits a corporation to opt out of the application of the Oregon Control Share Act by appropriately amending its articles of incorporation or bylaws. The Consep Articles do not contain specific provisions regarding the control share act.

TRANSACTIONS WITH RELATED PARTY

  Under the MBCA, a contract or other transaction between a corporation and its director(s) is not void or voidable if (1) the contract or transaction was fair and reasonable as to the corporation at the time it was authorized, approved or ratified; (2) the material facts as to the director's interest are fully disclosed to the shareholders and the contract is approved in good faith by the holder of two-thirds of the voting power of the shares other than the interested director(s), or the unanimous affirmative vote of the holders of all outstanding shares; (3) the material facts as to the transaction and the director's interest are fully disclosed to the board, or committee, excluding the interested director authorizes, approves, or ratifies the transaction in good faith. Neither the Verdant Bylaws nor the Verdant Articles provide specific regulations regarding transactions with a related party.

  Under the OBCA, a transaction with a related party is not voidable solely because of a director's interest in the transaction, provided the material facts of the transaction and the director's interest were disclosed and known to the board of directors, the material facts of the transaction and the interest of directors are known and disclosed to shareholders, who authorized, approved and ratified the transaction, and the transaction was fair to the corporation. A conflict of interest transaction is authorized if it receives a majority vote of the directors on the board of directors who have no direct or indirect interest in the transaction. The Consep Bylaws provide that a transaction in which a director of the corporation has an interest is valid if the material facts of the transaction and the director's interest are disclosed to the Board of Directors or an authorized committee thereof, and the Board of Directors or the shareholders authorize, approve, or ratify the transaction by a vote sufficient for that purposes excluding votes of the directors who has a interest in the transaction.

SHAREHOLDERS' DISSENTERS' RIGHTS

  Under the MBCA, shareholders may dissent in the event of any of the following actions: (1) an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder; (2) a sale or transfer of all or substantially all of the assets of the corporation; (3) a plan of merger to which the corporation is a party; (4) a plan of exchange of shares to which the corporation is a party; and (5) any other corporation action with respect to which the corporation's articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares. Neither the Verdant Articles nor the Verdant Bylaws contain additional provisions concerning dissenter's rights.

  Under the OBCA, shareholders are entitled to dissent in certain limited situations. No dissenter's rights are available to holders of shares that have been registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System-National Market System on the record date for the meeting of shareholders at which the corporate action giving rise to the dissenters' rights is to be approved. Neither the Consep Articles nor the Consep Bylaws contain additional provisions for dissenters' rights.

                   PROPOSAL TO APPROVE AMENDMENT TO VERDANT
                      RESTATED ARTICLES OF INCORPORATION

  The Verdant Board of Directors has proposed that the Articles be amended in accordance with the MBCA to increase the number of authorized shares of Verdant Common Stock from 25,000,000 to 50,000,000 (the "Charter Amendment"). The principal purpose and effect of the Charter Amendment is to authorize additional shares of capital stock to create a sufficient number of shares of Verdant Common Stock for issuance to Consep Shareholders in the Merger and to authorize additional shares of Verdant Common Stock that may be issued upon the approval of the Verdant Board without shareholder approval to accommodate further issuances under employee benefit plans, for future equity financings, if any, and for use in connection with other acquisitions, if any. The approval of the Merger Agreement is contingent upon the approval of the Charter Amendment. The Verdant Board recommends that Verdant Shareholders vote "FOR" the Charter Amendment

  As of the Verdant Record Date, there were 16,705,261 shares of Verdant Common Stock outstanding and an additional 1,551,851 shares of Verdant Common Stock were reserved for issuance. This leaves Verdant with 6,742,888 authorized but unissued, unreserved and uncommitted shares of Verdant Common Stock available for issuance. After giving effect to the Merger and the Charter Amendment, approximately 28,409,181 shares of Verdant Common Stock will be outstanding or reserved for issuance. Accordingly, Verdant will have approximately 21,590,819 shares of Verdant Common Stock available for issuance after the Merger. As of the Verdant Record Date, there were no preferred shares of Verdant outstanding and no preferred shares of Verdant reserved for issuance. Verdant had 5,000,000 authorized but unissued, unreserved and uncommitted preferred shares available for issuance at the Verdant Record Date.

  The additional shares of Verdant Common Stock for which authorization is sought would be a part of the existing class of Verdant Common Stock and, if and when issued, would have the same rights and privileges as the shares of Verdant Common Stock presently outstanding. Such additional shares would not (and the shares of Verdant Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights. The increase in authorized shares will, in addition to providing sufficient capital stock for issuance in connection with the Merger, provide additional shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee and shareholder stock plans and possible future acquisitions. There are, however, no present plans, understandings or agreements for issuing a material number of additional shares of Verdant Common Stock from the additional shares of stock proposed to be authorized pursuant to the Charter Amendment. Approximately 10,152,069 shares of Verdant Common Stock are expected to be issued in the Merger.

  The issuance of shares of Verdant Common Stock, including the additional shares that would be authorized if the Charter Amendment is adopted, may dilute the present equity ownership position of current holders of Verdant Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing Nasdaq National Market regulations, approval of the holders of a majority of the shares of Verdant Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Verdant Common Stock, other than in a public offering for cash, if (1) the Verdant Common Stock (including securities convertible into Verdant Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Verdant Common Stock, (2) the number of shares of Verdant Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Verdant Common Stock or (3) the issuance would result in a change of control of Verdant.

  The amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Verdant Common Stock, to acquire control of Verdant with a view to consummating a merger, sale of all or any part of Verdant's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

                           OWNERSHIP OF COMMON STOCK

VERDANT COMMON STOCK

  The following table sets forth certain information as of July 31, 1998, with respect to the beneficial ownership of Verdant's Common Stock by all persons known by Verdant to be the beneficial owners of more than 5% of its outstanding shares, by all directors, nominees for election as directors, by the executive officers named in the executive compensation table and by all officers and directors as a group. Unless noted below, the address of each of the following shareholders is the same as Verdant.

                                                             AMOUNT
                                                           AND NATURE
                                                          OF BENEFICIAL PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNERSHIP(1)  OF CLASS
------------------------------------                      ------------- --------
William J. DeMare........................................   1,125,000      6.7
 14702 Claredon Drive
 Tampa, FL 33624
Benjamin F. Law..........................................   1,125,000      6.7
 2755 Arden Rd., N.W.
 Atlanta, GA 30327
D. David Bailey..........................................   1,125,000      6.7
 2504 Gardener Court
 Tampa, FL 33611
David K. Vansant.........................................   1,125,000      6.7
 132 Princeton Drive
 Macon, GA 31220
Parsnip River Company....................................   1,005,388      6.0
 4422 IDS Center
 80 South 8th Street
 Minneapolis, MN 55402
Stanley Goldberg.........................................     366,130      2.2
Robert W. Fischer........................................     112,001        *
Donald E. Lovness........................................      35,550        *
Franklin Pass, M.D. .....................................      25,000        *
Frederick F. Yanni, Jr. .................................      38,300        *
John F. Hetterick........................................      35,000        *
Richard Mayo.............................................      25,000        *
Mark G. Eisenschenk......................................     104,777        *
Scott A. Glatstein.......................................      18,333        *
Officers and directors as a group (1 persons)(1).........   2,930,041     17.5%

--------
* Less than one percent.
(1) Includes for Stanley Goldberg, options to purchase 201,130 shares of Verdant Common Stock which are exercisable within 60 days; for Robert W. Fischer, options to purchase 25,000 shares of Verdant Common Stock which are exercisable within 60 days; for Donald E. Lovness, options to purchase 25,000 shares of Verdant Common Stock which are exercisable within 60 days; for Franklin Pass, M.D., options to purchase 25,000 shares of Verdant Common Stock which are exercisable within 60 days; for Frederick
    F. Yanni, Jr., options to purchase 35,000 shares of Verdant Common Stock which are exercisable within 60 days; for John F. Hetterick, options to purchase 35,000 shares of Verdant Common Stock which are exercisable within 60 days; for Richard Mayo, options to purchase 15,000 shares of Verdant Common Stock which are exercisable within 60 days; for Mark G. Eisenschenk, options to purchase 50,000 shares of Verdant Common Stock which are exercisable within 60 days; for Scott A. Glatstein, options to purchase 18,333 shares of Verdant Common Stock which are exercisable in 60 days; and for all officers and directors as a group, options to purchase 432,240 shares of Verdant Common Stock which are exercisable within 60 days.

CONSEP COMMON STOCK

  The following table sets forth certain information with respect to the beneficial ownership of Consep Common Stock as of August 1, 1998 by: (i) each person known by Consep to beneficially own more than 5% of the outstanding shares of Consep Common Stock, (ii) each of Consep's directors, (iii) each of Consep's named executive officers, and (iv) all directors and executive officers as a group. Except as otherwise indicated, Consep believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

                                                       SHARES OF   PERCENT OF
                                                      COMMON STOCK   COMMON
                                                      BENEFICIALLY    STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED(1)   OUTSTANDING
------------------------------------                  ------------ -----------
Heartland Advisors, Inc.(2)..........................  1,426,000      14.8%
 790 North Milwaukee Street
 Milwaukee, WI 53202
J.P. Morgan Investment Corporation(3)................    702,860       7.3
J.P. Morgan & Co. Incorporated(3)....................    702,860       7.3
 60 Wall Street
 14th Floor
 New York, NY 10260
Nazem & Company III, L.P.(4).........................    692,470       7.2
 645 Madison Avenue
 12th Floor
 New York, NY 10022
Volker G. Oakey(5)...................................    500,030       5.1
Walter C. Babcock(6).................................    363,639       3.8
Philip E. Barak(7)...................................      4,000        *
John A. Beaulieu(8)..................................      4,000        *
Gordon D. Barker(9)..................................      2,000       --
Kenneth D. MacKay(10)................................      4,000        *
Kenneth C. Rymer(11).................................     56,995        *
Steven R. Hartmeier(12)..............................     57,784        *
All directors and executive officers as a group (8
 persons)(13)........................................    992,448      10.0

--------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of Consep Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after August 1, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(2) This information as to beneficial ownership is based on a Schedule 13G/A filed by Heartland Advisors, Inc. with the Securities and Exchange Commission on January 27, 1998. The Schedule 13G/A states that as of December 31, 1997, Heartland Advisors, Inc. was the beneficial owner of 1,426,000 shares of Concep Common Stock as to which it had sole voting and dispositive power.
(3) Represents 702,860 shares beneficially owned by J.P. Morgan Investment Corporation, which includes 23,167 shares issuable upon the exercise of immediately exercisable warrants. J.P. Morgan & Co. Incorporated is the indirect parent corporation of J.P. Morgan Investment Corporation and therefore also beneficially owns shares owned by J.P. Morgan Investment Corporation.

(4) Includes 7,667 shares issuable upon the exercise of immediately exercisable warrants.
(5) Includes 184,079 shares issuable upon exercise of stock options that are exercisable within 60 days. Also includes 47,049 shares beneficially owned by Mr. Oakey's wife and children. Mr. Oakey is a director of Bend Research, Inc. Mr. Oakey disclaims beneficial ownership of the (i) 316,466 shares beneficially owned by Bend Research, Inc. and (ii) the 47,049 shares beneficially owned by Mr. Oakey's wife and children.
(6) Includes 12,250 shares issuable upon the exercise of immediately exercisable stock options. Also includes 880 shares beneficially owned by Dr. Babcock's wife. Also includes 316,466 shares beneficially owned by Bend Research, Inc. Dr. Babcock is President, Chief Executive Officer, a shareholder and a director of Bend Research, Inc. Dr. Babcock disclaims beneficial ownership of (i) the 316,466 shares beneficially owned by Bend Research, Inc. and (ii) the 880 shares beneficially owned by Dr. Babcock's wife.
(7) Represents 4,000 shares issuable upon exercise of stock options that are exercisable within 60 days.
(8) Represents 4,000 shares issuable upon exercise of stock options that are exercisable within 60 days.
(9) Represents 2,000 shares issuable upon exercise of stock options that are exercisable within 60 days.
(10) Represents 4,000 shares issuable upon exercise of stock options that are exercisable within 60 days.
(11) Represents 56,995 shares issuable upon exercise of stock options that are exercisable within 60 days.
(12) Includes 37,784 shares issuable upon exercise of stock options that are exercisable within 60 days.
(13) Includes 305,108 shares issuable upon exercise of stock options that are exercisable within 60 days. Also includes shares that Messrs. Oakey and Babcock, respectively, may be deemed to beneficially own, but as to which each disclaims beneficial ownership. See notes (5) and (6).

                       MANAGEMENT OF VERDANT AND CONSEP

MANAGEMENT OF VERDANT

  Executive Officers. The following table lists the executive officers of Verdant as of September 30, 1998:

NAME                       AGE                               POSITION
----                       ---                               --------
Stanley Goldberg........    51     Chairman, Chief Executive Officer and President
                         (Verdant)
Mark G. Eisenschenk.....    40     Executive Vice President, Chief Financial Officer, Treasurer
                         (Verdant) and Secretary
Patrick J. McGinnity,       43     Vice President and General Manager--Safer and
 Ph.D................... (Verdant) Verdant Products
Michael R. Goblet.......    51     Vice President--Sales
                         (Verdant)

  See the biographical information regarding Mr. Goldberg under "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Board of Directors."

  Mark G. Eisenschenk joined Verdant in January 1994 as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary. From 1991 to 1994, Mr. Eisenschenk was the Vice President and Chief Financial Officer of ECM Publishers, Inc. From 1986 to 1991, Mr. Eisenschenk was Director of Treasury, Taxation and Accounting of Sinclair and Valentine, formerly a unit of Allied-Signal, Inc. From 1981 to 1986, he was a certified public accountant with Arthur Andersen & Co.

  Patrick J. McGinnity, Ph.D. joined Verdant in September 1987 as Vice President--Research and Development. From December 1983 to September 1987, Dr. McGinnity was Senior Field Research and Development Specialist and Regional Field Research and Development Manager at PPG Industries, Inc.

  Michael R. Goblet joined Verdant in March 1993 as Vice President--Sales. From 1982 to 1993, he was a regional manager at O.M. Scotts Company.

  Summary Compensation Table. The table below shows the compensation awarded or paid to, or earned by, Verdant's chief executive officer and each of its most highly compensated executive officers who received salary and bonus of $100,000 or more (the "named executive officers") during each of the years in the three-year period ended September 30, 1997.

                                   LONG-TERM
                              ANNUAL COMPENSATION              COMPENSATION
                             --------------------- -------------------------------------
                                                   RESTRICTED SECURITIES
                                                     STOCK    UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS    AWARDS    OPTIONS   COMPENSATION(1)
---------------------------  ---- -------- ------- ---------- ---------- ---------------
Stanley Goldberg,........    1997 $185,250     --     --        90,000       $21,584(2)
 Chairman, President and     1996 $178,500 $20,000    --           --        $22,227(2)
 Chief Executive Officer     1995 $171,133     --     --       225,000       $20,548(2)
Patrick J. McGinnity,....    1997 $105,000     --     --         5,000           --
 Vice President and
  General Manager            1996 $104,167     --     --           --            --
 Safer and Ringer
  Products                   1995 $ 94,875     --     --        35,000           --
Michael R. Goblet,.......    1997 $104,375     --     --         5,000           --
 Vice President of Sales     1996 $102,083 $ 1,000    --           --            --
                             1995 $102,417     --     --        17,000           --
Mark G. Eisenschenk,.....    1997 $103,542     --     --        50,000           --
 Executive Vice
  President, Chief           1996 $ 90,938 $ 7,500    --           --            --
 Financial Officer,
  Treasurer and Secretary    1995 $ 81,333 $ 4,000    --        50,000           --

--------
(1) Mr. Goldberg held 15,000 shares of restricted stock valued at $27,188 as of September 30, 1997.
(2) Includes compensation of $7,343 in 1997, $7,087 in 1996 and $7,417 in 1995
    relating to the purchase of disability insurance for Mr. Goldberg.

  Long-Term Incentive Plan Awards. The following table summarizes the value of the options held at the end of Fiscal 1997 by the named executive officers of Verdant.

                                        FISCAL YEAR-END OPTION VALUES
                             ---------------------------------------------------
                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                      OPTIONS            IN-THE-MONEY OPTIONS
                               AT END OF FISCAL 1997     AT END OF FISCAL 1997
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Stanley Goldberg............   136,190      178,810      $68,095      $89,405
Patrick J. McGinnity........    59,628       30,372       29,814       10,186
Mark G. Eisenschenk.........    48,000        2,000       24,000        1,000
Michael R. Goblet...........    42,442       11,558       21,221        5,779

MANAGEMENT OF CONSEP

  Executive Officers. The following table lists the executive officers of Consep as of September 30, 1998:

NAME                       AGE                            POSITION
----                       ---                            --------
Volker G. Oakey.........    57    Chairman of the Board of Directors, President, Chief
                         (Consep) Executive Officer, Chief Financial Officer and Secretary
Kenneth C. "Curt"           46    Vice President, Consumer Products
 Rymer.................. (Consep)
Steven R. Hartmeier.....    40    Vice President, Commercial Agriculture Products
                         (Consep)

  See the biographical information regarding Mr. Oakey under "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Board of Directors."

  Kenneth C. "Curt" Rymer joined Consep in February 1985, as Controller. Mr. Rymer served as Controller until June 1987, at which time he was named National Sales Manager of Consumer Products for Consep. In May 1994, Mr. Rymer was named Vice President, Consumer Products, and became an executive officer of Consep. Prior to joining Consep, Mr. Rymer served as Controller for Xytec Corporation from February 1983 to January 1985. Prior to joining Xytec Corporation, Mr. Rymer held various positions with Dean Witter Reynolds, Moss Adams, and Peat, Marwick, Mitchell and Company. Mr. Rymer holds a B.S. in Business from the University of Northern Colorado.

  Steven R. Hartmeier was named Vice President, Commercial Agriculture Products and became an officer of Consep in September 1996. Mr. Hartmeier served as Consep's Director, Sales and Marketing, Agriculture Products from July 1994 to September 1996. From July 1991 to July 1994, Mr. Hartmeier held various positions in Consep's distribution group, Pacoast, Inc., most recently as Manager of Sales and Marketing. Mr. Hartmeier joined Consep in July 1991. Prior to joining Consep, Mr. Hartmeier held various sales and marketing positions with Monsanto Agricultural Company, focusing on both the agricultural and industrial, turf and ornamental markets. Mr. Hartmeier holds a B.S. in Plant Science from the University of California, Davis.

  Summary of Cash and Certain Other Compensation. The following table provides information concerning the compensation of Consep's chief executive officer and each of the other executive officers of Consep (the "named executive officers") for the fiscal years ended December 31, 1995, 1996 and 1997.

                                                  LONG-TERM
                                             ANNUAL COMPENSATION   COMPENSATION
                                           ----------------------- ------------
                                            STOCK
                                           OPTIONS
NAME AND PRINCIPAL POSITION                 YEAR    SALARY  BONUS    GRANTED
---------------------------                ------- -------- ------ ------------
Volker G. Oakey...........................
 Chairman, President, Chief Executive       1997   $132,500    --     57,438
 Officer, Chief Financial Officer and       1996   $157,500    --     25,000
 Secretary                                  1995   $135,000    --     15,000

Kenneth C. "Curt" Rymer...................  1997   $ 89,250    --     15,000
 Vice President, Consumer Products          1996   $ 89,250    --     25,000
                                            1995   $ 76,500  5,000    10,333

Steven R. Hartmeier(1)....................  1997   $ 90,000    --     15,000
 Vice President, Commercial Agricultural    1996   $ 81,333 $5,000    35,000
 Products                                   1995   $    --  $  --        --

--------
(1) Mr. Hartmeier first became an executive officer in September 1996.

  Stock Options. The following table sets forth information concerning options granted to the named executive officers of Consep during the fiscal year ended December 31, 1997 under Consep's 1997 Stock Incentive Plan.

                                                                       POTENTIAL
                                                                    REALIZABLE VALUE
                                                                       AT ASSUMED
                                                                    ANNUAL RATES OF
                                    PERCENT OF                        STOCK PRICE
                         NUMBER OF    TOTAL                           APPRECIATION
                         SECURITIES  OPTIONS                           FOR OPTION
                         UNDERLYING GRANTED TO EXERCISE                 TERM(2)
                          OPTIONS   EMPLOYEES  PRICE PER EXPIRATION ----------------
 NAME                     GRANTED    IN 1997   SHARE(1)     DATE      5%      10%
 ----                    ---------- ---------- --------- ---------- ------- --------
Volker G. Oakey.........  57,438(3)   25.23%     $1.50   12/31/2007 $54,183 $137,312
Kenneth C. "Curt"
 Rymer..................  15,000(3)    6.59       1.50   12/31/2007  14,150   35,859
Steven R. Hartmeier.....  15,000(3)    6.59       1.50   12/31/2007  14,150   35,859

--------
(1) Options were granted at an exercise price equal to the fair market value of Consep Common Stock, as determined by reference to the closing price reported on the Nasdaq Stock Market on the last trading day prior to the date of the grant.
(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the commission and do not represent Consep's estimates or projections of the future Consep Common Stock price. There can be no assurance that the Consep common stock will appreciate at any particular rate or at all in future years.
(3) Options become exercisable starting March 31, 1998, with one-quarter of the options becoming exercisable at that time and with an additional one-quarter of the options becoming exercisable on June 30, 1998, September 30, 1998 and December 31, 1998, respectively.

  Fiscal Year End Option Values. The following table sets forth, for each of the named executive officers of Consep, the number and value of unexercised options as of December 31, 1997. None of the named executive officers of Consep acquired any shares upon exercise of options in 1997.

                                    NUMBER OF
                              SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                DECEMBER 31, 1997       DECEMBER 31, 1997(1)
                            ------------------------- -------------------------
 NAME                       EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----                       ----------- ------------- ----------- -------------
Volker G. Oakey............   139,000      63,438       $40,000         *
Kenneth C. "Curt" Rymer....    40,326      27,340          *            *
Steven R. Hartmeier........    25,734      37,400          *            *

--------
(1) The value of unexercised in-the-money options is based on the difference between $1.50, which was the closing price of Consep Common Stock on December 31, 1997, and the applicable exercise price.
 * The indicated options were not in-the-money on December 31, 1997, in that the applicable exercise price is greater than $1.50, which was the closing price of the Consep Common Stock on December 31, 1997.

                                LEGAL OPINIONS

  The validity of the shares of Verdant Common Stock offered hereby will be passed upon for Verdant by Dorsey & Whitney LLP, Minneapolis, Minnesota.

  The Merger Agreement provides that, as a condition to the obligation of Consep to consummate the Merger, Consep shall have received the opinion of Ater Wynne LLP, legal counsel to Consep, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                                    EXPERTS

  The consolidated financial statements of Verdant (formerly Ringer Corporation) at September 30, 1997 and 1996 and for each of the years ended September 30, 1997, 1996 and 1995, respectively, included in this Joint Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Consep as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included in this Joint Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

  Representatives of Deloitte & Touche LLP are expected to be present at the Verdant Special Meeting, and such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

  Representatives of KPMG Peat Marwick, LLP are expected to be present at the Consep Special Meeting, and such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

  The consolidated financial statements of SRI as of October 3, 1997 and September 27, 1996 and for each of the two years then ended have been included herein in reliance upon the report of Smith & Howard, P.C., independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Dexol as of September 30, 1996 and 1995 and for each of the two years then ended have been included herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  In order to be eligible for inclusion in Verdant's proxy solicitation materials for its 1999 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by Verdant's Corporate Secretary, at Verdant's main office, 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431-2543, no later than December 16, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement-Prospectus, the Verdant Board and the Consep Board know of no matters that will be presented for consideration at the Verdant Annual Meeting or the Consep Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either shareholder meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Verdant and Consep.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
VERDANT BRANDS, INC.:
Independent Auditor's Report.............................................   F-2
Consolidated Balance Sheets as of September 30, 1996 and 1997............   F-3
Consolidated Statements of Operations--Years Ended September 30, 1995,
 1996 and 1997...........................................................   F-4
Consolidated Statements of Stockholders' Equity--Years Ended September
 30, 1995, 1996 and 1997.................................................   F-5
Consolidated Statements of Cash Flows--Years Ended September 30, 1995,
 1996 and 1997...........................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Consolidated Balance Sheets (unaudited) at September 30, 1997 and
 December 31, 1997.......................................................  F-19
Consolidated Statements of Operations (unaudited)--Three Months Ended
 December 31, 1996 and 1997..............................................  F-20
Consolidated Statements of Cash Flows (unaudited)--Three Months Ended
 December 31, 1996 and 1997..............................................  F-21
Notes to Consolidated Financial Statements (unaudited)--Three Months
 Ended December 31, 1996 and 1997........................................  F-22
Consolidated Balance Sheets (unaudited) at December 31, 1997 and June 30,
 1998....................................................................  F-25
Consolidated Statements of Operations (unaudited)--Six Months Ended June
 30, 1997 and June 30, 1998..............................................  F-26
Consolidated Statements of Cash Flows (unaudited)--Six Months Ended June
 30, 1997 and June 30, 1998..............................................  F-27
Notes to Consolidated Financial Statements (unaudited)...................  F-28
Independent Auditor's Report (SRI).......................................  F-32
Consolidated Balance Sheets (SRI) at September 27, 1996 and October 3,
 1997....................................................................  F-33
Consolidated Statements of Income and Retained Earnings (SRI)--Years
 Ended September 27, 1996 and October 31, 1997...........................  F-35
Consolidated Statements Cash Flows (SRI)--Years Ended September 27, 1996
 and October 3, 1997.....................................................  F-36
Notes to Consolidated Financial Statements (SRI).........................  F-38
Report of Independent Certified Public Accountants (Dexol)...............  F-45
Balance Sheets (Dexol) at September 30, 1996 and 1995....................  F-46
Statements of Operations (Dexol)--Years ended September 30, 1996 and 1995
 ........................................................................  F-47
Statements of Shareholder's Equity (Deficit) (Dexol)--Years ended
 September 30, 1996 and 1995.............................................  F-48
Statements of Cash Flows (Dexol)--Years ended September 30, 1996 and
 1995....................................................................  F-49
Notes to Financial Statements (Dexol)....................................  F-50
Condensed Balance Sheet (Dexol) (unaudited) as of February 28, 1997......  F-57
Condensed Statement of Operations (Dexol) (unaudited) --Five Months Ended
 February 28, 1997.......................................................  F-58
Condensed Statement of Cash Flows (Dexol) (unaudited)--Five Months Ended
 February 28, 1997.......................................................  F-59
Notes to Financial Statements (Dexol) (unaudited)........................  F-60
CONSEP, INC.:
Independent Auditor's Report.............................................  F-61
Consolidated Balance Sheets at December 31, 1996 and 1997................  F-62
Consolidated Statements of Operations--Years Ended December 31, 1995,
 1996 and 1997...........................................................  F-63
Consolidated Statements of Shareholders' Equity--Years Ended December 31,
 1995, 1996 and 1997.....................................................  F-64
Consolidated Statements of Cash Flows--Years Ended December 31, 1995,
 1996 and 1997...........................................................  F-65
Notes to Consolidated Financial Statements...............................  F-66
Consolidated Balance Sheets at December 31, 1997 and June 30, 1998
 (unaudited).............................................................  F-80
Consolidated Statements of Operations--Six Months Ended June 30, 1997 and
 1998 (unaudited)........................................................  F-81
Consolidated Statement of Shareholders' Equity--Six Months Ended June 30,
 1998 (unaudited)........................................................  F-82
Consolidated Statements of Cash Flows--Six Months Ended June 30, 1997 and
 1998 (unaudited)........................................................  F-83
Notes to Interim Consolidated Financial Statements (unaudited)...........  F-84

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Verdant Brands, Inc,
Bloomington, Minnesota

  We have audited the accompanying consolidated balance sheets of Verdant Brands, Inc., formerly Ringer Corporation, and subsidiary (the "Company"), as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ringer Corporation and subsidiary as of September 30, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Minneapolis, Minnesota
December 5, 1997 (September 29, 1998 as to Note 12)

                      VERDANT BRANDS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                          SEPTEMBER 30
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $  3,264,294  $  3,288,781
  Trade accounts receivable, less allowance for
   doubtful accounts of $134,000 and $126,000,
   respectively....................................    1,153,271       992,198
  Inventories (Note 3).............................    2,805,661     1,519,692
  Prepaid expenses.................................      221,186       133,746
                                                    ------------  ------------
      Total current assets.........................    7,444,412     5,934,417
PROPERTY AND EQUIPMENT, net (Note 4)...............      430,138       238,297
INTANGIBLE ASSETS, at cost, less accumulated
 amortization of $2,713,002 and $2,264,349,
 respectively (Note 1).............................    6,653,501     5,297,329
OTHER ASSETS.......................................       87,044
                                                    ------------  ------------
                                                    $ 14,615,095  $ 11,470,043
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................. $  1,273,570  $    651,546
  Accrued expenses:
    Co-op advertising..............................      280,475       319,691
    Other accrued expenses.........................      807,449       559,908
    Current portion of long-term debt..............       23,207
                                                    ------------  ------------
      Total current liabilities....................    2,384,701     1,531,145
LONG-TERM DEBT (Note 6)............................    1,458,799
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Note 7):
  Preferred stock, undesignated, par value $.01 per
   share, authorized 5,000,000 shares, no shares
   issued and outstanding
  Common stock, par value $.01 per share,
   authorized 25,000,000 shares, issued and
   outstanding 12,181,270 and 10,921,930 shares,
   respectively....................................      121,813       109,219
  Additional paid-in capital.......................   33,683,587    32,036,675
  Notes receivable from sale of common stock to
   officers (Note 10)..............................     (262,500)
  Accumulated deficit..............................  (22,613,212)  (22,067,276)
  Cumulative translation adjustment................     (158,093)     (139,720)
                                                    ------------  ------------
                                                      10,771,595     9,938,898
                                                    ------------  ------------
                                                     $14,615,095  $ 11,470,043
                                                    ============  ============

                See notes to consolidated financial statements.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEAR ENDED SEPTEMBER 30
                                        -------------------------------------
                                           1997         1996         1995
                                        -----------  -----------  -----------
NET SALES.............................. $18,820,625  $14,672,784  $14,193,898
COST OF GOODS SOLD.....................  10,255,353    7,647,293    6,990,175
                                        -----------  -----------  -----------
    Gross profit.......................   8,565,272    7,025,491    7,203,723
OPERATING EXPENSES:
  Distribution and warehousing.........   2,199,586    1,555,897    1,886,770
  Sales and marketing..................   3,813,795    3,332,333    4,810,648
  General and administrative...........   1,656,996    1,331,266    1,445,110
  Research and development.............     972,360      748,932      981,495
  Amortization of intangibles..........     447,498      402,778      379,358
                                        -----------  -----------  -----------
                                          9,090,235    7,371,206    9,503,381
                                        -----------  -----------  -----------
    Loss before other (expense)
     income............................    (524,963)    (345,715)  (2,299,658)
OTHER (EXPENSE) INCOME:
  Interest income......................      72,247       73,866       83,030
  Interest expense.....................    (152,729)     (68,250)     (66,690)
  Royalties, net (Note 6)..............      50,885       87,136      106,352
  Other income (expense), net..........       8,624       (2,385)       3,862
  Abandoned acquisition expenses (Note
   2)..................................                 (312,771)
                                            (20,973)    (222,404)     126,554
                                        -----------  -----------  -----------
NET LOSS............................... $  (545,936) $ ( 568,119) $(2,173,104)
                                        ===========  ===========  ===========
NET LOSS PER WEIGHTED AVERAGE COMMON
 SHARE--BASIC AND DILUTED.............. $      (.05) $      (.05) $      (.20)
                                        ===========  ===========  ===========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING--BASIC AND DILUTED........  11,540,885   10,921,930   10,897,704
                                        ===========  ===========  ===========


                See notes to consolidated financial statements.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON STOCK
                          ------------------- ADDITIONAL  RECEIVABLES               CUMULATIVE
                          NUMBER OF             PAID-IN    FROM SALE  ACCUMULATED   TRANSLATION
                            SHARES    AMOUNT    CAPITAL    OF STOCK     DEFICIT     ADJUSTMENT     TOTAL
                          ---------- -------- ----------- ----------- ------------  ----------- -----------
BALANCE AT SEPTEMBER 30,
 1994...................  10,786,013 $107,860 $31,835,805             $(19,326,053)  $(131,619) $12,485,993
 Issuance of common
  stock in connection
  with the purchase of
  Oxygen Plus...........     125,000    1,250     186,250                                           187,500
 Issuance of common
  stock upon exercise of
  stock options.........         917        9       1,595                                             1,604
 Issuance of common
  stock as non-cash
  compensation to
  officer...............      10,000      100      13,025                                            13,125
 Foreign currency
  translation
  adjustments...........                                                                 5,188        5,188
 Net loss...............                                                (2,173,104)              (2,173,104)
                          ---------- -------- -----------  ---------  ------------   ---------  -----------
BALANCE AT SEPTEMBER 30,
 1995...................  10,921,930  109,219  32,036,675              (21,499,157)   (126,431)  10,520,306
 Foreign currency
  translation
  adjustments...........                                                               (13,289)     (13,289)
 Net loss...............                                                  (568,119)                (568,119)
                          ---------- -------- -----------  ---------  ------------   ---------  -----------
BALANCE AT SEPTEMBER 30,
 1996...................  10,921,930  109,219  32,036,675              (22,067,276)   (139,720)   9,938,898
 Issuance of common
  stock in connection
  with the purchase of
  Dexol.................   1,059,340   10,594   1,386,412                                         1,397,006
 Issuance of common
  stock upon sale of
  stock to officers.....     200,000    2,000     260,500  $(262,500)                                   --
 Foreign currency
  translation
  adjustments...........                                                               (18,373)     (18,373)
 Net loss...............                                                  (545,936)                (545,936)
                          ---------- -------- -----------  ---------  ------------   ---------  -----------
BALANCE AT SEPTEMBER 30,
 1997...................  12,181,270 $121,813 $33,683,587  $(262,500) $(22,613,212)  $(158,093) $10,771,595
                          ========== ======== ===========  =========  ============   =========  ===========


                See notes to consolidated financial statements.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 10)

                                                YEAR ENDED SEPTEMBER 30
                                           -----------------------------------
                                              1997        1996        1995
                                           ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................. $ (545,936) $ (568,119) $(2,173,104)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization...........    616,079     514,940      519,928
  Write-off of intangible assets..........     76,085       1,312       42,564
  Stock issued as compensation for
   services...............................                 13,125
  Income from investment in joint
   venture................................    (10,078)     (4,356)
  (Gain) loss on sale of property and
   equipment..............................         29     (11,449)      (5,786)
  (Increase) decrease in assets:
   Trade accounts receivable..............  1,605,348     205,861      313,494
   Inventories............................    873,900     502,224     (748,040)
   Prepaid expenses.......................   (152,426)      3,349       90,174
  Increase (decrease) in liabilities:
   Accounts payable....................... (2,150,758)   (194,464)     331,887
   Accrued expenses.......................   (195,638)    249,746      (24,724)
                                           ----------  ----------  -----------
    Net cash provided by (used in)
     operating activities.................    116,605     699,044   (1,640,482)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.......   (140,008)    (60,681)    (101,536)
 Purchase of intangible assets............    (42,401)   (118,674)    (106,288)
 Proceeds from sale of property and
  equipment...............................      8,889      20,849       24,958
 Net cash paid relating to acquisition of
  Dexol...................................    (82,343)
 Net cash paid relating to acquisition of
  Oxygen Plus.............................                            (257,660)
                                           ----------  ----------  -----------
    Net cash used in investing
     activities...........................   (255,863)   (158,506)    (440,526)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash received in Dexol acquisition.......    124,073
 Proceeds from issuance of common stock...                               1,604
 Principal payments on long-term debt.....    (12,168)                  (3,667)
                                           ----------  ----------  -----------
    Net cash provided by (used in)
     financing activities.................    111,905                   (2,063)
Effect of exchange rate changes on cash...      2,866      (8,134)      (8,175)
                                           ----------  ----------  -----------
(Decrease) increase in cash and cash
 equivalents..............................    (24,487)    532,404   (2,091,246)
CASH AND CASH EQUIVALENTS:
 BEGINNING OF YEAR........................  3,288,781   2,756,377    4,847,623
                                           ----------  ----------  -----------
 END OF YEAR.............................. $3,264,294  $3,288,781  $ 2,756,377
                                           ==========  ==========  ===========

                See notes to consolidated financial statements.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business--The Company develops, manufactures and markets pesticide and fertilizer products for the retail and commercial lawn, garden and turf management markets. Products are sold under several nationally recognized brand names and a variety private labels.

  Principles of consolidation--The consolidated financial statements include the accounts of Verdant Brands, Inc. and Safer, Inc., its wholly owned subsidiary (the Company). All material intercompany accounts and transactions have been eliminated.

  Revenue recognition--The Company recognizes revenue on the date of shipment for sales other than "bill and hold" sales. Revenue on infrequent "bill and hold" sales is recognized at the time that title and risk of ownership passes to purchaser.

  Translation of foreign financial statements--The Company's foreign operations are translated from functional foreign currency to U.S. dollars. Assets and liabilities are translated at year end rates of exchange and the statements of operations are translated at the average rates of exchange for the applicable reporting years. Gains and losses resulting from translating foreign currency financial statements are not included in operations but are accumulated as a separate component of stockholders' equity.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and equipment--Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to ten years.

  Intangible assets and evaluation of potential impairment--Intangible assets consist primarily of goodwill which represents the purchase price and related acquisition costs in excess of the fair value of identifiable assets acquired. Other intangible assets include patents and trademarks. Intangible assets are amortized on a straight-line basis over estimated lives of five to twenty years. The Company regularly evaluates its intangible assets for potential permanent impairment. Such evaluations take into consideration anticipated future operating results and cash flows on an undiscounted basis. Anticipated future operating results and cash flows are estimated based on current product sales trends, expected sales from related products in development, general market trends and other market and business circumstances.

  Concentration of credit risks--The percentage of consolidated net sales in fiscal 1997 to U.S. retail and commercial markets totaled 87.3% and 2.5%, respectively. The percentage of consolidated net sales in fiscal 1996 to U.S. retail and commercial markets totaled 79.3% and 4.4%, respectively. The percentage of consolidated net sales in fiscal 1995 to U.S. retail and commercial markets totaled 81.0% and 5.1%, respectively. The remaining percentage of consolidated net sales in fiscal 1997, 1996 and 1995 of 10.2%, 16.3% and 13.9%, respectively, represent foreign sales, primarily in Canada. In fiscal 1997, 1996 and 1995, sales to one U.S. retail customer accounted for 12.8%, 15.3% and 14.5%, respectively, of consolidated net sales while sales during the same periods to one distributor that resells to retailers accounted for 8.0%, 14.8% and 12.4%, respectively, of consolidated net sales.

  Cash and cash equivalents--Cash and cash equivalents include cash on hand and in banks and money market funds with maturities of three months or less when acquired.

  Fair value of financial instruments--The estimated fair values of financial instruments approximate their carrying amounts in the consolidated balance sheets.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Income taxes--The Company accounts for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Statement requires recognition of deferred assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

  Effective December 15, 1997, the Company adopted Statement on Financial Standard No. 128, "Earnings Per Share". Earnings or loss per share for prior year periods have been restated for the adoption of SFAS No. 128. The following table reflects the calculation of basic and diluted earnings per share.

                                              YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------
                                             1997        1996        1995
                                          ----------  ----------  -----------
   Loss Per Share Net income (loss)...... $ (545,936) $ (568,119) $(2,173,104)
                                          ----------  ----------  -----------
     Weighted average shares............. 11,540,885  10,921,930   10,897,704
                                          ----------  ----------  -----------
     Loss per share...................... $     (.05) $     (.05) $      (.20)
                                          ==========  ==========  ===========
   Loss Per Share--Assuming Dilution
     Net income (loss)................... $ (545,936) $ (568,119) $(2,173,104)
                                          ----------  ----------  -----------
     Weighted average shares............. 11,540,885  10,921,930   10,897,704
     Dilutive impact of options and
      warrants...........................        [*]         [*]          [*]
     Weighted average shares and
      potential dilutive shares
      outstanding........................ 11,540,885  10,921,930   10,897,704
                                          ----------  ----------  -----------
     Net loss per share.................. $     (.05) $     (.05) $      (.20)
                                          ==========  ==========  ===========

--------
[*] The impact of options and warrants are excluded because their effect would be antidilutive.

  Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Change in estimates--Fiscal 1997 and 1996 includes the reversal of approximately $227,000 and $198,000, respectively, in estimated co-op advertising expenses, which were accrued in the previous fiscal year, resulting from a change in estimate based on actual utilization of co-op advertising allowances.

2. ACQUISITIONS

  Acquisition of the assets of Plant Research Laboratories--On December 1, 1994, the Company issued 125,000 shares of its common stock with a fair market value of $187,500 at December 1, 1994 and paid cash of $257,660 to acquire substantially all of the assets of Plant Research Laboratories ("PRL"), a California based developer and marketer of water soluble fertilizers for the indoor houseplant and outdoor lawn and garden markets. The acquisition was accounted for using the purchase method using a combination of cash and the issuance of common stock. The products, marketed under the Oxygen Plus(R) brand name, were previously sold by PRL primarily in the western United States. The historical annual sales of Oxygen Plus were less than one million dollars. The 1995 pro forma impact on net loss and net loss per share is immaterial.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Abandoned Acquisition Expenses--On May 30, 1996, the Company entered into a letter of intent to acquire all outstanding stock of The Chas. H. Lilly Company ("Lilly"), a Portland based developer and marketer of lawn and garden fertilizers, pesticides and packet seeds. On December 12, 1996, the Company announced that it elected to discontinue efforts to acquire Lilly. Accordingly, the costs associated with this acquisition attempt, which amounted to $312,771, have been charged to expense in the accompanying fiscal 1996 Consolidated Statement of Operations and are included in other expense.

  Acquisition of the assets of Dexol--In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol Industries, Inc., a California based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names, for an aggregate purchase price of $3,012,790 (the "Dexol acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of the Company's restricted common stock valued at $1,397,006, the issuance of a promissory note to Dexol Industries, Inc. with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785 and a performance based earnout of up to $455,000 if certain contingencies are achieved.

  The Dexol acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,915,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, the Company has operated the acquired business as its Dexol division and has continued marketing Dexol products. Dexol division operations are included in the Company's consolidated statements of operations from the effective date of the acquisition of March 1, 1997.

  The following unaudited pro forma condensed statement of operations combines the results of operations of Verdant Brands, Inc. and Dexol Industries, Inc. as if the acquisition had occurred on October 1, 1995. The pro forma financial information is in thousands, except per share data, is provided for illustrative purposes only, and is not necessarily indicative of future results of operations of the Company or of the results of operations that would actually have occurred had the acquisition been in effect during the periods presented. A balance sheet in not presented because the acquisition has been reflected in the Company's balance sheet herein.

                                                                YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                                (UNAUDITED)
   Net sales................................................. $21,793  $27,392
   Net (loss)................................................ $(1,128) $(1,480)
                                                              =======  =======
   Net (loss) per share--basic and diluted................... $  (.09) $  (.12)
                                                              =======  =======

3. INVENTORIES

  Inventories consist of the following:

                                                               SEPTEMBER 30
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
   Raw materials.......................................... $1,697,454 $  726,099
   Finished goods.........................................  1,108,207    793,593
                                                           ---------- ----------
                                                           $2,805,661 $1,519,692
                                                           ========== ==========

                      VERDANT BRANDS, INC. AND SUBSIDIARY

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                            SEPTEMBER 30
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Office furniture and equipment..................... $   680,454  $   791,464
   Machinery and equipment............................     801,974      786,442
   Leasehold improvements.............................      45,798        8,091
   Transportation equipment...........................       6,400        6,400
                                                       -----------  -----------
                                                         1,534,626    1,592,397
   Less accumulated depreciation......................  (1,104,488)  (1,354,100)
                                                       -----------  -----------
                                                       $   430,138  $   238,297
                                                       ===========  ===========

5. LINE OF CREDIT

  On May 2, 1997, the Company secured a three-year, $25 million revolving credit facility from GE Capital Services, which replaced a $5,000,000 bank line of credit from a previous lender. The facility is intended to meet seasonal working capital needs of up to approximately $5,000,000 and to provide financing for future business acquisitions. The credit facility is secured by substantially all of the assets of the Company and its subsidiary. Borrowings under the facility are limited to a borrowing base of 85% of eligible receivables and 50% of eligible inventory, as defined in the credit agreement. Interest is at an Index Rate (published rate for 30-day dealer-placed high-graded unsecured commercial paper) plus 3 1/4 percentage points (9.0% at September 30, 1997). The Company is required to pay a commitment fee of 3/8% on any unused portion of the line. There are no outstanding borrowings under the line of credit as of September 30, 1997.

  The Company's line of credit contains provisions which require the Company to maintain certain minimum levels of Borrowing Base availability and tangible net worth. In addition, there are restrictions on the amount of fixed assets that may be purchased during a loan year.

6. LONG-TERM DEBT, COMMITMENTS AND CONTINGENCIES

  Long-Term Debt--Long-term debt at September 30, 1997 consists of a note payable to Dexol Industries, Inc. and a capital lease obligation, less current maturities which are classified as current liabilities. The note payable and capital lease obligation have carrying values equal to estimated fair values.

  The note payable has a principal amount of $1,465,800 at September 30, 1997 and bears simple interest at prime plus 3/4% per annum (9.25% at September 30, 1997). Current maturities total $19,200. The note requires payments of $1,600 per month plus accrued interest with a balloon payment of the remaining principal and interest in December 2000. Yearly principal maturities under the note for its term are $19,200, $19,200, 19,200 and $1,408,202 for the fiscal years of 1998, 1999, 2000 and 2001, respectively.

  The capital lease obligation totals $16, 206 at September 30, 1997 and bears implicit interest at an annual rate of 5.4%. Current maturities total $4,007. Future yearly principal payments under the capital lease obligation are $4,007, $4,228, $4,463 and $3,508 for the fiscal years of 1998, 1999, 2000 and
2,001, respectively.

  Operating Leases--The Company leases office and warehouse space and various vehicles and equipment under noncancellable operating leases. In addition to minimum lease payments, these leases require the Company to pay its proportionate share of real estate taxes, special assessments and maintenance costs. The lease on the

                      VERDANT BRANDS, INC. AND SUBSIDIARY

Company's corporate offices expires in September 1999. The lease on the Company's warehouse facility expires in December 2001. The Company is also required to carry liability insurance on the premises.

  Costs incurred under operating leases are recorded as rent expense and totaled $344,587, $220,176 and $290,343 for the years ended September 30, 1997, 1996 and 1995, respectively.

  Future minimum operating lease payments--The future minimum lease payments due under non-cancellable operating leases are as follows:

   Year ending September 30:
     1998............................................................. $208,719
     1999.............................................................  184,644
     2000.............................................................  118,391
     2001.............................................................  112,623
     2002.............................................................   28,669
   Thereafter.........................................................      --
                                                                       --------
   Total minimum obligation........................................... $653,046
                                                                       ========

  Royalty agreements--The Company has paid royalties for the use of technologies licensed under two agreements entered into in connection with the acquisition of a water soluble fertilizer product line on December 1, 1994. The licenses calls for royalty payments of from 2% to 5% of the net selling price of applicable water soluble fertilizers. Payments under the agreements terminate in 1999 and 2011. Royalty expense incurred under these agreements totaled $34,411, $18,197 and $23,786 for the years ended September 30, 1997, 1996 and 1995, respectively.

  Royalty income of $85,296, $105,333 and $130,138 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively, was generated by the Company through licensing pesticide technologies to certain foreign and commercial pesticide distributors for a royalty fee.

 Contingencies

  The Company has a Contingency Retention Plan which provides for payment to certain key employees of the Company, including all of the officers, of a lump sum termination benefit plus continuation of life insurance, health insurance and dental benefits for a period of time in the event the employment of such employees is terminated within two years after a "change of control," as defined. The amount of the lump sum termination benefit varies from the equivalent of three months to two years of salary and bonus at the time of termination.

  The period during which health and welfare benefits continue after termination varies from three months to two years, but is terminated if the employee obtains other employment with similar benefits. The Contingency Retention Plan continues in effect unless terminated, prior to a change in control, by a resolution approved by at least two-thirds of the Board of Directors.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

7. STOCKHOLDERS' EQUITY

  Preferred stock--The Board of Directors of the Company is authorized to issue preferred stock or other senior equity securities in one or more series, and with certain limitations, to determine preferences as to dividends, liquidation, conversion and redemption.

  Stock warrants--As of September 30, 1997, a total of 1,000 shares of common stock were reserved for currently exercisable outstanding warrants described below.

                                                          WARRANT
     EXPIRATION                                           SHARES  EXERCISE PRICE
     ----------                                           ------- --------------
   September 20, 1998....................................  1,000      $2.00

  1996 Incentive and Stock Option Plan--The 1996 Incentive and Stock Option Plan was adopted by the board of directors on November 25, 1996 and approved by shareholders at the Company's annual shareholder meeting on February 18, 1997. A total of 500,000 shares of the Company's common stock were initially reserved for issuance pursuant to the exercise of options granted under the plan.

  Under the terms of the 1996 Incentive and Stock Option plan, options to purchase shares of the Company's common stock are granted at a price not less than 100% of the fair market value of the stock at the date of grant. Options have a vesting period of from three to five years and expire ten years from the date of grant. Options become fully vested upon the occurrence of a change in control, as defined. The weighted average remaining contractual life of the outstanding options at September 30, 1997 is 9.1 years. Activity under the plan is as follows:

                                                                     AVERAGE
                                                         OPTION   EXERCISE PRICE
                                                         SHARES     PER SHARE
                                                         -------  --------------
   Balance, September 30, 1996..........................     -0-
     Granted............................................  61,600      $1.88
     Revalued (*).......................................               (.57)
     Canceled........................................... (16,100)      1.31(*)
                                                         -------
   Balance, September 30, 1997..........................  45,500      $1.31(*)
                                                         =======
   Exercisable, September 30, 1997......................  12,938      $1.31
                                                         =======

--------
(*) On April 29, 1997, the board of directors approved amendments to all outstanding stock options to reduce the exercise price of each option to $1.31 per share. Accordingly, options outstanding on that date which were previously issued under the 1996 Plan for the purchase of up to 61,600 shares of the Company's common stock were amended to reduce the option exercise price from $1.88 per share to $1.31 per share.

  1986 Employee Incentive Stock Option Plan--The 1986 Employee Incentive Stock Option Plan terminated according to its terms on September 17, 1996. After this date no further stock options may be granted under the Plan although previously granted options remain outstanding and exercisable under the terms of each option. At September 30, 1997, the Company had reserved a total of 654,843 shares of common stock for issuance upon the exercise of outstanding options previously granted under the Plan.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Under the terms of the 1986 Employee Incentive Stock Option plan, options to purchase shares of the Company's common stock were granted at a price not less than 100% of the fair market value of the stock at the date of grant. Options have a vesting period of from three to five years and expire ten years from the date of grant. The weighted average remaining contractual life of the outstanding options at September 30, 1997 is 6.5 years. Options become fully vested upon the occurrence of a change in control, as defined. Activity under the plan is as follows:

                                                                  AVERAGE
                                                      OPTION   EXERCISE PRICE
                                                      SHARES     PER SHARE
                                                     --------  --------------
   Balance, September 30, 1994 (at $1.75 to $3.25
    per share)......................................  488,444      $2.32
     Granted........................................  512,050       1.98
     Canceled....................................... (132,247)      2.34
     Exercised......................................     (917)      1.75
                                                     --------
   Balance, September 30, 1995 (at $1.75 to $2.70
    per share)......................................  867,330       2.13
     Granted........................................   28,500       1.58
     Canceled.......................................  (62,762)      1.98
                                                     --------
   Balance, September 30, 1996 (at $1.50 to $2.70
    per share)......................................  833,068       2.11
     Revalued (*)...................................                (.72)
     Canceled....................................... (178,225)      2.39
                                                     --------
   Balance, September 30, 1997 (at $1.31 per
    share)..........................................  654,843      $1.31(*)
                                                     ========
   Exercisable, September 30, 1997..................  409,202      $1.31
                                                     ========

--------
(*) On April 29, 1997, the board of directors approved amendments to all outstanding stock options to reduce the exercise price of each option to $1.31 per share. Accordingly, options outstanding on that date which were previously issued under the 1986 Plan for the purchase of up to 660,201 shares of the Company's common stock were amended to reduce the option exercise price from an average of $1.88 per share (ranging from $1.50 to $2.13 per share) to $1.31 per share.

  Stock Option Plan for Non-Employee Directors--The Company has reserved 200,000 shares of the Company's common stock for issuance upon the exercise of stock options granted under the Stock Option Plan for Non-Employee Directors.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Under provisions of the Plan, non-employee directors are granted, upon election or appointment as a director of the Company, options for the purchase of 10,000 shares of the Company's common stock. In addition, non-employee directors receive, on the first day of each fiscal year while the director remains in office, options to purchase 5,000 shares of the Company's common stock. The exercise price of options granted under the Plan is 100% of the fair market value of the Company's common stock on the date of grant. Options are immediately exercisable in full and may be exercised within five years of the date of grant. The weighted average remaining contractual life of the outstanding options at September 30, 1997 is 2.3 years. Activity under the plan is as follows:

                                                                     AVERAGE
                                                          OPTION  EXERCISE PRICE
                                                          SHARES    PER SHARE
                                                          ------- --------------
   Balance, September 30, 1994...........................  55,000     $2.01
     Granted.............................................  30,000      2.13
   Balance, September 30, 1995...........................  85,000      2.05
     Granted.............................................  30,000      2.13
   Balance, September 30, 1996........................... 115,000      2.07
     Granted.............................................  40,000      1.88
     Revalued (*)........................................              (.71)
                                                          -------
   Balance, September 30, 1997........................... 155,000     $1.31(*)
                                                          =======

--------
(*) On April 29, 1997, the board of directors approved amendments to all outstanding stock options to reduce the exercise price of each option to $1.31 per share. Accordingly, options outstanding on that date which were previously issued under the Plan for the purchase of up to 155,000 shares of the Company's common stock were amended to reduce the option exercise price from an average of $2.03 per share (ranging from $1.56 to $2.13 per share) to $1.31 per share.

  Sale of Common Stock to Officers--In exchange for full-recourse promissory notes and the cancellation of certain incentive stock options, in April 1997 the company sold, subject to shareholder approval, 200,000 shares of its unregistered, restricted common stock to two executive officers at a price of $1.3125 per share. The promissory notes are secured by the stock purchased. Under certain circumstances, the Company will provide bonuses to the two executives sufficient to pay the annual debt service requirements of the promissory notes, which have terms of three and five years. The Company has recognized compensation expense relative to this matter in the amount of $39,438 for the fiscal year ended September 30, 1997.

  Stock Based Compensation--In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS 123, the Company has elected to continue using the "intrinsic value method" of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for the measurement and recognition of stock-based transactions with employees. Accordingly, no compensation costs have been recognized for stock options issued under the Company's stock option plans because the exercise price of options granted was equal to the fair value of the Company's common stock on the date of grant. If compensation cost for Company stock options plans had been determined and recognized based on the "fair value method" under SFAS 123, the Company's net loss and net loss per share would have been as follows:

                                                            1997       1996
                                                          ---------  ---------
   Net loss:
     As reported......................................... $(545,936) $(568,119)
     Pro forma........................................... $(571,433) $(593,619)
     Pro forma per share--basic and diluted.............. $    (.05) $    (.05)

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  The fair value of options granted under the Company stock options plans during fiscal 1997 and 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions and results:

                                                                1997     1996
                                                               -------  -------
   Dividend yield.............................................       0        0
   Expected volatility........................................   41.48%   41.48%
   Risk-free interest rate....................................    6.55%    6.55%
   Expected life of options................................... 4 years  4 years
   Average fair value per share on date of grant..............   $1.31    $1.84

8. PROFIT SHARING PLAN

  The Company has a defined contribution plan which conforms to IRS provisions for 401(k) plans. Employees are eligible to participate in the plan providing they have attained the age of twenty-one and have completed thirty days of service. Participants may contribute up to 10% of their earnings. The Company can also make matching contributions, as determined by the Board of Directors. The Company may also make discretionary profit sharing contributions to the Plan as determined by the Board of Directors. The Company made employer 401(k) matching contributions of $44,996, $37,607 and none for the years ended September 30, 1997, 1996 and 1995, respectively. There were no employer discretionary profit sharing contributions for the years ended September 30, 1997, 1996 and 1995.

9. INCOME TAXES

  The Company accounts for income taxes as required by Statement of Financial Standards No. 109, "Accounting for Income Taxes". The Statement requires recognition of deferred assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Net deferred tax assets have been offset by valuation allowances for the years ended September 30, 1997, 1996 and 1995 because it is more likely than not that the tax benefits, which can not be carried back, could not be realized in future years.

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Net deferred tax assets at September 30 are comprised of the following:

                                                        1997         1996
                                                     -----------  -----------
   Current:
     Prepaid expenses............................... $   (29,000) $    (9,000)
     Accrued expenses...............................     184,000      185,000
     Reserves for doubtful accounts.................      48,000       50,000
     Inventory valuation reserves...................      63,000       55,000
     Expenses capitalized to inventory for tax
      purposes......................................     512,000      274,000
     Sales returns and allowance reserves...........      26,000       69,000
     Less valuation allowance.......................    (804,000)    (624,000)
                                                     -----------  -----------
                                                     $       -0-  $       -0-
                                                     ===========  ===========
   Noncurrent:
     Excess of tax over book depreciation........... $   (20,000) $   (11,000)
     Packaging design costs.........................     154,000      152,000
     U.S. net operating loss carryforwards..........   8,394,000    8,398,000
     Foreign net operating loss carryforwards.......     226,000      394,000
     U.S. and foreign tax credit carryforwards......     490,000      704,000
     Less valuation allowances......................  (9,284,000)  (9,637,000)
                                                     -----------  -----------
                                                     $       -0-  $       -0-
                                                     ===========  ===========

  At September 30, 1997, the Company has approximately $23,200,000 in combined U.S. net operating loss carryforwards for federal income tax purposes. These loss carryforwards expire between 1998 and 2013. Of the total, approximately $4,100,000 are U.S. net operating loss carryforwards of Safer, Inc., the Company's wholly owned subsidiary.

  The use of the unexpired net operating loss carryforwards of Ringer which were generated prior to September 30, 1990, totaling approximately $10,200,000 as of September 30, 1997, are limited to $2,025,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's initial public offering. The use of net operating loss carryforwards of Ringer generated after the ownership change are not limited.

  The use of the net operating losses of Safer, Inc. are limited to approximately $700,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's acquisition of Safer, Inc. in January 1991.

  At September 30, 1997, the Company has approximately $565,000 net operating loss carryforwards in Canada which expire between 1999 and 2002.

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  The Company (paid) and received cash for the following items:

                                                    YEAR ENDED SEPTEMBER 30
                                                  -----------------------------
                                                    1997       1996      1995
                                                  ---------  --------  --------
   Interest paid................................. $(152,727) $(68,106) $(66,690)
   Interest received.............................    71,687    69,908    82,064

                      VERDANT BRANDS, INC. AND SUBSIDIARY

  Investing and financing transactions not affecting cash during the years ended September 30, 1997, 1996 and 1995 are described below:

  . In 1997, the Company issued 1,059,340 shares of its common stock and a promissory note in the amount of $1,477,000 as consideration paid for the acquisition of substantially all of the assets of Dexol Industries, Inc. In connection with this issuance of common stock, the Company recorded $1,397,006 to common stock and additional paid-in capital, which represented the fair market value of the common stock on the date of issuance.

  . In 1997, the Company received full-recourse secured promissory notes in an aggregate amount of $262,500 as payment for the sale of common stock to two executive officers of the Company.

  . In 1995, the Company issued 125,000 shares of its common stock as a portion of the total consideration paid for the acquisition of substantially all of the assets of Plant Research Laboratories. In connection with this issuance of common stock, the Company recorded $187,500 to common stock and additional paid-in capital, which represented the fair market value of the common stock on the date of issuance. Additional acquisition costs included $257,660 in cash consideration and direct acquisition expenses.

  . In 1995, the Company issued 10,000 shares of restricted common stock to an officer in lieu of cash compensation and recorded a $13,125 increase to compensation expense and to common stock and additional paid-in capital which was the fair market value of the restricted stock on the date of issuance.

11. FOREIGN OPERATIONS

  International sales activity, consisting of sales outside the United States, primarily in Canada, accounted for approximately 10%, 16% and 14% of total sales for the years ended September 30, 1997, 1996 and 1995, respectively. A reconciliation of fiscal 1997, 1996 and 1995 domestic and foreign activity for net sales, net income (loss) and identifiable assets is as follows:

                                            DOMESTIC     FOREIGN       TOTAL
                                           -----------  ----------  -----------
   Fiscal 1997:
     Net Sales............................ $16,892,897  $1,927,728  $18,820,625
     Net Income (Loss)....................    (528,136)    (17,800)    (545,936)
     Identifiable Assets.................. $13,805,008  $1,072,587  $14,877,595
                                            DOMESTIC     FOREIGN       TOTAL
                                           -----------  ----------  -----------
   Fiscal 1996:
     Net Sales............................ $12,274,927  $2,397,857  $14,672,784
     Net Income (Loss)....................    (743,106)    174,987     (568,119)
     Identifiable Assets.................. $10,488,502  $  981,541  $11,470,043
                                            DOMESTIC     FOREIGN       TOTAL
                                           -----------  ----------  -----------
   Fiscal 1995:
     Net Sales............................ $12,223,014  $1,970,884  $14,193,898
     Net Income (Loss)....................  (2,231,595)     58,491   (2,173,104)
     Identifiable Assets.................. $10,621,910  $1,376,738  $11,998,648

                      VERDANT BRANDS, INC. AND SUBSIDIARY

12. SUBSEQUENT EVENT

  On December 8, 1997, the Company completed a merger with Southern Resources, Inc. ("SRI"), a previously privately-owned Georgia-based holding company, with approximately $25 million in annual consolidated sales, which owns 100% of the common stock of SureCo, Inc. ("SureCo"), SRI's operating company, and Peach County Properties, Inc. ("PCP"), a real estate subsidiary, both of which are located in Georgia. SureCo manufactures and markets pesticides, which it sells under a variety of proprietary and private label brand names to commercial and consumer markets throughout North America. The merger will be accounted for using the purchase method. The Company issued 4,500,000 shares of the Company's restricted common stock, valued at $6,679,688, in exchange for all of the outstanding common stock of SRI, which will be operated as a wholly-owned subsidiary of the Company.

  The following table sets forth unaudited combined net sales, net (loss) and
(loss) per share as if the business combination had been consummated at the beginning date of the financial statements presented herein. Amounts are in thousands, except loss per share. The 1997 and 1996 amounts include the pro forma impact of the Dexol acquisition (Note 2).

                                                                YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
   Net sales................................................. $46,760  $53,400
   Net (loss)................................................ $(1,895) $(1,549)
                                                              =======  =======
   Net (loss) per share--basic and diluted................... $  (.12) $  (.10)
                                                              =======  =======

                              VERDANT BRANDS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1997          1997
                                                    ------------  -------------
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $    423,272  $  3,264,294
  Accounts receivable..............................    4,437,264     1,153,271
  Inventories......................................    8,803,909     2,805,661
  Prepaid assets...................................    1,180,250       221,186
                                                    ------------  ------------
    Total current assets...........................   14,844,695     7,444,412
Assets held for sale...............................    2,273,248           --
Property, plant and equipment, net.................      630,846       430,138
Intangible assets, net.............................   13,469,697     6,653,501
Other assets.......................................      204,893        87,044
                                                    ------------  ------------
    Total assets................................... $ 31,423,379  $ 14,615,095
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Bank line of credit.............................. $  3,024,910  $        --
  Accounts payable.................................    7,818,030     1,273,570
  Accrued expenses.................................    1,961,898     1,087,924
  Current portion of long-term debt................    1,538,866        23,207
                                                    ------------  ------------
    Total current liabilities......................   14,343,704     2,384,701
Long-term debt.....................................    3,306,821     1,458,799
Shareholders' Equity:
  Preferred stock, par value $.01 per share,
   authorized 5,000,000 shares, no shares issued
   and outstanding.................................
  Common stock, par value $.01 per share,
   authorized 25,000,000 shares, issued and
   outstanding 16,688,061 and 12,181,270 shares,
   respectively....................................      166,881       121,813
  Additional paid-in capital.......................   37,603,682    33,421,087
  Accumulated deficit..............................  (23,809,763)  (22,613,212)
  Cumulative translation adjustment................     (187,946)      158,093)
                                                    ------------  ------------
    Total shareholders' equity.....................   13,772,854    10,771,595
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $ 31,423,379  $ 14,615,095
                                                    ============  ============

                See notes to consolidated financial statements.

                              VERDANT BRANDS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                            DECEMBER 31,
                                                       -----------------------
                                                          1997         1996
                                                       -----------  ----------
NET SALES............................................. $ 4,767,233  $3,480,731
COST OF SALES.........................................   3,130,958   1,706,499
                                                       -----------  ----------
    Gross Profit......................................   1,636,275   1,774,232
OPERATING EXPENSES:
  Distribution........................................     511,727     387,111
  Sales & Marketing...................................   1,032,010     817,539
  General & Administration............................     897,685     325,073
  Research & Development..............................     178,913     124,617
  Amortization of intangibles.........................     147,426      93,625
                                                       -----------  ----------
                                                         2,767,761   1,747,965
                                                       -----------  ----------
INCOME (LOSS) BEFORE OTHER INCOME.....................  (1,131,486)     26,267
OTHER INCOME (EXPENSE), NET...........................     (65,065)     33,456
                                                       -----------  ----------
NET INCOME (LOSS)..................................... $(1,196,551) $   59,723
                                                       ===========  ==========
Net income (loss) per common share--basic and
 diluted.............................................. $      (.09) $      .01
                                                       ===========  ==========
Shares used in calculating basic and diluted net
 income (loss) per share..............................  13,312,840  10,921,930
                                                       ===========  ==========


                See notes to consolidated financial statements.

                              VERDANT BRANDS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)................................... $(1,196,551) $    59,723
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization......................     243,071      124,682
  Loss on sale of assets.............................       3,819        3,868
  (Increase) in assets:
   Trade accounts and notes receivable...............  (2,120,013)  (2,555,381)
   Inventories.......................................    (707,341)    (318,011)
   Prepaid expenses..................................    (423,847)    (134,736)
  Increase (decrease) in liabilities:
   Accounts payable..................................   1,613,200    1,321,280
   Accrued expenses..................................     278,605     (325,576)
                                                      -----------  -----------
    Net cash used in operating activities............  (2,309,057)  (1,824,151)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..................    (259,852)     (66,813)
 Proceeds from sale of equipment.....................                    1,684
 Purchase of intangible assets.......................     (13,227)     (10,493)
 Cash paid relating to acquisitions..................    (164,495)
                                                      -----------  -----------
    Net cash used in investing activities............    (437,574)     (75,622)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from exercise of stock options.............       8,913
 Net borrowings on lines of credit...................      12,915
 Payments on long-term debt..........................    (101,606)
                                                      -----------  -----------
    Net cash used in investing activities............     (79,778)         --
 Effect of exchange rate changes on cash.............     (14,613)       2,061
                                                      -----------  -----------
Decrease in cash and cash equivalents................  (2,841,022)  (1,897,712)
CASH AND CASH EQUIVALENTS:
 BEGINNING OF PERIOD.................................   3,264,294    3,288,781
                                                      -----------  -----------
 END OF PERIOD....................................... $   423,272  $ 1,391,069
                                                      ===========  ===========

                See notes to consolidated financial statements.

                             VERDANT BRANDS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for the transition period financial information. They should be read in conjunction with the annual financial statements included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997. In the opinion of management, the interim financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Operating results for the period of October 1, 1997 through December 31, 1997 are not necessarily indicative of the operating results to be expected in future periods.

  Effective December 15, 1997, the Company adopted Statement on Financial Standard No. 128, "Earnings Per Share". Earnings or loss per share for prior year periods have been restated for the adoption of SFAS No. 128. The following table reflects the calculation of basic and diluted earnings per share.

                                                        THREE MONTHS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
   Earnings (Loss) Per Share--Basic
     Net income (loss)............................... $(1,196,551) $    59,723
                                                      -----------  -----------
     Weighted average shares.........................  13,312,840   10,921,930
                                                      -----------  -----------
     Net income (loss) per share..................... $      (.09) $       .01
                                                      ===========  ===========
   Earnings (Loss) Per Share--Assuming Dilution
     Net income (loss)............................... $(1,196,551) $    59,723
                                                      -----------  -----------
     Weighted average shares.........................  13,312,840   10,921,930
     Dilutive impact of options and warrants.........         [*]         [**]
     Weighted average shares and potential dilutive
      shares outstanding.............................  13,312,840   10,921,930
                                                      -----------  -----------
     Net income (loss) per share..................... $      (.09) $       .01
                                                      ===========  ===========

--------
[*] The impact of options and warrants are excluded because their effect would be antidilutive.
[**] The impact of options and warrants are excluded because their exercise prices exceeded the average market price for the period.

NOTE 2. CHANGE IN FISCAL YEAR

  Management announced on February 9, 1998 the decision to change the Company's fiscal year end from September 30 to December 31. In future financial reports for reporting periods beginning January 1, 1998 the prior year financial statements included for comparison will be presented to conform to the period ends associated with the Company's new fiscal year.

                             VERDANT BRANDS, INC.

NOTE 3. ACQUISITIONS

 Merger with Southern Resources, Inc.

  On December 8, 1997, the Company completed a merger with Southern Resources, Inc. ("SRI"), a Georgia based corporation which, through its wholly-owned subsidiary, SureCo, Inc., manufactures and markets pesticides to the home and garden and professional pest control markets under the Rigo/Black Leaf(R) and AllPro(R) brands and under various private label brand names. The Company acquired all of the outstanding stock of SRI in exchange for 4,500,000 shares of the Company's unregistered, restricted common stock having an aggregate valuation of $4,218,750. The Company intends to operate SRI as a stand-alone subsidiary.

  The SRI acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over the estimated fair market values of assets acquired and liabilities assumed ("goodwill") was approximately $2,072,000. The goodwill is being amortized on a straight-line basis over twenty years. SRI's operations are included in the Company's consolidated statements of operations from the effective date of the acquisition which, for accounting purposes, is December 1, 1997. The Company is in the process of validating fair values of assets acquired and liabilities assumed. As part of this process, the Company has recorded a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on initial estimates of fair values. Upon completion of this valuation process, the Company may adjust the preliminary allocation of purchase price based on final determination of fair values.

 Acquisition of the assets of Dexol Industries, Inc.

  In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol Industries, Inc. ("Dexol"), a California based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names, for an aggregate purchase price of $3,012,790, plus a contingent performance based earnout valued at up to $455,000, payable in shares of the Company's restricted common stock (the "Dexol Acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of the Company's restricted common stock valued at $1,397,005, the issuance of a promissory note to Dexol with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785.

  The Dexol Acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,685,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, the Company has operated the acquired business as its Dexol division and has continued marketing Dexol products. Dexol division operations are included in the Company's consolidated statements of operations since the effective date of the acquisition of March 1, 1997.

NOTE 4. Sales of the Company's products are generally greater during the period of January 1 through June 30 of each year due to seasonal factors.

NOTE 5. All comparative data reflect application of consistent accounting principles and contain no prior period adjustments.

                             VERDANT BRANDS, INC.

NOTE 6. Inventory consists of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1997
                                                      ------------ -------------
   Raw Materials.....................................  $5,148,988   $1,697,454
   Finished Goods....................................   3,654,921    1,108,207
                                                       ----------   ----------
                                                       $8,803,909   $2,805,661
                                                       ==========   ==========

NOTE 7. LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
   Term loan...................................................... $ 3,025,241
   Notes payable..................................................   1,805,241
   Capital lease obligations......................................      15,205
   Less current portion...........................................  (1,538,866)
                                                                   -----------
                                                                   $ 3,306,821
                                                                   ===========

NOTE 8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid (received) for interest during the period for:

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
   Interest paid.......................................... $  93,255  $     718
   Interest received......................................   (28,570)   (34,359)

  As discussed in Note 3, the Company completed the acquisition of SRI in a non-cash transaction by issuing 4,500,000 shares of the Company's unregistered, restricted common stock.

NOTE 9. PRO FORMA FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma sales, net loss before taxes, net loss and loss per share for the Company as if the Verdant, Dexol and SRI businesses had been combined at the beginning of the periods shown. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of actual operating results that would have occurred had the acquisition been in effect for the periods presented and is not necessarily indicative of results which may be obtained in the future.

                                                         THREE MONTHS ENDED
                                                            DECEMBER 31,
                                                       -----------------------
                                                          1997         1996
                                                       -----------  ----------
   Net Sales.......................................... $ 6,111,102  $8,464,930
   Net loss...........................................  (3,858,321)   (809,643)
   Loss per share--basic and diluted.................. $     (0.22) $    (0.05)

                              VERDANT BRANDS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                      JUNE 30,    DECEMBER 31,
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $    159,115  $    423,272
  Accounts receivable..............................   14,702,485     4,437,264
  Inventories......................................   11,068,799     8,803,909
  Prepaid assets...................................      747,287     1,180,250
                                                    ------------  ------------
    Total current assets...........................   26,677,686    14,844,695
Assets held for sale...............................    2,112,691     2,273,248
Property and equipment (net).......................      596,240       630,846
Intangible assets (net)............................   13,199,639    13,469,697
Other assets.......................................      150,967       204,893
                                                    ------------  ------------
    Total assets................................... $ 42,737,223  $ 31,423,379
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Bank line of credit.............................. $  7,609,641  $  3,024,910
  Accounts payable.................................   10,132,958     7,818,030
  Accrued expenses.................................    2,314,785     1,961,898
  Current portion of long-term debt................      301,703     1,538,866
                                                    ------------  ------------
    Total current liabilities......................   20,359,087    14,343,704
Long-Term Debt.....................................    7,123,003     3,306,821
Shareholders' Equity:
  Common Stock, par value $.01 per share,
   authorized 25,000,000 shares, issued and
   outstanding 16,690,261 and 16,688,061 shares,
   respectively....................................      166,903       166,881
  Additional paid-in capital.......................   37,869,047    37,603,682
  Receivable from sale of stock....................     (249,375)
  Accumulated deficit..............................  (22,295,666)  (23,809,763)
  Cumulative translation adjustment................     (235,776)     (187,946)
                                                    ------------  ------------
    Total shareholders' equity.....................   15,255,133    13,772,854
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $ 42,737,223  $ 31,423,379
                                                    ============  ============

           See notes to unaudited consolidated financial statements.

                              VERDANT BRANDS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30,
                                                   --------------------------
                                                       1998          1997
                                                   ------------  ------------
NET SALES......................................... $ 31,745,288  $ 12,197,159
COST OF SALES.....................................   20,049,368     6,511,481
                                                   ------------  ------------
    Gross Profit..................................   11,695,920     5,685,678
OPERATING EXPENSES:
  Distribution....................................    3,049,607     1,314,826
  Sales & Marketing...............................    3,526,982     2,414,204
  General & Administration........................    1,927,579     1,111,023
  Product Development & Registrations.............    1,091,432       647,551
                                                   ------------  ------------
                                                      9,595,600     5,487,604
                                                   ------------  ------------
INCOME BEFORE OTHER EXPENSE.......................    2,100,320       198,074
OTHER EXPENSE, NET................................     (586,223)      (67,575)
                                                   ------------  ------------
INCOME BEFORE INCOME TAXES........................    1,514,097       130,499
INCOME TAXES......................................
NET INCOME........................................ $  1,514,097  $    130,499
                                                   ============  ============
Net income per common share--basic and diluted.... $        .09  $        .01
                                                   ============  ============
Shares used in calculating basic net income per
 share............................................   16,688,654    11,525,617
                                                   ============  ============
Shares used in calculating diluted net income per
 share............................................   16,870,346    11,554,577
                                                   ============  ============


           See notes to unaudited consolidated financial statements.

                              VERDANT BRANDS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                       1998           1997
                                                   -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................... $   1,514,097  $    130,499
 Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization...................       768,071       329,532
  Loss on disposal of intangible assets...........         5,055        72,217
  Loss on disposal of assets......................         7,144         1,529
  (Increase) decrease in assets:
   Trade accounts and notes receivable............   (10,169,598)    1,027,005
   Inventories....................................    (2,275,694)      582,808
   Prepaid expenses...............................       232,809       (77,166)
  Increase (decrease) in liabilities:
   Accounts payable...............................     2,552,839    (2,461,549)
   Accrued expenses...............................       129,037       527,068
                                                   -------------  ------------
    Net cash used in (provided by) operating
     activities...................................    (7,236,240)      131,943
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment...............       (96,269)       (9,535)
 Proceeds from sale of equipment..................         1,265         5,705
 Purchase of intangible assets....................       (75,707)      (23,112)
                                                   -------------  ------------
    Net cash used in investing activities.........      (170,711)      (26,942)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings from bank line of credit..........     8,584,731
 Cash received in Dexol acquisition...............                     124,073
 Proceeds from issuance of common stock...........        16,012
 Principal payments on long-term debt.............    (1,449,791)       (6,400)
                                                   -------------  ------------
    Net cash received from financing activities...     7,150,952       117,673
 Effect of exchange rate changes on cash..........        (8,158)          505
                                                   -------------  ------------
    Increase (decrease) in cash and cash
     equivalents..................................      (264,157)      223,179
CASH AND CASH EQUIVALENTS:
 BEGINNING OF PERIOD..............................       423,272     1,391,069
                                                   -------------  ------------
 END OF PERIOD.................................... $     159,115  $  1,614,248
                                                   =============  ============

           See notes to unaudited consolidated financial statements.

                             VERDANT BRANDS, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements of Verdant Brands, Inc. (formerly Ringer Corporation) have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the annual financial statements included in the Company's Annual Report on Form 10-KSB for the prior fiscal year ended September 30, 1997 and the Company's Transition Report on Form 10-QSB for the transition period from October 1, 1997 through December 31, 1997. In the opinion of management, the interim consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the operating results to be expected for the fiscal year ending December 31, 1998. Certain reclassifications were made to prior year financial statements to be consistent with those classifications used in the current year. These reclassifications had no effect on shareholders' equity or net income or loss as previously reported.

  Effective December 15, 1997, the Company adopted Statement on Financial Standard No. 128, "Earnings Per Share". Earnings per share for prior year periods have been restated for the adoption of SFAS No. 128. The following table reflects the calculation of basic and diluted earnings per share.

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
   Earnings Per Share--Basic
     Net income....................................... $ 1,514,097 $   130,499
                                                       ----------- -----------
     Weighted average shares..........................  16,688,654  11,525,617
                                                       ----------- -----------
     Net income per share............................. $       .09 $       .01
                                                       =========== ===========
   Earnings Per Share--Assuming Dilution
     Net income....................................... $ 1,514,097 $   130,499
                                                       ----------- -----------
     Weighted average shares..........................  16,688,654  11,525,617
     Dilutive impact of options and warrants..........     181,692      28,960
                                                       ----------- -----------
     Weighted average shares and potential dilutive
      shares outstanding..............................  16,870,346  11,554,577
                                                       ----------- -----------
     Net income per share............................. $       .09 $       .01
                                                       =========== ===========

NOTE 2. CHANGE IN FISCAL YEAR

  In February 1998, management announced its decision to change the Company's fiscal year end from September 30 to December 31. In connection therewith, the Company filed a Transition Report on Form 10-QSB for the period from October 1, 1997 through December 31, 1997 to transition to the beginning of its new fiscal year which began on January 1, 1998. Comparative prior period financial information has been conformed to the new year end.

                             VERDANT BRANDS, INC.

NOTE 3. ACQUISITIONS

 Merger with Southern Resources, Inc.

  On December 8, 1997, a subsidiary of Verdant Brands, Inc. (the "Company") merged with Southern Resources, Inc. ("SRI") which, on that date, became a wholly-owned subsidiary of the Company. Prior to the merger, SRI was privately held. SRI is a Fort Valley, Georgia-based corporation with annual consolidated sales in 1997 of approximately $25 million, which, through its wholly-owned subsidiary, SureCo, Inc., manufactures and markets traditional liquid and granular pesticides. Its products are sold under a variety of proprietary and private label brand names to commercial and consumer retail markets throughout North America. Commercial pesticides are sold principally under the AllPro (R) brand to specialty agricultural, turf ornamental and professional pest control distributors. Consumer products are sold into the consumer retail market principally under the Rigo/Black Leaf (R) brand as well as under various private label store brands. The Company is currently operating SRI as a stand-alone subsidiary.

  The Company acquired all of the outstanding stock of SRI in exchange for 4,500,000 shares of the Company's restricted common stock with an aggregate valuation of $4,218,750. The SRI acquisition was accounted for using the purchase method of accounting rather than the pooling-of-interest method as originally announced. The change in accounting methods was required because of management's decision to dispose of certain assets and activities of the combined business entities. Such a disposal precludes the pooling of interest method of accounting. The Company has not yet finalized its analysis of the full financial impact associated with its disposal plans.

  The SRI purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over the estimated fair market values of assets acquired and liabilities assumed ("goodwill") totals approximately $2,072,000. The goodwill is being amortized on a straight-line basis over twenty years. SRI's operations are included in the Company's consolidated statements of operations subsequent to the effective date of the acquisition which, for accounting purposes, is December 1, 1997. The Company is completing the process of establishing fair values of assets acquired and liabilities assumed. As part of this process, during the three months ended March 31, 1998, the Company reallocated $4,950,000 of the purchase price from goodwill to product registrations and trademarks, which are being amortized over twenty years. Since the Company has not formally completed the valuation process, further adjustments to the allocation of purchase price based on a final determination of fair values may occur.

 Acquisition of the assets of Dexol Industries, Inc.

  In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol Industries, Inc. ("Dexol"), a California-based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names, for an aggregate purchase price of approximately $3,012,790 (the "Dexol Acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of the Company's restricted common stock valued at $1,397,005, the issuance of a promissory note to Dexol with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785.

  The Dexol Acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,840,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, the Company has operated the acquired business as its Dexol division and has continued marketing Dexol products. Dexol division operations are included in the Company's consolidated statements of operations from the effective date of the acquisition which, for accounting purposes, is March 1, 1997.

                             VERDANT BRANDS, INC.

NOTE 4. Sales of the Company's products are greater during the period of January 1 through June 30 of each year due to seasonal factors.

NOTE 5. All comparative data reflect application of consistent accounting principles. A total of $195,000 in estimated co-op advertising expense accruals remaining from 1997 were reversed during the quarter based on actual co-op claims received.

NOTE 6. Inventory consists of the following:

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
   Raw Materials....................................... $ 7,219,360  $5,148,988
   Finished Goods......................................   3,849,439   3,654,921
                                                        -----------  ----------
                                                        $11,068,799  $8,803,909
                                                        ===========  ==========

NOTE 7. LONG-TERM DEBT

                                                        JUNE 30,   DECEMBER 31,
                                                          1998         1997
                                                       ----------  ------------
   Line of credit, long-term portion.................. $4,000,000
   Term loans.........................................  1,587,418  $ 3,025,241
   Notes payable......................................  1,824,451    1,805,241
   Capital lease obligations..........................     12,837       15,205
   Less current portion...............................   (301,703)  (1,538,866)
                                                       ----------  -----------
                                                       $7,123,003  $ 3,306,821
                                                       ==========  ===========

NOTE 8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid (received) for interest during the period for:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Interest paid............................................ $554,468  $116,164
   Interest received........................................   (6,095)  (14,198)

                             VERDANT BRANDS, INC.

NOTE 9. PRO FORMA FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma sales, net income before taxes, net income and income per share for the Company as if the Verdant Brands, Inc., Dexol and SRI businesses had been combined at the beginning of the three months and six months periods ended June 30, 1997. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of actual operating results that would have occurred had the acquisition been in effect for the periods presented and is not necessarily indicative of results which may be obtained in the future. The operations of Dexol and SRI are included in the Company's statements of operations for the six months ended June 30, 1998, therefore pro forma information is not applicable for those periods.

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                                       1997
                                                                  --------------
   Net sales.....................................................  $29,373,000
   Net income....................................................      801,000
   Income per share-basic and diluted............................  $      0.05

NOTE 10. ACCOUNTING STANDARD

  The Company has adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," for its fiscal year beginning January 1, 1998. Total comprehensive income for the six month period ended June 30, 1998 was $1,466,267. Components of comprehensive income include net income and foreign currency translation adjustments.

NOTE 11. SUBSEQUENT EVENT

  On September 8, 1998, the Company entered into a merger agreement pursuant to which it will acquire Consep, Inc by exchanging 0.95 of one share of its common stock for each outstanding share of common stock of Consep, Inc. The proposed merger is subject to, among other things, the approval of Consep's shareholders, the approval of Verdant's shareholders and applicable third-party consents and approvals. The merger is expected to be completed by the end of 1998.

                                  *  *  *  *

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Southern Resources, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Southern Resources, Inc. and Subsidiaries as of October 3, 1997 and September 27, 1996, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements preparation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Resources, Inc. and Subsidiaries at October 3, 1997 and September 27, 1996, and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 6, the Company is a party to a governmental action and lawsuit related to contamination discovered on and near the Company's plant site. Management believes that the contamination arose prior to the purchase of the plant site by the company from an unaffiliated predecessor corporate owner. The former owner of the plant site has cooperated with governmental authorities and initiated remedial activities. Management believes that the governmental and legal actions should not result in loss to the Company. Accordingly, no provision for losses related to these actions have been made in the accompanying consolidated financial statements.

  As discussed in Note 9, all of the outstanding common stock of Southern Resources, Inc. has been exchanged for common stock of a publicly traded corporation subsequent to October 3, 1997.

                                          Smith & Howard, P.C.

Atlanta, Georgia
November 14, 1997, except for Note 9 as to which the date is December 8, 1997

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     OCTOBER 3, 1997 AND SEPTEMBER 27, 1996

                                                         1997         1996
                                                      -----------  -----------
                       ASSETS
Current Assets
  Cash............................................... $     2,780  $   119,820
  Accounts receivable--trade, less allowance for
   doubtful accounts of $15,816 and $12,265 in 1997
   and 1996, respectively (Notes 4 and 5)............   3,726,946    3,327,662
  Inventories (Notes 2, 3, 4 and 5)..................   4,800,043    5,059,878
  Prepaid expenses...................................     260,067      295,324
  Deferred income taxes (Note 7).....................      64,677      118,184
  Prepaid income taxes...............................      19,403          --
  Other..............................................     159,971       99,749
                                                      -----------  -----------
    Total Current Assets.............................   9,033,887    9,020,617
Property and Equipment, at Cost (Notes 3 and 5)
  Land...............................................      43,879       43,879
  Buildings and improvements.........................     482,428      482,428
  Machinery and equipment............................   2,989,961    2,833,509
                                                      -----------  -----------
                                                        3,516,268    3,359,816
  Less accumulated depreciation......................  (1,589,848)  (1,242,613)
                                                      -----------  -----------
                                                        1,926,420    2,117,203
Other Assets (Note 3)
  Trademarks, less accumulated amortization of
   $40,540 and $30,000 in 1997 and 1996,
   respectively......................................     111,952      120,000
  Product registrations, less accumulated
   amortization of $80,000 and $60,000 in 1997 and
   1996, respectively................................     220,000      240,000
  Deferred loan fees, less accumulated amortization
   of $151,431 and $75,605 in 1997 and 1996,
   respectively......................................     168,207      237,566
  Deferred income taxes (Note 7).....................      12,646          --
  Other..............................................     160,209       81,985
                                                      -----------  -----------
                                                          686,214      679,551
                                                      -----------  -----------
                                                      $11,633,321  $11,817,371
                                                      ===========  ===========

    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                     OCTOBER 3, 1997 AND SEPTEMBER 27, 1996

                                                          1997         1996
                                                       -----------  -----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable.................................... $ 3,884,607  $ 3,269,190
  Accrued expenses and other current liabilities......     445,161      546,969
  Borrowings under lines of credit (Note 4)...........   3,859,355          --
  Current portion of long-term debt (Note 5)..........   1,668,243    1,208,084
  Due to stockholders (Note 8)........................     170,892      356,268
  Income taxes payable................................         --         9,539
                                                       -----------  -----------
                                                        10,028,258    5,390,050
Borrowings Under Lines of Credit (Note 4).............         --     3,917,464
Long-Term Debt, Net of Current Portion (Note 5).......   1,566,840    1,991,459
Note and Accrued Interest Payable--Stockholder (Note
 8)...................................................     327,127      232,372
Deferred Income Taxes (Note 7)........................         --       165,748
Contingencies (Note 6)
Stockholders' Equity
  Common stock--par value $1, authorized 100,000
   shares, issued and outstanding 500 shares..........         500          500
  Additional paid-in capital..........................         500          500
  Retained earnings (accumulated deficit).............    (289,904)     119,278
                                                       -----------  -----------
                                                          (288,904)     120,278
                                                       -----------  -----------
                                                       $11,633,321  $11,817,371
                                                       ===========  ===========


    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

               YEARS ENDED OCTOBER 3, 1997 AND SEPTEMBER 27, 1996

                                                         1997         1996
                                                      -----------  -----------
Sales...............................................  $25,034,085  $20,791,647
Cost of Sales.......................................   20,786,922   17,097,731
                                                      -----------  -----------
    Gross Profit....................................    4,247,163    3,693,916
Selling, General and Administrative Expenses........    3,846,877    2,612,536
                                                      -----------  -----------
    Income from Operations..........................      400,286    1,081,380
Other Income (Expense)
  Interest expense..................................     (926,919)    (688,607)
  Loss on disposal of equipment.....................          --        (1,543)
  Other.............................................       (7,436)      10,522
                                                      -----------  -----------
                                                         (934,355)    (679,628)
                                                      -----------  -----------
    Income (Loss) before Income Taxes...............     (534,069)     401,752
Provision (Credit) for Income Taxes (Note 7)
  Current...........................................          --        12,373
  Deferred..........................................     (124,887)     125,538
                                                      -----------  -----------
                                                         (124,887)     137,911
                                                      -----------  -----------
    Net Income (Loss)...............................     (409,182)     263,841
Retained Earnings (Accumulated Deficit) at Beginning
 of Year............................................      119,278     (144,563)
                                                      -----------  -----------
Retained Earnings (Accumulated Deficit) at End of
 Year...............................................  $  (289,904) $   119,278
                                                      ===========  ===========


    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               YEARS ENDED OCTOBER 3, 1997 AND SEPTEMBER 27, 1996

                                                        1997          1996
                                                    ------------  ------------
Cash Flows from Operating Activities
  Cash received from customers..................... $ 24,584,235  $ 20,663,058
  Cash paid to suppliers and employees.............  (23,436,561)  (18,735,049)
  Income taxes (paid) refunded.....................      (28,942)        2,077
  Interest paid....................................     (854,308)     (635,423)
  Other income (expense)...........................       (7,436)       10,522
                                                    ------------  ------------
    Net Cash Provided by Operating Activities......      256,988     1,305,185
                                                    ------------  ------------
Cash Flows from Investing Activities
  Cash paid in acquisition of Rigo/Black Leaf......          --     (2,335,000)
  Acquisitions of property and equipment...........     (156,452)     (111,457)
  (Increase) decrease in other assets..............     (173,838)     (109,072)
                                                    ------------  ------------
    Net Cash Required by Investing Activities......     (330,290)   (2,555,529)
                                                    ------------  ------------
Cash Flows from Financing Activities
  Proceeds from issuance of long-term debt.........      649,235           --
  Principal payments on long-term debt.............     (657,008)     (318,603)
  Borrowings (repayments) under lines of credit,
   net.............................................      (58,109)    1,592,605
  Increase in note payable--stockholder............       22,144        56,854
                                                    ------------  ------------
    Net Cash Provided (Required) by Financing
     Activities....................................      (43,738)    3,172,928
                                                    ------------  ------------
Net Increase (Decrease) in Cash....................     (117,040)       80,512
Cash at Beginning of Year..........................      119,820        39,308
                                                    ------------  ------------
Cash at End of Year................................ $      2,780  $    119,820
                                                    ============  ============


    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

              YEARS ENDED OCTOBER 3, 1997 AND SEPTEMBER 27, 1996

                                                          1997        1996
                                                        ---------  ----------
Reconciliation of Net Income (Loss) to Net Cash Pro-
 vided By
 Operating Activities:
Net Income (Loss)...................................... $(409,182) $  263,841
Adjustments to Reconcile Net Income (Loss) to Net Cash
 Provided by
 Operating Activities:
  Bad debts expense....................................    50,566      80,161
  Depreciation and amortization........................   583,569     413,884
  Interest expense accrued as long-term debt...........    72,611      53,184
  Loss on disposal of equipment........................       --        1,543
  Provision (credit) for deferred income taxes.........  (124,887)    125,538
  Increase in accounts receivable......................  (449,850)   (128,589)
  Decrease in inventories..............................   259,835     831,719
  Increase in prepaid expenses and other current
   assets..............................................   (24,965)   (157,708)
  (Increase) decrease in prepaid income taxes..........   (19,403)      4,911
  Increase (decrease) in accounts payable..............   615,417    (261,897)
  Increase (decrease) in accrued liabilities...........  (101,808)     69,059
  Decrease in due to stockholders......................  (185,376)        --
  Increase (decrease) in income taxes payable..........    (9,539)      9,539
                                                        ---------  ----------
Total Adjustments......................................   666,170   1,041,344
                                                        ---------  ----------
Net Cash Provided by Operating Activities.............. $ 256,988  $1,305,185
                                                        =========  ==========

Supplementary Schedule of Non-Cash Investing and Financing Activities:

  During the year ended October 3, 1997 the Company refinanced outstanding long-term debt in the amount of $987,782 with a portion of the proceeds from a $1,650,000 term note payable.

  Further, the Company issued long-term debt of $2,177,072 bearing interest at 8% as partial payment for the acquisition of the Rigo/Black Leaf consumer pesticide division of Wilbur Ellis Company. The long-term debt calls for monthly principal payments of $67,000 plus accrued interest.

  During the year ended September 27, 1996, the Company financed the acquisition of equipment through a capital lease in the amount of $68,452.

   The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation and Business Operations

  The accompanying consolidated financial statements include the accounts of Southern Resources, Inc. and its wholly-owned subsidiaries SureCo, Inc. and Peach County Property, Inc., collectively referred to herein as the Company. All material inter-company transactions and balances have been eliminated in consolidation.

  The Company is engaged in the manufacture and marketing of specialty pesticide products to consumer and commercial users and provides packing services for companies marketing their own brands of consumer and commercial pesticides. The Company's principal markets are throughout North America and the Caribbean.

  During the year ended October 3, 1997, 17% and 14% of the Company's sales were to two separate customers, and 16% of the Company's purchases were from one vendor.

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest September 30. The accompanying consolidated financial statements include results of operations for fifty-three weeks for the year ended October 3, 1997 and fifty-two weeks for the year ended September 27, 1996.

 Inventories

  Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

 Property and Equipment

  Property and equipment are recorded at cost, less accumulated depreciation. When the assets are retired or otherwise disposed of, the costs less accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

  Depreciation and amortization are provided over the estimated useful lives using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax reporting purposes.

NOTE 2--INVENTORIES

  Inventories consisted of the following at October 3, 1997 and September 27, 1996:

                                                              1997       1996
                                                           ---------- ----------
   Raw materials.......................................... $2,421,544 $2,506,802
   Finished goods.........................................  2,378,499  2,553,076
                                                           ---------- ----------
                                                           $4,800,043 $5,059,878
                                                           ========== ==========

NOTE 3--ACQUIRED ASSETS

  In April 1996, the Company acquired the inventories, certain equipment and product registrations of the Rigo/Black Leaf division of Wilbur-Ellis Company (Rigo/Black Leaf) for a total purchase price of $4,177,072. The purchase price was allocated to the inventories ($3,827,013), equipment ($119,092), and prepaid product registration cost ($230,967) based upon book values, which estimated their fair values, at the acquisition date. The total purchase price for the aforementioned assets was satisfied with a cash payment of $2,000,000 and the Company's note payable to the seller for $2,177,072 (see Note 5). Included in the assets purchased were inventories (products, labels, and packaging) used in connection with the seller's seed treatment products. The

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES seller must repurchase, at the Company's cost, all such unused inventories at the earlier of the satisfaction of the Company's note payable to the seller or April 1999.

  The acquisition was accounted for as a purchase business combination. Rigo/Black Leaf operations are included in the Company's consolidated statement of income from the effective date of the acquisition of April 28, 1996. The following table sets forth unaudited pro forma sales, income before taxes and net income (loss) for the Company as if the Company and Rigo/Black Leaf had been combined at the beginning of the periods shown. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of results which may be obtained in the future (000s).

                                                              FISCAL YEAR ENDED
                                                              SEPTEMBER 27, 1996
                                                              ------------------
                                                                 (UNAUDITED)
   Net sales.................................................      $28,209
   Income before taxes.......................................          377
   Income (loss).............................................          229

  In connection with the Rigo/Black Leaf acquisition, four shareholders of the Company owning all of the outstanding shares of the Company collectively agreed to sell 20% of their shares of Company stock to an employee who was previously employed by Rigo/Black Leaf's prior owner which, if purchased by the employee, would result in his owning 20% of the Company's outstanding common stock. As a condition precedent to purchase such stock, the employee would be required to enter into certain agreements under which the employee would be subject to cross guarantees and indemnities to which the other shareholders are obligated. The purchase price for such stock is initially $700,000 as of April 1996 and increases thereafter by a factor of 6% per annum compounded monthly for each month of time passing until the purchase date, which cannot be later than the date at which there has been a change of control or April 1998 whichever is later. For accounting purposes, the share purchase is a variable option which is being accounted for over the period of the agreement. Management believes the prescribed purchase price of the stock represented its estimated fair market value as of April 1996 and September 1996.

NOTE 4--LINES OF CREDIT

  During 1996 the Company arranged a new $7,000,000 working capital facility, increased to $8,000,000 during 1997, with another commercial finance corporation which replaced its $2,500,000 line and provided funding in the amount of $2,000,000 used to acquire assets (see Note 3). Advances under the lines are limited to 80% of eligible trade accounts receivable and 60% of eligible inventories, with advances related to inventories limited to $2,600,000. Borrowings under the lines bear interest at the commercial financial corporation's reference rate plus 2.25% (an effective interest rate of 10.75% at October 3, 1997), are secured by accounts receivable, inventories, and certain intangible assets including product registrations and trademarks and are guaranteed by the stockholders of the Company. Since the line of credit agreement is not subject to review until April 1998, outstanding borrowings under the lines of $3,917,464 are classified as a noncurrent liability at September 27, 1996, while outstanding borrowings under the lines of $3,859,355 are classified as a current liability at October 3, 1997. The lines of credit include covenants which limit management compensation increases, loans to stockholders or employees and annual capital expenditures. The Company was in compliance with the covenants for the year ended October 3, 1997.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

NOTE 5--LONG-TERM DEBT

  Long-term debt consisted of the following as of October 3, 1997 and September 27, 1996:

                                                          1997      1996
                                                       ---------- ---------
   Term loan with a commercial lending company in the
    amount of $1,650,000 secured by the Company's
    machinery and equipment and securities pledged by
    one of the Company's stockholders and guaranteed
    by the Company and the Company's stockholders;
    principal and interest payable monthly through
    October 2004. Interest on the term loan is at a
    rate of the 13-week Treasury Bills plus 5.5%.....  $1,650,000 $     --
   Term loan in the amount of $2,177,072 issued in
    connection with acquired assets (see Note 3);
    secured by inventories and accounts receivable;
    monthly principal installments of $67,000 plus
    interest at 8% due through March 1998 with all
    remaining unpaid principal ($703,072) and accrued
    interest due April 1998. This note is subject to
    a subordination agreement in favor of the
    Company's working capital lender which provides,
    among other things, that service of this
    indebtedness can occur only after the Company is
    current on the payment of all of its other
    obligations for borrowed monies..................   1,334,190 1,909,072
   Term loan in the amount of $1,000,000 assumed in
    connection with acquired assets of a Company in
    October--500,000 1993. Terms modified during 1996
    to provide that the loan be secured by certain
    production equipment; monthly principal
    installments of $8,333 plus accrued interest from
    January 1997 through December 1997, monthly
    principal installments of $16,667 plus accrued
    interest from January 1998 through December 1999.
    Interest on the term loan is at a rate of 10%.
    Outstanding principal and accrued interest
    satisfied with a portion of the proceeds received
    from the $1,650,000 term loan executed during
    1997.............................................         --    500,000
   Term loan with bank secured by machinery and
    equipment; principal and interest payments,
    $12,503 at September 27, 1996, due monthly
    through December 1998. Interest on the term loan
    is at a rate of prime plus 1.5% adjusted
    quarterly for changes in the prime rate.
    Outstanding principal and accrued interest
    satisfied with a portion of the proceeds received
    from the $1,650,000 term loan executed during
    1997.............................................         --    302,020
   Term loan with bank secured by machinery and
    equipment; principal and interest payments,
    $1,723 at September 27, 1996, due monthly through
    October 2002. Interest on the term loan is at a
    rate of prime plus 2% adjusted quarterly for
    changes in the prime rate. Outstanding principal
    and accrued interest satisfied with a portion of
    the proceeds received from the $1,650,000 term
    loan executed during 1997........................         --     92,368

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                                                             1997       1996
                                                          ---------- ----------
   Term loan with bank secured by machinery and
    equipment; principal and interest payments, $3,061
    at September 27, 1996, due monthly through July
    1999. Interest on the term loan is at a rate of
    prime plus 2% adjusted quarterly for changes in the
    prime rate. Outstanding principal and accrued
    interest satisfied with a portion of the proceeds
    received from the $1,650,000 term loan executed
    during 1997.........................................         --      87,690
   Term loan with bank secured by real property;
    principal and interest payments, $3,071 at September
    27, 1996, due monthly through February 2000.
    Interest on the loan is at a rate of 10.5%..........      74,931    102,938
   Term loan with bank secured by securities pledged by
    one of the Company's stockholders and guaranteed by
    the Company's stockholders. Interest to be paid on
    the principal balance at a rate of 10.5% through
    December 1997 when loan is due in full..............     100,100        --
   Term loan with financial institution secured by
    equipment; principal and interest payments, $1,269
    at September 27, 1996, due monthly through February
    2000. Interest on the loan is at a rate of 11.6%.
    Outstanding principal and accrued interest satisfied
    with a portion of the proceeds received from the
    $1,650,000 term loan executed during 1997...........         --      41,964
   Capital lease; principal and interest (at 12.52%)
    payments totaling $1,541 due monthly through
    November 2000.......................................      47,090     59,250
   Capital lease; principal and interest (at 10.4%)
    payments totaling $2,998 due monthly through
    September 1998. Outstanding principal and accrued
    interest satisfied with a portion of the proceeds
    received from the $1,650,000 term loan executed
    during 1997.........................................         --      64,812
   Capital lease; principal and interest (at 17.29%)
    payments totaling $851 due monthly through April
    2000. Outstanding principal and accrued interest
    satisfied with a portion of the proceeds received
    from the $1,650,000 term loan executed during 1997..         --      27,139
   Other................................................      28,772     12,290
                                                          ---------- ----------
                                                          $3,235,083 $3,199,543
                                                          ========== ==========

  The above is categorized as follows:

                                                             1997       1996
                                                          ---------- ----------
   Senior Long-Term Debt................................. $1,900,893 $1,290,471
   Subordinated Long-Term Debt...........................  1,334,190  1,909,072
                                                          ---------- ----------
                                                           3,225,083  3,199,543
   Less: Current Portion.................................  1,668,243  1,208,084
                                                          ---------- ----------
                                                          $1,566,840 $1,991,459
                                                          ========== ==========

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

  Aggregate maturities of long-term debt by fiscal year are as follows:

  1998............................................................... $1,668,243
  1999...............................................................    238,501
  2000...............................................................    239,314
  2001...............................................................    234,224
  2002...............................................................    260,372
  Thereafter.........................................................    594,429
                                                                      ----------
                                                                      $3,235,083
                                                                      ==========

  The Company is subject to financial covenants under its term loan agreement with a commercial lending company. Such covenants relate to working capital, current ratio, and a ratio of net worth to total liabilities. The Company was not in compliance with one of the covenants at October 3, 1997; however, the lender has waived such noncompliance until March 31, 1998.

NOTE 6--CONTINGENCIES

  In August 1990 the United States Environmental Protection Agency (EPA) added to its National Priorities List a site which is constituted in part by the land on which the Company's Fort Valley, Georgia facility is located. In July 1993 the EPA advised the Company that it may be responsible for certain contamination discovered both on and off this site. The Company denied responsibility and advised the EPA that the Company did not cause the contamination and that it had indemnities from the former owner who has since cooperated with the EPA in completing the investigative activities and initiating the remedial activities required by the EPA.

  In August 1993 the Company and its affiliates were named co-defendants in a lawsuit filed by neighbors of the site seeking unspecified monetary and injunctive relief alleging property damage arising out of chemical formulation activities at the Fort Valley, Georgia facility. Since the alleged property damage arose prior to the facility being owned by the Company or its affiliates, management of the Company denies any liability to the plaintiffs and contends that any damage suffered by the plaintiffs arose out of action of the prior owners of the facility.

  The Company believes that the above actions are without merit and is vigorously defending its position. Accordingly, no provision for losses or expenses related to the above actions has been made in the accompanying financial statements.

NOTE 7--INCOME TAXES

  Deferred income taxes are provided with respect to certain items which are recognized in one period for financial reporting purposes and another period for income tax purposes. Such temporary differences relate primarily to depreciation of property and equipment, trademarks and product registration costs, allowance for doubtful accounts, inventory reserves and carrying costs and certain expense accruals.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income tax (asset) liability as of October 3, 1997 and September 27, 1996 are as follows:

                                                             1997       1996
                                                           ---------  ---------
   Deferred Income Tax (Asset) Liability:
    Tax over book depreciation............................ $ 338,671  $ 336,651
    Trademarks and product registration costs.............    13,200     27,093
    Net operating loss carryforwards......................  (300,556)  (134,035)
    Alternative minimum tax credit carryforwards..........   (63,961)   (63,961)
                                                           ---------  ---------
                                                             (12,646)   165,748
                                                           =========  =========
   Deferred Income Tax Asset:
    Allowance for doubtful accounts.......................     3,922      3,046
    Inventory reserves....................................    12,400     12,400
    Inventory carrying costs..............................    54,878     35,135
    Expense accruals......................................       --      67,603
    Other.................................................    (6,523)       --
                                                           ---------  ---------
                                                              64,677    118,184
                                                           ---------  ---------
     Net Deferred Income Tax (Asset) Liability............ $ (77,323) $  47,564
                                                           =========  =========

  Significant components of the provision (credit) for income taxes in the accompanying consolidated statement of income for the years ended October 3, 1997 and September 27, 1996, are as follows:

                                                             1997       1996
                                                           ---------  ---------
   Current
    Federal............................................... $     --   $  10,826
    State.................................................       --       1,547
                                                           ---------  ---------
                                                           $     --   $  12,373
                                                           =========  =========
   Deferred
    Federal............................................... $ (92,508) $  92,990
    State.................................................   (32,379)    32,548
                                                           ---------  ---------
                                                           $(124,887) $ 125,538
                                                           =========  =========

  The components of the net provision (credit) for deferred income taxes are as follows for the years ended October 3, 1997 and September 27, 1996:

                                                             1997       1996
                                                           ---------  ---------
   Tax over book depreciation............................. $   2,020  $  45,488
   Trademarks and product registration costs..............   (13,893)       (54)
   Benefits of operating loss carryforwards...............  (166,521)    26,016
   Allowance for doubtful accounts........................      (876)     5,093
   Inventory reserves.....................................       --      (2,046)
   Inventory carrying costs...............................   (19,743)    (7,081)
   Expense Accruals.......................................    67,603     70,495
   Alternative minimum tax credit carryforwards...........       --     (12,373)
   Other..................................................     6,523        --
                                                           ---------  ---------
                                                           $(124,887) $ 125,538
                                                           =========  =========

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

NOTE 8--RELATED PARTY TRANSACTIONS

  Due to stockholders at October 3, 1997 and September 27, 1996 of $170,892 and $356,268, respectively, represents cumulative management fees due two of the Company's stockholders at September 30, 1994. Such amounts are noninterest bearing and due on demand but have no specified payment dates.

  The note and accrued interest payable--stockholder is due on demand and includes interest at the same rate as the Company incurs under its lines of credit (see Note 4). Since the noteholder's intent is not to demand payment within twelve months, the amounts are included as noncurrent liabilities in the accompanying consolidated balance sheets as of October 3, 1997 and September 27, 1996.

NOTE 9--SUBSEQUENT EVENT

  During 1997, the Company entered into a letter of intent to exchange all of the outstanding shares of the Company's common stock for those of Ringer Corporation, a publicly-traded corporation in Bloomington, Minnesota. The transaction was effected on December 8, 1997. As a result, the Company continues as an independently operated, but wholly owned, subsidiary or Ringer Corporation.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Dexol Industries, Inc.

  We have audited the accompanying balance sheets of Dexol Industries, Inc. as of September 30, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dexol Industries, Inc. as of September 30, 1996 and 1995, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred net losses of $969,326 and $1,894,708 and had negative cash flows from operations of $239,124 and $2,505,680 for the years ended September 30, 1996 and 1995, respectively. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Singer Lewak Greenbaum & Goldstein
                                           LLP

Los Angeles, California
June 9, 1997

                             DEXOL INDUSTRIES, INC.

                                 BALANCE SHEETS

                                                           AS OF SEPTEMBER 30,
                                                          ----------------------
                                                             1996        1995
                                                          ----------  ----------
                    ASSETS (NOTE 5)
Current assets
 Cash (Note 2)..........................................  $  376,922  $   26,647
 Accounts receivable, net of allowance for doubtful
  accounts of $147,130 and $34,000 (Note 7).............   1,731,980   2,427,699
 Inventories (Note 3)...................................   3,157,390   4,447,905
 Prepaid expenses and other current assets..............     171,813     464,886
                                                          ----------  ----------
  Total current assets..................................   5,438,105   7,367,137
Furniture and equipment, net of accumulated depreciation
 of $845,211 and $771,568 (Note 4)......................     196,491     183,704
Investment in subsidiary (Note 10)......................     357,358         --
Package design costs, net of accumulated amortization of
 $69,031 and $38,797....................................     381,205     396,392
Formulae and trademarks, net of accumulated amortization
 of $191,382 and $187,382...............................      28,000      32,000
                                                          ----------  ----------
  Total assets..........................................  $6,401,159  $7,979,233
                                                          ==========  ==========
     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
 Accounts payable.......................................  $2,630,055  $3,329,583
 Other accrued expenses.................................     343,835   1,305,660
 Current portion of notes payable to related parties
  (Note 5)..............................................   2,246,597   2,160,397
                                                          ----------  ----------
  Total current liabilities.............................   5,220,487   6,795,640
Notes payable to related parties, net of current portion
 (Note 5)...............................................   1,490,218     523,813
                                                          ----------  ----------
  Total liabilities.....................................   6,710,705   7,319,453
                                                          ----------  ----------
Commitments and contingencies (Note 6)
Shareholders' equity (deficit)
 Preferred stock, $1 par value 60,000 shares authorized,
  none issued and outstanding...........................         --          --
 Common stock, $1 par value 240,000 shares authorized,
  158,595 shares issued and outstanding.................     158,595     158,595
 Additional paid-in capital.............................      87,079      87,079
 (Accumulated deficit) retained earnings................    (555,220)    414,106
                                                          ----------  ----------
  Total shareholders' equity (deficit)..................    (309,546)    659,780
                                                          ----------  ----------
  Total liabilities and shareholders' equity (deficit)..  $6,401,159  $7,979,233
                                                          ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                             DEXOL INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE YEARS ENDED
                                                          SEPTEMBER 30,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
Revenues (Note 7)................................... $12,719,327  $20,203,448
Cost of goods sold..................................  10,191,468   14,727,174
                                                     -----------  -----------
Gross profit........................................   2,527,859    5,476,274
Selling, general, and administrative expenses.......   3,283,279    7,348,831
                                                     -----------  -----------
Loss from operations................................    (755,420)  (1,872,557)
                                                     -----------  -----------
Other income (expenses)
  Interest expense..................................    (323,306)    (311,059)
  Equity in unconsolidated subsidiary...............      37,358          --
  Other.............................................      72,842       (5,499)
                                                     -----------  -----------
    Total other income (expenses)...................    (213,106)    (316,558)
                                                     -----------  -----------
Loss before provision for (benefit from) income
 taxes..............................................    (968,526)  (2,189,115)
Provision for (benefit from) income taxes...........         800     (294,407)
                                                     -----------  -----------
    Net loss........................................ $  (969,326) $(1,894,708)
                                                     ===========  ===========
    Net loss per share.............................. $     (6.11) $    (11.95)
                                                     ===========  ===========
Weighted average shares outstanding.................     158,595      158,595
                                                     ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                             DEXOL INDUSTRIES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                  FOR THE YEARS ENDED SEPTEMBER 30,
                         -----------------------------------------------------
                                                       RETAINED
                           COMMON STOCK   ADDITIONAL   EARNINGS       TOTAL
                         ----------------  PAID-IN   (ACCUMULATED    EQUITY
                         SHARES   AMOUNT   CAPITAL     DEFICIT)     (DEFICIT)
                         ------- -------- ---------- ------------  -----------
Balance, October 1,
 1994................... 158,595 $158,595  $87,079   $ 2,308,814   $ 2,554,488
  Net loss..............                              (1,894,708)   (1,894,708)
                         ------- --------  -------   -----------   -----------
Balance, September 30,
 1995................... 158,595  158,595   87,079       414,106       659,780
  Net loss..............                                (969,326)     (969,326)
                         ------- --------  -------   -----------   -----------
Balance, September 30,
 1996................... 158,595 $158,595  $87,079   $  (555,220)  $  (309,546)
                         ======= ========  =======   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                            DEXOL INDUSTRIES, INC.

                           STATEMENTS OF CASH FLOWS

                                                        FOR THE YEARS ENDED
                                                           SEPTEMBER 30,
                                                       -----------------------
                                                          1996        1995
                                                       ----------  -----------
Cash flows from operating activities
  Net loss............................................ $ (969,326) $(1,894,708)
  Adjustments to reconcile net loss to net cash used
   in operating activities
    Depreciation and amortization.....................    149,606      115,639
    Equity in unconsolidated subsidiary...............    (37,358)         --
  (Increase) decrease in
   Accounts receivable................................    695,719   (1,356,204)
   Inventories........................................  1,290,515   (1,982,890)
   Prepaid expenses and other current assets..........    293,073     (152,823)
  Increase (decrease) in
   Accounts payable...................................   (699,528)   2,018,419
   Other accrued expenses.............................   (961,825)     746,887
                                                       ----------  -----------
    Net cash used in operating activities.............   (239,124)  (2,505,680)
                                                       ----------  -----------
Cash flows from investing activities
  Payments for purchases of furniture and equipment...    (89,362)      (4,746)
  Increase in package design costs....................    (53,844)    (341,309)
                                                       ----------  -----------
    Net cash used in investing activities.............   (143,206)    (346,055)
                                                       ----------  -----------
Cash flows from financing activities
  Proceeds from the issuance of notes payable.........    850,000    2,650,000
  Repayments of long-term debt........................   (117,395)      (6,028)
                                                       ----------  -----------
    Net cash provided by financing activities.........    732,605    2,643,972
                                                       ----------  -----------
    Net increase (decrease) in cash...................    350,275     (207,763)
Cash--beginning of year...............................     26,647      234,410
                                                       ----------  -----------
Cash--end of year..................................... $  376,922  $    26,647
                                                       ==========  ===========
Supplemental disclosures of cash flow information
  Interest paid....................................... $  286,153  $   219,076
                                                       ==========  ===========
  Income taxes refunded............................... $ (295,207) $  (193,827)
                                                       ==========  ===========

  Supplemental schedule of non-cash investing and financing activities:

  In 1995, the Company entered into a note payable with a lender for machinery and equipment in the amount of $34,210.

  In 1996, the Company acquired an investment in subsidiary from a related party in exchange for a note payable of $320,000.

  In 1996, the line of credit of $2,350,000 was restructured and replaced with a note payable in the amount of $1,500,000 and a revolving line of credit of $850,000. As of September 30, 1996, the note payable and the line of credit had outstanding balances of $1,485,601 and $1,397,000, respectively.

  The accompanying notes are an integral part of these financial statements.

                            DEXOL INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Line of Business

  The Company was incorporated in 1931 as Destruxol Ltd. and changed its name to Dexol Industries, Inc. in 1968. The Company manufactures a variety of home and garden pesticides which are distributed throughout the United States.

 Basis of Presentation

  As discussed in Note 11, the Company sold substantially all its assets to Ringer Corporation ("Ringer") pursuant to a sales and purchase agreement dated March 31, 1997. Accordingly, the financial statements present Dexol Industries, Inc. on an unconsolidated basis to reflect the financial position, results of operations, and cash flows of the operating business purchased by Ringer. The Company's wholly-owned subsidiary, Dexol Maryland, Inc. has been presented using the equity method as this subsidiary was not purchased by Ringer.

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company experienced net losses of $969,326 and $1,894,708 and had negative cash flows from operations of $239,124 and $2,505,680 for the years ended September 30, 1996 and 1995, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

  In view of these matters, realization of a major portion of the assets in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements and the success of its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

 Revenue Recognition

  Revenue from the sale of products is recognized at the time of sale to its customer.

 Advertising

  The Company expenses advertising costs as incurred. Advertising costs, which includes co-operative advertising, for the years ended September 30, 1996 and 1995 were $1,024,484 and $1,797,779, respectively.

 Package Design Costs

  The Company capitalized costs associated with the production of new label designs. The costs capitalized are being amortized over the estimated useful lives of seven years. Amortization expense for the years ended September 30, 1996 and 1995 was $69,031 and $38,797, respectively.

 Formulae and Trademarks

  Formulae and trademarks are carried at cost, less accumulated amortization. The Company provides for amortization using the straight-line method over the estimated useful lives of ten years. Amortization expense for the years ended September 30, 1996 and 1995 was $4,000 and $4,000, respectively.

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

 Income Taxes

  The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Net Loss Per Share

  Net loss per share is based on the weighted average number of common and common equivalent shares outstanding during the year.

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market and consist primarily of materials, labor, and overhead. At September 30, 1996 and 1995, the reserve for inventory obsolescence was $71,730 and $84,280, respectively.

 Furniture and Equipment

  Furniture and equipment are stated at cost, less accumulated depreciation. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of five to ten years or the term of the lease, whichever is less, as follows:

   Machinery and equipment........................................  5 to 8 years
   Furniture and fixtures.........................................  5 to 8 years
   Truck..........................................................       5 years
   Leasehold improvements......................................... 5 to 10 years

  Maintenance, repairs, and renewals are expensed as incurred. Expenditures for additions and major improvements are capitalized. Gains or losses on the sale of furniture and equipment are recognized in the statements of operations.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

NOTE 2--CASH

  The Company maintains cash balances at financial institutions located in California. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated to $235,919 and $310,187 at September 30, 1996 and 1995, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE 3--INVENTORIES

  As of September 30, inventories comprised of the following:

                                                              1996       1995
                                                           ---------- ----------
   Raw materials.......................................... $1,797,846 $2,369,611
   Finished goods.........................................  1,359,544  2,078,294
                                                           ---------- ----------
     Total................................................ $3,157,390 $4,447,905
                                                           ========== ==========


NOTE 4--FURNITURE AND EQUIPMENT

  As of September 30, furniture and equipment consist of the following:

                                                               1996      1995
                                                            ---------- --------
   Machinery and equipment................................. $  853,334 $763,732
   Furniture and fixtures..................................     69,158   69,158
   Truck...................................................     31,746   31,746
   Leasehold improvements..................................     87,464   90,636
                                                            ---------- --------
                                                             1,041,702  955,272
   Less accumulated depreciation...........................    845,211  771,568
                                                            ---------- --------
     Total................................................. $  196,491 $183,704
                                                            ========== ========

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

NOTE 5--NOTES PAYABLE--RELATED PARTIES

  The Company and Gunlock Corporation ("Gunlock") are related parties as they have common ownership. The following is a summary of the transactions with the related parties:

                                                             1996       1995
                                                          ---------- ----------
   Note payable to Gunlock dated January 20, 1995.
    Interest accrues at 18% and is due and payable in
    full on January 1, 1997. The note is secured by
    substantially all of the assets of the Company......  $  500,000 $  500,000
   Line of credit with Gunlock which accrues interest at
    a prime rate (8.75% at September 30, 1995) plus
    5.75%. This rate is 5% over the rate Wells Fargo
    Bank charges Gunlock for its borrowing from the
    bank. Interest is paid monthly. The Company was
    permitted to borrow up to a maximum of $2,500,000.
    During the fiscal year 1996, the line of credit was
    restructured and replaced with a note payable in the
    amount of $1,500,000 and a line of credit with
    maximum borrowings of $1,500,000....................         --   2,150,000
   Note payable in the amount of $1,500,000, payable in
    monthly principal installments of $1,600 plus
    interest at prime (8.25% at September 30, 1996) plus
    5.75%. The note is due and payable in full on
    December 15, 2000 and is secured by substantially
    all the assets of the Company. (a)..................   1,485,605        --
   Line of credit bearing interest at prime plus 5.75%
    payable monthly. The line of credit permits
    borrowing up to a maximum of $1,500,000 repayable no
    later than December 15, 1996. (a)...................   1,397,000        --
   Note payable to a company owned by an officer of
    Gunlock, payable in 36 monthly installments of
    $1,088 including interest of 9%, maturing in
    December 1997. The note is secured by certain
    equipment...........................................      34,210     34,210
   Note payable to an officer of Gunlock, due on demand,
    dated October 1, 1995 with interest at 8%. The note
    is unsecured........................................     320,000        --
                                                          ---------- ----------
                                                           3,736,815  2,684,210
   Less current portion.................................   2,246,597  2,160,397
                                                          ---------- ----------
   Long-term portion....................................  $1,490,218 $  523,813
                                                          ========== ==========

  Interest expense to all related parties was $323,306 and $311,059 for the years ended September 30, 1996 and 1995, respectively.

    (a) Subsequent to September 30, 1996, Gunlock informed the Company that it will combine the $1,500,000 note payable and the $1,500,000 line of credit into one note for $3,000,000. Interest payable monthly at 5.75% over prime is due and payable in full on December 15, 2000.

  The following is a schedule by years of future maturities of long-term debt:

                                                                    YEAR ENDING
                                                                   SEPTEMBER 30,
                                                                   -------------
   1997...........................................................  $2,246,597
   1998...........................................................      30,573
   1999...........................................................      31,640
   2000...........................................................      19,200
   2001...........................................................   1,408,805
                                                                    ----------
     Total........................................................  $3,736,815
                                                                    ==========

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

NOTE 6--COMMITMENTS AND CONTINGENCIES

 Leases--Related Party

  The main office and production facilities in Torrance, California are leased from Gunlock. The lease extends to July 31, 2000. Amounts due to Gunlock relating to this lease agreement which are included in accounts payable are $68,675 and $40,819 at September 30, 1996 and 1995, respectively.

  Minimum future rental commitments under this lease are as follows:

   YEAR ENDING
   SEPTEMBER 30,
   -------------
    1997............................................................... $164,820
    1998...............................................................  164,820
    1999...............................................................  164,820
    2000...............................................................  137,350
                                                                        --------
      Total............................................................ $631,810
                                                                        ========

  Rent expense was $250,500 and $274,882 for the years ended September 30, 1996 and 1995, respectively.

 Environmental Liabilities

  The Company is not aware of any environmental liabilities that would have a material impact on the Company's financial position, results of operations, or cash flows.

 Litigation

  The Company is subject to legal proceedings which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

NOTE 7--SALES

 Major Customers

  During the year ended September 30, 1996, the Company had one major customer which accounted for approximately 43% of net sales. At September 30, 1996, the amount due from this major customer amounted to $637,794.

  During the year ended September 30, 1995, the Company had one major customer which accounted for approximately 53% of net sales. At September 30, 1995, the amount due from this major customer amounted to $924,459.

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

NOTE 8--INCOME TAXES

  A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                               SEPTEMBER 30,
                                                               ---------------
                                                                1996     1995
                                                               ------   ------
Income tax computed at federal statutory tax rate.............  (34.0%)  (34.0%)
Net operating loss carryforward...............................   34.0      --
Carryback of net operating loss...............................    --      18.5
                                                               ------   ------
  Total.......................................................    -- %   (15.5%)
                                                               ======   ======

  Significant components of the Company's deferred tax assets and liabilities for income taxes consist of the following:

                                                            SEPTEMBER 30,
                                                         ---------------------
                                                           1996        1995
                                                         ---------  ----------
   Deferred tax assets
     Allowance for doubtful accounts.................... $  59,000  $   14,000
     Inventory reserves.................................    29,000      34,000
     Interest due to related party......................    52,000      37,000
     Net operating loss carryforwards...................   854,000     165,000
                                                         ---------  ----------
                                                           994,000     250,000
     Valuation allowance................................  (967,000)   (219,000)
                                                         ---------  ----------
                                                            27,000      31,000
   Deferred tax liabilities
     Depreciation.......................................   (27,000)    (31,000)
                                                         ---------  ----------
       Net deferred tax asset (liability)............... $     --   $      --
                                                         =========  ==========

  The components of the income tax provision are as follows:

                                                            SEPTEMBER 30,
                                                         ---------------------
                                                           1996        1995
                                                         ---------  ----------
   Current
     Federal............................................ $     --   $ (295,207)
     State..............................................       800         800
                                                         ---------  ----------
                                                               800    (294,407)
                                                         =========  ==========
   Deferred
     Federal............................................       --          --
     State..............................................       --          --
                                                         ---------  ----------
       Total............................................ $     800  $ (294,407)
                                                         =========  ==========

  The Company has unused net operating loss carryforwards of approximately $2,200,000 and $990,000 for federal and state income tax purposes, respectively, that begin to expire in 2010 and 1999, respectively.

                            DEXOL INDUSTRIES, INC.

                              SEPTEMBER 30, 1996

NOTE 9--RETIREMENT PLAN

  The Company sponsors a defined contribution retirement plan covering substantially all of its employees. Contributions are made at the discretion of the Board of Directors. No contributions were made for the years ended September 30, 1996 and 1995.


NOTE 10--UNCONSOLIDATED SUBSIDIARY

  On October 1, 1995, the Company purchased all of the outstanding stock of Dexol Maryland, Inc. ("Maryland") from a related party in exchange for a demand note in the amount of $320,000 with interest at 8%. The financial statements of Maryland have not been consolidated into these financial statements as discussed in Note 1.

  The following is selected unaudited financial data of Maryland as of and for the year ended September 30, 1996:

     Cash.............................................................. $993,156
     Land.............................................................. $134,062
     Notes payable..................................................... $608,150
     Taxes payable..................................................... $151,645
     Shareholders' equity.............................................. $367,423
     Net income........................................................ $ 37,358

  Maryland's only activity during the year was the collection of a note receivable with interest and payment of operating expenses.

NOTE 11--SUBSEQUENT EVENTS

  On March 31, 1997, the Company completed a transaction with Ringer Corporation ("Ringer") whereby the Company sold substantially all of its assets relating to its home and garden pesticide business including patents, trademarks, customer lists, and goodwill. The proceeds from the sale of the assets consist of Ringer assuming certain specified liabilities of the Company, the issuance of a $1,476,000 promissory note to the Company, and the issuance of restricted Ringer common stock.

                             DEXOL INDUSTRIES, INC.

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                               AS OF FEBRUARY 28,

                                                                        1997
                                                                     ----------
                               ASSETS
Current assets
 Cash............................................................... $  124,073
 Accounts receivable................................................  2,220,075
 Inventories........................................................  2,941,354
 Prepaid expenses and other current assets..........................    228,835
                                                                     ----------
  Total current assets..............................................  5,514,337
Furniture and equipment, net........................................    158,140
Investment in subsidiary............................................    357,358
Package design costs, net...........................................    365,118
Formulae and trademarks, net........................................     26,334
                                                                     ----------
  Total assets...................................................... $6,421,287
                                                                     ==========

           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
 Accounts payable................................................... $2,775,226
 Other accrued expenses.............................................    413,029
 Current portion of notes payable to related parties................  2,686,160
                                                                     ----------
  Total current liabilities.........................................  5,874,415
Notes payable to related parties, net of current portion............  1,477,600
                                                                     ----------
  Total liabilities.................................................  7,352,015
                                                                     ----------

Shareholders' equity (deficit)
 Preferred stock, $1 par value 60,000 shares authorized, none
  issued and outstanding...........................................        --
 Common stock, $1 par value 240,000 shares authorized, 158,595 shares
  issued and outstanding...........................................    158,595
 Additional paid-in capital........................................     87,079
 Accumulated deficit............................................... (1,176,402)
                                                                    ----------
  Total shareholders' equity (deficit).............................   (930,728)
                                                                    ----------
  Total liabilities and shareholders' equity (deficit)............. $6,421,287
                                                                    ==========




        See the accompanying notes to the interim financial statements.

                             DEXOL INDUSTRIES, INC.

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         FIVE MONTHS ENDED FEBRUARY 28,

                                                                       1997
                                                                    ----------
Revenues........................................................... $2,972,694
Cost of goods sold.................................................  2,029,519
                                                                    ----------
Gross profit.......................................................    943,175
Selling, general, and administrative expenses......................  1,486,437
                                                                    ----------
Loss from operations...............................................   (543,262)
                                                                    ----------
Other income (expenses)
 Interest expense..................................................    (76,320)
 Other.............................................................     (1,600)
                                                                    ----------
   Total other income (expenses)...................................    (77,920)
                                                                    ----------
Loss before provision for (benefit from) income taxes..............   (621,182)
Provision for (benefit from) income taxes..........................        --
                                                                    ----------
Net loss........................................................... $ (621,182)
                                                                    ==========
Net loss per share................................................. $    (3.92)
                                                                    ==========
Weighted average shares outstanding................................    158,595
                                                                    ==========





        See the accompanying notes to the interim financial statements.

                             DEXOL INDUSTRIES, INC.

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                         FIVE MONTHS ENDED FEBRUARY 28,

                                                               1997
                                                             ---------
Cash flows from operating activities
 Net loss................................................... $(621,182)
 Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization.............................    60,511
  (Increase) decrease in
  Accounts receivable.......................................  (488,095)
   Inventories..............................................   216,036
   Prepaid expenses and other current assets................  (57,022)
  Increase (decrease) in
  Accounts payable..........................................   145,171
   Other accrued expenses...................................    69,194
                                                             ---------

     Net cash used in operating activities..................  (675,387)
                                                             ---------
Cash flows from investing activities
 Increase in package design costs...........................    (4,407)
                                                             ---------
     Net cash used in investing activities..................    (4,407)
                                                             ---------
Cash flows from financing activities
 Proceeds from the issuance of notes payable................   439,563
 Repayments of long-term debt...............................   (12,618)
                                                             ---------
     Net cash provided by financing activities..............   426,945
                                                             ---------
Net increase (decrease) in cash.............................  (252,849)
Cash--beginning of period...................................   376,922
                                                             ---------
Cash--end of period......................................... $ 124,073
                                                             =========
Supplemental disclosures of cash flow information
 Interest paid.............................................. $ 110,137
                                                             =========


        See the accompanying notes to the interim financial statements.

                            DEXOL INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                               FEBRUARY 28, 1997

NOTE 1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the annual financial statements included elsewhere herein for the years ended September 30, 1996 and 1995. In the opinion of management, the interim financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Operating results through the five month period ended February 28, 1997 are not necessarily indicative of the operating results for the year ending September 30, 1997.

    Net loss per share is calculated using the weighted average common shares outstanding.

NOTE 2.
    All comparative data reflect application of consistent accounting principles and contain no prior period adjustments.

NOTE 3. INVENTORIES

    Inventory consists of the following:

                                                                     FEBRUARY
                                                                        28,
                                                                       1997
                                                                    -----------
     Raw Materials................................................  $ 1,602,864
     Finished Goods...............................................    1,038,490
                                                                    -----------
                                                                    $ 2,641,354
                                                                    ===========
NOTE 4. LONG-TERM DEBT
                                                                     FEBRUARY
                                                                        28,
                                                                       1997
                                                                     --------
     Notes payable to related parties.............................  $ 4,163,760
     Less current portion.........................................    2,686,160
                                                                    -----------
                                                                    $ 1,477,600
                                                                    ===========

NOTE 5. SUBSEQUENT EVENT

    On March 31, 1997, the Company sold substantially all of its assets to Ringer Corporation. The purchase price was comprised of the receipt of 1,059,340 shares of the Ringer Corporation restricted common stock valued at $1,397,005, the receipt of a promissory note from Ringer Corporation with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4%.

NOTE 6. UNCONSOLIDATED SUBSIDIARY

    On October 1, 1995, the Company purchased all of the outstanding stock of Dexol Maryland, Inc. ("Maryland") from a related party in exchange for a demand note in the amount of $320,000 with interest at 8%. The financial statements of Maryland have not been consolidated into these financial statements to reflect the financial position, results of operations, and cash flows of the operating business purchased by Ringer Corporation as discussed in note 5.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Consep, Inc. and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of Consep, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consep, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Portland, Oregon
February 13, 1998

                         CONSEP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1997          1996
                                                     ------------  ------------
                      ASSETS
Current assets:
 Cash and cash equivalents.........................  $  1,615,773  $  2,443,508
 Short-term investments............................        69,334       103,167
 Accounts receivable, net..........................     4,733,525     3,601,912
 Other receivables.................................       458,283       296,358
 Inventories, net (note 3).........................     9,316,144     7,993,706
 Prepaid expenses..................................       372,023       966,102
                                                     ------------  ------------
    Total current assets...........................    16,565,082    15,404,753
Property, plant and equipment, net (note 4)........     5,520,640     4,020,456
Notes receivable and other assets..................        57,620       258,865
Intangible assets, net (note 5)....................     1,519,344     1,545,246
Goodwill, net (note 2).............................     2,014,874     2,181,901
                                                     ------------  ------------
    Total assets...................................  $ 25,677,560  $ 23,411,221
                                                     ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Bank lines (note 6)...............................  $  1,492,973  $  1,170,000
 Accounts payable..................................     4,581,462     2,526,325
 Current portion of notes payable (note 7).........       527,625       312,821
 Current portion of obligations under capital lease
  (note 11)........................................        31,647        34,369
 Accrued liabilities...............................       925,568       646,135
 Customer deposits.................................       734,148       282,581
                                                     ------------  ------------
    Total current liabilities......................     8,293,423     4,972,231
Notes payable, excluding current portion (note 7)..     2,133,560     1,153,553
Obligations under capital lease, excluding current
 portion (note 11).................................        14,559        17,516
Deferred gain on sale of property (note 11)........           --        238,075
Mandatory stock warrant obligation (note 8)........        19,500        19,500
                                                     ------------  ------------
    Total liabilities..............................    10,461,042     6,400,875
                                                     ------------  ------------
Commitments and contingencies (notes 11, 12 and 13)
Shareholders' equity (note 8):
 Preferred stock, $.01 par value. Authorized
  3,000,000 shares, no shares issued or outstanding
  at 1997 and 1996.................................           --            --
 Common stock, non-voting, $.01 par value.
  Authorized 657,601 shares, no shares issued or
  outstanding at 1997 and 1996.....................           --            --
 Common stock, $.01 par value. Authorized
  15,000,000 shares, issued and outstanding
  9,460,151 and 9,431,203 shares at 1997 and 1996,
  respectively.....................................        94,602        94,312
 Additional paid-in capital........................    44,313,127    44,256,367
 Accumulated deficit...............................   (29,177,621)  (27,355,600)
 Foreign currency translation adjustment...........       (13,590)       15,267
                                                     ------------  ------------
    Total shareholders' equity.....................    15,216,518    17,010,346
                                                     ------------  ------------
    Total liabilities and shareholders' equity.....  $ 25,677,560  $ 23,411,221
                                                     ============  ============

          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEAR ENDED DECEMBER 31,
                                        -------------------------------------
                                           1997         1996         1995
                                        -----------  -----------  -----------
Revenues (note 15)..................... $39,204,329  $33,229,229  $30,843,734
Cost of revenues (note 15).............  29,786,976   25,241,986   23,094,064
                                        -----------  -----------  -----------
Gross margin...........................   9,417,353    7,987,243    7,749,670
                                        -----------  -----------  -----------
Operating expenses:
 Research and development (note 12)....   1,203,502    1,454,180    1,059,048
 Selling, general and administrative...  10,077,898    9,051,036    7,996,758
                                        -----------  -----------  -----------
    Total operating expenses...........  11,281,400   10,505,216    9,055,806
                                        -----------  -----------  -----------
Operating loss.........................  (1,864,047)  (2,517,973)  (1,306,136)
                                        -----------  -----------  -----------
Other income (expense):
 Interest expense......................    (424,739)    (324,017)    (284,283)
 Interest income.......................     157,275      159,024      245,403
 Other, net............................     309,490      200,079       58,537
                                        -----------  -----------  -----------
    Net other income...................      42,026       35,086       19,657
                                        -----------  -----------  -----------
    Net loss........................... $(1,822,021) $(2,482,887) $(1,286,479)
                                        ===========  ===========  ===========
Basic and diluted net loss per share
 (note 1).............................. $     (0.19) $     (0.31) $     (0.19)
                                        ===========  ===========  ===========
Weighted average number of shares
 outstanding (note 1)..................   9,450,963    7,963,358    6,761,623
                                        ===========  ===========  ===========


          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                           FOREIGN
                         PREFERRED STOCK       COMMON STOCK    ADDITIONAL                 CURRENCY       TOTAL
                         ------------------  -----------------   PAID-IN   ACCUMULATED   TRANSLATION SHAREHOLDERS'
                         SHARES    AMOUNT     SHARES   AMOUNT    CAPITAL     DEFICIT     ADJUSTMENT     EQUITY
                         -------   --------  --------- ------- ----------- ------------  ----------- -------------
Balance at December 31,
 1994...................      --    $    --  6,263,653 $62,636 $35,978,675 $(23,586,234)  $(15,131)   $12,439,946
 Common stock issued in
  secondary public
  offering..............      --         --  1,100,000  11,000   3,078,375          --         --       3,089,375
 Exercise of stock
  options...............      --         --     34,213     342      58,297          --         --          58,639
 Business acquisitions
  (note 2)..............      --         --    171,671   1,717     352,354          --         --         354,071
 Foreign currency
  translation
  adjustment............      --         --        --      --          --           --      25,928         25,928
 Net loss...............      --         --        --      --          --    (1,286,479)       --      (1,286,479)
                          -------   -------- --------- ------- ----------- ------------   --------    -----------
Balance at December 31,
 1995...................      --         --  7,569,537  75,695  39,467,701  (24,872,713)    10,797     14,681,480
 Common stock issued in
  secondary public
  offering..............      --         --  1,755,563  17,556   4,587,399          --         --       4,604,955
 Exercise of stock
  options...............      --         --     85,698     857     152,686          --         --         153,543
 Common stock issued
  under Employee Stock
  Purchase Plan.........      --         --     20,405     204      48,581          --         --          48,785
 Foreign currency
  translation
  adjustment............      --         --        --      --          --           --       4,470          4,470
 Net loss...............      --         --        --      --          --    (2,482,887)       --      (2,482,887)
                          -------   -------- --------- ------- ----------- ------------   --------    -----------
Balance at December 31,
 1996...................      --         --  9,431,203  94,312  44,256,367  (27,355,600)    15,267     17,010,346
 Exercise of stock
  options...............      --         --      4,400      44       1,056          --         --           1,100
 Common stock issued
  under Employee Stock
  Purchase Plan.........      --         --     24,548     246      55,704          --         --          55,950
 Foreign currency
  translation
  adjustment............      --         --        --      --          --           --     (28,857)       (28,857)
 Net loss...............      --         --        --      --          --    (1,822,021)       --      (1,822,021)
                          -------   -------- --------- ------- ----------- ------------   --------    -----------
Balance at December 31,
 1997...................      --    $    --  9,460,151 $94,602 $44,313,127 $(29,177,621)  $(13,590)   $15,216,518
                          =======   ======== ========= ======= =========== ============   ========    ===========




          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1997         1996         1995
                                         -----------  -----------  -----------
OPERATING ACTIVITIES:
Net loss...............................  $(1,822,021) $(2,482,887) $(1,286,479)
Adjustments to reconcile net loss to
 net cash provided by (used) in
 operating activities:
  Depreciation and amortization........    1,171,893    1,071,925      881,784
  Provision for bad debts..............      228,144       40,171      164,544
  Inventory reserve....................      275,428      383,307      148,042
  (Gain) loss on disposal of
   equipment...........................        2,188       16,526      (50,467)
  Other non-cash items.................      240,574      (10,890)     (31,507)
 Changes in assets and liabilities, net
  of amounts acquired:
   Short-term investments..............       33,833       33,332    1,514,864
   Accounts receivable.................   (1,421,268)    (292,239)    (244,658)
   Other receivables...................     (161,925)     (77,379)      58,210
   Inventories.........................   (1,627,104)    (450,769)  (2,097,823)
   Prepaid expenses....................      587,164     (580,053)      46,091
   Accounts payable....................    2,086,009       85,409     (460,477)
   Accrued liabilities.................      319,921       63,070     (324,627)
   Other assets........................      (28,873)      (3,000)      66,667
   Customer deposits...................      451,573     (168,646)    (110,866)
                                         -----------  -----------  -----------
    Net cash provided by (used) in
     operating activities..............      335,536   (2,372,123)  (1,726,702)
                                         -----------  -----------  -----------
INVESTING ACTIVITIES:
 Acquisition of intangible assets......     (226,439)    (289,818)    (396,915)
 Acquisition of property, plant and
  equipment............................   (1,423,012)  (1,077,473)    (477,404)
 Acquisition of subsidiary companies,
  net of cash acquired.................          --           --       (74,136)
 Net proceeds from sale of property,
  plant and equipment..................       14,400        8,350       88,050
 (Increase) decrease in notes
  receivable, net of payments
  received.............................      286,663      273,265      (34,900)
                                         -----------  -----------  -----------
    Net cash used in investing
     activities........................   (1,348,388)  (1,085,676)    (895,305)
                                         -----------  -----------  -----------
FINANCING ACTIVITIES:
 Increase (decrease) in bank lines.....      323,391     (541,533)     233,897
 Increase in notes payable.............      250,000      215,000      141,516
 Principal payments on notes payable
  and capital lease obligations........     (445,020)    (650,149)    (584,997)
 Proceeds from sale of common stock,
  net..................................       57,050    4,807,283    3,148,014
                                         -----------  -----------  -----------
    Net cash provided by financing
     activities........................      185,421    3,830,601    2,938,430
                                         -----------  -----------  -----------
 Effect of exchange rate changes on
  cash and cash equivalents............         (304)       1,111         (613)
                                         -----------  -----------  -----------
    Net increase (decrease) in cash and
     cash equivalents..................     (827,735)     373,913      315,810
Cash and cash equivalents at beginning
 of period.............................    2,443,508    2,069,595    1,753,785
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
 period................................  $ 1,615,773  $ 2,443,508  $ 2,069,595
                                         ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
Cash paid during the period for
 interest..............................  $   432,646  $   324,818  $   295,915
                                         ===========  ===========  ===========
Cash paid during the period for taxes..  $    14,661  $    10,446  $    12,403
                                         ===========  ===========  ===========

          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash Equivalents and Short-Term Investments

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Similar investments with original maturities beyond three months are considered short-term investments and are carried at cost, which approximates market value.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of Consep, Inc. and its wholly-owned subsidiaries, Pacoast, Inc. (Pacoast), Valley Green Center, Inc., Consep de Mexico, S.A. de C.V. (CdM), Chemfree Environment Inc. (Chemfree), Richard Hunt, Inc., d.b.a. Sierra Ag Chemical (Sierra Ag), Consep GmbH, and Farchan Laboratories, Inc. (Farchan). All significant intercompany transactions and balances have been eliminated in consolidation.

 (c) Accounts Receivable

  Accounts receivable are shown net of allowance for doubtful accounts of $920,785 and $857,775 at December 31, 1997 and 1996, respectively. The Company sells its products through agribusiness distributors, consumer products distributors and retailers and to agricultural growers, primarily in the Central Valley of California. The Company performs continuing credit evaluations of its customers and generally does not require collateral.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

 (e) Property, Plant and Equipment

  Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to twenty years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the term of the related lease.

 (f) Patents, Trademarks, Technology and Registrations

  Patents are amortized over seventeen years, technology over five to ten years, catalog rights over five years, and trademarks and product registrations over their useful lives, all using the straight-line method.

 (g) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized over periods ranging from twenty to twenty-five years using the straight-line method. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through discounted projected future cash flows of the operations or assets from which the goodwill arose. Amortization charged to operations was $114,290, $123,641 and $125,571 for the years ended December 31, 1997, 1996 and 1995, respectively.

                         CONSEP, INC. AND SUBSIDIARIES

 (h) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and has credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Net Loss Per Common Share

  In 1997, the Company adopted Statement of Financial Accounting Standards No.
128. Accordingly, "basic net loss per share" and "dilutive net loss per share" for the year ended December 31, 1997 and for all prior periods presented were computed using the weighted average number of common shares outstanding during each year, with diluted net income per share including the effect of potentially dilutive common shares.

  Potentially dilutive common shares related to stock options are anti-dilutive in a net loss situation and, therefore, were not included in diluted net loss per share in the accompanying financial statements.

 (j) Foreign Currency Translation

  The Canadian dollar is the functional currency of Chemfree, the Company's Canadian subsidiary. Assets and liabilities of Chemfree are translated to U.S. dollars at current exchange rates, and revenues and expenses are translated using weighted average rates of exchange. Adjustments arising from foreign currency translation are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included as a component of other income and expense and arise primarily from U.S.-dollar-based amounts held by Chemfree and Mexican-peso-based amounts held by CdM, the Company's Mexican subsidiary. There are no foreign currency translation effects arising from CdM as the U.S. dollar is the functional currency of this subsidiary.

 (k) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) Reclassifications

  Certain reclassifications have been made in the accompanying consolidated financial statements for 1995 and 1996 to conform with the 1997 presentation.

 (m) Stock Option Plan

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996 the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. As allowed under SFAS No. 123, the Company has continued to apply the provisions of APB Opinion No. 25 and provide pro forma net

                         CONSEP, INC. AND SUBSIDIARIES
income and pro forma earnings per share disclosures for employee stock option grants made in 1994 and 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

(n) Financial Instruments

  The carrying amounts of cash equivalents, short-term investments, trade receivables, accounts payable, customer deposits and short-term borrowings approximate fair value because of the short-term nature of these instruments. The fair market value of the Company's long-term debt approximates its carrying value as the interest rates on borrowings are based on floating rate or the interest rates approximate the current market interest rate.

(2) ACQUISITION

  In February 1995, the Company acquired all of the outstanding capital stock of Farchan, a Florida-based specialty chemicals manufacturer which is currently supplying pheromones, a major raw material used in the Company's proprietary products, to the Company. The purchase price of the acquisition was approximately $589,000, consisting of 171,671 shares of the Company's common stock valued at $354,000, a non-competition agreement with the former majority shareholder of Farchan valued at approximately $161,000, and direct costs of the acquisition of approximately $74,000.

  Pursuant to the Agreement and Plan of Merger, the Company covenants that the 171,671 shares issued to effect the merger (the "Original Shares") will have an aggregate market value of at least $1 million (the "Guaranteed Value") for at least three consecutive trading days during the period from February 1, 1997 to January 31, 1998. If the Original Shares do not reach the Guaranteed Value during the period specified, then the following shall apply: (i) if as of January 31, 1998, the Original Shares have an aggregate market value of less than the Guaranteed Value but more than $950,000, then the Company shall issue additional shares of its common stock to the extent necessary to make the aggregate value of the Original Shares, plus the additional shares, equal to $1 million; (ii) if as of January 31, 1998, the Original Shares have an aggregate market value of less than $950,000 but more than $500,000, then the Company shall, at the Company's option, either (a) issue additional shares of its common stock, up to a maximum of 171,670 additional shares, to the extent necessary to make the aggregate value of the Original Shares, plus the additional shares, equal to $1 million, or (b) deliver the acquired Farchan shares to the previous Farchan shareholders in exchange for the Original Shares; (iii) if as of January 31, 1998, the Original Shares have an aggregate market value of less than $500,000, then either (a) the Company shall issue an additional 171,670 shares of its common stock to the previous Farchan shareholders, or (b) if the Company does not elect to deliver such additional shares by February 15, 1998, then the previous Farchan shareholders shall have the option to elect between the remedies provided in (ii)(a) and (ii)(b) above. Such election by the previous Farchan shareholders must occur before March 1, 1998. Pursuant to this agreement the Company issued an additional 171,671 shares on February 12, 1998 to conclude this transaction and preclude any future obligations.

  The aggregate purchase price, less the fair market value of net assets acquired of approximately $482,000, has been recognized as goodwill and is being amortized over 20 years on a straight-line basis. The operating results of Farchan are included in the Company's consolidated results from February 1, 1995.

  The above acquisition was accounted for as a purchase.

                         CONSEP, INC. AND SUBSIDIARIES

(3) INVENTORIES

  Inventories consist of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Raw materials......................................... $1,998,509 $2,196,006
   Work in process.......................................        --      44,963
   Finished goods--proprietary...........................  4,640,578  3,528,880
   Finished goods--distribution..........................  3,227,485  2,717,836
                                                          ---------- ----------
                                                           9,866,572  8,487,685
       Less reserve for obsolescence.....................    550,428    493,979
                                                          ---------- ----------
                                                          $9,316,144 $7,993,706
                                                          ========== ==========

(4) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
   Land................................................... $  872,986 $  502,481
   Buildings..............................................  2,397,184  1,308,625
   Machinery and equipment................................  3,538,533  2,860,568
   Furniture and fixtures.................................  1,203,284  1,088,977
   Vehicles...............................................  1,082,250    927,892
   Leasehold improvements.................................    124,615    314,876
                                                           ---------- ----------
                                                            9,218,852  7,003,419
       Less accumulated depreciation and amortization.....  3,698,212  2,982,963
                                                           ---------- ----------
                                                           $5,520,640 $4,020,456
                                                           ========== ==========

(5) INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                             DECEMBER 31,
                                                         ---------------------
                                            USEFUL LIVES    1997       1996
                                            ------------ ---------- ----------
   Patents, technology and trademarks......  5--20 years $1,011,483 $  928,939
   Product registrations................... 10--20 years    891,564    798,466
   Other...................................  3--10 years    462,886    436,946
                                                         ---------- ----------
                                                          2,365,933  2,164,351
   Less accumulated amortization...........                 846,589    619,105
                                                         ---------- ----------
                                                         $1,519,344 $1,545,246
                                                         ========== ==========

                         CONSEP, INC. AND SUBSIDIARIES

(6) BANK LINES

  In December 1997, the Company renewed its $7.5 million bank line of credit which matures December 10, 1998 and is secured by substantially all of the Company's current assets. Maximum borrowings under the credit line cannot exceed 70% of eligible accounts receivable and between 40% and 50% of eligible inventory from certain of the Company's distribution operations. Interest is payable monthly at the bank's prime rate (8.50% at December 31, 1997) plus 1.5%. At December 31, 1997, the Company had approximately $1.5 million outstanding under this line.

  In addition to the $7.5 million bank line of credit, the Company's Chemfree subsidiary has a working capital bank line of credit of approximately $37,000. Interest is payable monthly at the bank's prime rate (6.00% at December 31, 1997) plus 2.0%. At December 31, 1997, there was approximately $14,000 outstanding under this line.

  Under the terms of the $7.5 million credit agreement, the Company is required to maintain certain financial ratios and other financial conditions. At December 31, 1997, $1,479,000 was outstanding under this line of credit and the Company was not in complete compliance with the financial covenants. The Company has obtained a waiver of compliance for the quarter ended December 31, 1997.

(7) NOTES PAYABLE

  Notes payable consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
   Mortgages payable at interest rates ranging from prime
    plus 1.5% to 8.85%, secured, payable in monthly
    installments through June, 2007......................  $1,682,530 $  595,160
   Various notes payable at interest rates ranging from
    6.9% to 12.9%, secured by equipment and vehicles,
    payable in monthly installments with various maturity
    dates through July, 2002.............................     463,236    411,122
   Notes payable at interest rates of prime plus 1.5%,
    secured by substantially all of the Company's current
    assets with the outstanding balances at December 31,
    1997 reducing the amount available under the $7.5
    million bank line of credit, payable in monthly
    installments through July, 2000......................     357,709    206,042
   Notes payable at an interest rate of 10%, unsecured,
    payable upon demand..................................      21,917     39,917
   Notes payable to former shareholders of Sierra Ag and
    Farchan, interest ranging from 8% to 9%, payable
    semi-monthly or in annual installments with maturity
    dates through 2000 (The former shareholders of Sierra
    Ag and Farchan are currently employed by those
    subsidiaries.).......................................     135,793    214,133
                                                           ---------- ----------
                                                            2,661,185  1,466,374
   Less current maturities...............................     527,625    312,821
                                                           ---------- ----------
       Notes payable, excluding current maturities.......  $2,133,560 $1,153,553
                                                           ========== ==========

  The aggregate maturities of notes payable for the five years ending after December 31, 1997 are as follows: 1998--$527,625; 1999--$455,478; 2000--
$347,397; 2001--$195,609; and 2002--$180,922.

                         CONSEP, INC. AND SUBSIDIARIES

(8) SHAREHOLDERS' EQUITY

 (a) Common Stock

  In October 1995, the Company completed a secondary public offering of its common stock. This offering resulted in net proceeds to the Company of approximately $3.1 million upon the sale of 1,100,000 shares of common stock.

  In October 1996, the Company completed a follow-on public offering of its common stock. This offering resulted in net proceeds to the Company of approximately $4.6 million upon the sale of 1,755,563 shares of common stock.

 (b) Stock Option Plans

  Under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), options may be granted to employees and certain other individuals to purchase a maximum of 339,267 shares of common stock. Both incentive and nonqualified stock options may be granted under the 1992 Plan. Options granted pursuant to the 1992 Plan become exercisable in various increments determined at the time of grant and generally expire ten years from the date of grant.

  Under the Company's 1993 Stock Incentive Plan (the "1993 Plan"), options may be granted to employees and certain other individuals to purchase a maximum of 370,000 shares of common stock. Both incentive and nonqualified stock options may be granted under the 1993 Plan. Options granted pursuant to the 1993 Plan become exercisable in various increments determined at the time of grant and generally expire ten years from the date of grant.

  Under the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Director Plan"), options are automatically granted to certain nonemployee directors immediately following the Company's annual shareholders' meetings. Annually, each eligible nonemployee director receives an option to purchase 2,000 shares of the Company's common stock under the 1993 Director Plan. Options granted under the 1993 Director Plan are exercisable upon grant and expire ten years from date of grant. The annual number of shares of common stock for which options may be granted under the 1993 Director Plan is limited to 24,000.

  Under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), options may be granted to employees and certain other individuals to purchase a maximum of 300,000 shares of common stock. Both incentive and nonqualified stock options may be granted under the 1997 Plan. Options granted pursuant to the 1997 Plan become exercisable in various increments determined at the time of grant and generally expire ten years from the date of grant. In February 1998, the Company's Board of Directors authorized an amendment to the 1997 Plan, subject to shareholder approval, whereby the number of shares reserved for future issuance under the 1997 Plan was increased by 300,000.

  At December 31, 1997, the Company has reserved an aggregate of 980,756 of its common stock for future issuance upon exercise of stock options pursuant to the 1992 Plan, the 1993 Plan, the 1993 Director Plan and the 1997 Plan. Options under the Company's four plans specified above are generally granted at no less than the market value of the Company's common stock at the date of grant.

                         CONSEP, INC. AND SUBSIDIARIES

  Stock options outstanding and transactions involving the Company's stock option plans are summarized as follows:

                                                         AGGREGATE    EXERCISE
                                                          EXERCISE   PRICE PER
                                                NUMBER     PRICE       SHARE
                                                -------  ----------  ----------
   Balance at December 31, 1994................ 429,729  $  891,591  $0.25-5.25
     Options granted........................... 140,749     406,591   2.63-3.00
     Options canceled..........................  (7,900)    (22,550)  2.25-3.25
     Options exercised......................... (34,213)    (58,639)  0.25-2.25
                                                -------  ----------  ----------
   Balance at December 31, 1995................ 528,365  $1,216,993  $0.25-5.25
     Options granted........................... 181,566     589,599   2.25-4.25
     Options canceled.......................... (92,200)   (288,702)  1.75-5.25
     Options exercised......................... (85,698)   (153,543)  0.25-3.25
                                                -------  ----------  ----------
   Balance at December 31, 1996................ 532,033  $1,364,347  $0.25-4.63
     Options granted........................... 235,626     367,439   1.50-3.25
     Options canceled.......................... (16,000)    (46,850)  2.25-3.25
     Options exercised.........................  (4,400)     (1,100)  0.25-0.25
                                                -------  ----------  ----------
   Balance at December 31, 1997................ 747,259  $1,683,836  $0.50-4.63
                                                =======  ==========  ==========

  At December 31, 1997, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.50-$4.63 and 7.84 years, respectively. At December 31, 1997 and 1996, the number of options exercisable was 384,312 and 280,712, respectively, and the weighted average exercise price of those options was $2.35 and $2.06, respectively.

  The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss and loss per share would have been increased to the pro forma amounts indicated in the table below:

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1997         1996         1995
                                         -----------  -----------  -----------
   Net loss--as reported...............  $(1,822,021) $(2,482,887) $(1,286,479)
   Net loss--pro forma.................   (1,857,419)  (2,577,593)  (1,324,853)
   Net loss per share--basic and dilut-
    ed--as reported....................  $     (0.19) $     (0.31) $     (0.19)
   Net loss per share--basic and dilut-
    ed--pro forma......................        (0.20)       (0.32)       (0.20)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                DECEMBER 31,
                                                             -------------------
                                                              1997    1996
                                                             ------- -------
   Expected dividend yield..................................   0.00%   0.00%
   Expected stock price volatility..........................  94.63%  92.15%
   Risk-free interest rate..................................   5.56%   5.57%
   Expected life of options................................. 7 years 7 years

  The weighted average fair value of options granted during 1997 and 1996 is $1.56 and $3.25 per share, respectively.

                         CONSEP, INC. AND SUBSIDIARIES

(C) STOCK WARRANTS

  In 1988, the Company issued warrants for $250,000 to purchase 28,571 shares of its preferred stock. The warrants carry a mandatory repurchase element which converts to term debt if the Company is unable to meet the repurchase schedule. The repurchase price of the warrants exceeded the initial issuance price, therefore, the difference has been accreted to additional paid-in capital over the term of the warrants. As of December 31, 1997, the Company has repurchased 25,571 of these warrants. The remaining 3,000 warrants, which were converted into warrants to purchase common stock in conjunction with the Company's IPO in February 1994, carry an exercise price of $6.50 per share and are required to be repurchased by the Company in April 1999 for $19,500.

  The Company has also issued warrants to purchase 48,000 shares of its preferred stock, which were converted into warrants to purchase 48,000 shares of the Company's common stock upon the closing of the Company's February 1994 IPO. The exercise price of these warrants is $6.25 per share. Warrants to purchase 19,200 shares of the Company's common stock expired unexercised on February 1, 1995. Of the remaining warrants to purchase 28,800 shares of the Company's common stock, 16,000 expire October 20, 1999 and 12,800 expire February 1, 2000. All such remaining warrants were exercisable as of December 31, 1997.

  In December 1993, the Company issued warrants to purchase 50,001 shares of its common stock at an exercise price of $6.00 per share. These warrants were issued in conjunction with a $3 million loan commitment provided by certain of the Company's shareholders. The loan commitment expired unused upon the closing of the Company's IPO in February 1994. The warrants, all of which were outstanding and none of which had been exercised as of December 31, 1997, expire December 20, 1998.

  In October 1996, the Company issued warrants to purchase 175,556 shares of common stock to an investment banking firm in connection with underwriting services rendered to the Company with respect to its follow-on public offering in October 1996. These warrants carry an exercise price of $3.60 per share and expire October 23, 2001. These warrants became exercisable on October 23, 1997 and all were outstanding and none had been exercised as of December 31, 1997.

(D) EMPLOYEE STOCK PURCHASE PLAN

  During 1995, the Company established an employee stock purchase plan (the "Plan") whereby eligible employees are able to purchase shares of the Company's common stock at prices no less than 85% of the fair market value of the Company's common stock determined at certain specified dates. At December 31, 1997, the Company has reserved 150,000 shares of its common stock for issuance under the Plan. During 1997 and 1996, 24,548 and 20,405 shares, respectively, were purchased pursuant to the Plan. During 1995, there were no shares purchased under this plan.

                         CONSEP, INC. AND SUBSIDIARIES

(9) INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Deferred tax assets:
     Inventories...................................... $ 1,091,000  $   707,000
     Allowance for doubtful accounts..................     163,000      206,000
     Tax credit carryforwards.........................     291,000      283,000
     Net operating loss carryforwards.................   8,498,000    8,459,000
     Valuation allowance..............................  (9,820,000)  (9,256,000)
     Other............................................     186,000      106,000
                                                       -----------  -----------
       Total deferred tax assets......................     409,000      505,000
                                                       -----------  -----------
   Deferred tax liabilities:
     Tax basis depreciation and amortization..........     409,000      505,000
                                                       -----------  -----------
       Total deferred tax liabilities.................     409,000      505,000
                                                       -----------  -----------
       Net deferred tax assets........................ $       --   $       --
                                                       ===========  ===========

  The valuation allowance for deferred tax assets as of January 1, 1996 was $8,209,500. The net change in total valuation allowance for the years ended December 31, 1997 and 1996 was an increase of $564,000 and $1,046,500, respectively.

  The provision for income taxes differs from the "expected" tax benefit (computed by applying the federal statutory income tax rate to net loss before taxes) as follows:

                                                                   DECEMBER
                                                                      31,
                                                                   -----------
                                                                   1997   1996
                                                                   ----   ----
   Expected statutory federal tax benefit......................... (34)%  (34)%
   Change in valuation allowance..................................  35     42
   State income tax, net of federal...............................  (5)    (5)
   Expiration of state net operating losses.......................   4    --
   Other.......................................................... --      (3)
                                                                   ---    ---
   Effective tax rate............................................. --  %  --  %
                                                                   ===    ===

                         CONSEP, INC. AND SUBSIDIARIES

  The Company has available at December 31, 1997 unused investment credits, research and development tax credits, and operating loss carryforwards, which may reduce taxable income in future periods and expire as follows:

                                 STATE                   FEDERAL
                             ------------- ------------------------------------
                                                       RESEARCH
                               OPERATING                  AND       OPERATING
    YEAR OF                      LOSS      INVESTMENT DEVELOPMENT     LOSS
   EXPIRATION                CARRYFORWARDS  CREDITS     CREDITS   CARRYFORWARDS
   ----------                ------------- ---------- ----------- -------------
     1998...................  $1,244,000    $   --     $    --     $       --
     1999...................   1,035,000        600      18,000      1,358,000
     2000...................     180,000     14,000      50,000      1,696,000
     2001...................     388,000      3,600      31,000        971,000
     2002...................         --         --          --         789,000
     2003...................     278,000        --          --       1,076,000
     2004...................   1,028,000        --          --       1,240,000
     2005...................     603,000        --       39,000        484,000
     2006...................     417,000        --       16,000      1,614,000
     2007...................     784,000        --       39,000      2,776,000
     2008...................   1,219,000        --          --       4,074,000
     2009...................   1,133,000        --       43,000      3,471,000
     2010...................     200,000        --       10,000        710,000
     2011...................     430,000        --       37,000      1,435,000
     2012...................         --         --        8,000            --
                              ----------    -------    --------    -----------
                              $8,939,000    $18,200    $291,000    $21,694,000
                              ==========    =======    ========    ===========

  In addition, the Company has available a combined foreign net operating loss carryforward of approximately $1,592,000 in Austria, Canada and Mexico which will expire in various years.

  A provision of the Tax Reform Act of 1986 required the utilization of net operating losses and credits be limited when there is a change of more than 50% in ownership of the Company. Such a change occurred with the sales of stock in 1988, 1989, 1992 and 1996. Accordingly, the utilization of the net operating loss carryforwards generated from periods prior to March 25, 1988, the period March 26, 1988 to November 14, 1989, the period November 15, 1989 to July 15, 1992 and the period July 16, 1992 to October 29, 1996 is limited; the amounts subject to the limitation are approximately $4,200,000, $1,500,000, $5,000,000 and $10,700,000, respectively.

(10) EMPLOYEE SAVINGS PLAN

  The Company sponsors a defined contribution plan (the "Plan") covering all full-time domestic employees. Employees may contribute up to 15% of their compensation to the Plan. The Company may also make discretionary contributions to the Plan for the benefit of all eligible employees. Company matching contributions vest over six years.

(11) LEASES

  The Company leases certain assets under various capital leasing arrangements. Included in property, plant and equipment in the accompanying consolidated balance sheets are $146,235 and $128,810 of assets under capital lease at December 31, 1997 and 1996, respectively, net of related accumulated amortization of $67,164 and $67,910, respectively.

                         CONSEP, INC. AND SUBSIDIARIES

  Capital lease obligations are summarized as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997    1996
                                                              ------- -------
   Leases of certain manufacturing equipment with lease
    periods expiring through February 2000, with interest
    ranging from 15.0% to 35.0%.............................. $46,206 $49,650
   Lease of certain office and computer equipment with lease
    period expiring in March 1997, at interest of 13.7%......     --    2,235
                                                              ------- -------
   Total obligations under capital lease.....................  46,206  51,885
     Less current portion....................................  31,647  34,369
                                                              ------- -------
   Obligations under capital lease, less current portion..... $14,559 $17,516
                                                              ======= =======

  During February 1994, the Company sold and leased back the Company's headquarters building. The selling price was $1,250,000 and the lease term for the lease-back is ten years. The sale/lease-back transaction resulted in a deferred gain of approximately $396,000, which was being amortized as an offset to operating expenses over the term of the lease on a straight-line basis. The lease included annual payments of approximately $140,000 for the initial three years of the lease, with three percent increases in years four, seven and ten of the lease. In June 1997, the Company re-purchased the facility for approximately $1,500,000 and the remaining deferred gain of approximately $195,000 was applied against the purchase price of the facility.

  The Company also leases certain office and operating facilities, and certain other equipment under operating leases with remaining terms ranging from one to five years. Rental expense for all operating leases, net of the deferred gain amortization related to the sale/lease-back transaction discussed above, amounted to $234,699, $288,685 and $296,369 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Minimum lease payments under leases expiring subsequent to December 31, 1997 with original terms of one year or more are as follows:

                                                              CAPITAL  OPERATING
   YEAR ENDING DECEMBER 31,                                   LEASES    LEASES
   ------------------------                                   -------  ---------
     1998.................................................... $36,792  $130,574
     1999....................................................  12,192    97,835
     2000....................................................   4,141    30,683
     2001....................................................     --     22,232
     2002....................................................     --        103
                                                              -------  --------
       Total minimum lease payments..........................  53,125  $281,427
                                                                       ========
     Less amount representing interest.......................  (6,919)
                                                              -------
       Present value of net minimum lease payments........... $46,206
                                                              =======

(12) COMMITMENTS

  In November 1993, the Company entered into a License Agreement ("the Agreement") with Bend Research, Inc. ("Bend Research") whereby the Company will fund certain research performed by Bend Research and will obtain exclusive licenses to sell products utilizing the technology developed through the research provided under the Agreement. Under the terms of the Agreement, the Company is to fund a minimum of $600,000 of research annually through the term of the Agreement, which is twenty years. The Agreement can be terminated upon 60 days prior notice by the Company. Bend Research invoiced the Company $78,011,

                         CONSEP, INC. AND SUBSIDIARIES

$246,804 and $375,565 for research and development work performed during the years ended December 31, 1997, 1996 and 1995, respectively. Payments by the Company to Bend Research for research and development services provided to the Company totaled $77,673 in 1997, which amount has been acknowledged by Bend Research to satisfy the Company's obligation to Bend Research for research and development services. For certain products sold by the Company utilizing technology provided under the Agreement, the Company is required to pay royalties to Bend Research based upon a percentage of product margins attributable to the provided technology as defined in the Agreement. During January 1995, royalties for the term of the Agreement related to certain products incorporating technology provided by Bend Research were prepaid by the Company. Such prepaid royalties totaled $121,000 and are being amortized as the related products are sold by the Company. In addition, Bend Research and the Company agreed to reduce the annual commitment described above from $600,000 to $191,500 in 1996 and from $600,000 to $125,000 in 1997. During
1998, the annual commitment was waived with no minimum requirement. For years subsequent to 1998, the $600,000 annual commitment will again be in effect.

  The Company was incorporated by Bend Research in 1984. Bend Research owns less than 5% of the Company's common stock as of December 31, 1997. Walter C. Babcock, the President, Chief Executive Officer, and Chairman of the Board of Bend Research, is also a director of the Company and serves on the Company's Scientific Advisory Board. Dr. Babcock is also a shareholder of Bend Research and the Company. Volker G. Oakey, the President, Chief Executive Officer, and Chairman of the Board of the Company is also a director of Bend Research and is a shareholder of the Company.

  In April 1996, the Company entered into a five-year purchase agreement with a supplier in exchange for exclusive selling rights to this product in the United States, Canada and Mexico. The agreement requires the Company to purchase approximately $200,000 per year of this product for five years. The agreement automatically renews every three years thereafter for an additional three-year term.

  During October 1994, the Company entered into a license agreement to make, use, and sell certain consumer products. Pursuant to this license agreement, the Company is required to pay the licensor guaranteed minimum royalties of $25,000 per year through September 1999.

  During 1993, the Company entered into a non-compete agreement with a previous shareholder of a business acquired by the Company. Pursuant to this non-compete agreement, the Company is required to make quarterly payments of $5,000 through January 2000.

(13) CONTINGENCIES

  In October 1996, a building owned by the Company's Farchan subsidiary was destroyed by fire and the Company has not reached a settlement with its former insurance carrier for the claims associated with its additional expenses for outside pheromone purchases. As a result, the Company has filed a lawsuit against the insurance carrier in the United States District Court to recover its claims.

(14) NON-CASH INVESTING AND FINANCING ACTIVITIES

  The following is a summary of non-cash investing and financing activities for the three years ended December 31, 1997, 1996 and 1995:

 December 31, 1997:

  During the year ended December 31, 1997, the Company acquired a building for $1,495,000, of which $1,125,000 was financed by the issuance of a note payable. The Company also acquired vehicles and equipment for $259,371 through the issuance of notes and capital leases payable. In addition, during 1997, the Company wrote down the carrying value of an unfinished specialty chemicals facility held for re-sale by $200,000.

                         CONSEP, INC. AND SUBSIDIARIES

 December 31, 1996:

  During the year ended December 31, 1996, the Company acquired a building for $396,055 and acquired vehicles for $182,045 through the issuance of notes payable. Also, during 1996, the Company converted $499,959 of trade accounts receivable to notes receivable.

 December 31, 1995:

  Effective February 1, 1995, the Company acquired all of the outstanding capital stock of Farchan as follows:

   Fair value of assets acquired................................... $1,135,684
   Issuance of 171,671 shares of the Company's common stock........    354,071
   Issuance of notes payable in conjunction with non-compete
    agreement......................................................    160,816
   Cash paid.......................................................     74,136
                                                                    ----------
     Liabilities assumed .......................................... $  546,661
                                                                    ==========

  During the year ended December 31, 1995, the Company also acquired $103,088 of equipment through the issuance of notes payable.

(15) BUSINESS SEGMENT INFORMATION

  The Company's operations have been classified into three business segments: domestic proprietary products, foreign proprietary products and distribution operations. Proprietary products include products manufactured by the Company, and distribution operations include the distribution and sale of agrichemicals and other agricultural products by the Company's distribution subsidiaries. Proprietary products manufactured by the Company which are sold through the Company's wholly-owned distribution subsidiaries are included in proprietary products in the following table. Summarized financial information by business segment for the years ended December 31, 1997, 1996 and 1995 is as follows:

                             PROPRIETARY PRODUCTS
                            -----------------------  DISTRIBUTION
                             DOMESTIC     FOREIGN    OPERATIONS(1)    TOTAL
                            -----------  ----------  ------------- -----------
DECEMBER 31, 1997:
  Revenues................. $10,351,905  $2,610,677   $26,241,747  $39,204,329
  Cost of revenues.........   6,359,843   1,930,883    21,496,250   29,786,976
  Operating income (loss)..  (2,263,589)   (613,747)    1,013,289   (1,864,047)
  Transfers................   1,918,309   1,454,410           174    3,372,893
  Total assets.............  12,370,484   3,067,331    10,239,745   25,677,560
  Depreciation and
   amortization............     662,221     109,787       399,885    1,171,893
  Capital expenditures.....   2,180,755      60,118       371,510    2,612,383
DECEMBER 31, 1996:
  Revenues................. $ 8,431,056  $1,987,476   $22,810,697  $33,229,229
  Cost of revenues.........   5,278,965   1,406,346    18,556,675   25,241,986
  Operating income (loss)..  (2,654,365)   (839,605)      975,997   (2,517,973)
  Transfers................   1,414,402     231,003         3,925    1,649,330
  Total assets.............  11,764,452   3,374,907     8,271,862   23,411,221
  Depreciation and
   amortization............     610,226      89,612       372,087    1,071,925
  Capital expenditures.....   1,245,375      91,024       304,616    1,641,015
DECEMBER 31, 1995:
  Revenues................. $ 7,611,108  $1,774,004   $21,458,622  $30,843,734
  Cost of revenues.........   4,467,421   1,011,406    17,615,237   23,094,064
  Operating income (loss)..  (1,866,238)    (29,204)      589,306   (1,306,136)
  Transfers................   1,093,833      99,644         3,957    1,197,434
  Total assets.............  10,395,536   2,486,026     8,677,012   21,558,574
  Depreciation and
   amortization............     414,909      82,282       384,593      881,784
  Capital expenditures.....     398,247      34,864       147,382      580,493

--------
(1) The distribution operations business segment consists only of domestic distribution operations.

                         CONSEP, INC. AND SUBSIDIARIES

  During the years ended December 31, 1997, 1996 and 1995, export sales of the Company's proprietary products and sales of proprietary products occurring outside of the United States totaled $3,332,346, $2,522,164 and $2,217,266, respectively.

(16) VALUATION AND QUALIFYING ACCOUNTS

                                        ADDITIONS
                             BALANCE AT CHARGED TO                    BALANCE AT
                             BEGINNING  COSTS AND                        END
                             OF PERIOD   EXPENSES  DEDUCTIONS   OTHER OF PERIOD
                             ---------- ---------- ----------   ----- ----------
YEAR ENDED DECEMBER 31,
 1997:
  Allowance for doubtful
   accounts.................  $857,775   228,144    165,134(1)   --    920,785
  Inventory valuation
   reserve..................   493,979   275,428    218,979(2)   --    550,428
  Product warranty reserve..     7,834    94,469     87,202(3)   --     15,101
YEAR ENDED DECEMBER 31,
 1996:
  Allowance for doubtful
   accounts.................  $834,128    40,171     16,524(1)   --    857,775
  Inventory valuation
   reserve..................   261,883   383,307    151,211(2)   --    493,979
  Product warranty reserve..    58,292    52,329    102,787(3)   --      7,834
YEAR ENDED DECEMBER 31,
 1995:
  Allowance for doubtful
   accounts.................  $681,198   164,544     11,614(1)   --    834,128
  Inventory valuation
   reserve..................   227,239   148,042    113,398(2)   --    261,883
  Product warranty reserve..    82,179    83,494    107,381(3)   --     58,292

--------
(1) Deductions primarily represent accounts written off during the period.
(2) Deductions primarily represent inventory scrapped during the period.
(3) Deductions primarily represent warranty credits given to customers for products returned under warranty.

                         CONSEP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     JUNE 30,    DECEMBER 31,
                                                       1998          1997
                                                   ------------  ------------
                                                   (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents....................... $    437,576  $  1,615,773
  Short-term investments..........................       68,334        69,334
  Accounts receivable, net........................    9,926,168     4,733,525
  Other receivables...............................      489,470       458,283
  Inventories, net (note 2).......................    9,987,821     9,316,144
  Prepaid expenses................................      484,994       372,023
                                                   ------------  ------------
    Total current assets..........................   21,394,363  $ 16,565,082
Property, plant and equipment, net................    5,680,683     5,520,640
Notes receivable and other assets.................       60,571        57,620
Intangible assets, net............................    1,447,379     1,519,344
Goodwill, net.....................................    1,957,811     2,014,874
                                                   ------------  ------------
    Total assets.................................. $ 30,540,807  $ 25,677,560
                                                   ============  ============
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank lines (note 3)............................. $  3,975,000  $  1,492,973
  Accounts payable................................    7,324,376     4,581,462
  Current portion of notes payable and leases
   payable........................................      495,897       559,272
  Accrued liabilities.............................    1,365,015       925,568
  Customer deposits...............................      171,575       734,148
                                                   ------------  ------------
    Total current liabilities.....................   13,331,863     8,293,423
Notes and leases payable, excluding current
 maturities.......................................    2,042,051     2,148,119
Mandatory stock warrant obligation................       19,500        19,500
                                                   ------------  ------------
    Total liabilities.............................   15,393,414    10,461,042
                                                   ------------  ------------
Shareholders' equity:
  Common stock....................................       96,577        94,602
  Additional paid-in capital......................   44,226,742    44,313,127
  Accumulated deficit.............................  (29,117,120)  (29,177,621)
  Foreign currency translation adjustment.........      (58,806)      (13,590)
                                                   ------------  ------------
    Total shareholders' equity....................   15,147,393    15,216,518
    Total liabilities and shareholders' equity.... $ 30,540,807  $ 25,677,560
                                                   ============  ============

          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                      SIX MONTHS ENDED JUNE
                                                               30,
                                                     ------------------------
                                                        1998         1997
                                                     -----------  -----------
Revenues............................................ $22,777,724  $24,605,875
Cost of revenues....................................  16,922,542   17,739,937
                                                     -----------  -----------
    Gross margin....................................   5,855,182    6,865,938
                                                     -----------  -----------
Operating expenses (note 4):
  Research and development..........................     824,808      614,116
  Selling, general and administrative...............   4,763,350    5,427,297
                                                     -----------  -----------
    Total operating expenses........................   5,588,158    6,041,413
                                                     -----------  -----------
Operating income....................................     267,024      824,525
                                                     -----------  -----------
Other income (expense):
  Interest expense..................................    (291,639)    (170,703)
  Interest income...................................      63,207       51,997
  Other, net........................................      21,909      208,184
                                                     -----------  -----------
    Net other income (loss).........................    (206,523)      89,478
                                                     -----------  -----------
    Net income...................................... $    60,501  $   914,003
                                                     ===========  ===========
Basic and diluted net income per share (note 5)..... $      0.01  $      0.10
                                                     ===========  ===========
Weighted average number of shares used in the
 computation of (note 5):
  Basic earnings per share..........................   9,606,574    9,443,793
                                                     ===========  ===========
  Diluted earnings per share........................   9,639,608    9,543,889
                                                     ===========  ===========



          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                           PREFERRED                                                  FOREIGN
                             STOCK       COMMON STOCK    ADDITIONAL                  CURRENCY       TOTAL
                         ------------- -----------------   PAID-IN    ACCUMULATED   TRANSLATION SHAREHOLDERS'
                         SHARES AMOUNT  SHARES   AMOUNT    CAPITAL      DEFICIT     ADJUSTMENT     EQUITY
                         ------ ------ --------- ------- -----------  ------------  ----------- -------------
Balance at December 31,
 1997...................  --     $--   9,460,151 $94,602 $44,313,127  $(29,177,621)  $(13,590)   $15,216,518
 Additional shares
  issued under Farchan
  merger agreement......  --      --     171,671   1,717      (1,717)          --         --             --
 Exercise of stock
  options...............  --      --      12,000     120      44,880           --         --          45,000
 Additional costs
  related to the
  acquisition of Sierra
  Ag....................  --      --         --      --     (150,000)          --         --        (150,000)
 Common stock issued
  under Employee Stock
  Purchase Plan.........  --      --      13,842     138      20,452           --         --          20,590
 Foreign currency
  translation
  adjustment............  --      --         --      --          --            --     (45,216)       (45,216)
 Net income.............  --      --         --      --          --         60,501        --          60,501
                          ---    ----  --------- ------- -----------  ------------   --------    -----------
Balance at June 30,
 1998...................  --     $--   9,657,664 $96,577 $44,226,742  $(29,117,120)  $(58,806)   $15,147,393
                          ===    ====  ========= ======= ===========  ============   ========    ===========




          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                       SIX MONTHS ENDED JUNE
                                                                30,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
OPERATING ACTIVITIES:
Net income..........................................  $    60,501  $   914,003
Adjustments to reconcile net income to net cash used
 in operating activities:
  Depreciation and amortization.....................      635,647      574,015
  Provision for bad debts...........................      188,842       72,038
  Inventory reserve.................................       75,113       61,077
  (Gain) loss on disposal of equipment..............        6,636         (362)
  Other non-cash items..............................       47,651      184,102
  Changes in assets and liabilities, net of amounts
   acquired:
    Short-term investments..........................        1,000          500
    Accounts receivable.............................   (5,413,684)  (6,379,108)
    Other receivables...............................      (31,187)    (388,664)
    Inventories.....................................     (761,571)  (2,186,403)
    Prepaid expenses................................     (114,138)     555,944
    Accounts payable................................    2,773,746    3,125,248
    Accrued liabilities.............................      440,400      458,091
    Other assets....................................        1,263        6,461
    Customer deposits...............................     (562,574)    (185,346)
                                                      -----------  -----------
      Net cash used in operating activities.........   (2,652,355)  (3,188,404)
                                                      -----------  -----------
INVESTING ACTIVITIES:
Acquisition of intangible assets....................      (67,152)     (39,920)
Acquisition of property, plant and equipment........     (575,107)    (934,047)
Additional costs related to acquisitions of
 subsidiaries.......................................     (177,744)         --
Net proceeds from sale of property, plant and
 equipment..........................................        5,500          --
(Increase) decrease in notes receivable, net of
 payments received..................................       (5,428)      51,216
                                                      -----------  -----------
      Net cash used in investing activities.........     (819,931)    (922,751)
                                                      -----------  -----------
FINANCING ACTIVITIES:
Increase in bank lines..............................    2,482,017    4,414,340
Increase in notes payable...........................       75,000      250,000
Principal payments on notes payable and capital
 lease obligations..................................     (300,918)    (196,228)
Proceeds from sale of common stock, net.............       65,590       31,819
                                                      -----------  -----------
      Net cash provided by financing activities.....    2,321,689    4,499,931
                                                      -----------  -----------
Effect of exchange rate changes on cash and cash
 equivalents........................................      (27,600)          54
                                                      -----------  -----------
      Net increase (decrease) in cash and cash
       equivalents..................................   (1,178,197)     388,830
Cash and cash equivalents at beginning of period....    1,615,773    2,443,508
                                                      -----------  -----------
Cash and cash equivalents at end of period..........  $   437,576  $ 2,832,338
                                                      ===========  ===========

          See Accompanying Notes to Consolidated Financial Statements.

                         CONSEP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1997, as included in the Company's 1997 Annual Report to Shareholders.

NOTE 2--INVENTORIES

  Inventories, stated at the lower of cost or market, consist of:

                                                          JUNE 30,  DECEMBER 31,
                                                            1998        1997
                                                         ---------- ------------
   Raw materials........................................ $2,024,768  $1,998,509
   Finished goods--proprietary..........................  4,595,788   4,640,578
   Finished goods--distribution.........................  3,953,069   3,227,485
                                                         ----------  ----------
                                                         10,573,625   9,866,572
   Less reserve for obsolescence........................    585,804     550,428
                                                         ----------  ----------
                                                         $9,987,821  $9,316,144
                                                         ==========  ==========

NOTE 3--BANK LINES

  The Company has operated under a $7.5 million bank line of credit which matures in December 1998 and is secured by substantially all of the Company's current assets. Maximum borrowings under the credit line cannot exceed 70% of eligible accounts receivable and between 40% and 50% of eligible inventory from certain of the Company's distribution operations. Under the terms of the credit agreement, the Company is required to maintain certain financial ratios and other financial conditions. At June 30, 1998, $3,975,000 was outstanding under this line of credit and the Company was not in compliance with the tangible net worth, the debt to tangible net worth ratio and the quick ratio covenants. The Company has obtained a waiver of compliance for the quarter ended June 30, 1998. In connection with the Bank's waiver, the line of credit has been reduced to $5.0 million from the $7.5 million originally available.

NOTE 4--OPERATING EXPENSES

  Research and development and selling, general and administrative expenses are allocated to the Company's proprietary product operations. Distribution expenses consist entirely of selling, general and administrative costs of the Company's distribution operations.

NOTE 5--NET INCOME PER COMMON SHARE

  For the six months ended June 30, 1998 and 1997, basic net income per common share is based upon the weighted average number of common shares outstanding during each period, with diluted net income per share including the effect of potentially dilutive common shares.

                         CONSEP, INC. AND SUBSIDIARIES

NOTE 6--COMPREHENSIVE INCOME

  During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income and its components. The following is a reconciliation of net income to comprehensive income:

                                                           SIX MONTHS ENDED
                                                           ------------------
                                                           JUNE 30,  JUNE 30,
                                                             1998      1997
                                                           --------  --------
   Net income............................................. $60,501   $914,003
   Other comprehensive income (loss), net of tax Foreign
    currency translation adjustments...................... (45,215)   (10,272)
                                                           -------   --------
   Comprehensive income................................... $15,286   $903,731
                                                           =======   ========

NOTE 7--SUPPLEMENTAL STATEMENTS OF CASH FLOW DISCLOSURES

  Cash paid for interest and income taxes was as follows:

        SIX MONTHS ENDED                                                               INCOME
            JUNE 30,                        INTEREST                                    TAXES
        ----------------                    --------                                   ------
          1998                              $289,601                                   $ 5,062
          1997                              $172,392                                   $11,844

  Following is a summary of non-cash investing and financing activities of the Company for the six months ended June 30, 1998 and 1997:

    During the six months ended June 30, 1998, the Company acquired vehicles for $55,455 through the issuance of notes payable.

    During the six months ended June 30, 1997, the Company acquired equipment and vehicles for $178,393 through the issuance of notes and leases payable. In June 1997, the Company completed the purchase of its headquarters and manufacturing facility which was partially financed by a $1,125,000 note payable to a bank.

    In addition, as a result of the Company's intention to sell its unfinished specialty chemicals manufacturing plant in Alachua, Florida, the Company recorded a $175,000 write down to adjust the facility's carrying value to the estimated fair market value.

NOTE 8--NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Company plans to adopt the statement for the year ended December 31, 1998.

NOTE 9--SUBSEQUENT EVENTS

  On September 8, 1998 the Company entered into an Agreement and Plan of Merger with Verdant Brands, Inc., (formerly Ringer Corporation) providing for the merger of the Company with a wholly-owned subsidiary of Verdant Brands, Inc. in a 0.95 for one stock swap. The proposed merger is subject to, among other things, the approval of Consep's shareholders, the approval of Verdant's shareholders and applicable third-party consents and approvals. The proposed merger is expected to be completed by December 31, 1998.

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated September 8, 1998, (the "AGREEMENT DATE") by and among Verdant Brands, Inc., a Minnesota corporation ("PARENT"), Consep Acquisition, Inc., an Oregon corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Consep, Inc., an Oregon corporation (the "COMPANY").

  WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have determined that it is in the best interests of Company, Parent and Merger Sub and their respective shareholders to consummate the merger of Merger Sub and the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement;

  WHEREAS, as a result of the Merger, all of the outstanding common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK"), will be converted into the right to receive common stock, $.01 par value, of Parent ("PARENT COMMON STOCK");

  WHEREAS Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

  NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Oregon ("OREGON LAW"), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

  1.2 Articles of Merger; Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Oregon and make all other filings or recordings required by Oregon Law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the "EFFECTIVE TIME").

  1.3 Effect of Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Sub, all as provided under Oregon Law.

  1.4 Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at a time and place and by a method mutually agreed to by the parties.

  1.5 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation and bylaws of the Merger Sub as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation, except that Article I of such articles of incorporation shall be amended to read as follows: "The name of the corporation is Consep, Inc."

  1.6 Officers and Directors. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be Stanley Goldberg, Volker G. Oakey and Mark G. Eisenschenk.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  2.1 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

  (a) Exchange Ratio. Subject to the provisions of Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 2.1(b)) shall be converted, subject to the provisions of Section 2.5(e), into the right to receive ninety-five one hundredths (0.95) of one share (the "EXCHANGE RATIO") of Parent Common Stock (such shares of Parent Common Stock being hereinafter referred to as the "MERGER CONSIDERATION").

  (b) Cancellation of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, Merger Sub or the Company or any direct or indirect subsidiary of Parent, Merger Sub or the Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

  (c) Stock of Merger Sub. Each share of common stock, $.01 par value per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

  2.2 Rights of Holders of Company Common Stock. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall, except as provided in Section 2.4(e), be deemed for all purposes to evidence ownership of and to represent the right to receive the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted. The record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Parent may rely conclusively upon the record of shareholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock at the Effective Time.

  2.3 Adjustments to Exchange Ratio. The Exchange Ratio set forth in Section
2.1 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time.

  2.4 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Norwest Bank Minnesota, National Association or such other bank or trust company as may be designated by Parent and as is reasonably acceptable to the Company (the "Exchange Agent") certificates representing the shares of Parent Common Stock issuable pursuant to Section
2.1 (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall hold the Exchange Fund for the benefit of holders of shares of Company Common Stock. The Exchange Agent shall distribute the Exchange Fund pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (other than Dissenting Shares). Except as contemplated by Section 2.4(f), the Exchange Fund shall not be used for any other purpose. Parent shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4(e).

  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a) a letter of transmittal in customary form. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. The Exchange Agent shall accompany the letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article II (after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c). The Exchange Agent shall forthwith cancel the Certificates so surrendered. If there is a transfer of share ownership which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Except as provided in Section 2.4, until surrendered as contemplated by this
Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.4, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.4(c) or 2.4(e).

  (c) Distributions with Respect to Unexchanged Shares. Parent will pay no dividends and make no other distributions with respect to Parent Common Stock with a record date after the Effective Time to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and Parent will make no cash payment in lieu of fractional shares to any such holder pursuant to Section 2.4(e) until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Exchange Agent, on behalf of Parent, shall pay to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(c) or 2.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

  (e) No Fractional Shares.

    (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged for shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the Closing Date.

  (f) Termination of Exchange Fund. The Exchange Agent shall deliver any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for two years after the Effective Time to Parent, upon demand. Any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock.

  (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts, as directed by Parent, on a daily basis. The Exchange Agent shall pay any interest and other income resulting from such investments to Parent.

  (i) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Exchange Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

  2.5 Stock Options.

  (a) Company Stock Options Outstanding. Each option to purchase shares of Company Common Stock (a "COMPANY OPTION") under the Company's 1992 Stock Incentive Plan, 1993 Stock Incentive Plan, 1993 Stock Option Plan for Nonemployee Directors, or 1997 Stock Incentive Plan, each as amended (the "OPTION PLANS"), outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

  (b) Assumption by Parent. At the Effective Time, Parent shall assume each Company Option by virtue of the Merger and without any further action on the part of the Company or the holders thereof. Parent shall assume each such option in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of
Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were
Section 424 of the Code applicable to such Company Option. In the case of any Company Option to which Section 422 of the Code applies, the option price per share, the number of shares purchasable pursuant to such Company Option and the terms and conditions of exercise thereof shall be determined in order to comply with Section 424(a) of the Code.

  (c) Terms of Company Options. From and after the Effective Time, all references to the Company in the Company Options and the related stock option agreements shall be deemed to refer to Parent. After the Effective Time, each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as were in effect under the Company Options and the related option agreements immediately prior to the Effective Time, except that (i) each Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).

  2.6 Warrants.

  (a) Company Warrants Outstanding. Each outstanding warrant to purchase shares of Company Common Stock (a "COMPANY WARRANT") outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time. To the extent permitted by the terms of the Company Warrants, at the Effective Time, Parent shall assume each Company Warrant, by virtue of the Merger and without any further action on the part of the Company or the holders thereof.

  (b) Terms of Company Warrants. To the extent permitted by the terms of the Company Warrants, from and after the Effective Time, all references to the Company in the Company Warrants and the related warrant agreements shall be deemed to refer to Parent. After the Effective Time, each Company Warrant assumed by Parent shall be exercisable upon the same terms and conditions as were in effect under the Company Warrants and the related warrant agreements immediately prior to the Effective Time, except that, to the extent permitted by the terms of the Company Warrants, (i) each Company Warrant shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and (ii) the warrant price per share of Parent Common Stock shall be an amount equal to the warrant price per share of Company Common stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the warrant price per share, as so determined, being rounded upward to the nearest full cent).

  2.7 Notices to Option and Warrant Holders. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option or Company Warrant, an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall notify such holders that the Company Option or Company Warrant, as the case may be, shall continue in effect on the same terms and conditions (including anti-dilution provisions, and subject to the adjustments required by Sections 2.5 and 2.6 after giving effect to the Merger). Parent shall comply with the terms of each Company Option or Company Warrant. Parent shall use reasonable efforts to ensure that each Company Option and Company Warrant, to the extent it qualifies for special Tax treatment prior to the Effective Time (including, without limitation, Section 422 of the Code), shall continue so to qualify after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in Sections 2.5 and 2.6. After the Effective Time (but in no event later than 90 days after the Effective Time), Parent shall file a Registration Statement on Form S-8 with respect to the shares of Parent Common Stock subject to Company Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

                                  ARTICLE III

                        Representations And Warranties
                                Of The Company

  The Company represents and warrants to Parent and Merger Sub that, except as set forth in, and qualified by, the Company disclosure schedules attached to this Agreement (the "COMPANY DISCLOSURE SCHEDULES"), which schedules identify exceptions by specific section reference):

  3.1 Corporate Existence and Power. The Company is a corporation duly organized and existing under the laws of the State of Oregon. The Company has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property it owns or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"). For purposes of this Agreement, a "Company Material Adverse Effect" means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the Company and any of its subsidiaries, taken as a whole, or on the ability of the Surviving Corporation following the Merger to continue the business of the Company and any of its subsidiaries, taken as a whole, substantially as currently conducted or proposed to be conducted, or (ii) a material impairment of the ability of the Company to perform any of its obligations under this Agreement or to consummate the Merger. The Company has delivered to Parent correct and complete copies of the Company's articles of incorporation and bylaws in effect as of the Agreement Date.

  3.2 Subsidiaries. Schedule 3.2 lists each subsidiary of the Company, together with its jurisdiction of incorporation or organization. All outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Company owns all of such shares, free and clear of pledges, claims, Liens, charges, encumbrances, and security interests of any nature whatsoever (each, a "LIEN"). No options, warrants, or other rights to acquire any securities of any type of any of such subsidiaries are outstanding as of the Agreement Date. Except for the capital stock of its subsidiaries and except for ownership interests set forth in Schedule 3.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

  3.3 Corporate Authorization. The Company's execution, delivery, and performance of this Agreement and its consummation of the transactions contemplated hereby are within its corporate powers. Except for approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock required for the Merger, the Company has duly authorized the Merger. The Company has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

  3.4 Governmental Authorization. Except as set forth on Schedule 3.4, the Company's execution, delivery and performance of this Agreement and its consummation of the Merger require no action by, or in respect of, or filing with, any federal, state, local, or foreign governmental body, agency, official, or authority (including courts, administrative agencies, commissions, self-regulatory agencies, or authorities or other governmental authorities or instrumentalities) (each, a "GOVERNMENTAL ENTITY") other than:
(a) filing the Articles of Merger in accordance with Oregon Law; (b) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (c) compliance with the rules or regulations of the NASDAQ National Market; and (d) compliance with the securities laws of various states.

  3.5 Non-Contravention. The Company's execution, delivery, and performance of this Agreement does not, and its consummation of the transactions contemplated hereby will not: (a) contravene or conflict with the articles of incorporation or bylaws of the Company; (b) assuming compliance with the matters referred to in Section 3.4, contravene, conflict with, or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding on or applicable to the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) assuming compliance with the matters set forth in
Section 3.4 constitute a breach, violation, or a default under, or give rise to a right of termination, cancellation, or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of, any agreement, contract, or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect; or (d) result in the creation or imposition of any Lien on any asset of the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.5 sets forth a complete, and correct list of all consents, approvals, and authorizations the Company is required to obtain from any non-Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby, other than those with respect to which the failure of the Company to obtain such consent, approval, or authorization, individually or in the aggregate, would not have a Company Material Adverse Effect.

  3.6 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, 657,601 shares of non-voting common stock, $.01 par value ("NON-VOTING COMMON STOCK") and 3,000,000 shares of preferred stock, $.01 par value ("COMPANY PREFERRED STOCK" and, together with Company Common Stock and the Non-Voting Common Stock, "COMPANY CAPITAL STOCK"). As of the Agreement Date, 9,667,357 shares of Company Common Stock are outstanding and no shares of Non-Voting Common Stock or Company Preferred Stock are outstanding. As of the Agreement Date, Company Options to purchase an aggregate of 735,359 shares of Company Common Stock are outstanding, and Company Warrants to purchase an aggregate of 257,357 shares of Company Common Stock are outstanding. The Company has duly reserved for issuance pursuant to the exercise of options under existing plans or warrants a total of 1,526,113 shares of Company Common Stock, including 992,716 shares for issuance upon exercise of the Company Options and Company Warrants. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company issued all such shares in compliance with all applicable federal and state securities laws. The Company Common Stock is registered pursuant to Section 12(g) of the Exchange Act and has been approved for listing on the NASDAQ National Market. Except as set forth in this Section 3.6 and except for changes since the Agreement Date resulting from the exercise of the Company Options outstanding on the Agreement Date,
(i) no shares of Company Capital Stock or other voting securities of the Company are outstanding, (ii) no securities of the Company convertible into or exchangeable for shares of Company Capital Stock or other voting securities of the Company are outstanding, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or other voting securities of the Company are outstanding (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES").

  3.7 SEC Documents. The Company has filed all required reports, schedules, forms, statements, and other documents with the Securities and Exchange Commission (the "SEC") since July 1, 1994 (together with subsequent documents filed by the Company before the Agreement Date that revise or supersede such earlier filed documents, the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of their respective dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange
Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company or in the notes thereto which, individually or in the aggregate, would have a Company Material Adverse Effect.

  3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, and except as expressly contemplated by this Agreement or set forth in Schedule 3.8, since the date of the most recent audited financial statements included in the Company SEC Documents, the Company and each of its subsidiaries have conducted their respective businesses only in the ordinary course, and neither the Company nor any of its subsidiaries has:

  (a) with the exception of seasonal business changes in the ordinary course, suffered any material adverse change in the assets, financial condition, operating results, distributor, customer, employee or supplier relations, business condition or prospects of the Company or any of its subsidiaries, nor any other event or occurrence or development of a state of circumstances or facts which has had a Company Material Adverse Effect;

  (b) borrowed any amount or incurred or become subject to any liability in excess of $5,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

  (c) mortgaged, pledged or subjected to any Lien any of its assets with a fair market value in excess of $5,000, except (i) Liens for current property Taxes not yet delinquent, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet delinquent with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (iii) Liens in respect of pledges or deposits under workers' compensation laws, or
(iv) Liens voluntarily created in the ordinary course of business, all of which Liens aggregate less than $25,000;

  (d) discharged or satisfied any Lien or paid any liability, in each case with a value in excess of $5,000, other than current liabilities (including the current portion of long-term liabilities) paid in the ordinary course of business;

  (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $5,000, or canceled any debts or claims, in each case in the ordinary course of business;

  (f) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

  (g) disclosed, to any person other than Parent or Merger Sub and authorized representatives of Parent or Merger Sub, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Schedule 3.8 and is in full force and effect on the date hereof;

  (h) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

  (i) declared or paid any dividends or other distributions with respect to any shares of its capital stock other than to the Company or a Subsidiary or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options, warrants or other rights to purchase the same;

  (j) with the exception of securities issued upon the exercise of options and warrants to purchase such securities, issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities;

  (k) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 3.20 other than employment arrangements otherwise disclosed in this Agreement and the Company Disclosure Schedules, or the transactions expressly contemplated by this Agreement;

  (l) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

  (m) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation in the preceding fiscal year exceeded $50,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

  (n) made any single capital expenditure or commitment therefor in excess of $5,000;

  (o) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $5,000;

  (p) made any charitable contributions or pledges in excess of $5,000;

  (q) made any change in accounting principles or practices from those utilized in the preparation of the Company SEC Documents;

  (r) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individual or in the aggregate, material to its business, operations, financial position or prospects, other than in the ordinary course of business;

  (s) experienced any labor dispute;

  (t) experienced any change in any assumption underlying or method of calculating any bad debt, inventory, contingency or other reserve;

  (u) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

  (v) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable and has not shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

  (w) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

  (x) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

  (y) experienced any lapse or termination of any material permit that was issued or relates to its business, including any failure to renew any such permit; or

  (z) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

  3.9 Title to Properties.

  (a) The real property listed as owned ("COMPANY OWNED PROPERTY") or leased ("COMPANY LEASED PROPERTY") in Schedule 3.9 constitutes all of the real property now used or occupied by the Company or any Subsidiary, and ever owned used or occupied in the past by the Company or any Subsidiary (including any and all structures, fixtures or other improvements thereon, the "COMPANY REAL PROPERTY"). Schedule 3.9 includes the record title holder, location, uses thereof and the Company or any subsidiary indebtedness thereon, if any, for all Company Real Property. The Company or one of its subsidiaries has good and marketable fee simple title to all Company Owned Property, except for recorded easements, covenants and other restrictions; utility easements; building restrictions; zoning restrictions; and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on Schedule 3.9 and there are no outstanding options to purchase the Company Owned Property. The Company Real Property has access, sufficient for the conduct of the business of the Company as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at that location. All structures, fixtures and other improvements on all Company Owned Property are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Company Owned Property are not in violation of any applicable building, zoning, safety, environmental, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Except as described in Schedule 3.9, no portion of any Company Owned Property is located in a flood plain, flood hazard area or designated wetlands area. Since January 1, 1992, neither the Company nor any Subsidiary has received any written or oral notice of assessments for public improvements against any Company Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to material violations of building, safety or fire ordinances or regulations,
(ii) claims any material defect or deficiency with respect to any of such properties or (iii) requests that performance of any material repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all material written reports on such matters from any insurance company that has issued a policy with respect to any of such properties since January 1, 1992 have been delivered to Parent. To the knowledge of the Company, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Company Real Property.

  (b) The leases for the Company Leased Property (the "COMPANY LEASES") are in full force and effect, and the Company or one of its subsidiaries holds a valid and existing leasehold interest under each of the Company Leases for the term set forth in Schedule 3.9. the Company has delivered to Parent complete and accurate copies of each of the Company Leases, and none of the Company Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. Neither the Company nor any of its subsidiaries is in material default, and to the knowledge of the Company no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Company Leases; nor to the knowledge of the Company is any other party to any of the Company Leases in default.

  (c) The Company or one of its subsidiaries owns good and marketable title to each of the tangible properties and tangible assets reflected on the most recent audited financial statements included in the Company SEC Documents or acquired since the date thereof, free and clear of all Liens and encumbrances, except for (i) Liens for current Taxes not yet delinquent, (ii) Liens set forth in Schedule 3.9, (iii) the properties subject to the Company Leases,
(iv) assets disposed of since the date of the most recent audited financial statements included in the Company SEC Documents in the ordinary course of business, (v) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) Liens in respect of pledges or deposits under workers' compensation laws, all of which Liens aggregate less than $25,000.

  (d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of the Company and its subsidiaries are in reasonable working condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets. The Company or one of its subsidiaries owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by the Company or its subsidiaries and except for such assets that can be purchased or leased for nominal expenditures.

  3.10 Accounts Receivable. The accounts receivable reflected on most recent unaudited financial statements included in the Company SEC Documents and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on such financial statements.

  3.11 Inventory. The inventory of raw materials, work in process and finished goods of the Company and each of its subsidiaries consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of the Company and such subsidiaries in the ordinary course of the business of the Company and such subsidiaries. The inventory of finished goods of the Company and each of its subsidiaries is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company and each of its subsidiaries has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the most recent unaudited financial statements included in the Company SEC Documents, the values at which such inventory is carried are in accordance with GAAP. Schedule 3.11 contains a materially complete and accurate summary of the Company's and each of its subsidiaries' inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of June 30, 1998.

  3.12 Tax Matters. The Company, its subsidiaries and each affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is a member (a "COMPANY AFFILIATED GROUP"), has filed all Tax Returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all Taxes required to be paid by it (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Company Material Adverse Effect). All other Taxes of the Company which will be due and payable, whether now or hereafter, for any period ending on, including, or ending prior to the Closing Date, have been paid by or on behalf of the Company or are reflected on the Company's books as an accrued Tax liability, either current or deferred. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and any of its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted, or assessed against the Company or any Company Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect). No extensions nor requests for waivers or extensions of the time to assess any Taxes have been granted or are pending. None of the assets or properties of the Company or its subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are not yet due) except for Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not under audit with respect to any Taxable period for any federal, state, local, or foreign Taxes (including income and franchise Taxes but not including real or personal property Taxes) by the Internal Revenue Service ("IRS") or other applicable Tax authority. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. As used in this Agreement, "TAXES" shall include all federal, state, local and foreign income, property, premium, payroll, sales, excise, and other taxes, tariffs, or governmental charges of any nature whatsoever, including any interest, penalties, or additions with respect thereto, and "RETURNS" shall include all returns, reports, information returns, and information statements with respect to Taxes required to be filed by the IRS or any other Tax authority.

  3.13 Contracts and Commitments.

  (a) To the extent they are not listed elsewhere in the Company Disclosure Schedules, Schedule 3.13 lists the following agreements, whether written or, to the Company's knowledge, oral, to which the Company or any of its subsidiaries is a party (or by which the Company or any of its subsidiaries or their assets are bound): (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Schedule 3.18; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in

Schedule 3.18; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than the Company's and its subsidiaries' normal employment practices generally affecting all employees or classes of employees (such as hourly or salaried classes of employees); (vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of the Company's or any of its subsidiaries' confidential information or transfer to the Company or any of its subsidiaries of intellectual property rights created by employees and with consultants, vendors, customers or other third parties; (vii) contract, agreement or understanding relating to the voting of the Company's or any of its subsidiaries' capital stock or the election of directors of the Company or any of its subsidiaries; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or any of its subsidiaries; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) other than as described in Schedule 3.9, lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $5,000; (xiii) contract which prohibits the Company or any of its subsidiaries from freely engaging in business anywhere in the world; (xiv) contract for the distribution of the products of the Company or any of its subsidiaries (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by the Company or any of its subsidiaries in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by the Company or any of its subsidiaries in connection with intellectual property rights owned, controlled or otherwise licensable by the Company or any of its subsidiaries; (xviii) contract or commitment for capital expenditures in excess of $5,000; (xix) agreement for the sale of any capital asset in excess of $5,000; (xx) contract with any affiliate which in any way relates to the Company or any of its subsidiaries (other than for employment on customary terms); (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties; or (xxii) other agreement which is either material to the business of the Company or any of its subsidiaries or was not entered into in the ordinary course of business.

  (b) Schedule 3.13 lists the following agreements, whether oral or written, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets are bound:
(i) contract or group of related contracts with the same party for the purchase of products or services by the Company or any of its subsidiaries under which the undelivered balance of such products or services is in excess of $5,000; (ii) contract or group of related contracts with the same party for the sale of products or services by the Company or any of its subsidiaries under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $5,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of the Company or any of its subsidiaries after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from the Company's or any of its subsidiaries' standard form agreements for sales.

  (c) The Company and each of its subsidiaries has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in
Schedule 3.13 and has not been notified of any claim of material default under any contract or commitment required to be disclosed in Schedule 3.13; neither the Company nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in Schedule 3.13; and neither the Company nor any Subsidiary has knowledge of any material breach or anticipated material breach by any other party to any contract or commitment required to be disclosed in Schedule 3.13.

  (d) Prior to the date of this Agreement, Parent has been supplied with a correct and complete copy of each written contract or commitment referred to in Schedule 3.13, together with all known amendments, waivers or other changes thereto.

  3.14 Intellectual Property Rights.

  (a) Schedule 3.14 describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works that have been issued to the Company or any of its subsidiaries; and
(ii) each pending patent application or application for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works that the Company or any of its subsidiaries has made with respect to intellectual property owned by, or otherwise controlled by, the Company or any of its subsidiaries and used in, developed for use in or necessary to the conduct of the business of the Company or any of its subsidiaries as now conducted or as planned to be conducted as described herein (the "COMPANY OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in Schedule 3.14, the Company and each of its subsidiaries owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all Liens, security interests or other encumbrances and has the full right to exploit such Company Owned Intellectual Property Rights without payment of compensation to any other party.

  (b) Schedule 3.14 describes all agreements granting to the Company or any of its subsidiaries rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of the Company as now conducted or as planned to be conducted as described herein (the "COMPANY LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). All such agreements are in force and neither the Company nor any of its subsidiaries is in breach of any such agreement.

  (c) Schedule 3.14 describes all products marketed or that have been marketed by the Company or any of its subsidiaries within the past two years and identifies the method(s) of intellectual property protection utilized by the Company or any of its subsidiaries with respect to such products.

  (d) Schedule 3.14 describes all agreements granting to third parties any rights in Company Owned Intellectual Property Rights and any agreements to grant intellectual property rights that the Company or any of its subsidiaries may acquire in the future.

  (e) Except as disclosed in Schedule 3.14, all of the Company Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in
Schedule 3.14, all licenses of the Company Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided n such agreements).

  (f) The Company and each of its subsidiaries have taken all commercially reasonable steps to acquire, protect and maintain the Company Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all employees, contract workers, consultants and other agents of the Company and each of its subsidiaries have executed agreements sufficient to vest in the Company or such subsidiary ownership or the right to use the Company Owned Intellectual Property Rights on which they have performed services in the business of the Company or such subsidiary as currently conducted without the payment of royalties or penalties; (ii) all maintenance, annuity, renewal and other such fees and filings due on Company Owned Intellectual Property Rights have been paid or made; and (ii) the Company has no knowledge of any defects in the Company Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

  (g) Except as disclosed in Schedule 3.14, neither the Company nor any of its subsidiaries has received any notice of, nor are there any facts known to the Company or any of its subsidiaries which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Company Owned

Intellectual Property Rights or any Company Licensed-In Intellectual Property Rights that are exclusively licensed to the Company or any of its subsidiaries; and no claim by any third party contesting the validity of any Company Owned Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of the Company, is threatened;

  (h) Except as disclosed in Schedule 3.14, neither the Company nor any of its subsidiaries has received any notice of any infringement, misappropriation or violation by the Company or any of its subsidiaries of any intellectual property rights of any third parties and neither the Company nor any of its subsidiaries, to its knowledge, has infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of the Company, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by the Company or any of its subsidiaries or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of the Company or any of its subsidiaries as now conducted.

  (i) Except as disclosed in Schedule 3.14, neither the Company nor any of its subsidiaries has entered into any agreement restricting the Company or any of its subsidiaries from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

  (j) To the Company's knowledge, the Company and each of its subsidiaries has the right to make available to the Surviving Corporation all trade secrets and other confidential information entrusted to the Company or any of its subsidiaries by third parties.

  (k) There are no known quality defects in the designs contained in the Company Owned Intellectual Property Rights or Company Licensed-In Intellectual Property Rights (including defects relating to the Year 2000 issue) and such designs comply with all applicable laws.

  3.15 Litigation. Except as disclosed in the Company SEC Documents, there is no action, suit, investigation, or proceeding pending against or, to the knowledge of the Company, overtly threatened against or affecting, the Company or any of its properties (other than any such suit, action, or proceeding challenging the acquisition by Parent or Sub of the shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any Governmental Entity or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

  3.16 Warranties; Products. Schedule 3.16 lists all claims outstanding, pending or, to the knowledge of the Company, threatened for breach of any warranty relating to any products sold by the Company or any of its subsidiaries prior to the date hereof. The description of the product warranties and other material terms of sale of the Company and each of its subsidiaries set forth in Schedule 3.16 are correct and complete. The reserves for warranty claims on the date of the most recent audited financial statements included in the Company SEC Documents are consistent with the Company's and each of its subsidiaries' prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Company or any of its subsidiaries sold prior to the date thereof.

  3.17 Employees. (a) To the knowledge of the Company, no executive employee of the Company or any of its subsidiaries and no group of the employees of the Company or any of its subsidiaries has any plans to terminate his, her or their employment; (b) the Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes; (c) neither the Company nor any of its subsidiaries has any labor relations problem pending and the Company's labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company or any of its subsidiaries nor is the Company or any of its subsidiaries aware of any facts that would give rise to such a claim; (e) no employee of the Company or any of its subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company or any of its subsidiaries; and (f) no employee or former employee of the Company or any of its subsidiaries, or any predecessor has any claim with respect to any Company Owned Intellectual Property Rights. Schedule 3.17 lists, as of the date set forth in such Schedule, each employee of the Company or any of its subsidiaries. Schedule 3.17 also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date.

  3.18 Employee Benefit Plans.

  (a) Schedule 3.18 sets forth each employee benefit plan with respect to which the Company or its ERISA Affiliates, as hereinafter defined, sponsors or otherwise has any obligation (the "COMPANY EMPLOYEE BENEFIT PLANS"). For purposes of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "ERISA AFFILIATES" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code.

  (b) Except as disclosed in Schedule 3.18:

    (i) No Company Employee Benefit Plan is subject to Title IV of ERISA.

    (ii) No Company Employee Benefit Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iii) Each Company Employee Benefit Plan has at all times been operated in substantial compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereunder) and the terms of the plan. Each Company Employee Benefit Plan that is intended to be Tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the Plan (and all amendments) is Tax qualified and that any trust associated with the plan is Tax exempt under Section 501(a) of the Code. To the knowledge of the Company, there is no reason why such qualified status would be revoked.

    (iv) To the knowledge of the Company, no state of facts or conditions exist which reasonably could be expected to subject the Company to any material liability (other than routine claims for benefits) with respect to any Company Employee Benefit Plan under the terms of the Company Employee Benefit Plan or applicable law.

    (v) The Company has not committed to make any material increase in contributions or benefits under any Company Employee Benefit Plan and has not committed to establish any new plan.

    (vi) There are no material unfunded liabilities as of the Closing Date associated with any Company Employee Benefit Plan. All contributions to each Company Employee Benefit Plan that are required to be made with respect to periods ending on or before the Closing Date (including periods from the first day of the then current plan or policy year to the Closing
  Date) have been made or accrued before the Closing Date.

    (vii) With respect to each Company Employee Benefit Plan (to the extent applicable), the Company has delivered to Parent copies of the plan documents, plan amendments, summary plan descriptions, the most recent Tax qualified determination letters from the IRS, the three most recent Form 5500 Annual Reports, including related schedules and audited financials, and a list of assets associated with each Company Employee Benefit Plan.

    (viii) The benefits to be provided to participants under each Company Employee Benefit Plan, other than a Tax qualified plan under Code Section 401(a), are to be provided exclusively through insurance or from the general assets of the Company.

  3.19 Insurance. Schedule 3.19 lists and briefly describes each insurance policy maintained by the Company or any of its subsidiaries with respect to the properties, assets and operations of the Company or such subsidiary and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. Neither the Company nor any of its subsidiaries is in default with respect to its obligations under any of such insurance policies.

  3.20 Affiliate Transactions. Other than as described in the Company SEC Documents or otherwise pursuant to this Agreement, no officer, director or employee of the Company or any of its subsidiaries or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with the Company or any of its subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of the Company or any of its subsidiaries or in any person, firm or entity from whom or to whom the Company or any of its subsidiaries leases any property. For purposes of this Section 3.20 the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between the Company or any of its subsidiaries and any Insider identified in Schedule 3.20 were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

  3.21 Customers and Suppliers. Schedule 3.21 lists the 15 largest distributors and the 15 largest suppliers of the Company and each of its subsidiaries for the 12-month period ended June 30, 1998, and sets forth opposite the name of each such customer or supplier the approximate amount of gross sales or purchases by such Subsidiary attributable to such customer or supplier for such period. Except as set forth on Schedule 3.21, since June 30, 1998, no customer or supplier listed in Schedule 3.21 has informed the Company or any of its subsidiaries that it will stop or materially decrease the rate of business done with the Company or any of its subsidiaries.

  3.22 Distributors. Schedule 3.22 lists (a) all former distributors of the Company or any of its subsidiaries that have been terminated since January 1, 1995 and the circumstances surrounding such termination; (b) all litigation and disputes between the Company or any of its subsidiaries and any of their past or present distributors, including any claims initiated by any distributor against the Company or any of its subsidiaries, whether such litigation dispute resulted in a settlement, financial payment or not; (c) to the Company's knowledge, all buying consortium arrangements by which any distributor of the Company or any of its subsidiaries purchases goods (including wholegoods, parts, supplies or other goods) or services from the Company or any of its subsidiaries; and (d) all distributors of the Company or any of its subsidiaries that, to the Company's knowledge, sell or distribute goods or services other than those of the Company or any of its subsidiaries. There are no enforceable agreements with any distributor except as set forth in Schedule 3.22. Each distributor of the Company and each of its subsidiaries may be terminated without penalty or other liability other than the repurchase of inventory and potential liability for floor plan exposure upon at least 30 days' prior written notice, except as otherwise provided by distributor protection laws in some states.

  3.23 Officers and Directors; Bank Accounts. Schedule 3.23 lists all officers and directors of the Company and each of its subsidiaries and all of the bank accounts of the Company and each of its subsidiaries (designating each authorized signer).

  3.24 Labor Matters. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries.

  3.25 Compliance with Laws. Except as disclosed in the Company SEC Documents, neither the Company nor any of its subsidiaries (a) is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations, or (b) has received any notice from any Governmental Entity or any other person that the Company or any of its subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its subsidiaries has all permits, licenses, and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses, and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.26 Brokers. Other than Pacific Crest Securities, Inc., no broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  3.27 Tax Matters. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  3.28 Certain Business Matters. Neither the Company nor, to its knowledge, any of its affiliates has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (b) established or maintained any unrecorded fund or asset of the Company or any of its subsidiaries for any improper purpose or made any false entries on its books and records for any reason,
(c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any applicable law, or (d) engaged in any activity constituting fraud or abuse under applicable laws relating to health care, insurance or the regulation of professional corporations.

  3.29 Certain Contract Matters.

  (a) Schedule 3.29 sets forth, as of the Agreement Date, a list of each contract to which the Company, its subsidiaries, or any of its affiliates (other than individuals) is a party limiting the right of the Company prior to the Closing Date, or Parent or any of its subsidiaries, or affiliates (other than individuals), at or after the Closing Date, to engage in, or to compete with any person in, any business, including each contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company, its subsidiaries, or any of its affiliates (other than individuals) prior to the Closing Date, or by Parent, its subsidiaries, or affiliates (other than individuals) after the Closing Date. Each such contract is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any of its subsidiaries, in the timely performance of any material obligation to be performed or paid under any such contract.

  3.30 Environmental Matters.

  (a) As used in this Agreement, the following terms shall have the following meanings:

    (i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject a party to any imposition of costs or liability under any Environmental Law.

    (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the Agreement Date).

    (iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

  (b) The Company, each of its subsidiaries and the Company Real Property are in material compliance with all applicable Environmental Laws.

  (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary to conduct its business and operate the Company Real Property. A true and correct copy of each of such Environmental Permit has been provided by the Company to Parent. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

  (d) Except as set forth in Schedule 3.30: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company's Property during the period the Company was in possession thereof, (ii) the Company's Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Company's Property.

  (e) Except as set forth in Schedule 3.30, the Company has not received notice alleging in any manner that any of them is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

  (f) To the knowledge of the Company, no expenditure outside the ordinary course of business will be required in order for Parent, Merger Sub or the Surviving Corporation to comply with any Environmental Laws in effect at the Effective Time in connection with the operation or continued operation of the business of the Company or the Company's Property in a manner consistent with the current operation thereof by the Company.

  (g) The Company and the Company Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

  (h) The Company has disclosed and delivered to Parent all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company and the Company Real Property.

  (i) To the knowledge of the Company, no part of the business of the Company and none of the Company Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum or petroleum products.

  (j) No Lien has been attached or filed against the Company or the Company Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

  3.31 Disclosure. No representation or warranty contained in this Agreement, in the Company Disclosure Schedules, or in any document delivered by the Company to Parent pursuant to Article VII of this Agreement, contains, or will at the Effective Time contain, any untrue statement of a material fact or omits or will at, the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

                                  ARTICLE IV

                        Representations and Warranties
                               of Parent and Sub

  Parent and Merger Sub represent and warrant to the Company that, except as set forth in, and qualified by, the Parent disclosure schedules attached to this Agreement (the "PARENT DISCLOSURE SCHEDULES"), which schedules identify exceptions by specific section reference):

  4.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property that they own or lease or the nature of their respective activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not have a material adverse effect on Parent or any of its subsidiaries (a "PARENT MATERIAL ADVERSE EFFECT"). For purposes of this Agreement, a "Parent Material Adverse Effect" means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of Parent and any of its subsidiaries, taken as a whole, or (ii) a material impairment of the ability of Parent and any of its subsidiaries to perform any of their respective obligations under this Agreement or to consummate the Merger. Parent and Merger Sub have heretofore made available to the Company correct and complete copies of the articles of incorporation and bylaws of Parent and Merger Sub as currently in effect.

  4.2 Subsidiaries. Schedule 4.2 lists each subsidiary of the Parent, together with its jurisdiction of incorporation or organization. All outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Parent owns all of such shares, free and clear of any Lien. No options, warrants, or other rights to acquire any securities of any type of any of such subsidiaries are outstanding as of the Agreement Date. Except for the capital stock of its subsidiaries and except for ownership interests set forth in Schedule 4.2, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

  4.3 Corporate Authorization. Except for the requirement to authorize additional shares in accordance with the Charter Amendment (as defined in Section 6.1 hereof), Parent's and Merger Sub's execution, delivery and performance of this Agreement and their consummation of the transactions contemplated hereby are within their respective corporate powers. Except for approval by the affirmative vote of the holders of a majority of the shares of Parent Common Stock required for the Merger and the Charter Amendment, Parent and Merger Sub each has duly authorized the Merger. Parent and Merger Sub each has duly and validly executed and delivered this Agreement. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub and is enforceable in accordance with its terms. Parent has taken all actions as may be necessary, in its capacity as sole shareholder of Merger Sub, to authorize the Merger.

  4.4 Governmental Authorization. Parent's and Merger Sub's execution, delivery, and performance of this Agreement and their consummation of the transactions contemplated hereby require no action by, or in respect of, or filing with, any federal, state, local, or foreign Governmental Entity other than the following: (a) the filing of the Articles of Merger in accordance with Oregon Law; (b) the filing of the Charter Amendment under Minnesota Law;
(c) compliance with applicable requirements of the Securities Act; (d) compliance with the

Exchange Act and the rules and regulations promulgated thereunder; (e) compliance with the rules or regulations of the Nasdaq National Market; and
(f) compliance with the securities laws of various states.

  4.5 Non-Contravention. Except to the extent the Charter Amendment is required to be approved and filed, Parent's and Merger Sub's execution, delivery and performance of this Agreement does not, and Parent's and Merger Sub's consummation of the transactions contemplated hereby will not: (a) contravene or conflict with the articles or articles of incorporation or bylaws of Parent and Merger Sub; (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding upon or applicable to Parent and Merger Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) constitute a breach or violation of, or a default under or give rise to a right of termination, cancellation, or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of, any agreement, contract, or other instrument binding upon Parent or Merger Sub or any license, franchise, permit, or other similar authorization held by Parent or Merger Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect; or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Schedule 4.5 sets forth a correct and complete list of all consents, approvals, and authorizations required to be obtained by Parent and Merger Sub from any non-Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, other than those with respect to which the failure of Parent and Merger Sub to obtain such consent, approval or authorization, individually or in the aggregate, would not have a Parent Material Adverse Effect.

  4.6 Capitalization.

  (a) The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value ("PARENT PREFERRED STOCK" and together with Parent Common Stock, "PARENT CAPITAL STOCK"). As of the Agreement Date, 16,705,261 shares of Parent Common Stock are outstanding and no shares of Parent Preferred Stock are outstanding. As of the Agreement Date, options to purchase an aggregate of 963,747 shares of Parent Common Stock (each a "PARENT OPTION") are outstanding and warrants to purchase an aggregate of 6,000 shares of Parent Common Stock (the "PARENT WARRANTS") are outstanding. Parent has duly reserved for issuance pursuant to the exercise of options under existing plans or Warrants a total of 1,551,851 shares of Parent Common Stock, including 969,747 shares of Parent Common Stock for issuance of the Parent Options and Parent Warrants. All outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent issued all such shares in compliance with all applicable federal and state securities laws. The Parent Common Stock is registered pursuant to Section 12(g) of the Exchange Act and has been approved for listing on the NASDAQ National Market. Parent owns, beneficially and of record, all issued and outstanding shares of common stock of Merger Sub, which shares are validly issued, fully paid, and non-assessable, and free and clear of all Liens. Except as set forth in this Section and except for changes since the Agreement Date resulting from the exercise of employee and director options outstanding on the Agreement Date,
(i) no shares of Parent Capital Stock or other voting securities of Parent are outstanding, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent are outstanding, and
(iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent are outstanding (the items in clauses (i), (ii), and (iii) being referred to collectively as the "PARENT SECURITIES"). No obligations of Parent to repurchase, redeem, or otherwise acquire any Parent Securities are outstanding.

  4.7 SEC Documents. Parent has filed all required reports, schedules, forms, statements, and other documents with the SEC since July 1, 1994 (together with later filed documents that revise or supersede earlier filed documents, the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent

SEC Documents. None of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have a Parent Material Adverse Effect.

  4.8 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents, and except as expressly contemplated by this Agreement or set forth in Schedule 4.8, since the date of the most recent audited financial statements included in Parent SEC Documents, Parent and each of its subsidiaries have conducted their respective businesses only in the ordinary course, and neither Parent nor any of its subsidiaries has experienced, agreed to, or effected, as the case may be:

  (a) with the exception of seasonal business changes in the ordinary course, suffered any material adverse change in the assets, financial condition, operating results, distributor, customer, employee or supplier relations, business condition or prospects of Parent or any of its subsidiaries, nor any other event or occurrence or development of a state of circumstances or facts which has had a Company Material Adverse Effect;

  (b) borrowed any amount or incurred or become subject to any liability in excess of $5,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

  (c) mortgaged, pledged or subjected to any Lien any of its assets with a fair market value in excess of $5,000, except (i) Liens for current property Taxes not yet delinquent, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet delinquent with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (iii) Liens in respect of pledges or deposits under workers' compensation laws, or
(iv) Liens voluntarily created in the ordinary course of business, all of which Liens aggregate less than $25,000;

  (d) discharged or satisfied any Lien or paid any liability, in each case with a value in excess of $5,000, other than current liabilities (including the current portion of long-term liabilities) paid in the ordinary course of business;

  (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $5,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

  (f) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

  (g) disclosed, to any person other than Company or Merger Sub and authorized representatives of Company or Merger Sub, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Schedule 4.8 and is in full force and effect on the date hereof;

  (h) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

  (i) declared or paid any dividends or other distributions with respect to any shares of its capital stock other than to Parent or a Subsidiary or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options, warrants or other rights to purchase the same;

  (j) with the exception of securities issued upon the exercise of options and warrants to purchase such securities, issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities;

  (k) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 4.20 other than employment arrangements otherwise disclosed in this Agreement and Parent Disclosure Schedules, or the transactions expressly contemplated by this Agreement;

  (l) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

  (m) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation in the preceding fiscal year exceeded $50,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

  (n) made any single capital expenditure or commitment therefor in excess of $5,000;

  (o) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $5,000;

  (p) made any charitable contributions or pledges in excess of $5,000;

  (q) made any change in accounting principles or practices from those utilized in the preparation of Parent SEC Documents;

  (r) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individual or in the aggregate, material to its business, operations, financial position or prospects, other than in the ordinary course of business;

  (s) experienced any labor dispute;

  (t) experienced any change in any assumption underlying or method of calculating any bad debt, inventory, contingency or other reserve;

  (u) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

  (v) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable and has not shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

  (w) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

  (x) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

  (y) experienced any lapse or termination of any material permit that was issued or relates to its business, including any failure to renew any such permit; or

  (z) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

  4.9 Title to Properties.

  (a) The real property listed as owned ("PARENT OWNED PROPERTY") or leased ("PARENT LEASED PROPERTY") in Schedule 4.9 constitutes all of the real property now used or occupied by Parent or any Subsidiary, and ever owned used or occupied in the past by Parent or any Subsidiary (including any and all structures, fixtures or other improvements thereon, the "PARENT REAL PROPERTY"). Schedule 4.9 includes the record title holder, location, uses thereof and Parent or any subsidiary indebtedness thereon, if any, for all Company Real Property. Parent or one of its subsidiaries has good and marketable fee simple title to all Company Owned Property, except for recorded easements, covenants and other restrictions; utility easements; building restrictions; zoning restrictions; and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on Schedule 4.9 and there are no outstanding options to purchase Parent Owned Property. Parent Real Property has access, sufficient for the conduct of the business of Parent as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of Parent at that location. All structures, fixtures and other improvements on all Company Owned Property are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Company Owned Property are not in violation of any applicable building, zoning, safety, environmental, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Except as described in Schedule 4.9, no portion of any Company Owned Property is located in a flood plain, flood hazard area or designated wetlands area. Since January 1, 1992, neither Parent nor any Subsidiary has received any written or oral notice of assessments for public improvements against any Company Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to material violations of building, safety or fire ordinances or regulations, (ii) claims any material defect or deficiency with respect to any of such properties or (iii) requests that performance of any material repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all material written reports on such matters from any insurance company that has issued a policy with respect to any of such properties since January 1, 1992 have been delivered to Company. To the knowledge of Parent, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of Parent Real Property.

  (b) The leases for Parent Leased Property (the "PARENT LEASES") are in full force and effect, and Parent or one of its subsidiaries holds a valid and existing leasehold interest under each of Parent Leases for the term set forth in Schedule 4.9. Parent has delivered to Company complete and accurate copies of each of Parent Leases, and none of Parent Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Company. Neither Parent nor any of its subsidiaries is in material default, and to the knowledge of Parent no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of Parent Leases; nor to the knowledge of Parent is any other party to any of Parent Leases in default.

  (c) Parent or one of its subsidiaries owns good and marketable title to each of the tangible properties and tangible assets reflected on the most recent audited financial statements included in Parent SEC Documents or acquired since the date thereof, free and clear of all Liens and encumbrances, except for (i) Liens for current Taxes not yet delinquent, (ii) Liens set forth in
Schedule 4.9, (iii) the properties subject to Parent Leases, (iv) assets disposed of since the date of the most recent audited financial statements included in Parent SEC Documents in the ordinary course of business, (v) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) Liens in respect of pledges or deposits under workers' compensation laws, all of which Liens aggregate less than $25,000.

  (d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of Parent and its subsidiaries are in reasonable working condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets.

Parent or one of its subsidiaries owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by Parent or its subsidiaries and except for such assets that can be purchased or leased for nominal expenditures.

  4.10 Accounts Receivable. The accounts receivable reflected on most recent unaudited financial statements included in Parent SEC Documents and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on such financial statements.

  4.11 Inventory. The inventory of raw materials, work in process and finished goods of Parent and each of its subsidiaries consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of Parent and such subsidiaries in the ordinary course of the business of Parent and such subsidiaries. The inventory of finished goods of Parent and each of its subsidiaries is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. Parent and each of its subsidiaries has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the most recent unaudited financial statements included in Parent SEC Documents, the values at which such inventory is carried are in accordance with GAAP. Schedule 4.11 contains a materially complete and accurate summary of Parent's and each of its subsidiaries' inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of June 30, 1998.

  4.12 Tax Matters. Parent, its subsidiaries and each affiliated, consolidated, combined or unitary group of which Parent or any of its subsidiaries is a member (a "PARENT AFFILIATED GROUP"), has filed all Tax Returns and reports required to be filed by it and has paid (or Parent has paid on its behalf) all Taxes required to be paid by it (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Company Material Adverse Effect). All other Taxes of Parent which will be due and payable, whether now or hereafter, for any period ending on, including, or ending prior to the Closing Date, have been paid by or on behalf of Parent or are reflected on Parent's books as an accrued Tax liability, either current or deferred. The most recent financial statements contained in Parent SEC Documents reflect an adequate reserve for all material Taxes payable by Parent and any of its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted, or assessed against Parent or any Company Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect). No extensions nor requests for waivers or extensions of the time to assess any Taxes have been granted or are pending. None of the assets or properties of Parent or its subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are not yet due) except for Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent is not under audit with respect to any Taxable period for any federal, state, local, or foreign Taxes (including income and franchise Taxes but not including real or personal property Taxes) by the IRS or other applicable Tax authority. Neither Parent nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

  4.13 Contracts and Commitments.

  (a) To the extent they are not listed elsewhere in the Parent Disclosure Schedules, Schedule 4.13 lists the following agreements, whether written or, to Parent's knowledge, oral, to which Parent or any of its subsidiaries is a party (or by which Parent or any of its subsidiaries or their assets are bound): (i) collective bargaining agreement or contract with any labor union;
(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Schedule 4.18; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in Schedule 4.18; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than Parent's and its subsidiaries' normal employment practices generally affecting all employees or classes of employees (such as hourly or salaried classes of employees); (vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of Parent's or any of its subsidiaries' confidential information or transfer to Parent or any of its subsidiaries of intellectual property rights created by employees and with consultants, vendors, customers or other third parties; (vii) contract, agreement or understanding relating to the voting of Parent's or any of its subsidiaries' capital stock or the election of directors of Parent or any of its subsidiaries; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a Lien on any of the assets of Parent or any of its subsidiaries; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) other than as described in Schedule 4.9, lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $5,000; (xiii) contract which prohibits Parent or any of its subsidiaries from freely engaging in business anywhere in the world;
(xiv) contract for the distribution of the products of Parent or any of its subsidiaries (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by Parent or any of its subsidiaries in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by Parent or any of its subsidiaries in connection with intellectual property rights owned, controlled or otherwise licensable by Parent or any of its subsidiaries; (xviii) contract or commitment for capital expenditures in excess of $5,000;
(xix) agreement for the sale of any capital asset in excess of $5,000; (xx) contract with any affiliate which in any way relates to Parent or any of its subsidiaries (other than for employment on customary terms); (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties; or (xxii) other agreement which is either material to the business of Parent or any of its subsidiaries or was not entered into in the ordinary course of business.

  (b) Schedule 4.13 lists the following agreements, whether oral or written, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets are bound: (i) contract or group of related contracts with the same party for the purchase of products or services by Parent or any of its subsidiaries under which the undelivered balance of such products or services is in excess of $5,000; (ii) contract or group of related contracts with the same party for the sale of products or services by Parent or any of its subsidiaries under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $5,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of Parent or any of its subsidiaries after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from Parent's or any of its subsidiaries' standard form agreements for sales.

  (c) Parent and each of its subsidiaries has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in
Schedule 4.13 and has not been notified of any claim of material default under any contract or commitment required to be disclosed in Schedule 4.13; neither Parent nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in Schedule 4.13; and neither Parent nor any Subsidiary has knowledge of any material breach or anticipated material breach by any other party to any contract or commitment required to be disclosed in Schedule 4.14.

  (d) Prior to the date of this Agreement, Company has been supplied with a correct and complete copy of each written contract or commitment referred to in Schedule 4.13, together with all known amendments, waivers or other changes thereto.

  4.14 Intellectual Property Rights.

  (a) Schedule 4.14 describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works that have been issued to Parent or any of its subsidiaries; and (ii) each pending patent application or application for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works that Parent or any of its subsidiaries has made with respect to intellectual property owned by, or otherwise controlled by, Parent or any of its subsidiaries and used in, developed for use in or necessary to the conduct of the business of Parent or any of its subsidiaries as now conducted or as planned to be conducted as described herein (the "PARENT OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in Schedule 4.14, Parent and each of its subsidiaries owns and possesses all right, title and interest, or holds such other interest as is identified in such Schedule, in and to the rights set forth under such caption free and clear of all Liens, security interests or other encumbrances and has the full right to exploit such Parent Owned Intellectual Property Rights without payment of compensation to any other party.

  (b) Schedule 4.14 describes all agreements granting to Parent or any of its subsidiaries rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of Parent as now conducted or as planned to be conducted as described herein (the "PARENT LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). All such agreements are in force and neither Parent nor any of its subsidiaries is in breach of any such agreement.

  (c) Schedule 4.14 describes all products marketed or that have been marketed by Parent or any of its subsidiaries within the past two years and identifies the method(s) of intellectual property protection utilized by Parent or any of its subsidiaries with respect to such products.

  (d) Schedule 4.14 describes all agreements granting to third parties any rights in Parent Owned Intellectual Property Rights and any agreements to grant intellectual property rights that Parent or any of its subsidiaries may acquire in the future.

  (e) Except as disclosed in Schedule 4.14, all of Parent Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in
Schedule 4.14, all licenses of Parent Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided n such agreements).

  (f) Parent and each of its subsidiaries have taken all commercially reasonable steps to acquire, protect and maintain Parent Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all employees, contract workers, consultants and other agents of Parent and each of its subsidiaries have executed agreements sufficient to vest in Parent or such subsidiary ownership or the right to use Parent Owned Intellectual Property Rights on which they have performed services in the business of Parent or such subsidiary as currently conducted without the payment of royalties or penalties; (ii) all maintenance, annuity, renewal and other such fees and filings due on Company Owned Intellectual Property Rights have been paid or made; and (iii) Parent has no knowledge of any defects in Parent Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

  (g) Except as disclosed in Schedule 4.14, neither Parent nor any of its subsidiaries has received any notice of, nor are there any facts known to Parent or any of its subsidiaries which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to Parent Owned Intellectual Property Rights or any Parent Licensed-In Intellectual Property Rights that are exclusively licensed to Parent or any of its subsidiaries; and no claim by any third party contesting the validity of any Parent Owned Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of Parent, is threatened;

  (h) Except as disclosed in Schedule 4.14, neither Parent nor any of its subsidiaries has received any notice of any infringement, misappropriation or violation by Parent or any of its subsidiaries of any intellectual property rights of any third parties and neither Parent nor any of its subsidiaries, to its knowledge, has infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of Parent, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by Parent or any of its subsidiaries or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of Parent or any of its subsidiaries as now conducted.

  (i) Except as disclosed in Schedule 4.14, neither Parent nor any of its subsidiaries has entered into any agreement restricting Parent or any of its subsidiaries from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

  (j) To Parent's knowledge, Parent and each of its subsidiaries has the right to make available to the Surviving Corporation all trade secrets and other confidential information entrusted to Parent or any of its subsidiaries by third parties.

  (k) There are no known quality defects in the designs contained in Parent Owned Intellectual Property Rights or Parent Licensed-In Intellectual Property rights (including defects relating to the Year 2000 issue) and such designs comply with all applicable laws.

  4.15 Litigation. Except as disclosed in the Parent SEC Documents, there is no action, suit, investigation, or proceeding pending against or, to the knowledge of Parent, overtly threatened against or affecting, Parent or any of its properties (other than any such suit, action, or proceeding challenging the acquisition by Parent or Sub of the shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any Governmental Entity or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

  4.16 Warranties; Products. Schedule 4.16 lists all claims outstanding, pending or, to the knowledge of Parent, threatened for breach of any warranty relating to any products sold by Parent or any of its subsidiaries prior to the date hereof. The description of the product warranties and other material terms of sale of Parent and each of its subsidiaries set forth in Schedule
4.16 are correct and complete. The reserves for warranty claims on the date of the most recent audited financial statements included in Parent SEC Documents are consistent with parent and each of its subsidiaries' prior practices and are fully adequate to cover all warranty claims made or to be made against any products of Parent or any of its subsidiaries sold prior to the date thereof.

  4.17 Employees. (a) To the knowledge of Parent, no executive employee of Parent or any of its subsidiaries and no group of the employees of Parent or any of its subsidiaries has any plans to terminate his, her or their employment; (b) Parent and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes; (c) neither Parent nor any of its subsidiaries has any labor relations problem pending and Parent's labor relations are satisfactory; (d) there are no workers' compensation claims pending against Parent or any of its subsidiaries nor is Parent or any of its subsidiaries aware of any facts that would give rise to such a claim; (e) no employee of Parent or any of its subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent or any of its subsidiaries; and (f) no employee or former employee of Parent or any of its subsidiaries, or any predecessor has any claim with respect to any Company Owned Intellectual Property Rights. Schedule 4.17 lists, as of the date set forth in such Schedule, each employee of Parent or any of its subsidiaries. Schedule 4.17 also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date.

  4.18 Employee Benefit Plans.

  (a) Schedule 4.18 sets forth each employee benefit plan with respect to which Parent or its ERISA Affiliates, as hereinafter defined, sponsors or otherwise has any obligation (the "PARENT EMPLOYEE BENEFIT PLANS").

  (b) Except as disclosed in Schedule 4.18:

    (i) No Parent Employee Benefit Plan is subject to Title IV of ERISA.

    (ii) No Parent Employee Benefit Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iii) Each Parent Employee Benefit Plan has at all times been operated in substantial compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereunder) and the terms of the plan. Each Parent Employee Benefit Plan that is intended to be Tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the Plan (and all amendments) is Tax qualified and that any trust associated with the plan is Tax exempt under Section 501(a) of the Code. To the knowledge of Parent, there is no reason why such qualified status would be revoked.

    (iv) To the knowledge of Parent, no state of facts or conditions exist which reasonably could be expected to subject Parent to any material liability (other than routine claims for benefits) with respect to any Company Employee Benefit Plan under the terms of Parent Employee Benefit Plan or applicable law.

    (v) Parent has not committed to make any material increase in contributions or benefits under any Parent Employee Benefit Plan and has not committed to establish any new plan.

    (vi) There are no material unfunded liabilities as of the Closing Date associated with any Parent Employee Benefit Plan. All contributions to each Parent Employee Benefit Plan that are required to be made with respect to periods ending on or before the Closing Date (including periods from the first day of the then current plan or policy year to the Closing Date) have been made or accrued before the Closing Date.

    (vii) With respect to each Parent Employee Benefit Plan (to the extent applicable), Parent has delivered to the Company copies of the plan documents, plan amendments, summary plan descriptions, the most recent Tax qualified determination letters from the IRS, the three most recent Form 5500 Annual Reports, including related schedules and audited financials, and a list of assets associated with each Parent Employee Benefit Plan.

    (viii) The benefits to be provided to participants under each Parent Employee Benefit Plan, other than a Tax qualified plan under Code Section 401(a), are to be provided exclusively through insurance or from the general assets of Parent.

  4.19 Insurance. Schedule 4.19 lists and briefly describes each insurance policy maintained by Parent or any of its subsidiaries with respect to the properties, assets and operations of Parent or such subsidiary and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. Neither Parent nor any of its subsidiaries is in default with respect to its obligations under any of such insurance policies.

  4.20 Affiliate Transactions. Other than as described in the Parent SEC Documents or otherwise pursuant to this Agreement, no Insider has any agreement with Parent or any of its subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent or any of its subsidiaries (other than ownership of capital stock of Parent). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of Parent or any of its subsidiaries or in any person, firm or entity from whom or to whom Parent or any of its subsidiaries leases any property. For purposes of this Section
4.230 the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between Parent or any of its subsidiaries and any Insider identified in Schedule 4.20 were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

  4.21 Customers and Suppliers. Schedule 4.21 lists the 15 largest distributors and the 15 largest suppliers of Parent and each of its subsidiaries for the 12-month period ended June 30, 1998, and sets forth opposite the name of each such customer or supplier the approximate amount of gross sales or purchases by such Subsidiary attributable to such customer or supplier for such period. Except as set forth on Schedule 4.21, since June 30, 1998, no customer or supplier listed in Schedule 4.21 has informed Parent or any of its subsidiaries that it will stop or materially decrease the rate of business done with Parent or any of its subsidiaries.

  4.22 Distributors. Schedule 4.22 lists (a) all former distributors of Parent or any of its subsidiaries that have been terminated since January 1, 1995 and the circumstances surrounding such termination; (b) all litigation and disputes between Parent or any of its subsidiaries and any of their past or present distributors, including any claims initiated by any distributor against Parent or any of its subsidiaries, whether such litigation dispute resulted in a settlement, financial payment or not; (c) to Parent's knowledge, all buying consortium arrangements by which any distributor of Parent or any of its subsidiaries purchases goods (including wholegoods, parts, supplies or other goods) or services from Parent or any of its subsidiaries; and (d) all distributors of Parent or any of its subsidiaries that, to Parent's knowledge, sell or distribute goods or services other than those of Parent or any of its subsidiaries. There are no enforceable agreements with any distributor except as set forth in Schedule 4.22. Each distributor of Parent and each of its subsidiaries may be terminated without penalty or other liability other than the repurchase of inventory and potential liability for floor plan exposure upon at least 30 days' prior written notice, except as otherwise provided by distributor protection laws in some states.

  4.23 Officers and Directors; Bank Accounts. Schedule 4.23 lists all officers and directors of Parent and each of its subsidiaries and all of the bank accounts of Parent and each of its subsidiaries (designating each authorized signer).

  4.24 Labor Matters. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its subsidiaries.

  4.25 Compliance with Laws. Except as disclosed in Parent SEC Documents, neither Parent nor any of its subsidiaries (a) is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations, or (b) has received any notice from any Governmental Entity or any other person that Parent or any of its subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of Parent and each of its subsidiaries has all permits, licenses, and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses, and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  4.26 Brokers. No broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

  4.27 Tax Matters. Neither Parent nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  4.28 Certain Business Matters. Neither Parent nor, to its knowledge, any of its affiliates has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (b) established or maintained any unrecorded fund or asset of Parent or any of its subsidiaries for any improper purpose or made any false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any applicable law, or (d) engaged in any activity constituting fraud or abuse under applicable laws relating to health care, insurance or the regulation of professional corporations.

  4.29 Certain Contract Matters.

  (a) Schedule 4.29 sets forth, as of the Agreement Date, a list of each contract to which Parent, its subsidiaries, or any of its affiliates (other than individuals) is a party limiting the right of Parent prior to the Closing Date, or Parent or any of its subsidiaries or affiliates (other than individuals), at or after the Closing Date, to engage in, or to compete with any person in, any business, including each contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Parent, its subsidiaries, or any of its affiliates (other than individuals) prior to the Closing Date, or by Parent, its subsidiaries or affiliates (other than individuals) after the Closing Date. Each such contract is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by Parent or any of its subsidiaries, in the timely performance of any material obligation to be performed or paid under any such contract.

  4.30 Environmental Matters.

  (a) Parent, each of its subsidiaries and the Parent Real Property are in material compliance with all applicable Environmental Laws.

  (b) Parent has obtained, and maintained in full force and effect, all Environmental Permits necessary to conduct its business and operate Parent Real Property. A true and correct copy of each of such Environmental Permit has been provided by Parent to Company. Parent has conducted its business in compliance with all terms and conditions of the Environmental Permits. Parent has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

  (c) Except as set forth in Schedule 4.30: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Parent Real Property during the period Parent was in possession thereof, (ii) Parent's Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Parent Real Property.

  (d) Except as set forth in the Schedule 4.30, Parent has not received notice alleging in any manner that any of them is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

  (e) To the knowledge of Parent, no expenditure outside the ordinary course of business will be required in order for Parent, Merger Sub or the Surviving Corporation to comply with any Environmental Laws in effect at the Effective Time in connection with the operation or continued operation of the business of Parent or the Parent Real Property in a manner consistent with the current operation thereof by Parent.

  (f) Except as set forth in Schedule 4.30, Parent and the Parent Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

  (g) Parent has disclosed and delivered to Company all environmental reports and investigations which Parent has obtained or ordered with respect to the business of Parent and the Parent Real Property.

  (h) To the knowledge of Parent, no part of the business of Parent and none of the Parent Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum or petroleum products.

  (i) No Lien has been attached or filed against Parent or the Parent Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

  4.31 Disclosure. No representation or warranty contained in this Agreement, in the Parent Disclosure Schedules, or in any document delivered by Parent to the Company pursuant to Article VII of this Agreement, contains, or will at the Effective Time contain, any untrue statement of a material fact or omits or will at, the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  5.1 Conduct of Business by the Company. Except as contemplated by this Agreement, from the Agreement Date until the Effective Time, each of the Company and each of its subsidiaries shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement from the Agreement Date until the Effective Time, neither the Company nor any of its subsidiaries, without the prior written approval of Parent, will:

  (a) amend its articles of incorporation, bylaws, or other comparable charter or organizational documents;

  (b) (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of their capital stock, (ii) split, combine, or reclassify any of their capital stock, or issue or authorize the issuance of any other securities in respect of shares of their capital stock, or (iii) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities or any rights, warrants, or options to acquire any such shares or other securities;

  (c) issue, grant, award, sell, pledge, or otherwise encumber any shares of their capital stock, any other voting securities, or any securities convertible into or any rights, warrants, or options to acquire, any such shares, voting securities, or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants in accordance with their present terms;

  (d) acquire or agree to acquire by merger, consolidation, asset purchase, or any other manner, (i) any corporation, partnership, joint venture, association or other business organization, or any division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

  (e) sell, lease, license, mortgage, subject to any Lien, or otherwise dispose of any of its assets that are material, individually or in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice;

  (f) (i) incur any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or a subsidiary, guarantee any debt or debt security of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances, or capital contributions to, or investments in, any other person, other than (A) to the Company or its subsidiaries or (B) advances to employees consistent with past practice;

  (g) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $5,000 or, in the aggregate, are in excess of $25,000;

  (h) make any Tax election or settle or compromise any Tax liability, or make any change in any method of accounting for Taxes or accounting policy or practice with respect to Taxes;

  (i) pay, discharge, settle, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or a subsidiary is a party;

  (j) except in the ordinary course of business, modify, amend, or terminate any material contract or agreement to which the Company is a party or waive, release, or assign any material rights or claims;

  (k) enter into any contract or agreement with any sales representative or distributor;

  (l) except as required by applicable law or in the ordinary course of business, (i) adopt, enter into, terminate, or amend any bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, or deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee (each, a "BENEFIT PLAN"), (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under any Benefit Plan, (iv) except as permitted in clause (ii), grant any awards, or remove any existing restrictions, under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, or arrangement or Benefit Plan;

  (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

  (n) take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code;

  (o) pay any fees of any legal or Tax adviser retained in connection with the Merger calculated on a basis other than an hourly basis at the maximum agreed rates per hour;

  (p) enter into any written employment agreement with any employee or any verbal agreement providing for benefits not equivalent to employees of similar position in the Company;

  (q) accelerate the vesting of any Company Options; or

  (r) authorize any of, or commit or agree to take any of, the foregoing actions.

  5.2 Conduct of Business by Parent. Except as provided in this Agreement, from the Agreement Date until the Effective Time, each of Parent and Merger Sub shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing neither Parent nor any of its subsidiaries, without the prior written approval of the Company, will:

  (a) except for the Charter Amendment, amend its articles of incorporation, bylaws, or other comparable charter or organizational documents;

  (b) (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of their capital stock, (ii) split, combine, or reclassify any of their capital stock, or issue or authorize the issuance of any other securities in respect of shares of their capital stock, or (iii) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities or any rights, warrants, or options to acquire any such shares or other securities;

  (c) issue more than 2,500,000 shares of Parent Capital Stock, any other voting securities, or any securities convertible into or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, at a price equivalent that is less than 75% of the market price of the Parent Common Stock on the date of issuance;

  (d) make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement;

  (e) take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code;

  (f) authorize either of, or commit or agree to take either of, the foregoing actions.

  5.3 No Solicitation of Transactions. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the Agreement Date until the Effective Time, the Company shall not participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person (other than Parent and its directors, officers, employees, representatives, and agents) concerning any "COMPANY COMPETING TRANSACTION," or permit or authorize any of the directors, officers, employees, shareholders or representatives (including, without limitation, any financial advisor, attorney, or accountant) of the Company or any of its subsidiaries to take any such action. The Company shall promptly notify Parent when it receives, or becomes aware that any subsidiary or any director, officer, employee, or representative of the Company or any subsidiary has received any inquiries, proposals, or requests for information concerning a Company Competing Transaction. For purposes of this Agreement, "Company Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (a) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner 20% or more of the voting equity securities of the Company in a single transaction or series of related transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of the assets of the Company on a consolidated basis, in a single transaction or a series of related transactions; or (c) any agreement to, or public announcement by the Company of a proposal, plan, or intention to, do any of the foregoing, in each case other than in accordance with this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its board of directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal or inquiry concerning a Company Competing Transaction by such person or entity or recommending an unsolicited bona fide written proposal concerning a Company Competing Transaction to the shareholders of the Company, if and only to the extent that (i) the board of directors of the Company believes in good faith that such Company Competing Transaction would, if consummated, result in a transactoin more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Competing Transaction being referred to in this Agreement as a "Superior Proposal") and the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Company to comply with its fiduciary duties to shareholders under applicable law, and (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the board of directors of the Company receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated June 30, 1998, between Parent and the Company.

                                  ARTICLE VI

                             Additional Agreements

  6.1 Shareholder Approvals. Each of the Company and Parent shall take, in accordance with applicable law, applicable NASDAQ rules and its respective certificate or articles of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of shareholders of Parent to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the shares of

Parent Common Stock to be issued in the Merger pursuant to this Agreement),
(B) an amendment to the articles of incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 50,000,000 shares (the "CHARTER AMENDMENT"), and (C) any other matters required to be approved by Parent shareholders for consummation of the Merger, and (ii) an appropriate meeting of shareholders of the Company to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by the Company's shareholders for consummation of the Merger as promptly as practicable after the Form S-4 is declared effective. The board of directors of Parent and the board of directors of the Company shall recommend such approval, and each of Parent and the Company shall take all reasonable lawful action to solicit such approval by its respective shareholders. The Company and Parent shall coordinate and cooperate with respect to the timing of the shareholder meetings and shall use their respective best efforts to hold such meetings on the same day as soon as practicable after the Agreement Date.

  6.2 Preparation of Form S-4 and the Proxy Statement; Shareholders'
Meetings. As soon as practicable following the Agreement Date, (i) the Company and Parent shall cooperate in the preparation of a registration statement on Form S-4 (the "FORM S-4") to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the "JOINT PROXY STATEMENT")). Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness until the shares covered thereby have been issued. Parent shall provide the Company with copies of all filings made pursuant to this Section 6.2 and shall consult with the Company on any responses to comments made by the staff of the SEC with respect thereto. The Company and Parent will use reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, at its expense, also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

  6.3 Information Supplied by the Company. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  6.4 Information Supplied by Parent. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or its officers and directors, should be discovered by

Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, Parent shall promptly inform the Company and shall promptly prepare such supplement or amendment and file such amendment to the Form S-4. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder. Prior to the Closing Date, Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or blue sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

  6.5 Access to Information. Subject to Section 6.8, from the Agreement Date to the Effective Time, Parent and the Company shall each, upon reasonable notice and during normal business hours, provide to the other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than the information and documents that in the opinion of such other party's legal counsel may not be disclosed under applicable law.

  6.6 Confidentiality. The parties will, and will cause their respective directors, officers, employees, accountants, consultants, legal counsel, and other representatives to, comply with all of their respective obligations under the confidentiality agreement between Parent and the Company, dated June 30, 1998 (the "CONFIDENTIALITY AGREEMENT"). Without limiting the generality of the obligations set forth in the Confidentiality Agreement, both parties to this Agreement agree that, without the consent of the other party, neither party will solicit or cause to be solicited for employment any employee, sales agent or sales representative of the other party, or hire any employee, sales agent or sales representative with whom such party had contact in the course of evaluating the Merger, prior to the Effective Time and for a period of 18 months after any termination of this Agreement. Any such consent granted by a party is revocable at any time. For purposes of this paragraph, solicitation shall not include solicitation of employees, sales agents or sales representatives (i) who first solicit employment or relationship from the party in question, or (ii) who are solicited (A) by advertising in periodicals of general circulation, or (B) by an employee search firm on a party's behalf, so long as such party does not direct or encourage such firm to solicit such employee or any other employees of the other party.

  6.7 Public Announcements. Each of Parent and the Company will consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

  6.8 Appropriate Action; Consents; Filings.

  (a) The Company and Parent shall use reasonable efforts to (i) take, or cause to be taken, all appropriate action necessary under applicable law or required to be taken by any Governmental Entity to consummate the Merger and the transactions contemplated by this Agreement as promptly as practicable,
(ii) obtain from any Governmental Entities any licenses, waivers, or approvals required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby,
(iii) give any notices to non-Governmental Entities and obtain any third party consents, (A) necessary to consummate the Merger and the transactions contemplated by this Agreement, (B) disclosed or required to be disclosed in the schedules to this Agreement, or (C) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect, and (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. In the event that either Parent or the Company shall fail to perform any action listed in (i), (ii), (iii), or (iv) above, it shall use reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to perform such action. The Company and Parent shall use reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Form S-4 and the Joint Proxy Statement) in connection with the transactions contemplated by this Agreement.

  (b) Except as otherwise permitted by this Agreement, none of the Company, Parent or Merger Sub will knowingly take any action, or omit to take any action, if such action or omission would, or would reasonably be expected to, result in any of its representations or warranties set forth herein being or becoming untrue, or in any of the conditions to the Merger set forth in this Agreement not being satisfied.

  (c) From the Agreement Date until the Effective Time, each of Parent, and the Company shall promptly notify the other of any pending or threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its subsidiaries to own or operate all or any portion of the businesses or assets of the Company.

  6.9 Directors' and Officers' Indemnification and Insurance.

  (a) Right to Indemnification. From and after the Effective Time, Parent shall, and shall cause the Company to, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company and persons who become officers or directors prior to the Effective Time (collectively, the "INDEMNITEES") against all losses, expenses, (including reasonable attorney's fees) claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required as of the Agreement Date by the Company's articles of incorporation and bylaws (and shall also advance expenses as incurred to the fullest extent permitted or required as of the Agreement Date under the Company's articles of incorporation and bylaws, provided that the person to whom expenses are advanced provides the undertaking to repay such advances if and as contemplated by applicable law or such articles of incorporation and bylaws). The Company shall use reasonable efforts to obtain extended reporting endorsements (tail coverage) on the fiduciary liability, professional liability, and directors and officers liability policies currently covering the Company or any of the Indemnitees required to be indemnified by Parent at a commercially reasonable cost, effective as of and following the Effective Time; provided that such coverage and the cost thereof shall be subject to Parent's approval, which approval shall not be unreasonably withheld. In connection with such efforts, the Company will complete accurately in all material respects any insurance applications and forms of the applicable insurer and take any reasonable steps to preserve any claims, including submitting a full and complete list of any potential claims of which the Company has knowledge, under the policy issued by such insurer. In the event the Company is unable to obtain such extended reporting coverage under the Company's existing directors and officers liability insurance policies at a commercially reasonable cost, Parent shall use reasonable efforts to provide similar coverage for those Indemnitees that it is required to indemnify under policies then maintained by Parent; provided that such similar coverage is available to Parent at a commercially reasonable cost. Notwithstanding any provisions of this Section 6.11(a), failure by the Company or Parent, despite use of their respective reasonable efforts, to obtain such extended reporting endorsements or to provide such similar coverage under Parent's policies shall not in any way affect, lessen or excuse Parent from its obligation to indemnify, defend and hold harmless the Indemnitees to the extent required by this Section 6.9.

  (b) Claims. In the event any claim, action, suit, proceeding or investigation (a "D&O CLAIM") for which indemnification is provided under this
Section 6.9 is brought against an Indemnitee (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnitee may retain counsel satisfactory to it (subject to approval by the indemnifying party, which approval shall not be unreasonably withheld, and subject to the terms and conditions of the applicable directors and officers liability insurance or fiduciary liability insurance policies), (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnitee promptly as statements therefor are received (subject to the ability of the indemnifying party to receive such information relative to the legal services provided as is customarily provided and reasonably requested by the indemnifying party and provided that nothing in this Section 6.9 shall prevent the indemnifying party from disputing any fees it reasonably believes are not reasonable), and (iii) the indemnifying party will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any D&O Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnitee wishing to claim indemnification under this Section 6.9, upon learning of any such D&O Claim, shall notify the appropriate indemnifying party (but the failure so to notify such indemnifying party shall not relieve the indemnifying party from any liability which it may have under this Section 6.9 except to the extent such failure materially prejudices such indemnifying party), and shall deliver to such indemnifying party the undertaking contemplated by applicable law. The Indemnitees as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees.

  (c) This Section 6.9 is intended to benefit the Indemnitees, shall be enforceable by each Indemnitee and his or her heirs and representatives, and shall be binding on all successors and assigns of the Company and Parent.

  (d) In the event that Parent or the Surviving Corporation or any of their respective successors and assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successor and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.9.

  6.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

  6.11 Company Affiliates.

  (a) Identification; Restrictions. Promptly following the Agreement Date, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, a "COMPANY AFFILIATE"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent, on or prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit A, executed by each of the Company Affiliates identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

  (b) Parent Obligations. For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use its best efforts to comply with Rule 144(c)(1) under the Securities Act.

  6.12 NASDAQ Listing. Parent shall promptly prepare and submit a listing application in accordance with the rules of the NASDAQ National Market covering the shares of Parent Common Stock to be issued in connection with the Merger and to be issued in connection with the exercise of Company Options and Company Warrants to be assumed by Parent hereunder. Parent shall use reasonable efforts to have such application approved by the NASDAQ National Market prior to the Effective Time.

  6.13 Employee Benefits.

  (a) Parent reserves the right to request in writing at least 15 days prior to the Closing Date, that the Company cease contributing to one or more of the Company Employee Benefit Plans effective as of the Closing Date.

  (b) If Parent requests that the Company cease contributions to or terminate a qualified plan under Section 401(k) of the Code (the "COMPANY'S 401(K) PLAN"), the Company shall (i) adopt written resolutions, the form and substance of which shall be satisfactory to Parent, to terminate the Company's 401(k) Plan and to fully (100%) vest all participants under the Company's 401(k) Plan no later than the third business day preceding the Closing Date; provided, however, that such plan termination may be made contingent upon the consummation of the Merger and distribution of benefits may be made contingent upon the receipt of a favorable determination letter from the IRS with respect to the termination of the Company's 401(k) Plan, (ii) deliver, prior to the Closing Date, notice of the Company's 401(k) Plan termination to any trustees and custodians of the Company's 401(k) Plan and/or its assets, (iii) appoint (if not already appointed) an institutional trustee of the Company's 401(k) Plan, and (iv) prepare IRS Form 5310, with full disclosure of the Merger and the existence of Parent's 401(k) Savings Plan ("PARENT'S 401(K) PLAN") and the fact that Company employees participating in the Company's 401(k) Plan as of the Closing Date shall become participants in Parent's 401(k) Plan immediately following the Closing Date. The Company shall take all actions necessary to cause such IRS Form 5310, in a form satisfactory to Parent, to be filed with the IRS on, or as soon as practicable following the Effective Time. If a favorable determination letter is received from the IRS with respect to the termination of the Company's 401(k) Plan and distributions of benefits thereunder, Parent shall take all actions necessary to cause distributions on account of termination of the Plan to be made as soon as administratively feasible thereafter. If the IRS fails to issue a favorable determination letter, the Company's 401(k) Plan shall, at Parent's option, be (i) merged into Parent's 401(k) Plan, or (ii) maintained as a separate frozen qualified plan. In the event that Parent elects, in accordance with the preceding sentence, to continue the Company's 401(k) Plan, then the Company's 401(k) Plan shall be operated in a manner generally consistent with Parent's 401(k) Plan, in terms of available investment options, payment of expenses and other plan features.

  (c) The Company shall suspend the Company's 1995 Employee Stock Purchase Plan effective as of August 1, 1998 and no further contributions or purchases shall be made under such plan.

  (d) Parent acknowledges and agrees that the Merger constitutes a "Change of Control" as defined in the Change of Control Agreements dated as of December 31, 1997, between the Company and the individuals listed on Schedule 6.15.

  6.16 Preparation of Tax Returns.

  (a) The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax Returns, including all Company Employee Benefit Plan Returns and reports, for all Tax periods ending on or before the Closing Date where the due date for such Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date; provided, however, that the Company shall provide Parent with a copy of appropriate workpapers, schedules drafts and final copies of each federal and state income Tax return or election of the Company (including Returns of all Company Employee Benefit Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith.

  (b) Parent, in its sole and absolute discretion, will file (or cause to be filed) all Tax Returns of the Company due after the Closing Date. After the Closing Date, Parent, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all Tax periods.

  6.17 Directors of Parent. Parent agrees that, to the extent permitted by applicable law, commencing at the first meeting of the Board of Directors of Parent following the Effective Time, Parent will cause Volker G. Oakey and Walter C. Babcock to be appointed to the Board of Directors of Parent, and thereafter at the next annual meeting of Parent's shareholders,will cause Messrs. Oakey and Babcock to be nominated, and will use its best efforts to cause them to be elected, to serve on such Board of Directors.

                                  ARTICLE VII

                           Conditions to the Merger

  7.1 Conditions of Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

  (a) Shareholder Approval. The holders of a majority of shares of outstanding Company Common Stock shall have approved this Agreement and the Merger in accordance with Oregon Law and the articles of incorporation and bylaws of the Company and the holders of a majority of shares of Parent Common Stock shall have approved this Agreement and the Charter Amendment in accordance with Minnesota Law and the articles of incorporation and bylaws of Parent.

  (b) Governmental Entity Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

  (c) Form S-4; Proxy Statement. The Form S-4 shall have become effective under the Securities Act, shall not be the subject of any stop order or proceedings seeking a stop order, and the Joint Proxy Statement shall not at the Effective Time of the Merger be subject to any proceedings commenced or threatened by the SEC.

  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

  (e) Charter Amendment. The Charter Amendment shall have been filed with the Secretary of State for the State of Minnesota.

  7.2 Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Parent and Merger Sub:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (c) Consents. The consents, approvals and authorizations described in
Schedule 3.5 shall have been obtained in form and in substance reasonably satisfactory to each of Parent and Merger Sub, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Company Material Adverse Effect.

  (d) Letters from Company Affiliates. Parent shall have received from each Company Affiliate an executed copy of an agreement substantially in the form of Exhibit A.

  7.3 Conditions of Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by the Company:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

  (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

  (c) Consents. The consents, approvals and authorizations described in
Schedule 4.4 shall have been obtained in form and substance reasonably satisfactory to the Company, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Parent Material Adverse Effect.

  (d) NASDAQ Listing. The shares of Parent Common Stock constituting the Merger Consideration shall have been approved for listing on the NASDAQ National Market System.

  (e) Tax Opinion. The Company shall have received an opinion dated as of the Effective Time in form and substance satisfactory to the Company of Ater Wynne LLP, to the effect that (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
(ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for federal income Tax purposes by the Company as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for federal income Tax purposes by shareholders of the Company upon the exchange in the Merger of shares of Company Common Stock solely for shares of Parent Common Stock (except to the extent of any cash received in lieu of fractional shares). In connection with such opinion, counsel shall be entitled to rely upon certain representations and covenants of the Company, Parent, Merger Sub, and such other persons as such counsel deems appropriate.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the shareholders of the
Company:

  (a) by mutual written consent of each of Parent, Merger Sub and the Company;

  (b) by either Parent, Merger Sub or the Company if either (i) the Effective Time shall not have occurred on or before December 31, 1998, provided, however, that the right to terminate this Agreement under this
Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

  (c) by either Parent or Merger Sub if the board of directors of the Company withdraws, modifies, or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event or discovery of the falsity of a representation or warranty relating to Parent which has a Parent Material Adverse Effect, or the board of directors of the Company shall have recommended to the shareholders of the Company any Company Competing Transaction or resolved to do so;

  (d) by the Company if the board of directors of Parent withdraws, modifies, or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event or discovery of the falsity of a representation or warranty relating to the Company which has a Company Material Adverse Effect;

  (e) by either Parent, Merger Sub or the Company if the Company's shareholders' Meeting shall have been held and the shareholders of the Company shall have failed to approve this Agreement and the Merger at such meeting (including any adjournment or postponement thereof);

  (f) by either Parent, Merger Sub, or the Company, if Parent's shareholders' Meeting shall have been held and the shareholders of Parent shall have failed to approve this Agreement, the Merger and the Charter Amendment at such meeting (including any adjournment or postponement thereof);

  (g) by the Company, in the event of a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained herein (other than a breach of Parent or Merger Sub due to the occurrence of a Parent Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998; or

  (h) by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or agreement contained herein (other than a breach of Company due to the occurrence of a Company Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by December 31, 1998.

  8.2 Effect of Termination. Except as provided in Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub, or the Company or any of their respective officers or directors and all rights and obligations of any party shall cease, subject to the remedies of the parties set forth in Section 8.3.

  8.3 Remedies.

  (a) Company Termination Fee. If this Agreement is terminated (i) pursuant to
Section 8.1(c), (ii) pursuant to Section 8.1(e) and a Company Competing Transaction exists on the date of the Company's shareholders' Meeting, or
(iii) pursuant to Section 8.1(h) and the breach giving rise to such termination is a result of a Company Competing Transaction, the Company shall pay Parent a fee of $1,000,000 and shall reimburse Parent and Merger Sub for all of its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement (such fee and expenses being referred to herein as the "COMPANY TERMINATION FEE"). Such Company Termination Fee shall be due and payable within thirty (30) days of termination of this Agreement; provided that, in no event shall the Company be required to pay the Company Termination Fee to Parent if, immediately prior to the termination of this Agreement, Parent was in breach of any of its material obligations under this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, there shall also be paid the costs and expenses actually incurred or accrued by Parent or Merger Sub (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3(a), together with interest on such unpaid Company Termination Fee, commencing on the date that such Company Termination Fee becomes due, at a rate equal to the prime rate of interest published in the Wall Street Journal plus 2%.

  (b) Transaction Costs. Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

  (d) Other Remedies. Nothing in this Section 8.3 precludes a party from seeking such other remedies at law or equity as it deems appropriate.

                                  ARTICLE IX

                              General Provisions

  9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any agreement or covenant of the parties which by its terms contemplates performance after the Effective Time.

  9.2 Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified in like notice):

     if to Parent or Merger Sub, to:

     Verdant Brands, Inc.
     9555 James Avenue South
     Suite 200
     Bloomington, MN 55431-2543
     Attention: Mark Eisenschenk
     Facsimile: (612) 887-1300

     with a copy to:

     Dorsey & Whitney LLP
     220 South Sixth Street
     Minneapolis, MN 55402
     Attention: Michael Trucano
     Facsimile: (612) 340-8827

     if to the Company, to:

     Consep, Inc.
     213 Southwest Columbia Street
     Bend, Oregon 97702
     Attention: Volker G. Oakey
     Facsimile: (541) 388-3705

     with a copy to:

     Ater Wynne LLP
     Suite 1800
     222 SW Columbia Street
     Portland, OR 97201-6618
     Attention: Michael W. Shackelford
     Facsimile: (503) 226-0079

  9.3 Amendment. This Agreement may be changed or modified by the parties only by action taken by or on behalf of their respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger.

  9.4 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant to this Agreement and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in any instrument in writing signed by the party or parties to be bound thereby.

  9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the other documents referenced herein (including the Confidentiality Agreement) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto including, without limitation, the Letter of Intent dated July 10, 1998.

  9.6 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

  9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties.

  9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.9 (which is intended to be for the benefit of the persons covered by the indemnification provisions contained therein and may be enforced by such persons).

  9.9 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

  9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Verdant Brands, Inc.

                                          By:   /s/ Stanley Goldberg
                                            ----------------------------------
                                                Name: Stanley Goldberg
                                                Title: President and CEO

                                          Consep Acquisition, Inc.

                                          By:   /s/ Mark G. Eisenschenk
                                             ---------------------------------
                                                Name: Mark G. Eisenschenk
                                                Title: President

                                          Consep, Inc.

                                          By:   /s/ Volker G. Oakey
                                             ---------------------------------
                                                Name: Volker G. Oakey
                                                Title: President and CEO

                                                                     APPENDIX B

                         OPINION OF PIPER JAFFRAY INC.

September 30, 1998

The Board of Directors
Verdant Brands, Inc.
9555 James Avenue South, Suite 200
Bloomington, MN 55431-2543

Attention:Stanley Goldberg
     Chairman, President and Chief Executive Officer

Members of the Board:

  You have requested our opinion as of September 8, 1998 as to the fairness, from a financial point of view, to Verdant Brands, Inc. ("Verdant" or the "Company), of the consideration to be paid by the Company for the acquisition of the common stock (the "Transaction") of Consep, Inc. ("Consep") pursuant to an Agreement and Plan of Merger dated September 8, 1998 (the "Agreement"), by and among Verdant, Consep and Consep Acquisition, Inc., a wholly owned merger subsidiary of Verdant. Pursuant to the Agreement, each share of Consep common stock will be converted into the right to receive 0.95 shares of registered Verdant common stock (the "Exchange Ratio"). The Agreement also states that the Transaction is contingent upon (i) approval of the Transaction by Verdant's shareholders, (ii) approval of the Transaction by Consep's shareholders and (iii) Verdant shareholders' authorization of additional common shares. The other terms and conditions of the Transaction are more fully set forth in the Agreement.

  Piper Jaffray Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for our services in rendering this opinion that is not contingent upon the consummation of the Transaction. Verdant has also agreed to indemnify us against certain liabilities in connection with our services. We make a market in Verdant's common stock and provide research coverage on Verdant. We also acted as the Company's exclusive financial advisor for an acquisition in September 1996. In the ordinary course of our business, we and our affiliates may actively trade the securities of Verdant for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the Agreement, (ii) reviewed certain publicly available and internal financial and other information related to Consep provided to us by Consep management, (iii) reviewed certain financial information for Consep on both a stand-alone basis and in combination with Verdant furnished to us by the management of Verdant, (iv) reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies deemed comparable with Consep, (v) performed certain valuation analyses using the financial information of selected public companies deemed comparable to Consep, (vii) performed certain discounted cash flow valuation analyses based on the stand-alone financial performance of Consep and (viii) reviewed certain internal and publicly available financial and securities data for Verdant. In addition, we had discussions with members of the management of Consep concerning the financial condition, operating results and business outlook for Consep on (a) a stand-alone basis and (b) a pro forma basis in combination with Verdant. We also met with the management of Verdant to discuss the estimated pro forma operating results and business outlook for Consep in combination with Verdant.

  We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Consep, Verdant, or otherwise made available to us, and have not assumed responsibility independently to verify such information. We have relied upon the assurances of the management of Consep and Verdant that the information provided to us by each, either directly or through their respective representatives, has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgments, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed no material adverse change in Consep's assets, financial condition, results of operations, business or prospects since the date of the information furnished to us.

  In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Consep, have not been furnished with any such appraisals or valuations and have made no physical inspection of the properties or assets of Consep. We express no opinion regarding the liquidation value of any entity.

  This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Verdant common stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

  This opinion is directed to the Board of Directors of Verdant in connection with the Transaction and is not intended to be and does not constitiute a recommendation to any shareholder of Verdant. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. Except as provided in our engagement letter, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of September 8, 1998, the consideration proposed to be paid by Verdant for the common stock of Consep pursuant to the Agreement is fair, from a financial point of view, to Verdant.

                                          Sincerely,

                                          PIPER JAFFRAY INC.

                                                  /s/ Piper Jaffray Inc.
                                          By___________________________________

                                                                     APPENDIX C

                   OPINION OF PACIFIC CREST SECURITIES INC.

September 8, 1998

The Board of Directors
Consep, Inc.
213 SW Columbia Street
Bend, Oregon 97702

Members of the Board:

  You have asked us to advise you with respect to the fairness to the common shareholders of Consep, Inc. ("Consep" or the "Company"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") of one share of Common Stock of the Company for .95 shares of Common Stock of Verdant Brands, Inc. ("Verdant"), pursuant to the Merger (the "Merger") of the Company with and into Verdant as provided in the Agreement and Plan of Merger, dated September 8, 1998.

  Pacific Crest Securities Inc. is an investment banking firm that performs financial advisory services. We have acted as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services. We have in the past provided investment banking services to the Company and have received customary fees for the rendering of such services. In addition, in the ordinary course of our business, we have actively traded the common stock of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or a short position in such securities.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Verdant. We have reviewed certain other information, including financial forecasts, provided to us by the Company and Verdant, and have met with the Company's management to discuss the business and prospects of the Company. We have also discussed with Verdant's management the business and prospects of Verdant.

  We have considered certain financial data of the Company and Verdant, and compared the data with similar data for publicly held companies with similar operations. Additionally, we have considered the financial terms of certain other business combinations in the agricultural and specialty chemical industry that have recently been effected. We have considered certain pro forma combined financial information of the Company and Verdant. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

  In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Verdant's management as to the future financial performance of the Company and Verdant. In addition, we have not made an independent evaluation or appraisal of any of the assets of the Company or Verdant.

  We were retained by the Board of Directors of the Company and our opinion as expressed herein is limited to the fairness, from a financial point of view to the common stockholders of the Company, of the Merger and does not address the Company's underlying business decision to proceed with the Merger. Our opinion is necessarily based on conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any common stockholder of the Company with respect to any approval of Merger.

  We agree to the inclusion of this opinion letter in the Proxy
Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the common stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          PACIFIC CREST SECURITIES, INC.

                                                     /s/ David S. Kalez
                                          By: _________________________________
                                                       DAVID S. KALEZ
                                                   Senior Vice President

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 302A.521, subd. 2, of the Minnesota Statutes requires Verdant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Verdant, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
(5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of Verdant, or, in the case of performance by a director, officer or employee of Verdant involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of Verdant. In addition, Section 302A.521, subd. 3, requires payment by Verdant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

  The Restated Bylaws of Verdant provide that the officers and directors of Verdant and certain others shall be indemnified to substantially the same extent permitted by Minnesota law.

  Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

  Verdant maintains a standard policy of officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 2.1 Agreement and Plan of Merger, dated as of September 8, 1998 by and among Verdant Brands, Inc., Consep Acquisition, Inc. and Consep, Inc. (included as Exhibit A to the Proxy Statement-Prospectus that forms a part of this Registration Statement on Form S-4).
 3.1 Restated Articles of Incorporation of Verdant, as amended to date
     (incorporated by reference to Exhibit 3.2 of Verdant's Registration
     Statement on Form S-18, SEC File No. 33-36205-C).
 3.2 Proposed form of Articles of Amendment reflecting Charter Amendment.*
 3.3 Bylaws of Verdant, as amended to date (incorporated by reference to Exhibit 3.3 of Verdant's Registration Statement on Form S-18, SEC File No.
     33-36205-C).

  4.1 Specimen certificate of Common Stock, $.01 par value (incorporated by reference to Exhibit 4.1 of Verdant's Registration Statement on Form S-
       18, SEC File No. 33-36205-C).
  5.1  Opinion of Dorsey & Whitney LLP regarding validity of securities.*
  8.1  Opinion of Ater Wynne LLP regarding tax treatment.
 10.1  1986 Employee Incentive Stock Option Plan (incorporated by reference to
       Exhibit 4.4 of Verdant's Registration Statement on Form S-8, SEC File
       No. 33-37806).
 10.2  Amendment No. 1 dated January 1, 1988, Amendment No. 2 dated September
       9, 1992 and Amendment No. 3 dated January 4, 1995 to Verdant's 1986
       Employee Incentive Stock Option Plan (incorporated by reference to
       Exhibit 10.2 of Verdant's Quarterly Report on Form 10-QSB dated March
       31, 1998, SEC File No. 0-18921).
 10.3 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 of Verdant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1993, SEC File No. 0-18921).
 10.4  Amendment No. 1 to Verdant's Stock Option Plan for Non-Employee
       Directors dated December 8, 1997 (incorporated by reference to Exhibit
       10.4 of Verdant's Quarterly Report on Form 10-QSB dated March 31, 1998,
       SEC File No. 0-18921).
 10.5  Lease Agreement between Verdant and 94th Street Associates, a Minnesota
       Partnership, dated August 15, 1996 (incorporated by reference to Exhibit
       10.3 of Verdant's Annual Report on Form 10-KSB for the fiscal year ended
       September 30, 1996, SEC File No. 0-18921).
 10.6  Lease Agreement between Verdant and MEPC American Properties, Inc., a
       Delaware corporation, dated August 16, 1996 (incorporated by reference to Exhibit 10.4 of Verdant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996).
 10.7  Employment Agreement between Verdant and Stanley Goldberg dated
       September 13, 1992 (incorporated by reference to Exhibit 10.6 of
       Verdant's Annual Report on Form 10-K for the fiscal year ended September
       30, 1992, SEC File No. 0-18921).
 10.8 Amendment of Employment Agreement between Verdant and Stanley Goldberg, dated December 5, 1997 (incorporated by reference to Exhibit 10.6 of
       Verdant's Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997, SEC File No. 0-18921).
 10.9  Employment Agreement between Verdant and Mark G. Eisenschenk, dated
       December 5, 1997 (incorporated by reference to Exhibit 10.7 of Verdant's
       Amended Annual Report on Form 10-KSB/A for the fiscal year ended
       September 30, 1997, SEC File No. 0-18921).
 10.10 Stock Purchase Agreement, and related documents, between Verdant and Stanley Goldberg, dated April 29, 1997 (incorporated by reference to
       Exhibit 10.8 of Verdant's Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997, SEC File No. 0-18921).
 10.11 Stock Purchase Agreement, and related documents, between Verdant and Mark G. Eisenschenk, dated April 29, 1997 (incorporated by reference to
       Exhibit 10.9 of Verdant's Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997, SEC File No. 0-18921).
 10.12 Credit Agreement between Verdant and General Electric Capital
       Corporation dated May 2, 1997 (incorporated by reference to Exhibit 10.6 of Verdant's Quarterly Report on Form 10-QSB for the third fiscal quarter ended June 30, 1997, SEC File No. 0-18921).
 10.13 Consent and First Amendment to Credit Agreement, dated December 9, 1997, between Verdant and General Electric Capital Corporation dated May 2,
       1997 (incorporated by reference to Exhibit 10.13 of Verdant's Quarterly
       Report on Form 10-QSB for the second fiscal quarter ended June 30, 1998, SEC File No. 0-18921).
 10.14 Consent to Credit Agreement, dated December 11, 1997, between Verdant and General Electric Capital Corporation dated May 2, 1997 (incorporated by reference to Exhibit 10.14 of Verdant's Quarterly Report on Form 10-
       QSB for the second fiscal quarter ended June 30, 1998, SEC File No. 0-
       18921).

 10.15 Second Amendment, dated April 22, 1997, to Credit Agreement between
       Verdant and General Electric Capital Corporation dated May 2, 1997
       (incorporated by reference to Exhibit 10.15 of Verdant's Quarterly
       Report on Form 10-QSB for the second fiscal quarter ended June 30, 1998, SEC File No. 0-18921).
 10.16 Stock Subscription Warrant between Verdant and Robert W. Fischer Co.,
       Inc. dated July 18, 1990 (incorporated by reference to Exhibit 10.16 of
       Verdant's Registration Statement on Form S-18, SEC File No. 33-36205-C).
 10.17 Cross-Licensing and Joint Licensing/Sale Agreement between Verdant and
       Mycogen Corporation, dated May 31, 1994 (incorporated by reference to
       Exhibit 10.1 of Verdant's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1994, SEC File No. 0-18921).
 10.18 Patent License Agreement between Verdant, Mycogen Corporation and
       Monsanto Company, dated June 29, 1994 (incorporated by reference to
       Exhibit 10.2 of Verdant's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1994, SEC File No. 0-18921).
 10.19 Verdant 1996 Employee Stock Option Plan (incorporated by reference to
       Exhibit 10.15 of Verdant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996).
 10.20 Form of Affiliate Agreement by and among Verdant and certain shareholders of Consep.*
 10.21 Form of Exchange Agent Agreement.
 21.1  Subsidiaries of Verdant.*
 23.1 Consent of Deloitte & Touche LLP with respect to financial statements of Verdant.
 23.2 Consent of KPMG Peat Marwick LLP with respect to financial statements of Consep.
 23.3 Consent of Smith & Howard, P.C. with respect to financial statements of Southern Resources, Inc.*
 23.4  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
 23.5  Consent of Ater Wynne LLP (included in Exhibit 8.1).
 23.6  Consent of Singer Lewak Greenbaum & Goldstein LLP.
 24.1  Power of Attorney.*
 99.1 Consent of Piper Jaffray, Inc. with respect to the fairness of the Merger.*
 99.2 Consent of Pacific Crest Securities, Inc. with respect to the fairness of the Merger.*
 99.4  Form of Proxy Card for the Special Meeting of Verdant.*
 99.5  Form of Proxy Card for Special Meeting of Consep.*

--------

* Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES.

  Not Applicable.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (d) To supply by means of a post-effective amendment all information concerning a transaction, and Consep being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BLOOMINGTON, STATE OF MINNESOTA, ON OCTOBER 21, 1998.

                                          Verdant Brands, Inc.

                                                    /s/ Stanley Goldberg
                                          By: _________________________________
                                                      STANLEY GOLDBERG
                                                     PRESIDENT AND CEO

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 21, 1998.

              SIGNATURE                                     TITLE
              ---------                                     -----

         /s/ Stanley Goldberg          Chairman, President and CEO (principal executive
______________________________________  officer)
           STANLEY GOLDBERG

       /s/ Mark G. Eisenschenk         Executive Vice President and Chief Financial
______________________________________  Officer (principal financial officer)
         MARK G. EISENSCHENK

         /s/ Joseph R. Price           Vice President Finance (principal accounting
______________________________________  officer)
           JOSEPH R. PRICE

                                       Chairman of the Board and Director
______________________________________
          GORDON F. STOFER*

                                       Director
______________________________________
          ROBERT W. FISCHER*

                                       Director
______________________________________
          DONALD E. LOVNESS*

                                       Director
______________________________________
            RICHARD MAYO*

                                       Director
______________________________________
          DR. FRANKLIN PASS*

                                       Director
______________________________________
          JOHN F. HETTERICK*

                                       Director
______________________________________
       FREDERICK F. YANNI, JR.*

         /s/ Stanley Goldberg          Attorney-in-fact
*By: _________________________________
           STANLEY GOLDBERG